As filed with the Securities and Exchange Commission on March 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA NATURAL RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1221	42-1638663
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Alpha Place

P.O. Box 2345

Abingdon, VA 24212

(276) 619-4410

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vaughn R. Groves Executive Vice President, General Counsel and Secretary

Alpha Natural Resources, Inc. One Alpha Place P.O. Box 2345 Abingdon, VA 24212 (276) 619-4410

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey S. Lewis Matthew P. Salerno Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Tel.: (212) 225-2000 Fax: (212) 225-3999	Richard R. Grinnan Vice President and Corporate Secretary Massey Energy Company P.O. Box 26765 Richmond, VA 23261 Tel.: (804) 788-1800 Fax: (804) 788-1804	Robert I. Townsend III Minh Van Ngo Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 Tel.: (212) 474-1000 Fax: (212) 474-3700	David M. Carter David Meyers Troutman Sanders LLP 1001 Haxall Point Richmond, VA 23219 Tel.: (804) 697-1200 Fax: (804) 697-1339

Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger of our wholly owned subsidiary Mountain Merger Sub, Inc. with and into Massey Energy Company have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $0.01 per share	110,118,150	N/A	$5,338,945,368	$619,852

(1)	This Registration Statement relates to common stock, par value $0.01 per share, of Alpha Natural Resources, Inc., which we refer to as Alpha, issuable to holders of common stock, par value $0.625 per share of Massey Energy Company, a Delaware corporation, which we refer to as Massey, in the proposed merger of Mountain Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Alpha, which we refer to as Mountain Merger Sub, with and into Massey.

(2)	Based on the maximum number of shares of the registrant’s common stock to be issued pursuant to the merger agreement, calculated as the sum of (a) the product of (i) 102,978,189 shares of Massey common stock outstanding as of March 15, 2011 (other than shares owned by Alpha, Massey or any of their respective subsidiaries) and (ii) the exchange ratio of 1.025 shares of Alpha’s common stock for each share of Massey common stock, and (b) the product of (i) 3,929,007 shares of Massey common stock issuable pursuant to Massey equity awards outstanding as of March 15, 2011 (which upon consummation of the merger will be converted into equity awards exercisable for an equivalent number of shares of Alpha common stock) and (ii) the rollover exchange ratio estimated as of March 15, 2011 of 1.162 (equal to the volume weighted average price of Massey common stock, as reported by the New York Stock Exchange, which we refer to as the NYSE, for the five-trading day period ended March 15, 2011 ($60.36), divided by the volume weighted average price of Alpha common stock, as reported by the NYSE, for the five-trading day period ended March 15, 2011 ($51.93)).

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Massey common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the difference between (a) the product of (i) $59.94, the average of the high and low prices per share of Massey common stock on March 15, 2011, as reported on the NYSE, multiplied by (ii) 106,907,196, the estimated aggregate number of shares of Massey common stock outstanding as of March 15, 2011 (other than shares owned by Alpha, Massey or any of their respective subsidiaries) and (b) the product of (i) $10.00 and (ii) 106,907,196, the estimated aggregate number of shares of Massey common stock outstanding as of March 15, 2011 (other than shares owned by Alpha, Massey or any of their respective subsidiaries).

(4)	Calculated as follows: the product of $5,338,945,368, the proposed maximum aggregate offering price for the shares of Alpha common stock registered pursuant to this registration statement multiplied by 0.0001161.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on the registration statement changes, the provisions of Rule 416 shall apply to the registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED MARCH 17, 2011

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Alpha Natural Resources, Inc., which is referred to as Alpha, Mountain Merger Sub, Inc., a wholly owned subsidiary of Alpha and which is referred to as Mountain Merger Sub, and Massey Energy Company, which is referred to as Massey, have entered into an agreement and plan of merger pursuant to which Mountain Merger Sub will merge with and into Massey, which will be the surviving corporation of the merger and a wholly owned subsidiary of Alpha. Upon successful completion of the merger, each issued and outstanding share of common stock, par value $0.625 per share, of Massey, other than any shares owned by Alpha, Massey or any of their respective subsidiaries, will be converted into the right to receive 1.025 shares of Alpha common stock, par value $0.01 per share, and $10.00 in cash. Immediately following the merger, Alpha’s stockholders will own approximately 54% of Alpha common stock, and Massey’s stockholders will own approximately 46% of Alpha common stock, based on the number of shares of Alpha and Massey common stock outstanding as of January 28, 2011. Common stock of Alpha is listed on the New York Stock Exchange under the symbol “ANR.” Common stock of Massey is listed on the New York Stock Exchange under the symbol “MEE.” Upon completion of the merger, we expect to delist the Massey common stock.

We intend that the merger qualify as a reorganization for U.S. federal income tax purposes. Accordingly, any gain realized by Massey stockholders on the exchange of their Massey common stock for Alpha common stock should be taxable only to the extent of the cash consideration received. Any gain realized with respect to cash received in lieu of fractional shares of Alpha common stock, however, will be fully taxable.

We are each holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to consummate the merger. At our respective special meetings, Massey will ask its stockholders to adopt the merger agreement, and Alpha will ask its stockholders to amend the Alpha certificate of incorporation to increase the number of shares of authorized Alpha common stock and to approve the issuance of shares of Alpha common stock pursuant to the merger agreement. Approval of each of these proposals is a condition to the consummation of the merger. The obligations of Alpha, Mountain Merger Sub and Massey to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger set forth in the merger agreement and described in this joint proxy statement/prospectus. More information about Alpha, Mountain Merger Sub, Massey and the proposed merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus, and the documents incorporated by reference into this joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 40.

After careful consideration, the boards of directors of Alpha and Massey have approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and have determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, their respective companies and stockholders. In connection with the merger, the Alpha board of directors has approved and declared advisable the amendment to the Alpha certificate of incorporation to increase the number of shares of authorized Alpha common stock and the issuance of shares of Alpha common stock pursuant to the merger agreement, and the Massey board of directors has approved and declared advisable the adoption of the merger agreement by the Massey stockholders. Accordingly, the Alpha board of directors recommends that the Alpha stockholders vote FOR the amendment to the Alpha certificate of incorporation, FOR the issuance of shares of Alpha common stock pursuant to the merger agreement, and FOR the adjournment of the Alpha special meeting under certain circumstances, and the Massey board of directors recommends that the Massey stockholders vote FOR the adoption of the merger agreement and FOR the adjournment of the Massey special meeting under certain circumstances.

We are very excited about the opportunities the proposed merger brings to both Alpha stockholders and Massey stockholders, and we thank you for your consideration and continued support.

Kevin S. Crutchfield	Baxter F. Phillips, Jr.
Chief Executive Officer	Chief Executive Officer & President
Alpha Natural Resources, Inc.	Massey Energy Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2011, and is first being mailed to Alpha stockholders and Massey stockholders on or about                     , 2011.

REFERENCES TO ADDITIONAL INFORMATION

As used in this joint proxy statement/prospectus, “Alpha” refers to Alpha Natural Resources, Inc. and its consolidated subsidiaries, “Mountain Merger Sub” refers to Mountain Merger Sub, Inc. and “Massey” refers to Massey Energy Company and its consolidated subsidiaries. This joint proxy statement/prospectus incorporates important business and financial information about Alpha and Massey from documents that each company has filed with the Securities and Exchange Commission, which we refer to as the SEC, but which have not been included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page [—].

This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, Alpha’s filings with the SEC are available to the public on Alpha’s website, http://www.alphanr.com, and Massey’s filings with the SEC are available to the public on Massey’s website, http://www.masseyenergyco.com. Information contained on Alpha’s website, Massey’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Alpha will provide you with copies of such information that relates to Alpha, without charge, if you request them in writing or by telephone from:

Alpha Natural Resources, Inc.

One Alpha Place, P.O. Box 2345

Abingdon, Virginia 24212

Attention: Investor Relations

(276) 619-4410

Massey will provide you with copies of such information that relates to Massey, without charge, if you request them in writing or by telephone from:

Massey Energy Company

P.O. Box 26765

Richmond, Virginia 23261

Attention: Investor Relations

Tel.: (804) 788-1800

If you would like to request documents, please do so by                     , 2011, in order to receive them before the special meetings.

Alpha has supplied, and is responsible for, all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Alpha and Mountain Merger Sub, and Massey has supplied, and is responsible for, all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Massey. No one has been authorized to give you any other information, and neither Alpha nor Massey takes responsibility for any information that others may give you. This joint proxy statement/prospectus is dated as of                     , 2011. You should not assume that the information contained in or incorporated by reference in this joint proxy statement/prospectus is accurate as of any other date. Neither Alpha’s nor Massey’s mailing of this joint proxy statement/prospectus will create any implication to the contrary. This joint proxy statement/prospectus does not constitute an offer to sell any securities, a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation would be unlawful.

ALPHA NATURAL RESOURCES, INC.

One Alpha Place, P.O. Box 2345

Abingdon, Virginia 24212

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2011

To our fellow Stockholders of Alpha Natural Resources, Inc.:

We will hold a special meeting of stockholders at [—], located at [—], on [—], 2011, at [—], local time, unless postponed or adjourned to a later date. This special meeting will be held for the following purposes:

1. to approve the amendment to the certificate of incorporation of Alpha Natural Resources, Inc., a copy of which is attached as Annex B to the joint proxy statement/prospectus accompanying this notice and pursuant to which Alpha will be authorized to issue up to 400,000,000 shares of common stock, par value $0.01 per share;

2. to approve the issuance of shares of Alpha common stock, par value $0.01 per share, to stockholders of Massey Energy Company pursuant to the merger agreement, a copy of which is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice; and

3. to approve adjournments of the Alpha special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Alpha special meeting to approve one or both of the proposals described above.

These items of business are described in the accompanying joint proxy statement/prospectus. Only Alpha stockholders of record at the close of business on [—], 2011 are entitled to notice of the Alpha special meeting and to vote at the Alpha special meeting and any adjournments or postponements of the Alpha special meeting.

Our board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, us and our stockholders. Our board of directors has approved and declared advisable the amendment to the certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement. Our board of directors recommends that you vote FOR the amendment to the certificate of incorporation, FOR the issuance of shares of common stock pursuant to the merger agreement and FOR the adjournment of the Alpha special meeting under certain circumstances.

In deciding to approve the merger and to amend the certificate of incorporation to allow for the issuance of shares of Alpha common stock pursuant to the merger agreement, our board of directors considered a number of factors, including those listed on page [—].

Your vote is very important. Whether or not you plan to attend the Alpha special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-paid envelope provided, or vote your shares by telephone or over the Internet as described in the accompanying joint proxy statement/prospectus. Submitting a proxy or voting by telephone or Internet now will not prevent you from being able to vote at the Alpha special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote your shares by telephone or over the Internet or vote in person at the Alpha special meeting, the effect will be the same as a vote against the proposal to amend the certificate of incorporation, but it will have no effect in determining the outcome of the proposal to issue shares of Alpha common stock pursuant to the merger agreement.

By order of the board of directors,

Mr. Vaughn R. Groves

Executive Vice President, Secretary and

General Counsel

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Alpha Natural Resources, Inc.

One Alpha Place, P.O. Box 2345

Abingdon, Virginia 24212

Attention: Investor Relations

(276) 619-4410

or

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 659-5550

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s), or vote your shares by telephone or over the Internet at your earliest convenience so that your shares are represented at the Alpha special meeting.

                    , 2011

Abingdon, Virginia

MASSEY ENERGY COMPANY

P.O. Box 26765

Richmond, Virginia 23261

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2011

To our fellow Stockholders of Massey Energy Company:

The special meeting of stockholders of Massey Energy Company will be held at [—], located at [—] on [—], 2011, at [—], local time, unless postponed or adjourned to a later date. The special meeting will be held for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of January 28, 2011, between Alpha Natural Resources, Inc., Mountain Merger Sub, Inc., a wholly owned subsidiary of Alpha Natural Resources, Inc., and us, pursuant to which Mountain Merger Sub, Inc. will merge with and into us; and

2. to approve adjournments of the Massey special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Massey special meeting to adopt the merger agreement.

These items of business are described in the accompanying joint proxy statement/prospectus. Only Massey stockholders of record at the close of business on [—], 2011 are entitled to notice of the Massey special meeting and to vote at the Massey special meeting and any adjournments or postponements of the Massey special meeting.

Our board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, us and our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement and FOR the adjournment of the Massey special meeting under certain circumstances.

In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, our board of directors considered a number of factors, including those listed on page [—].

Under Delaware law, holders of record of Massey common stock who do not vote in favor of adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of stock if the merger is completed, but only if you strictly comply with the procedures prescribed by Delaware law. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law, including, among other things, submitting a written demand for appraisal to Massey before the vote is taken on the adoption of the merger agreement, and you must not vote in favor of adoption of the merger agreement. These procedures are summarized in the accompanying joint proxy statement/prospectus in the section entitled “The Merger — Rights of Appraisal for Massey Stockholders” beginning on page [—], and the text of the applicable provisions of Delaware law as in effect with respect to this transaction is included as Annex E to the accompanying joint proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the Massey special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-paid envelope provided, or vote your shares by telephone or over the Internet as described in the accompanying joint proxy statement/prospectus. Submitting a proxy or voting by telephone or Internet now will not prevent you from being able to vote at the Massey special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote your shares by telephone or over the Internet or vote in person at the Massey special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement.

By order of the board of directors,

Mr. Richard R. Grinnan

Vice President and Corporate Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Massey Energy Company

P.O. Box 26765

Richmond, Virginia 23261

Attention: Investor Relations

Tel.: (804) 788-1800

or

Innisfree M&A Inc.

501 Madison Avenue

New York, NY 10022

Banks and Brokers call collect: (212) 750-5833

All others call toll-free: (888) 750-5834

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s) or vote your shares by telephone or over the Internet at your earliest convenience so that your shares are represented at the Massey special meeting.

                    , 2011

Richmond, Virginia

i

(continued)

ii

(continued)

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all the information that is important to you. Alpha, Mountain Merger Sub and Massey urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

The Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The boards of directors of each of Alpha, Mountain Merger Sub and Massey have approved the merger of Mountain Merger Sub with and into Massey pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. See “The Merger Agreement — The Merger; Closing” beginning on page [—].

Pursuant to the terms of the merger agreement, upon the consummation of the merger, each Massey stockholder will receive, in exchange for each share of Massey common stock, 1.025 shares of Alpha common stock and $10.00 in cash, which we refer to as the merger consideration.

In order to complete the transactions contemplated by the merger agreement, including the merger, Massey stockholders must adopt the merger agreement, Alpha stockholders must approve the amendment of the Alpha certificate of incorporation to increase the number of shares of authorized Alpha common stock and approve the issuance of shares of Alpha common stock pursuant to the merger agreement, and all other conditions to the merger set forth in the merger agreement must be satisfied or waived. Alpha and Massey will hold separate special meetings of their respective stockholders to vote on these requisite approvals. This joint proxy statement/prospectus contains important information, which you should read carefully, about the merger agreement, the transactions contemplated by the merger agreement, including the merger and the issuance by Alpha of shares of Alpha common stock pursuant to the merger agreement, and the respective special meetings of the stockholders of Alpha and the stockholders of Massey.

The enclosed proxy materials allow you to grant a proxy or vote your shares by telephone or Internet without attending your respective company’s special meeting in person.

Your vote is very important. We encourage you to submit your proxy or vote your shares by telephone or Internet as soon as possible.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Alpha and Massey stockholders are being asked to vote on two distinct issues. Massey stockholders are being asked to adopt the merger agreement. The Alpha stockholders are not required to and are not being asked to adopt the merger agreement to consummate the merger. Alpha stockholders are being asked to approve an amendment to the Alpha certificate of incorporation to increase the number of authorized shares of Alpha common stock to 400,000,000 shares of Alpha common stock and to approve the issuance of shares of Alpha common stock pursuant to the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, and a copy of the proposed amendment to the Alpha certificate of incorporation is attached to this joint proxy statement/prospectus as Annex B.

The approval by the Alpha stockholders of the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement and the adoption of the merger agreement by the Massey stockholders are conditions to the obligations of the parties to the merger agreement to complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page [—] and “Summary — Conditions to Completion of the Merger” beginning on page [—].

Q:	Why are Alpha and Massey proposing the merger?

A:	The boards of directors of each of Alpha and Massey believe that the merger will provide substantial strategic and financial benefits to the stockholders of their respective companies. After the merger is consummated, Alpha will continue as a leading U.S. producer of coal and will have one of the world’s largest and highest quality metallurgical coal reserve bases, a responsible balance sheet and significantly enhanced scale. To review the reasons for the merger in greater detail, see “The Merger — Alpha’s Reasons for the Merger and Recommendation of Alpha’s Board of Directors” beginning on page [—] and “The Merger — Massey’s Reasons for the Merger and Recommendation of Massey’s Board of Directors” beginning on page [—].

Q:	What are the positions of the Alpha board of directors and the Massey board of directors regarding the merger and the related proposals which are being put to a vote of their respective stockholders?

A:	Both boards of directors have approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, their respective companies and stockholders. The Alpha board of directors recommends that the Alpha stockholders vote FOR the proposal to amend the certificate of incorporation, FOR the proposal to issue shares of Alpha common stock pursuant to the merger agreement and FOR the proposal to adjourn the Alpha special meeting under certain circumstances. The Massey board of directors recommends that the Massey stockholders vote FOR the proposal to adopt the merger agreement at the Massey special meeting and FOR the proposal to adjourn the Massey special meeting under certain circumstances. The Alpha stockholders are not required to and are not being asked to adopt the merger agreement to consummate the merger. See “The Merger — Alpha’s Reasons for the Merger and Recommendation of Alpha’s Board of Directors” beginning on page [—], “The Merger — Massey’s Reasons for the Merger and Recommendation of Massey’s Board of Directors” beginning on page [—], “Summary — The Merger — Alpha’s Reasons for the Merger” beginning on page [—] and “Summary — The Merger — Massey’s Reasons for the Merger” beginning on page [—].

Q:	What vote is required to approve each proposal on the agenda for the Alpha special meeting?

A:	The approval of the amendment to the Alpha certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Alpha common stock entitled to vote. If you are an Alpha stockholder and you fail to vote or abstain from voting, that will have the same effect as a vote AGAINST the amendment to the certificate of incorporation.

The approval of the issuance of shares of Alpha common stock pursuant to the merger agreement requires the affirmative vote of a majority of shares present in person or represented by proxy at the stockholders meeting and entitled to vote, assuming a quorum is present. If you are an Alpha stockholder and you abstain from voting, that will have the same effect as a vote AGAINST the issuance of shares of Alpha common stock pursuant to the merger agreement. If you are an Alpha stockholder and you fail to vote, that will have no effect on the proposal to issue shares of Alpha common stock pursuant to the merger agreement.

To approve any adjournment of the Alpha special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Alpha special meeting to approve the proposal to amend the certificate of incorporation and/or the proposal to approve the issuance of shares of Alpha common stock pursuant to the merger agreement, the affirmative vote of a majority of the shares of Alpha common stock present in person or represented by proxy at the Alpha special meeting and entitled to vote is required, regardless of whether a quorum is present. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Alpha special meeting, while broker non-votes and shares not in attendance at the Alpha special meeting will have no effect on the outcome of any vote to adjourn the Alpha special meeting. See “The Alpha Special Meeting — Quorum and Vote Required” beginning on page [—].

Q:	What vote is required to approve each proposal on the agenda for the Massey special meeting?

A:	The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Massey common stock entitled to vote. If you are a Massey stockholder and you fail to vote or abstain from voting, that will have the same effect as a vote AGAINST the adoption of the merger agreement.

To approve any adjournment of the Massey special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the Massey special meeting to approve the proposal to adopt the merger agreement, the affirmative vote of a majority of the shares of Massey common stock present in person or represented by proxy at the Massey special meeting and entitled to vote is required regardless of whether a quorum is present. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Massey special meeting, while broker non-votes and shares not in attendance at the Massey special meeting will have no effect on the outcome of any vote to adjourn the Massey special meeting.

Alpha, through one of its wholly owned subsidiaries, owns 1,000 shares of Massey common stock. Alpha intends to vote these shares in favor of the adoption of the merger agreement and in favor of the adjournment proposal.

See “The Massey Special Meeting — Quorum and Vote Required” beginning on page [—].

Q:	What will happen in the merger?

A:	In the merger, Mountain Merger Sub, a wholly owned subsidiary of Alpha, will merge with and into Massey, which will be the surviving corporation of the merger and a wholly owned subsidiary of Alpha. See “The Merger Agreement — The Merger; Closing” beginning on page [—].

Q:	Will the merger affect the board of directors or officers of Alpha after the merger?

A:	No. The current board of directors and officers of Alpha will continue to serve as the board of directors and officers of Alpha after the merger is complete.
Q:	What will Massey stockholders receive in the merger?

A:	For Massey stockholders, each share of Massey common stock, other than any shares owned by Alpha, Massey or any of their respective subsidiaries, will, upon completion of the merger, be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash. Alpha will not issue fractional shares as a result of the merger and instead will pay stockholders of Massey cash in lieu of fractional shares of Alpha common stock that Massey stockholders would otherwise be entitled to receive.

Q:	Do Massey stockholders have appraisal rights?

A:	Under the General Corporation Law of the State of Delaware, referred to as the DGCL, holders of Massey common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this document and attached as Annex E. This appraisal amount could be more than, the same as, or less than the amount a Massey stockholder would be entitled to receive under the merger agreement. Any holder of Massey common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Massey prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, Massey encourages you to seek the advice of your own legal counsel. These procedures are summarized in this joint proxy statement/prospectus in the section titled “The Merger — Rights of Appraisal for Massey Stockholders” beginning on page [—].

Q:	When do you expect to complete the merger?

A:	If the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement are approved at the Alpha special meeting and the merger agreement is adopted at the Massey special meeting, we expect to complete the merger as soon as possible after the satisfaction of the other conditions to the merger. We currently anticipate that, if the necessary approvals of Alpha’s stockholders and Massey’s stockholders are obtained, the merger will be completed promptly following the Alpha special meeting and the Massey special meeting, subject to the expiration of a 20-business-day period used to market the notes portion of the transaction financing. See “The Merger Agreement — The Merger; Closing” beginning on page [—].

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Massey common stock ?

A:	Massey and Alpha intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. If the merger qualifies as a reorganization, the U.S. federal income tax consequences to Massey stockholders generally will be as follows: Massey stockholders will recognize gain only to the extent of the cash consideration that they receive, and will not recognize any loss. Any gain realized with respect to cash received in lieu of fractional shares of Alpha common stock, however, will be fully taxable.

Tax matters are complicated, and the tax consequences of the merger to each Massey stockholder will depend on each stockholder’s circumstances. Massey stockholders are urged to read carefully the discussion in the section titled “Material United States Federal Income Tax Consequences” beginning on page [—] and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:	Should Massey stockholders send in stock certificates now?

A:	NO, MASSEY STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATE(S) WITH THE PROXY CARD(S). If the merger is completed, Alpha will send Massey stockholders written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The Massey Special Meeting — Proxy Solicitations” beginning on page [—], and “The Merger Agreement — Exchange of Shares” beginning on page [—].

Q:	Who can answer my questions about the merger?

A:	If you have any questions about the merger or your special meeting, need assistance in voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact:

If you are an Alpha stockholder:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 659-5550

If you are a Massey stockholder:

Innisfree M&A, Inc.

501 Madison Avenue

New York, New York 10022

Banks and Brokers call collect: (212) 750-5833

All others call toll-free: (888) 750-5834

Procedures

Q:	When and where are the special meetings?

A:	The Alpha special meeting will be held at [—], located at [—], at [—], local time on [—], 2011.

The Massey special meeting will be held at [—], located at [—], at [—], local time on [—], 2011.

Q:	Who is eligible to vote at the Alpha and the Massey special meetings?

A:	Owners of Alpha common stock are eligible to vote at the Alpha special meeting if they are stockholders of record at the close of business on [—], 2011. See “The Alpha Special Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote” beginning on page [—].

Owners of Massey common stock are eligible to vote at the Massey special meeting if they are stockholders of record at the close of business on [—], 2011. See “The Massey Special Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote” beginning on page [—].

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be represented and voted at your special meeting. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “The Alpha Special Meeting — How to Vote” beginning on page [—] and “The Massey Special Meeting — How to Vote” beginning on page [—].

Q:	If I am going to attend my special meeting, should I return my proxy card(s)?

A:	Yes. Returning your completed, signed and dated proxy card(s) or voting by telephone or over the Internet ensures that your shares will be represented and voted at your special meeting. See “The Alpha Special Meeting — How to Vote” beginning on page [—], and “The Massey Special Meeting — How to Vote” beginning on page [—].

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s) or vote by telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote at your special meeting:

•

for Alpha stockholders, your shares will be voted FOR the amendment to the certificate of incorporation, FOR the issuance of Alpha common stock pursuant to the merger agreement and FOR the adjournment of the Alpha special meeting under certain circumstances; and

•	for Massey stockholders, your shares will be voted FOR the adoption of the merger agreement and FOR the adjournment of the Massey special meeting under certain circumstances.

Q.	Can I change my vote after I mail my proxy card(s) or vote by telephone or over the Internet?

A:	Yes. If you are a stockholder of record of Alpha common stock or of Massey common stock (that is, you hold your shares in your own name and not through a bank, broker or other nominee) as of the close of business on the record date for the special meetings, you can change your vote by:

•	sending a written notice to the corporate secretary of the company in which you hold shares that is received prior to your special meeting and states that you revoke your proxy;

•	signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to your special meeting;

•	voting again by telephone or over the Internet by 11:59 p.m. on [—], 2011; or

•	attending your special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What if my bank, broker or other nominee holds my shares in “street name”?

A:	If a bank, broker or other nominee holds your shares for your benefit but not in your own name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at your special meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to your respective special meeting in order to vote in person.

Q:	What if I don’t provide my bank, broker or other nominee with instructions on how to vote?

A:	Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine. Each of the matters being presented to stockholders for a vote at the special meetings of Alpha and Massey is not considered a routine matter. Therefore, your bank, broker or other nominee will not be permitted to vote at the special meeting without instruction from you as the beneficial owner of the shares of Alpha or Massey common stock.

In the case of Massey stockholders, a broker non-vote will have the same effect as a vote AGAINST adoption of the merger agreement, but a broker non-vote will have no effect on the adjournment proposal.

In the case of Alpha stockholders, a broker non-vote will have the same effect as a vote AGAINST the proposal to amend the certificate of incorporation, but will have no effect on the proposal to issue shares of Alpha common stock pursuant to the merger agreement or on the adjournment proposal.

Broker non-votes will not be counted for purposes of determining whether a quorum is present at the special meetings.

Q:	What if I abstain from voting?

A:	Your abstention from voting will have the following effect:

If you are an Alpha stockholder:

Abstentions will be counted in determining whether a quorum is present at the Alpha special meeting. With respect to the proposal to approve the amendment of the certificate of incorporation, abstentions will have the same effect as a vote AGAINST the proposal to amend the certificate of incorporation. With respect to the proposal to approve the issuance of shares of Alpha common stock pursuant to the merger agreement, abstentions will have the same effect as a vote AGAINST the proposal to issue shares of Alpha common stock pursuant to the merger agreement. With respect to the proposal to adjourn the Alpha special meeting, if necessary or appropriate, to solicit further proxies in connection with the proposal to approve the amendment of the certificate of incorporation and/or the proposal to approve the issuance of shares of Alpha common stock pursuant to the merger agreement, abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Alpha special meeting.

If you are a Massey stockholder:

Abstentions will be counted in determining whether a quorum is present at the Massey special meeting. With respect to the proposal to adopt the merger agreement, abstentions will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. With respect to the proposal to adjourn the Massey special meeting, if necessary or appropriate, to solicit further proxies in connection with the merger agreement adoption proposal, abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Massey special meeting.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive or vote using the telephone or the Internet as described in the instructions included with your proxy card(s) or voting instruction form(s).

Q:	How are shares held in the Massey Salary Deferral and Profit Sharing Plan voted?

A:	Shares held in the Massey Salary Deferral and Profit Sharing Plan, which we refer to as the Massey 401(k) Plan, for which no direction is provided on a properly executed, returned and not revoked proxy card will be voted proportionately in the same manner as those shares held in the Massey 401(k) Plan for which timely and valid voting instructions are received. Shares held in the Massey 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in the Massey 401(k) Plan for which timely and valid voting instructions are received. The deadline for voting shares of Massey common stock held in the Massey 401(k) Plan electronically through the Internet or by telephone is [—], Eastern Daylight Time, on [—], 2011.

Q:	Where can I find more information about Alpha and Massey?

A:	You can find more information about Alpha and Massey from various sources described under “Where You Can Find More Information” beginning on page [—].

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and might not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the related transactions. In addition, Alpha and Massey incorporate by reference into this joint proxy statement/prospectus important business and financial information about Alpha and Massey. See “Where You Can Find More Information” beginning on page [—]. Most items in this summary include a page reference directing you to a more complete description of those items.

Information About Alpha

Alpha is one of America’s premier coal suppliers, operating approximately 66 mines and 13 coal preparation plants in Northern and Central Appalachia and the Powder River Basin, with approximately 6,500 employees. Alpha produces, processes and sells thermal coal and metallurgical or steel coal. Alpha also sells coal produced by others, the majority of which Alpha processes and/or blends with coal produced from its mines prior to resale, providing Alpha with a higher overall margin for the blended product than if Alpha had sold the coals separately. As of December 31, 2010, Alpha owned or leased approximately 2.3 billion tons of proven and probable coal reserves. During 2010, Alpha sold a total of 84.8 million tons of steam and metallurgical coal and generated coal revenues of $3.5 billion and income from continuing operations of $97.2 million. Alpha’s coal sales from continuing operations during 2010 consisted of 82.6 million tons of produced and processed coal, including 0.8 million tons purchased from third parties and processed at its processing plants or loading facilities prior to resale, and 2.2 million tons of purchased coal that it resold without processing. Alpha’s sales of steam coal in 2010 accounted for approximately 86% of its annual coal sales volume, and its 2010 sales of metallurgical coal, which generally sells at a premium over steam coal, accounted for approximately 14% of its annual coal sales volume. Alpha’s sales of steam coal during 2010 were made primarily to large utilities and industrial customers throughout the United States, and its sales of metallurgical coal were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America. Approximately 34% of Alpha’s total revenues from continuing operations in 2010 were derived from sales, including freight and handling revenues, made outside the United States, primarily in Brazil, Italy, India, Turkey and Ukraine. Alpha’s principal executive offices are located at One Alpha Place, Abingdon, Virginia 24210, and its telephone number is (276) 619-4410.

Information About Mountain Merger Sub

Mountain Merger Sub, Inc., a wholly owned subsidiary of Alpha, is a Delaware corporation that was formed on January 24, 2011, for the purpose of effecting the merger. In the merger, Mountain Merger Sub will be merged with and into Massey, with Massey surviving as a wholly owned subsidiary of Alpha.

Information About Massey

A.T. Massey Coal Company, Inc., which we refer to as A.T. Massey, was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, Massey completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained Massey’s coal-related businesses and was subsequently renamed Massey Energy Company. Massey has been a separate, publicly traded company since December 1, 2000.

Massey is one of the largest coal producers in the United States and the largest coal company in Central Appalachia, Massey’s primary region of operation, in terms of tons produced in 2010 and total coal reserves currently controlled.

Massey produces, processes and sells bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through Massey’s 25 processing and shipping centers, many of which receive coal from multiple mines. At January 31, 2011, Massey operated 84 mines, including 66 underground mines (one of which employs both room and pillar and longwall mining) and 18 surface mines (with 12 highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that Massey operates may vary from time to time depending on a number of factors, including the existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor.

Customers for Massey’s steam coal product include primarily electric power utility companies which use Massey’s coal as fuel for their steam-powered generators. Customers for Massey’s metallurgical coal include primarily steel producers which use Massey’s coal to produce coke, which is in turn used as a raw material in the steel manufacturing process.

The principal executive office of Massey is located at 4 North 4th Street, Richmond, Virginia 23219, and its telephone number is (804) 788-1800.

The Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Mountain Merger Sub will merge with and into Massey. The separate corporate existence of Mountain Merger Sub will cease, and Massey will continue as the surviving corporation of the merger and a wholly owned subsidiary of Alpha.

We encourage you to read the merger agreement, which governs the merger and is attached as Annex A to this joint proxy statement/prospectus, because it sets forth the terms of the merger.

Merger Consideration (page [—])

If you are a Massey stockholder, each share of Massey common stock that you hold immediately prior to the merger will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash, upon completion of the merger of Mountain Merger Sub with and into Massey.

Alpha will not issue any fractional shares as a result of the merger. Instead, it will pay to each Massey stockholder an amount of cash (calculated to the nearest one-tenth of a cent), without interest, equal to the product of (1) the fractional share interest (after aggregating all shares of Alpha common stock that would otherwise be received by such holder of Massey common stock) that a holder of Massey common stock would otherwise receive, and (2) the average of the volume weighted average closing price per share of Alpha common stock on the NYSE (as reported by the Wall Street Journal, or other authoritative source) for the five trading days ending on the last trading day immediately prior to the effective date of the merger, weighted by the total volume of trading in Alpha common stock on each such trading day.

The Number of Shares of Alpha Common Stock to Be Issued in the Merger Is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with Market Prices (page [—])

The number of shares of Alpha common stock and cash to be issued in the merger for each share of Massey common stock is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse split, combination or exchange of shares or similar event with respect to Alpha common stock or Massey common stock) and will not be adjusted for changes in the market price of either Alpha common stock or Massey common stock. Accordingly, any change in the price of Alpha common stock prior to the merger will affect the market value of the merger consideration that Massey stockholders will receive as a result of the merger.

You should obtain current stock price quotations for Alpha common stock and Massey common stock. Alpha common stock and Massey common stock are listed on the NYSE under the symbols “ANR” and “MEE,” respectively. The following table shows the closing prices for Alpha common stock and Massey common stock and the implied per share value in the merger to Massey stockholders for January 28, 2011, the last full trading day prior to the public announcement of the merger and on March 15, 2011, the last practicable full trading day prior to the filing of this joint proxy statement/prospectus with the SEC:

	Alpha Common Stock	Massey Common Stock	Implied Value of One Share of Massey Common Stock
January 28, 2011	$57.88	$57.23	$69.33
March 15, 2011	52.67	60.93	63.99

Upon completion of the merger, Alpha’s legacy stockholders will own approximately 54% of Alpha’s outstanding common stock and former Massey stockholders will own approximately 46% of Alpha’s outstanding common stock, based on the number of shares of Alpha and Massey common stock issued and outstanding as of January 28, 2011.

Financing Relating to the Merger (beginning on page [—])

Alpha has received a financing commitment from Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., subject to customary conditions, for a proposed new $600 million term A loan facility, $1 billion revolving credit facility and a $1.7 billion bridge facility. The newly committed financing, in addition to existing cash balances, will be used to fund the cash portion of the merger consideration (inclusive of payments due to holders of Massey equity awards) and refinance certain of Alpha and Massey’s existing debt. Massey will cooperate with Alpha’s efforts to secure the financing and Alpha will reimburse Massey for the expenses it incurs in performing those efforts.

Alpha may be required to pay a termination fee of $360 million upon termination of the merger agreement by Massey if the 20-business-day marketing period has ended and all other conditions of Alpha and Mountain Merger Sub under the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Alpha and Mountain Merger Sub have failed to complete the closing by the date required under the merger agreement as a result of a breach by the lenders of their obligations to make available to Alpha and Mountain Merger Sub the full amount of the financing commitment for the merger.

For a full description of financing relating to the merger, see “The Merger — Financing Relating to the Merger,” on page [—].

Alpha’s Reasons for the Merger (beginning on page [—])

In evaluating the merger, the Alpha board of directors consulted with Alpha’s management, as well as Alpha’s legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that Alpha stockholders approve the amendment to the certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement, reviewed a significant amount of information and considered a number of factors, including those listed in “The Merger — Alpha’s Reasons for the Merger and Recommendation of Alpha’s Board of Directors” beginning on page [—].

Massey’s Reasons for the Merger (beginning on page [—])

In the course of reaching its decision to approve the merger and related transactions and to recommend that Massey stockholders adopt the merger agreement, the Massey board of directors consulted with members of

Massey’s management, a committee of the board of directors of Massey tasked with evaluating strategic alternatives and Massey’s legal and financial advisors, reviewed a significant amount of information and considered a number of factors, including those listed in “The Merger — Massey’s Reasons for the Merger and Recommendation of Massey’s Board of Directors” beginning on page [—].

Recommendations of the Boards of Directors to Alpha’s Stockholders and Massey’s Stockholders (beginning on page [—] for Alpha’s Stockholders and page [—] for Massey’s Stockholders)

Alpha Stockholders. The Alpha board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Alpha and its stockholders. In order to consummate the merger, Alpha stockholders must approve the amendment to the Alpha certificate of incorporation to increase the number of shares of authorized Alpha common stock and approve the issuance of shares of Alpha common stock to the stockholders of Massey pursuant to the merger agreement.

The Alpha board of directors has resolved to recommend that Alpha stockholders vote FOR the amendment to the Alpha certificate of incorporation and FOR the issuance of shares of Alpha common stock pursuant to the merger agreement.

Massey Stockholders. The Massey board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Massey and its stockholders. The Massey board of directors has resolved to recommend that Massey stockholders vote FOR the adoption of the merger agreement.

Opinions of Financial Advisors (beginning on page [—] for Alpha’s financial advisor and on page [—] for Massey’s financial advisor)

Opinion of Alpha’s Financial Advisor. In connection with the merger, the Alpha board of directors considered the opinion of Alpha’s financial advisor, Morgan Stanley & Co. Incorporated, which we refer to as Morgan Stanley, which opinion was rendered orally on January 28, 2011, and subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the merger consideration to be paid by Alpha pursuant to the merger agreement was fair from a financial point of view to Alpha. The full text of Morgan Stanley’s written opinion, which is attached to this joint proxy statement/prospectus as Annex C, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion was provided to Alpha’s board of directors in connection with its evaluation of the fairness of the merger consideration from a financial point of view to Alpha. It does not address any other aspect of the merger and does not constitute a recommendation to any stockholder of Alpha or stockholder of Massey as to how such stockholder should vote or act on any matters relating to the proposed merger.

Opinion of Massey’s Financial Advisor. In connection with the merger, Massey’s financial advisor, Perella Weinberg Partners LP, which we refer to as Perella Weinberg, delivered its opinion to the board of directors of Massey that, as of January 28, 2011, and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the per-share merger consideration, consisting of $10.00 in cash, without interest, and 1.025 fully paid and nonassessable shares of Alpha common stock to be received by the holders of shares of Massey common stock, other than holders of certain excluded shares, was fair, from a financial point of view, to the holders entitled to receive such merger consideration.

The full text of Perella Weinberg’s written opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex D. You should read the opinion carefully and in its entirety. Perella Weinberg’s opinion was provided to the board of directors of Massey in connection with their evaluation of the consideration provided for in the merger. Perella Weinberg’s opinion did not address any other aspects or implications of the merger or the underlying business decision of Massey to effect the merger or the relative merits of the merger as compared with any other strategic alternative which may be available to Massey. Perella Weinberg’s opinion is not intended to be and does not constitute a recommendation to any holder of shares of Massey common stock as to how such holder should vote or otherwise act on any matters with respect to the proposed merger.

Effect of the Merger on Massey’s Long-Term Incentive Compensation Awards (beginning on page [—])

Stock Options. At the effective time of the merger, Massey stock options granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will vest and become exercisable. Such vested Massey stock options, along with Massey stock options granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested, will be assumed by Alpha and converted into stock options to purchase shares of Alpha common stock on the same terms and conditions as are applicable to the stock options to purchase shares of Massey common stock, except that the number of shares of Alpha common stock subject to such converted stock options and the exercise price per share of such converted stock options will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger.

Restricted Stock. At the effective time of the merger, restricted shares of Massey common stock granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive the merger consideration. Each award of restricted shares of Massey common stock granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested, will be assumed by Alpha and converted into an award in respect of Alpha common stock having the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the number of shares of Alpha common stock underlying such converted restricted stock award (rounded up to the nearest whole share) will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger.

Restricted Stock Units. At the effective time of the merger, Massey restricted stock unit awards not subject to performance-based vesting granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will have the right to receive a cash payment based on the merger consideration, the average price per share of Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and the number of shares of Massey common stock subject to the Massey restricted stock unit award immediately prior to the effective time of the merger. Massey restricted stock unit awards subject to performance-based vesting that were granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will have the right to receive a cash payment based on the merger consideration, the average price per share of Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and the number of shares of Massey common stock subject to the Massey restricted stock unit award immediately prior to the effective time of the merger (assuming vesting at the effective time based on the attainment of target performance levels).

At the effective time, Massey restricted stock unit awards granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested and whether or not subject to performance-based vesting, will be assumed by Alpha and automatically converted into a restricted stock unit award in respect of Alpha common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the number of shares of Alpha common stock underlying each such converted restricted stock unit award (rounded up to the nearest whole share) will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and, to the extent applicable, the performance goals for the converted awards may be adjusted by Alpha, in good faith, as necessary and appropriate to reflect the effects of the merger.

Director Fee Units. At the effective time of the merger, Massey director fee units (which are attributable to the deferral of directors’ fees and cash dividends paid on such deferrals) granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be canceled, and the holder will have the right to receive a cash payment based on the merger consideration, the average price per share of Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and the number of shares of Massey common stock subject to the Massey director fee unit immediately prior to the effective time of the merger. If the Massey director fee unit is not otherwise payable to the director at the effective time, the value of the merger consideration will be credited with earnings under the Massey Deferred Directors’ Fees Program until paid pursuant to that program. Massey director fee units granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger will be assumed by Alpha and automatically converted into awards in respect of Alpha common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the number of whole shares of Alpha common stock underlying each such converted director fee unit (rounded up to the nearest whole share) will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger.

Cash Incentive Awards. At the effective time of the merger, cash incentive awards (which are not denominated in or valued by reference to Massey common stock) granted prior to January 27, 2011 and with respect to which the applicable performance period is incomplete as of immediately prior to the effective time of the merger will be assumed by Alpha on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the performance goals applicable to such cash incentive awards will be deemed to have been attained, as of the effective time of the merger, at maximum performance levels. Cash incentive awards (which are not denominated in or valued by reference to Massey common stock) granted on or after January 27, 2011 and with respect to which the applicable performance period is incomplete as of immediately prior to the effective time of the merger will be assumed by Alpha on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the performance goals applicable to such cash incentive awards may be adjusted by Alpha, in good faith, as necessary and appropriate to reflect the effects of the merger, and the attainment of such performance goals will be based on actual performance throughout the performance period. All service based vesting requirements underlying cash incentive awards will remain in effect.

For a full description of the treatment of Massey’s long-term incentive compensation awards, see “The Merger Agreement — Effect of the Merger on Massey’s Long-Term Incentive Compensation Awards” on page [—].

Record Date; Outstanding Shares; Shares Entitled to Vote; Vote Required (page [—] for Alpha and page [—] for Massey)

Alpha Stockholders. The record date for the special meeting of Alpha stockholders is [—], 2011. This means that you must be a stockholder of record of Alpha common stock at the close of business on [—], 2011, in order to vote at the Alpha special meeting. You are entitled to one vote for each share of Alpha common stock you own. At the close of business on [—], 2011, there were [—] shares of Alpha common stock (excluding [—] shares of treasury stock) outstanding and entitled to vote at the Alpha special meeting. The approval of the amendment to the Alpha certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Alpha common stock entitled to vote. The approval of the issuance of shares of Alpha common stock pursuant to the merger agreement requires the affirmative vote of a majority of shares present in person or represented by proxy at the Alpha special meeting and entitled to vote, assuming a quorum is present.

Massey Stockholders. The record date for the special meeting of Massey stockholders is [—], 2011. This means that you must be a stockholder of record of Massey common stock at the close of business on [—], 2011, in order to vote at the Massey special meeting. You are entitled to one vote for each share of Massey common stock you own. At the close business on [—], 2011, there were [—] shares of Massey common stock (excluding [—] shares of treasury stock) outstanding and entitled to vote at the Massey special meeting. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Massey common stock entitled to vote.

Stock Ownership and Voting by Alpha’s and Massey’s Directors and Executive Officers (page [—] for Alpha and page [—] for Massey)

Alpha. At the close of business on [—], 2011, the record date for the Alpha special meeting, Alpha’s directors and executive officers had the right to vote approximately [—] shares of the then-outstanding Alpha common stock at the Alpha special meeting, collectively representing approximately [—]% of Alpha common stock outstanding and entitled to vote at the Alpha special meeting.

Massey. At the close of business on [—], 2011, the record date for the Massey special meeting, Massey’s directors and executive officers had the right to vote approximately [—] shares of the then-outstanding Massey common stock at the Massey special meeting, collectively representing approximately [—]% of Massey common stock outstanding and entitled to vote at the Massey special meeting.

Interests of Alpha Directors and Executive Officers in the Merger (beginning on page [—])

Some of Alpha’s executive officers and members of its board of directors, in their capacities as such, may have financial interests in the merger that may be different from, or in addition to, their interests as stockholders and the interests of stockholders of Alpha generally.

Michael Quillen, chairman of the board of directors of Alpha, owns 200 shares of common stock of Massey. Mr. Quillen acquired the 200 Massey shares in connection with the November 2000 reverse spin-off of Massey from the Fluor Corporation. At the Alpha board meeting held on January 28, 2011, where the Alpha board, among other actions, approved and declared advisable the merger agreement, the Alpha board confirmed that Mr. Quillen need not recuse himself from the vote on the merger with Massey.

The members of Alpha’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that Alpha stockholders vote for the proposals to amend the certificate of incorporation and issue shares of Alpha common stock pursuant to the merger agreement.

Interests of Massey Directors and Executive Officers in the Merger (beginning on page [—])

Massey’s executive officers and members of its board of directors, in their capacities as such, have financial interests in the merger that may be different from, or in addition to, their interests as stockholders and the interests of stockholders of Massey generally. The members of Massey’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Massey stockholders that the merger agreement be adopted.

Michael Snelling, Massey’s vice president of surface operations, owns 1,000 shares of Alpha common stock. Mr. Snelling acquired the 1,000 Alpha shares on June 9, 2008. Steve Sears, Massey’s vice president of sales, owns 2,000 shares of Alpha common stock. Mr. Sears acquired the 2,000 Alpha shares on October 12, 2008. Mark Clemens, Massey’s senior vice president of group operations, owns 1,000 shares of Alpha common stock. Mr. Clemens acquired the 1,000 Alpha shares on May 18, 2010. Mr. Snelling, Mr. Sears and Mr. Clemens were each unaware of any discussions regarding a possible business combination between Alpha and Massey at the time they purchased their shares of Alpha common stock.

Massey is obligated under existing employment and change in control severance agreements with the executive officers of Massey, which will be assumed by Alpha, to make cash severance payments and provide other benefits (in addition to the payments that would otherwise be received by the executive officers in respect of outstanding long-term incentive compensation awards) ranging from $248,521 to $8,232,536 (plus $302.20 per month in retiree medical benefits) in the event that, during the two years following the completion of the merger, these executive officers experience a termination of employment by Alpha or Massey without “cause” or by the executive officer on account of a “constructive termination associated with a change in control.” The foregoing amounts are based on certain assumptions described under “Interests of Massey’s Directors and Executive Officers in the Merger — Executive Officers” on page [—].

In addition, benefits provided to executive officers under Massey’s supplemental pension plan will become vested in the event that, during the two years following the completion of the merger, these executive officers experience a termination of employment by Alpha or Massey without “cause,” and some of these executive officers will be entitled to enhanced benefits under the supplemental pension plan on account of any such termination or a termination by the executive officer on account of a “constructive termination associated with a change in control.” Under the terms of Massey’s deferred compensation plan, the account balances of executive officers will be distributed on or about January 31 of the year following the year of an executive officer’s termination of employment for any reason within two years following a change in control (subject to a six month delay in payment for certain specified employees under applicable tax laws).

Additionally, as detailed above under “Effect of the Merger on Massey’s Long-Term Incentive Compensation Awards,” stock options, restricted stock, restricted stock units and other performance-based awards granted on or prior to January 27, 2011 and held by each director and executive officer of Massey will automatically vest upon completion of the merger. Certain performance targets will be deemed satisfied at target and maximum levels under outstanding performance awards granted on or prior to January 27, 2011 and held by Massey’s executive officers.

In connection with Massey’s review of its strategic alternatives, Massey’s board of directors formed a strategic alternatives review committee to consider and assess Massey’s strategic alternatives, including the proposed merger. The non-employee members of the strategic alternatives review committee were compensated $2,000 per meeting that they attended.

Although there are no current arrangements obligating any of Massey’s directors or executive officers to continue to serve as executive officers or directors of the surviving company upon completion of the merger, Alpha expects to enter into a consulting agreement with Mr. Phillips after the effective time of the merger.

Under the merger agreement, Alpha has agreed to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, employee or agent of Massey contained in the organizational documents of Massey and its subsidiaries and certain related indemnification agreements.

In addition, Alpha has agreed to indemnify and hold harmless, for six years following the consummation of the merger, each current or former director or officer of Massey or any of its subsidiaries, to the fullest extent Massey would have been permitted to do so by law prior to the merger, from any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of, or pertaining to such person’s service as a director or officer.

Alpha has also agreed to cause the surviving corporation to obtain a prepaid six-year tail policy to the current directors’ and officers’ liability insurance policies on terms no less favorable than those provided by Massey’s existing insurance coverage, provided that Alpha is not required to pay an aggregate premium in excess of 200% of the current annual premium paid by Massey.

Current and former Massey directors and officers are defendants in the pending derivative actions brought by the derivative plaintiffs. In accordance with the advice of Cravath, Massey’s outside legal counsel, the Massey board of directors assumed that the derivative claims would survive the closing of the merger, although the plaintiffs in the pending cases would lose their standing to bring those claims and might have to make a demand on Alpha to pursue the claims. However, if the derivative claims are not pursued following the closing of the merger, the Massey directors and officers that are defendants in the pending derivative actions would have an interest in the merger in addition to those set forth above. Since the Massey board of directors assumed that the derivative claims would survive the merger, the Massey board of directors did not consider this potential interest in evaluating and negotiating the merger agreement and the merger, and in recommending to the Massey stockholders that the merger agreement be adopted.

Listing of Alpha Common Stock and Delisting of Massey Common Stock (page [—])

It is a condition to the merger that the shares of common stock to be issued by Alpha pursuant to the merger agreement be authorized for listing on the NYSE subject to official notice of issuance. The shares of common stock to be issued by Alpha pursuant to the merger agreement will trade under the symbol “ANR” and will be fully fungible with the Alpha common stock currently trading under that symbol.

Shares of Massey common stock are currently traded on the NYSE under the symbol “MEE.” If the merger is completed, Massey common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Massey will no longer file periodic reports with the SEC.

Rights of Appraisal for Massey Stockholders (page [—])

Under Section 262 of the DGCL, holders of Massey common stock may have the right to obtain an appraisal of the value of their shares of Massey common stock in connection with the merger. To perfect appraisal rights, a Massey stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Delaware law, including submitting a written demand for appraisal to Massey prior to the special meeting. Failure to strictly comply with Section 262 of the DGCL by a Massey stockholder may result in termination or waiver of that stockholder’s appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if any Massey stockholder is considering exercising his, her or its appraisal rights, Alpha and Massey encourage such Massey stockholder to seek the advice of his, her or its own legal counsel. A summary of the requirements under Delaware law to exercise appraisal rights is included in this joint proxy statement/prospectus under the heading “The Massey Special Meeting—How to Vote” and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex E to this joint proxy statement/prospectus. See “The Merger—Rights of Appraisal for Massey Stockholders” on page [—].

Conditions to Completion of the Merger (beginning on page [—])

The obligations of each of Alpha and Massey to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	the adoption of the merger agreement by the Massey stockholders at the Massey special meeting;

•

the approval by the Alpha stockholders of the amendment to the Alpha certificate of incorporation increasing the number of shares of authorized Alpha common stock and the approval by the Alpha stockholders of the issuance of shares of Alpha common stock pursuant to the merger agreement;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or restraint issued by any court or governmental entity of competent jurisdiction enjoining or otherwise prohibiting the merger;

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Alpha common stock to be issued in the merger; and

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order and Alpha’s receipt of all state securities or “blue sky” authorizations necessary for the stock issuance.

The obligation of Alpha to effect the merger is further subject to satisfaction or waiver by Alpha of the following conditions:

•

the representations and warranties of Massey set forth in the merger agreement regarding the following matters must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date):

•	solely with respect to Massey, due organization, good standing and the requisite corporate power and authority to carry on Massey’s business;

•

the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation by Massey’s board of directors that Massey’s stockholders adopt the merger agreement;

•	the vote required by Massey’s stockholders to adopt the merger agreement;

•	inapplicability of certain takeover laws;

•	no brokers’ or finders’ fees; and

•	the receipt of an opinion from Massey’s financial advisor;

•

the representations and warranties of Massey set forth in the merger agreement relating to the capital structure of Massey must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

the representations and warranties of Massey set forth in the merger agreement relating to the absence of a material adverse effect on Massey since December 31, 2009 through the date of the merger agreement must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the merger as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

all other representations and warranties of Massey set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Massey;

•	Massey must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the absence of a material adverse effect on Massey since the date of the merger agreement;

•

Massey must have furnished Alpha with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the truth and correctness, with the applicable qualifications, if any, of the representations and warranties described above, the performance by Massey in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing and the absence of a material adverse effect on Massey since the date of the merger agreement;

•

Alpha must have received from Cleary Gottlieb, its counsel, an opinion, in a form and substance reasonably satisfactory to Alpha, dated as of the date the Form S-4 is filed and as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•

the expiration or early termination of any waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Act, which we refer to as the HSR Act, or under any other applicable antitrust law without the imposition of a condition that would have a material adverse effect on Alpha and its subsidiaries, taken as a whole, or Massey and its subsidiaries, taken as a whole.

The obligation of Massey to effect the merger is further subject to satisfaction or waiver by Massey of the following conditions:

•

the representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement regarding the following matters must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date):

•	solely with respect to Alpha, due organization, good standing and the requisite corporate power and authority to carry on Alpha’s business;

•

the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation by Alpha’s board of directors that Alpha stockholders approve the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement;

•	the vote required by Alpha’s stockholders to approve the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement;

•	inapplicability of certain takeover laws;

•	no brokers’ or finders’ fees; and

•	the availability of the financing commitment for the merger;

•

the representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement relating to the capital structure of Alpha must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

the representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement relating to the absence of a material adverse effect on Alpha since December 31, 2009 through the date of the merger agreement must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the merger as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

all other representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Alpha;

•	Alpha and Mountain Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing;

•	the absence of a material adverse effect on Alpha since the date of the merger agreement;

•

Alpha must have furnished Massey with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the truth and correctness, with the applicable qualifications, if any, of the representations and warranties described above, the performance by Alpha and Mountain Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the closing and the absence of a material adverse effect on Alpha since the date of the merger agreement;

•

Massey must have received from Cravath, its counsel, an opinion, in a form and substance reasonably satisfactory to Massey, dated as of the date the Form S-4 is filed and as of closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•

the expiration or early termination of any waiting periods applicable to the consummation of the merger under the HSR Act or under any other applicable antitrust law without the imposition of a condition that would have a material adverse effect on Alpha and its subsidiaries, taken as a whole, or Massey and its subsidiaries, taken as a whole.

Regulatory Approvals Required for the Merger (beginning on page [—])

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the U.S. Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, were filed on March 2, 2011, and the transaction is currently under review by the FTC. Under the HSR Act, the merger may not be completed until the required 30-day HSR waiting period has expired or been terminated. The waiting period expires at 11:59 p.m. EST on April 1, 2011 unless it is shortened by a grant of early termination or extended by the FTC issuing a request for additional information, also known as a “second request.” If a second request is issued, the waiting period will be extended until 30 days after substantial compliance with the second request unless the parties enter into a consent decree or the FTC concludes its investigation and grants early termination of the second waiting period. Alpha may also choose to withdraw and re-file their notifications under the HSR Act before the end of the initial 30-day waiting period. If Alpha withdraws and re-files its notification, the initial 30-day waiting period will begin as of the date the notification is re-filed.

The completion of the merger is also subject to compliance with applicable foreign antitrust laws. Notifications were required under the antitrust laws of Germany and Turkey. Clearance was obtained in Germany on March 9, 2011 and in Turkey on March 10, 2011.

Termination of the Merger Agreement (beginning on page [—])

At any time before the effective time of the merger, whether or not the Alpha stockholders have approved the amendment to the Alpha certificate of incorporation increasing the number of authorized shares of Alpha common stock and the issuance of shares of Alpha common stock pursuant to the merger agreement and the Massey stockholders have adopted the merger agreement, the merger agreement may be terminated:

•	by mutual written consent of Alpha and Massey;

•	by either Alpha or Massey if:

•

the parties fail to consummate the merger on or before the outside date of January 27, 2012, unless the failure to perform or comply in all material respects with its obligations under the merger agreement by the party seeking the termination was the principal cause of the failure to consummate the merger by the outside date; provided that if all conditions to the closing have been satisfied other than the approval of the transaction by Alpha’s stockholders at the Alpha special meeting and by Massey’s stockholders at the Massey special meeting as a result of the fact that the expiration or early termination of any applicable waiting periods under the HSR Act has not occurred, Alpha may, subject to Massey’s consent, not to be unreasonably withheld, extend the outside date from January 27, 2012 to April 30, 2012 by written notice to Massey during the five business days preceding January 27, 2012;

•

any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such order, decree, or ruling has become final and non-appealable, provided that the party seeking the termination of the merger agreement has used reasonable best efforts to contest, resist or remove such order, decree or ruling;

•

the Alpha special meeting has been convened, the stockholders of Alpha have voted, and the Alpha stockholders have not approved the amendment to the certificate of incorporation to increase the number of shares of authorized Alpha common stock or have not approved the issuance of shares of Alpha common stock pursuant to the merger agreement; or

•	the Massey special meeting has been convened, the stockholders of Massey have voted, and the adoption of the merger agreement by the Massey stockholders was not obtained;

•	by Alpha if:

•

Massey breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the outside date or which Massey is not using its reasonable best efforts to cure, except under limited circumstances;

•	prior to the receipt of its stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement, (1) Alpha receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Alpha board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Alpha provides Massey with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Alpha’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Alpha stockholders under applicable law, (4) Alpha thereafter satisfies its obligations to negotiate with Massey in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Alpha, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal, provided that Alpha pays a $252 million termination fee to Massey;

•

prior to the receipt of the Massey stockholders’ approval of the proposal to adopt the merger agreement, (1) in the event that Massey fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Massey’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Massey is commenced by a third party, and Massey does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made; or

•	Massey commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Massey stockholders vote in favor of the adoption of the merger agreement;

•	by Massey if:

•

Alpha breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the earlier of the outside date or which Alpha is not using its reasonable best efforts to cure, except under limited circumstances;

•

prior to the receipt of its stockholders’ approval of the proposal to adopt the merger agreement, (1) Massey receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Massey board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Massey provides Alpha with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Massey’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Massey stockholders under applicable law, (4) Massey thereafter satisfies its obligations to negotiate with Alpha in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Massey, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal; provided that Massey pays a $251 million termination fee to Alpha;

•

prior to the receipt of the Alpha stockholders’ approval of the proposal to adopt the merger agreement, (1) in the event that Alpha fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Alpha’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Alpha is commenced by a third party, and Alpha does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made;

•	Alpha commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Alpha stockholders vote in favor of the adoption of the merger agreement; or

•

the 20-business-day marketing period has ended and all other conditions of Alpha have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Alpha and Mountain Merger Sub have failed to complete the closing by the date required under the merger agreement as a result of a breach by the lenders of their obligations to make available to Alpha and Mountain Merger Sub the full amount of the financing commitment for the merger.

Termination Fees (beginning on page [—])

A termination fee would be payable by Massey in the following circumstances:

•

A termination fee of $251 million upon termination by Massey if prior to the receipt of its stockholders’ approval of the proposal to adopt the merger agreement, (1) Massey receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Massey board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Massey provides Alpha with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Massey’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Massey stockholders under applicable law, (4) Massey thereafter satisfies its obligations to negotiate with Alpha in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Massey, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal.

•

A termination fee of $251 million upon termination by Alpha prior to the receipt of the Massey stockholders’ approval of the proposal to adopt the merger agreement, (1) in the event that Massey fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Massey’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Massey is commenced by a third party, and Massey does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made.

•

A termination fee of $251 million upon termination by Alpha if Massey commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Massey stockholders vote in favor of the adoption of the merger agreement.

•	A termination fee of $251 million, if:

•	a competing acquisition proposal had been announced or made to Massey or Massey’s stockholders after the signing of the merger agreement and prior to the Massey special meeting;

•

after such competing acquisition proposal had been announced or made, the merger agreement is terminated (1) if the Massey stockholders have not yet approved the merger, by Alpha or Massey due to the failure of the merger to be completed before the outside date unless the failure to perform or comply in all material respects with its obligations under the merger agreement by the party seeking the termination was the principal cause of or resulted in the failure to consummate the merger by the outside date, (2) by Alpha or Massey due to the failure of the Massey stockholders to adopt the merger agreement at the Massey special meeting or any adjournment thereof, or (3) by Alpha, due to a breach by Massey of its representations, warranties or obligations under the merger agreement, which breach (to the extent such breach does not relate solely to a breach of any representation or warranty in the merger agreement) would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the outside date or which Massey is not using its reasonable best efforts to cure, except under limited circumstances; and

•

within 12 months after such termination, Massey or any of its subsidiaries either consummates a competing acquisition proposal, enters into a definitive agreement for a competing acquisition proposal or Massey’s board of directors recommends a competing acquisition proposal, in each case, involving at least 50% of the assets, business or equity of Massey and its subsidiaries, in which event such fee would be payable on or shortly after the first such event to occur.

A termination fee would be payable by Alpha and Mountain Merger Sub, jointly and severally, in the following circumstances:

•

A termination fee of $252 million upon termination by Alpha if prior to the receipt of its stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement, (1) Alpha receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Alpha board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Alpha provides Massey with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Alpha’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Alpha stockholders under applicable law, (4) Alpha thereafter satisfies its obligations to negotiate with Massey in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Alpha, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal.

•

A termination fee of $252 million upon termination by Massey prior to the receipt of the Alpha stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement, (1) in the event that Alpha fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Alpha’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Alpha is commenced by a third party, and Alpha does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made.

•

A termination fee of $252 million upon termination by Massey if Alpha commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Alpha stockholders vote in favor of the adoption of the merger agreement.

•	A termination fee of $252 million, if:

•	a competing acquisition proposal had been announced or made to Alpha or Alpha’s stockholders after the signing of the merger agreement and prior to the Alpha special meeting;

•

after such competing acquisition proposal had been announced or made, the merger agreement is terminated (1) if the Alpha stockholders have not yet approved the amendment to Alpha’s certificate of incorporation and the issuance of Alpha common stock pursuant to the merger agreement, by Alpha or Massey due to the failure of the merger to be completed before the outside date unless the failure to perform or comply in all material respects with its obligations under the merger agreement by the party seeking the termination was the principal cause of or resulted in the failure to consummate the merger by the outside date, (2) by Alpha or Massey due to the failure of the Alpha stockholders to approve the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or approve the proposal to issue shares of Alpha common stock pursuant to the merger agreement at the Alpha special meeting or any adjournment thereof, or (3) due to a breach by Alpha of its representations, warranties or obligations under the merger agreement, which breach (to the extent such breach does not relate solely to a breach of any representation or warranty in the merger agreement) would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the outside date or which Alpha is not using its reasonable best efforts to cure, except under limited circumstances; and

•

within 12 months after such termination, Alpha or any of its subsidiaries either consummates a competing acquisition proposal, enters into a definitive agreement for a competing acquisition proposal or Alpha’s board of directors recommends a competing acquisition proposal, in each case, involving at least 50% of the assets, business or equity of Alpha and its subsidiaries, in which event such fee would be payable on or shortly after the first such event to occur.

•

A termination fee of $360 million upon termination by Massey if the 20-business-day marketing period has ended and all other conditions of Alpha and Mountain Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Alpha and Mountain Merger Sub have failed to complete the closing by the date required under the merger agreement as a result of a breach by the lenders of their obligations to make available to Alpha and Mountain Merger Sub the full amount of the financing commitment for the merger.

•

A termination fee of $72 million upon termination by Alpha or Massey if, in the absence of a competing proposal for Alpha, the Alpha special meeting has been convened, the stockholders of Alpha have voted and the Alpha stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement was not obtained.

In general, each of Alpha and Massey will bear its own expenses in connection with the merger agreement and the related transactions.

Litigation Related to the Merger (beginning on page [—])

Since the merger was announced by Alpha and Massey on January 29, 2011, Massey, the members of Massey’s board of directors, whom we refer to in this joint proxy statement/prospectus as the Individual Defendants, Alpha and Mountain Merger Sub, Inc., which we collectively refer to in this joint proxy statement/prospectus as the Alpha Parties, have been named as defendants in lawsuits brought by and on behalf of Massey stockholders challenging the proposed transaction. These lawsuits seek, among other things, to enjoin the consummation of the merger. The Alpha Parties believe that the claims asserted against them in these lawsuits are without merit and plan to vigorously defend against them. Massey and the Individual Defendants also believe that the claims asserted against them in these lawsuits are without merit and plan to vigorously defend against them.

Material United States Federal Income Tax Consequences (beginning on page [—])

The obligations of Massey and Alpha to consummate the merger are conditioned on the receipt of opinions of their respective tax counsel, Cravath, Swaine & Moore LLP (as to Massey) and Cleary Gottlieb Steen & Hamilton LLP (as to Alpha), each dated as of the date this proxy statement/prospectus is filed with the SEC and as of the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, the U.S. federal income tax consequences to Massey stockholders generally will be as follows: Massey stockholders will recognize gain only to the extent of the cash consideration that they receive, and will not recognize any loss. Any gain realized with respect to cash received in lieu of fractional shares of Alpha common stock, however, will be fully taxable.

The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Alpha and Massey, as well as certain covenants and undertakings by Alpha and Massey. If any of the assumptions, representations, covenants or undertakings were incorrect, incomplete, inaccurate, or were violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Alpha nor Massey is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants or undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service, or the IRS, or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Tax matters are complicated, and the tax consequences of the merger to each Massey stockholder will depend on each stockholder’s circumstances. Massey stockholders are urged to read carefully the discussion in the section titled “Material United States Federal Income Tax Consequences” beginning on page [—] and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Accounting Treatment (page [—])

The merger will be accounted for as a business combination using the “acquisition” method of accounting with Alpha as the accounting acquiror. Alpha and Massey expect that, upon completion of the merger, former Massey stockholders will receive approximately 54% of the outstanding common stock of Alpha in respect of their Massey shares and Alpha stockholders will hold approximately 46% of the outstanding common stock of Alpha.

Risk Factors (beginning on page [—])

In deciding how to vote your Alpha or Massey shares, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the Annexes hereto, and especially consider the factors discussed in the section titled “Risk Factors” beginning on page [—].

Comparison of Rights of Stockholders (beginning on page [—])

As a result of the merger, the holders of Massey common stock will become holders of Alpha common stock and their rights will be governed by the DGCL and by Alpha’s certificate of incorporation and bylaws. Following the merger, Massey stockholders may have different rights as stockholders of Alpha than they had as stockholders of Massey. For a summary of the material differences between the rights of Alpha stockholders and Massey stockholders, see “Comparison of Rights of Stockholders” beginning on page [—].

FINANCIAL SUMMARY

Alpha Market Price Data and Dividends

Alpha common stock is traded on the NYSE under the symbol “ANR.” The following table shows the high and low sales prices during the period indicated for Alpha common stock on the NYSE. For current price information, you are urged to consult publicly available sources.

	Price Range of Common Stock		Dividends
Fiscal Year Ended	High	Low	Paid
December 31, 2009:
First Quarter	$23.74	$14.52	—
Second Quarter	32.99	15.95	—
Third Quarter	39.97	21.86	—
Fourth Quarter	46.52	32.62	—

December 31, 2010:
First Quarter	53.92	38.70	—
Second Quarter	55.70	32.01	—
Third Quarter	44.39	32.48	—
Fourth Quarter	61.07	41.07	—

December 31, 2011:
First Quarter (through March 15, 2011)	68.05	49.58	—

The closing sales prices of Alpha common stock on the NYSE on January 28, 2011, and March 15, 2011, were $57.88 and $52.67, respectively. January 28, 2011 was the last full trading day prior to the public announcement of the merger. March 15, 2011 was the last practicable full trading day prior to the filing of this joint proxy statement/prospectus with the SEC.

The Alpha board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing Alpha’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the board of directors considers important. Alpha does not currently pay dividends. While Alpha anticipates that if the merger were not consummated it would continue not to pay dividends, it cannot assure that will be the case. Under the merger agreement, until the effective time of the merger, Alpha is not permitted to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

Massey Market Price Data and Dividends

Massey common stock is traded on the NYSE under the symbol “MEE.” The following table shows the high and low sales prices during the period indicated for Massey common stock on the NYSE. For current price information, you are urged to consult publicly available sources.

	Price Range of Common Stock		Dividends
Fiscal Year Ended	High	Low	Paid
December 31, 2009:
First Quarter	$18.69	$9.62	$0.06
Second Quarter	26.46	9.80	0.06
Third Quarter	33.51	15.85	0.06
Fourth Quarter	44.40	25.52	0.06

December 31, 2010:
First Quarter	54.66	37.41	0.06
Second Quarter	54.80	27.18	0.06
Third Quarter	34.60	25.85	0.06
Fourth Quarter	54.00	30.72	0.06

December 31, 2011:
First Quarter (through March 15, 2011)(1)	66.46	51.75	—

(1)	On February 15, 2011, Massey’s board of directors declared a dividend of $0.06 per share, payable on March 31, 2011, to stockholders of record on March 17, 2011.

The closing sales prices of Massey common stock on the NYSE on January 28, 2011, and March 15, 2011, were $57.23 and $60.93, respectively. January 28, 2011 was the last full trading day prior to the public announcement of the merger. March 15, 2011 was the last practicable full trading day prior to the filing of this joint proxy statement/prospectus with the SEC.

The Massey board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing Massey’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the board of directors considers important. While Massey anticipates that if the merger were not consummated it would maintain dividends at the current level for the foreseeable future, it cannot assure that it will continue to pay dividends at this level, or at all. Under the merger agreement, until the effective time of the merger, Massey is not permitted to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than quarterly cash dividends with respect to Massey common stock not in excess of $0.06 per share per quarter.

Selected Historical Consolidated Financial Data of Alpha

The following table presents selected historical financial and other data for Alpha. The selected financial data as of December 31, 2010, 2009, 2008, 2007 and 2006, and for the years then ended have been derived from the audited consolidated financial statements and related notes thereto of Alpha and its subsidiaries.

Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2010, are included in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus. You should read the following selected financial data together with Alpha’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—].

On July 31, 2009, Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc., which we refer to as Foundation, merged, and Foundation continued as the surviving legal corporation of the merger and was renamed Alpha Natural Resources, Inc. We refer to Alpha Natural Resources, Inc. before the merger with Foundation as Old Alpha and we refer to Alpha Natural Resources, Inc. after the merger with Foundation as Alpha. For financial accounting purposes, the merger of Old Alpha and Foundation was treated as a “reverse acquisition,” and Old Alpha was treated as the accounting acquiror. Accordingly, Old Alpha’s financial statements became the financial statements of Alpha, and Alpha’s periodic filings subsequent to the merger reflect Old Alpha’s historical financial condition and results of operations shown for comparative purposes. Old Alpha’s financial position as of December 31, 2008, 2007 and 2006 and its results of operations for the years ended December 31, 2008, 2007 and 2006 do not include financial results for Foundation. For the year ended December 31, 2009, Foundation’s financial results are included for the five month period from August 1, 2009 through December 31, 2009.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

	Alpha Natural Resources, Inc. and Subsidiaries Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Statements of Operations Data:
Revenues:
Coal revenues	$3,497,847	$2,210,629	$2,140,367	$1,558,665	$1,608,170
Freight and handling revenues	332,559	189,874	279,853	205,086	188,366
Other revenues(1)	86,750	95,004	48,533	42,403	37,889

Total revenues	3,917,156	2,495,507	2,468,753	1,806,154	1,834,425

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	1,616,905	1,627,960	1,284,840	1,269,910
Gain on sale of coal reserves	—	—	(12,936)	—	—
Freight and handling costs	332,559	189,874	279,853	205,086	188,366
Other expenses	65,498	21,016	91,461	22,725	23,011
Depreciation, depletion and amortization	370,895	252,395	164,969	153,987	135,878
Amortization of acquired coal supply agreements, net	226,793	127,608	—	—	—
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately above)	180,975	170,414	71,923	58,485	67,952

Total costs and expenses	3,743,545	2,378,212	2,223,230	1,725,123	1,685,117

Income from operations	173,611	117,295	245,523	81,031	149,308

Other income (expense):
Interest expense	(73,463)	(82,825)	(39,812)	(40,366)	(41,774)
Interest income	3,458	1,769	7,351	2,266	839
Loss on early extinguishment of debt	(1,349)	(5,641)	(14,702)	—	—
Gain on termination of Cliffs’ merger, net	—	—	56,315	—	—
Miscellaneous (expense) income, net	(821)	3,186	(3,834)	(93)	522

Total other (expense) income, net	(72,175)	(83,511)	5,318	(38,193)	(40,413)

Income from continuing operations before income taxes	101,436	33,784	250,841	42,838	108,895
Income tax (expense) benefit	(4,218)	33,023	(52,242)	(9,965)	21,705

Income from continuing operations(2)	97,218	66,807	198,599	32,873	130,600

	Alpha Natural Resources, Inc. and Subsidiaries Years Ended December 31,
	2010	2009	2008	2007	2006
Earnings Per Share Data:
Basic earnings (loss) per common share:
Income from continuing operations attributable to Alpha Natural Resources, Inc.	$0.81	$0.74	$2.90	$0.51	$2.04
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(0.01)	(0.10)	(0.48)	(0.08)	(0.04)

Net income per basic share attributable to Alpha Natural Resources, Inc.	$0.80	$0.64	$2.42	$0.43	$2.00

Diluted earnings (loss) per common share:
Income from continuing operations attributable to Alpha Natural Resources, Inc.	$0.80	$0.73	$2.83	$0.51	$2.04
Loss from discontinued operations attributable to Alpha Natural Resources, Inc.	(0.01)	(0.10)	(0.47)	(0.08)	(0.04)

Net income per diluted share attributable to Alpha Natural Resources, Inc.	$0.79	$0.63	$2.36	$0.43	$2.00

	Alpha Natural Resources, Inc. and Subsidiaries Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Balance sheet data (at period end):
Cash and cash equivalents	$554,772	$465,869	$676,190	$54,365	$33,256
Working capital	928,691	592,403	729,829	157,147	116,464
Total assets(3)	5,179,283	5,120,343	1,709,838	1,210,914	1,145,793
Notes payable and long-term debt, including current portion, net(4)	754,151	790,253	451,315	446,913	445,651
Stockholders’ equity(5)	2,656,036	2,591,289	795,692	380,836	344,049

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$693,601	$356,220	$458,043	$225,741	$210,081
Investing activities	(508,497)	(281,810)	(77,625)	(165,203)	(160,046)
Financing activities	(96,201)	(284,731)	241,407	(39,429)	(56,401)
Capital expenditures	(308,864)	(187,093)	(137,751)	(126,381)	(131,943)

EBITDA from continuing operations is calculated as follows (unaudited):

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Income from continuing operations	$97,218	$66,807	$198,599	$32,873	$130,600
Interest expense	73,463	82,825	39,812	40,366	41,774
Interest income	(3,458)	(1,769)	(7,351)	(2,266)	(839)
Income tax expense (benefit)	4,218	(33,023)	52,242	9,965	(21,705)
Depreciation, depletion, and amortization	370,895	252,395	164,969	153,987	135,878
Amortization of acquired coal supply agreements, net	226,793	127,608	—	—	—

EBITDA from continuing operations(6)	$769,129	$494,843	$448,271	$234,925	$285,708

(1)	Other revenues for 2009 include $18.1 million for the modification of a coal supply agreement.

(2)	Income from continuing operations for 2009 includes the following significant amounts from the merger with Foundation: Total revenues-$716.8 million; Cost of coal sales-$467.5 million; Depreciation, depletion and amortization-$101.4 million; Amortization of acquired coal supply agreements-$127.6 million; Selling, general and administrative expenses-$34.7 million; and Interest expense-$21.4 million. See Note 19 to the consolidated financial statements included in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	Total assets as of December 31, 2009 included the addition of the following significant assets acquired in the merger with Foundation: $1.8 billion of owned and leased mineral rights, $716.7 million of property and equipment, $529.5 million of coal supply agreements and $361.9 million of goodwill. See Note 19 to the consolidated financial statements included in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)	Long-term debt, including current portion and debt discount as of December 31, 2009 includes $595.8 million, net of debt discount, assumed in the merger with Foundation. See Note 19 to the consolidated financial statements included in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	Stockholders’ equity as of December 31, 2009, includes approximately $1.7 billion related to the issuance of common shares and other equity consideration for the acquisition of Foundation. See Note 19 to the consolidated financial statements included in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(6)	EBITDA from continuing operations is defined as income from continuing operations attributable to Alpha plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income. EBITDA from continuing operations is a non-GAAP measure used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA from continuing operations is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

Selected Historical Consolidated Financial Data of Massey

The following table presents selected historical financial and other data for Massey. The selected financial data as of December 31, 2010, 2009, 2008, 2007 and 2006, and for the years then ended have been derived from the audited consolidated financial statements and related notes thereto of Massey and its subsidiaries.

Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2010, are included in Massey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus. You should read the following selected financial data together with Massey’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—].

On April 19, 2010, Massey completed the acquisition of Cumberland Resources Corporation and certain affiliated entities, which we refer to as Cumberland, for a purchase price of $644.7 million in cash and 6,519,034 shares of Massey’s common stock. Prior to the acquisition, Cumberland was one of the largest privately held coal producers in the United States. The Cumberland operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky. As a result of the acquisition, Massey obtained an estimated 415 million tons of contiguous coal reserves. Massey also obtained a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad. Massey did not incur or assume any third-party debt as a result of the Cumberland acquisition. Massey’s financial position as of December 31, 2009, 2008 and 2007 and its results of operations for the years ended December 31, 2009, 2008, 2007, and 2006 do not include financial results for Cumberland. For the year ended December 31, 2010, Cumberland’s financial results are included for the period from April 19, 2010 through December 31, 2010.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

	Massey Energy Company and Subsidiaries
	Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Produced coal revenue	$2,609,659	$2,318,489	$2,559,929	$2,054,413	$1,902,259
Freight and handling revenue	252,409	218,203	306,397	167,641	156,531
Purchased coal revenue	91,566	62,721	30,684	108,191	70,636
Other revenue	85,340	91,746	92,779	83,278	90,428

Total revenues(1)	3,038,974	2,691,159	2,989,789	2,413,523	2,219,854

Costs and expenses:
Cost of produced coal revenue	2,332,851	1,850,058	1,910,953	1,641,774	1,599,092
Freight and handling costs	252,409	218,203	306,397	167,641	156,531
Cost of purchased coal revenue	86,127	57,108	28,517	95,241	62,613
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737	242,755	227,279
Selling, general and administrative	41,814	1,860	3,590	3,280	3,259
Selling, general and administrative	113,340	97,381	77,015	75,845	53,834
Other expense	8,072	8,705	3,207	7,308	6,240
Litigation charge(2)	—	—	250,061	—	—
Loss on financing transactions	—	189	5,006	—	—
(Gain) loss on derivative instruments	(21,078)	(37,638)	22,552	—	—

Total costs and expenses	3,177,283	2,464,183	2,861,035	2,233,844	2,108,848

(Loss) Income before interest and taxes:	(138,309)	226,976	128,754	179,679	111,006
Interest income	2,293	12,583	23,576	23,969	20,094
Interest expense	(102,243)	(102,294)	(96,866)	(74,145)	(86,076)
Gain (loss) on short-term investment	4,662	—	(6,537)	—	—

(Loss) Income before taxes	(233,597)	137,265	48,927	129,503	45,024
Income tax benefit (expense)	67,010	(32,832)	(1,098)	(35,405)	(3,408)

(Loss) Income before cumulative effect of accounting change	(166,587)	104,433	47,829	94,098	41,616
Cumulative effect of accounting change(3)	—	—	—	—	(639)

Net (loss) income	$(166,587)	$104,433	$47,829	$94,098	$40,977

Earnings Per Share Data:
Basic earnings (loss) per share:
Income before cumulative effect of accounting change	$(1.71)	$1.23	$0.58	$1.17	$0.51
Cumulative effect of Accounting change	$—	$—	$—	$—	$(0.01)

Net (loss) income per basic share	$(1.71)	$1.23	$0.58	$1.17	$0.50

Diluted earnings (loss) per share:
Income before cumulative effect of accounting change	$(1.71)	$1.22	$0.58	$1.17	$0.51
Cumulative effect of Accounting change	$—	$—	$—	$—	$(0.01)

Net (loss) income per diluted share	$(1.71)	$1.22	$0.58	$1.17	$0.50

Shares used to calculate net (loss) income per share:
Basic	97,545	84,992	81,816	80,123	80,847

Diluted	97,545	85,598	82,895	80,654	81,386

	Massey Energy Company and Subsidiaries Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Consolidated Balance Sheet Data (at period end):
Cash and Cash Equivalents	$327,179	$665,762	$606,997	$365,220	$239,245
Working capital	453,999	869,630	731,343	519,532	445,191
Total assets	4,610,982	3,799,671	3,672,378	2,860,671	2,740,696
Short-term and long-term debt(4)	1,316,179	1,319,086	1,312,157	1,104,547	1,104,907
Stockholders’ equity(5)	1,780,462	1,256,283	1,126,612	784,004	697,291

Statement of Cash Flows Data:
Net cash provided (utilized) by:
Operating activities	$267,909	$288,909	$385,081	$395,998	$214,503
Investing activities(6)	(1,029,195)	(211,628)	(776,491)	(242,343)	(246,665)
Financing activities	422,703	(18,516)	633,187	(27,680)	(48,011)
Capital expenditures	(434,855)	(274,552)	(736,529)	(270,461)	(298,132)

EBITDA from continuing operations is calculated as follows (unaudited):

	Massey Energy Company and Subsidiaries Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Net (loss) income	$(166,587)	$104,433	$47,829	$94,098	$40,977
Cumulative effect of accounting change, net of tax	—	—	—	—	(639)
Income tax benefit (expense)	(67,010)	32,832	1,098	35,405	3,408
Net interest expense and gain (loss) on short-term investment	95,288	89,711	79,827	50,176	65,982
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737	242,755	227,279
Selling, general and administrative	41,814	1,860	3,590	3,280	3,259

EBITDA(7)	$267,253	$497,153	$386,081	$425,714	$341,544

(1)	Total revenues for 2010 include $438.2 million related to the operations acquired in the Cumberland acquisition.

(2)	Litigation charge represents compensatory and punitive damages (plus pre-judgment interest) associated with the verdicts against Massey’s Central West Virginia Energy Company, that awarded damages in favor of Wheeling-Pittsburgh and Mountain State Carbon, LLC. Massey paid a total amount of $267.4 million, which represented the entire judgment, including all applicable interest payments.

(3)	Prior to 2006, Massey accounted for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. On January 1, 2006, Massey adopted Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R), “Share-Based Payments” using the modified-prospective method. A cumulative effect of a change in accounting principle of $0.6 million loss (net of $0.4 million tax) was recognized to reflect a change to the fair value method for those liability awards previously accounted for using the intrinsic value method and to reflect the impact of estimated forfeitures.

(4)	Short-term and long-term debt includes the discounts associated with Massey’s 6.875% convertible senior notes due 2013 and 3.25% convertible senior notes due 2015. See Note 10 to the consolidated financial statements included in Massey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus.

(5)	Stockholders’ equity as of December 31, 2010, includes approximately $289.5 million related to the issuance of Massey common stock and other equity consideration for the acquisition of Cumberland. See Note 3 to the consolidated financial statements included in Massey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus.

(6)	Cash utilized for investing for the year ended December 31, 2010 includes $644.7 million associated with the acquisition of Cumberland.

(7)	EBITDA is defined as (Loss) Income before interest and taxes before deducting depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe it is a measure useful to an investor in evaluating Massey, because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities, and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following selected unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Alpha and Massey incorporated by reference into this joint proxy statement/prospectus and has been prepared to reflect the proposed merger of Mountain Merger Sub with and into Massey. The data in the selected unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2010 assume the proposed merger of Mountain Merger Sub with and into Massey was completed on that date. The data in the selected unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assume the proposed merger was completed on January 1, 2010. The data in the selected unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 also include the pro forma effects of the acquisition by Massey of Cumberland, on April 19, 2010, and assume that the acquisition by Massey of Cumberland was completed on January 1, 2010.

The selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Consolidated Financial Information, including the notes thereto, beginning on page [—] and the historical consolidated financial statements and related notes thereto of Alpha and Massey, which are incorporated by reference from their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, and the historical combined financial statements and related notes thereto of the Cumberland Resource Group, which are incorporated by reference from Massey’s Current Report on Form 8-K dated March 22, 2010. See “Where You Can Find More Information” beginning on page [—].

The selected unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of Alpha had (i) the proposed merger of Mountain Merger Sub with and into Massey occurred on December 31, 2010 and/or (ii) the proposed merger of Mountain Merger Sub with and into Massey or the acquisition by Massey of Cumberland occurred on January 1, 2010. The pro forma adjustments related to the acquisition by Massey of Cumberland are based on the final purchase price allocation.

The proposed merger of Mountain Merger Sub with and into Massey will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Alpha on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this selected unaudited pro forma condensed combined consolidated financial information was based on the closing price of Alpha common stock on March 14, 2011. At this time, Alpha has not performed detailed valuation analyses to determine the fair values of Massey’s assets and liabilities; and accordingly, the selected unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet performed the due diligence necessary to identify all of the adjustments required to conform Massey’s accounting policies to Alpha’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this selected unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Massey’s assets and liabilities, including, but not limited to, mineral reserves, property, plant and equipment and intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in this selected unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this selected unaudited pro forma condensed combined consolidated financial information. Additionally, this selected unaudited pro forma condensed combined consolidated statement of operations does not reflect the cost of any integration activities or benefits from the merger and synergies that may be derived from any integration activities, both of which may have a material effect on the results of operations in periods following the completion of the merger.

Year Ended December 31, 2010
(In thousands, except per share data)
Pro Forma Income Statement Data:
Total Revenues	$7,169,373
Loss from operations	$(54,298)
Loss from Continuing Operations	$(111,273)
Loss Per Common Share – Basic	$(0.49)
Loss Per Common Share – Diluted	$(0.49)
As of December 31, 2010
(In thousands)
Pro Forma Balance Sheet Data:
Total Assets	$16,626,561
Total Liabilities	$8,332,867
Total Stockholders’ Equity	$8,293,694

COMPARATIVE PER SHARE INFORMATION

The following tables set forth for the periods presented certain per share data separately for Alpha and Massey on a historical basis, on an unaudited pro forma combined basis per share of Alpha common stock and on an unaudited pro forma combined basis per equivalent share of Massey common stock. The following unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Alpha, which are incorporated by reference in this joint proxy statement/prospectus, and Massey, which are incorporated by reference in this joint proxy statement/prospectus, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page [—] and “Where You Can Find More Information” beginning on page [—].

The unaudited pro forma combined data per equivalent share of Massey common stock has been calculated on the basis of the unaudited pro forma combined per share Alpha common stock amounts, multiplied by the exchange ratio of 1.025. The exchange ratio represents the number of shares of Alpha common stock that each Massey stockholder would receive, in addition to the $10.00 per share cash component of the merger consideration, upon the completion of the merger. The unaudited pro forma combined data per equivalent share of Massey common stock data shows how each share of Massey common stock would have participated in the income from continuing operations and book value of Alpha if the companies had been consolidated for accounting and financial reporting purposes as of and for the year ended December 31, 2010. These amounts, however, are not intended to reflect future per share levels of income from continuing operations and book value of Alpha following consummation of the merger.

The unaudited pro forma combined per share information is based on the historical financial statements of Alpha and Massey and on publicly available information and certain assumptions and adjustments as discussed in “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page [—], including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Massey based on preliminary estimates of their fair value. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Alpha or Massey would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor is it necessarily indicative of any future operating results or financial position. Alpha and Massey may have performed differently had they been combined during the periods presented. The following should be read in connection with the “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page [—], and other information included in or incorporated by reference into this joint proxy statement/prospectus.

	Alpha Historical per Share Data	Massey Historical per Share Data	Alpha Pro Forma Combined per Share Data	Massey Pro Forma Combined per Share Data
As of or for the Year Ended December 31, 2010:
Income (loss) from continuing operations per common share:
Basic	$0.81	$(1.71)	$(0.49)	$(0.51)
Diluted(1)	$0.80	$(1.71)	$(0.49)	$(0.51)
Cash dividends declared per common share	$0.00	$0.24	$—	$—
Book value of stockholder’s equity per common share	$21.37	$17.52	$36.72	$37.64

(1)	In accordance with GAAP, the effect of certain Alpha and Massey securities that could be converted into common stock under certain circumstances was excluded from the calculation of the diluted income (loss) per common share, as such inclusion would result in antidilution.

COMPARATIVE MARKET VALUE INFORMATION

The following table presents:

•

the closing prices per share and aggregate market value of Alpha common stock and Massey common stock, in each case based on the last reported sales prices as reported by the NYSE Composite Transactions Tape, on January 28, 2011, the last trading day prior to the public announcement of the proposed merger, and March 15, 2011, the last practicable full trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus; and

•

the equivalent price per share and equivalent market value of shares of Massey common stock, reflecting the fluctuating value of Alpha common stock that Massey stockholders would receive for each share of Massey common stock, in addition to the cash component of the merger consideration, if the merger were completed on either January 28, 2011 or March 15, 2011. The equivalent price per share of Massey common stock is equal to the closing price of a share of Alpha common stock on the applicable date multiplied by 1.025 plus $10.00 in cash.

	Alpha Historical	Massey Historical	Massey Equivalent
January 28, 2011
Closing price per common share	$57.88	$57.23	$69.33
Market value of common stock (in billions)(1)	$7.0	$5.9	$7.1

March 15, 2011
Closing price per common share	$52.67	$60.93	$63.99
Market value of common stock (in billions)(2)	$6.4	$6.3	$6.6

(1)	Based on 120,491,453 shares of Alpha common stock and 102,514,750 shares of Massey common stock outstanding as of January 28, 2011 (excluding outstanding shares held in treasury).
(2)	Based on 120,659,895 shares of Alpha common stock and 102,979,189 shares of Massey common stock outstanding as of March 15, 2011 (excluding outstanding shares held in treasury).

RISK FACTORS

In deciding whether to vote for the proposals discussed in this joint proxy statement/prospectus, we urge you to consider carefully all of the information included or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—]. You should also read and consider the risks associated with each of the businesses of Alpha and Massey, because these risks will also affect Alpha after consummation of the merger. The risks associated with the business of Alpha can be found in the Alpha Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. The risks associated with the business of Massey can be found in the Massey Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus.

Upon completion of the merger, Massey stockholders will receive, in addition to the $10.00 per share cash portion of the merger consideration, 1.025 shares of Alpha common stock for each share of Massey common stock, which will expose Massey stockholders to the risk of market fluctuations in the price of Alpha common stock.

Upon completion of the merger, Massey stockholders will receive 1.025 shares of Alpha common stock and $10.00 in cash for each share of Massey common stock. The per share merger consideration will not be adjusted prior to completion of the merger for changes in the market price of either Alpha common stock or Massey common stock or for share repurchases or issuances of common stock by Alpha or Massey. Such market price fluctuations or changes in the number of outstanding shares of Alpha or Massey common stock may affect the value that Massey stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, many of which are out of Alpha’s and Massey’s control, including general market and economic conditions, changes in businesses, operations and prospects and regulatory considerations, and risks discussed in this section of this joint proxy statement/prospectus. Neither Alpha nor Massey is permitted to terminate the merger agreement or resolicit the vote of their respective stockholders solely because of changes in the market price of either of their common stock.

The prices of Alpha common stock and Massey common stock at the completion of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the special meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of sales prices of Alpha common stock during the period from January 28, 2011, the last trading day before public announcement of the merger, through March 15, 2011, the exchange ratio plus the $10 per Massey share cash consideration represented a value ranging from a high of $69.60 to a low of $60.82 for each share of Massey common stock. Because the date that the merger becomes effective will be later than the date of the special meetings, at the time of Massey’s special meeting, Massey stockholders will not know the exact market value of the Alpha common stock that they will receive upon completion of the merger.

Alpha may fail to realize revenue growth and the cost savings estimated as a result of the merger.

The success of the merger will depend, in part, on Alpha’s ability to realize the anticipated synergies, business opportunities and growth prospects from combining the businesses of Alpha and Massey. Alpha may never realize these anticipated synergies, business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both Alpha and Massey. Employees might leave or be terminated because of the merger. Management of Alpha might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures. Alpha might experience increased competition that limits its ability to expand its business, and it might not be able to capitalize on expected business opportunities, including retaining current customers. Alpha’s management may be unable to manage successfully Alpha’s exposure to pending and potential litigation. Alpha may be required by regulators to undertake certain remedial measures upon the closing of the merger, and Alpha’s management may not be able to implement those and other remedial measures successfully. Alpha may experience difficulties in applying its Running Right safety program at legacy Massey mines and facilities after consummation of the merger. Moreover, assumptions underlying estimates of expected cost savings as a result of the merger may be inaccurate, and general industry and business conditions might deteriorate. If any of these factors limit Alpha’s ability to integrate the operations of Alpha and Massey successfully or on a timely basis, the expectations of future results of operations, including certain cost savings and synergies expected to result from the merger, might not be met.

In addition, Alpha and Massey have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect Alpha’s ability to maintain relationships with clients, employees or other third parties or Alpha’s ability to achieve the anticipated benefits of the merger or could reduce Alpha’s earnings.

Massey and Massey’s directors and officers are named parties to a number of lawsuits, including various lawsuits relating to the explosion at the Upper Big Branch mine and safety conditions at Massey mines, one of Massey’s employees has been indicted by a grand jury, and further lawsuits may be filed against Massey and charges may also be brought against Massey and certain other of Massey’s directors, officers and employees by the U.S. Attorney’s Office.

A number of legal actions are pending in Delaware state court and West Virginia state and federal courts relating to safety conditions at Massey’s mines, the April 2010 explosion at the Upper Big Branch mine, which we refer to as the UBB explosion, and other related matters, including accusations of securities fraud. These include derivative actions against current and former Massey directors and officers. Massey and its officers, directors and employees may be subject to future claims, including from families of the twenty-nine miners that died in the UBB explosion. In addition, the U.S. Attorney’s Office and the federal Mine Safety and Health Administration, in conjunction with the State of West Virginia, are currently investigating the UBB explosion. On February 28, 2011, Massey’s head of security at the UBB mine was charged with obstruction of justice and the making of false statements in connection with the U.S. Attorney’s investigation.

The outcomes of these pending and potential cases, claims, and investigations are uncertain. Depending on the outcome, these actions could have adverse financial effects or cause reputational harm to Alpha. Alpha may not resolve these actions favorably or may not be successful in implementing remedial safety measures that may be imposed as a result of some of these actions and/or investigations.

In addition, plaintiffs in the pending derivative actions against current and former Massey directors and officers, which we refer to as the derivative plaintiffs, and other plaintiffs who have filed suit challenging the merger have asserted that, if the merger is completed, the derivative plaintiffs may lose standing to assert those claims.

Following the merger, Alpha will have significantly less cash on hand than Alpha and Massey collectively have as of the date of this joint proxy statement/ prospectus.

Following an assumed completion of the merger on December 31, 2010, after repayment of certain indebtedness of Alpha and Massey, as described in Note 3(d) to the Unaudited Pro Forma Condensed Combined Consolidated Financial Information, beginning on page [—], and all other pro forma adjustments relating to the merger, Alpha would have had, on a pro forma basis as of December 31, 2010, approximately $596.2 million in cash and cash equivalents. In addition, Alpha would have had, on a pro forma basis as of December 31, 2010, approximately $2,864.5 million in indebtedness excluding debt premium in the amount of $6.4 million, including $2.7 million relating to short term obligations under capital leases, $7.8 million of other short-term borrowings and access to $1,152.0 million in unused capacity under a revolving credit facility and accounts receivable securitization facility, after giving effect to $148.5 million in issued letters of credit. If the actual amount of cash and cash equivalents that Alpha has on hand following the merger is less than expected, this could adversely affect Alpha’s ability to grow and to perform. See “The Merger — Financing Relating to the Merger” beginning on page [—].

The market price of Alpha common stock after the merger might be affected by factors different from, or in addition to, those currently affecting the respective market prices of Alpha and Massey common stock.

The businesses of Alpha and Massey differ and, accordingly, the results of operations of Alpha and the market price of Alpha common stock after the merger may be affected by factors different from, or in addition to, those currently affecting the independent results of operations of each of Alpha and Massey. For a discussion of the businesses of Alpha and Massey and of factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page [—].

Alpha may not pay dividends in the foreseeable future, and current Massey stockholders may have to rely on increases in the trading price of Alpha common stock for returns on their investment following the merger.

Massey stockholders have historically received quarterly dividends from Massey, while Alpha stockholders have not historically received any regularly paid dividends. The payment of dividends by Alpha after the merger will be subject to the determination of Alpha’s board of directors. Decisions regarding whether to pay dividends and the amount of any dividends to be paid will be based on the judgment of Alpha’s board of directors, compliance with the DGCL, compliance with agreements governing Alpha’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Alpha board of directors may consider to be important. As such, Alpha may not pay any regular dividends in the foreseeable future, in which case former Massey stockholders who become stockholders of Alpha would no longer be able to rely on receiving regular dividend payments, and they (and other Alpha stockholders) would have to rely on increases in the trading price of Alpha common stock for any returns on their investment.

Until the effective date of the merger or the termination of the merger agreement in accordance with its terms, Alpha and Massey are prohibited from entering into certain business combination transactions.

During the period that the merger agreement is in effect, except as permitted by certain limited exceptions in the merger agreement or required by their fiduciary duties and subject to the other requirements of the merger agreement, the Alpha board of directors may not withdraw or adversely modify its recommendation of approval by the Alpha stockholders of the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement and the Massey board of directors may not withdraw or adversely modify its recommendation of approval by the Massey stockholders of the merger. In addition, during such time, neither board may recommend an acquisition proposal other than the merger or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the merger, except as permitted by certain limited exceptions in the merger agreement or required by their fiduciary duties and subject to the other requirements of the merger agreement. The foregoing prohibitions could have the effect of delaying other strategic transactions and may, in some cases, make it impossible to pursue other strategic transactions that are available only for a limited time.

Alpha and Massey must obtain required approvals and governmental and regulatory consents to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

The merger is subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of the respective stockholders of Alpha and Massey at their respective special meetings and the expiration or termination of all waiting periods under applicable antitrust laws, including the applicable waiting periods under the HSR Act and foreign antitrust laws.

The governmental agencies from which the parties will seek these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the merger, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Alpha’s business after consummation of the merger. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the merger or may reduce the anticipated benefits of the business combination. Neither Alpha nor Massey has any obligation to complete the merger if, as a condition to their approval, regulators require any sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Alpha of any portion of their respective business, properties or assets if such actions would have a material adverse effect on Alpha and its subsidiaries, taken as a whole, or Massey and its subsidiaries, taken as a whole. Further, no assurance can be given that the required stockholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Alpha agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the merger, these requirements, limitations, costs, divestitures or restrictions could adversely affect Alpha’s ability to integrate its operations with Massey’s operations or reduce the anticipated benefits of the merger. This could result in a failure to consummate the merger or have a material adverse effect on the business and results of operations of Alpha after consummation of the merger. Alpha and Massey will also be obligated to pay certain transaction-related fees and expenses in connection with the merger, whether or not the merger is completed. Please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger,” beginning on page [—], for a discussion of the conditions to consummation of the merger and the section entitled “Regulatory Approvals Required for the Merger,” beginning on page [—], for a description of the antitrust approvals necessary to consummate the merger.

Massey stockholders will become stockholders in Alpha upon receipt of shares of Alpha common stock, which may change certain stockholder rights and privileges they hold as stockholders of Massey.

Massey stockholders will receive Alpha common stock as part of the consideration in connection with the merger. Although both companies are incorporated under Delaware law, there are a number of differences between the rights of a stockholder of Massey and the rights of a stockholder of Alpha. We urge Massey stockholders to review the discussion in the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Stockholders,” beginning on page [—].

The consummation of the merger will constitute a change of control under Massey’s existing indebtedness and may permit counterparties to other agreements to terminate those agreements.

Under Massey’s existing credit agreement and instruments governing Massey’s 6.875% senior notes due 2013, which we refer to as the 6.875% senior notes, and 3.25% convertible senior notes due 2015, which we refer to as the 3.25% convertible notes, the merger will constitute a change of control. As of December 31, 2010, there were $77.2 million of letters of credit issued and there were no outstanding borrowings under Massey’s existing credit agreement. As of December 31, 2010, there was approximately $757.5 million and $546.3 million aggregate principal amount outstanding under Massey’s 6.875% senior notes and 3.25% convertible notes, respectively. Such a change in control will cause the indebtedness under Massey’s credit agreement to become immediately due and payable. Under instruments governing Massey’s 6.875% senior notes, if a change in control occurs, holders of these notes may require Massey to buy back the notes for a price equal to 101% of the notes’ principal amount, plus any interest which has accrued and remains unpaid as of the repurchase date. The 6.875% senior notes are also redeemable at a price equal to 101.719% of the notes’ principal amount through December 14, 2011, and thereafter at a price equal to 100% of the notes’ principal amount, in each case, plus any interest which has accrued and remains unpaid on the redemption date. Under the instruments governing Massey’s 3.25% convertible notes, if a change of control occurs, holders of such series of Massey’s 3.25% convertible notes may require Massey to buy back the notes for a price equal to 100% of the notes’ principal amount, plus any interest that has accrued and remains unpaid as of the repurchase date or may convert the notes into an amount payable at the election of Massey or Alpha in cash or a combination of cash and stock based on the trading prices of Massey or Alpha stock. If less than 90% of the consideration paid to Massey stockholders is common stock of Alpha, and if notice of conversion is given on or after the date the merger is consummated, holders may also be entitled to a make-whole conversion premium payable at the election of Alpha in cash or a combination of cash and stock.

Alpha intends to redeem the outstanding principal amount of non-converted 2.25% convertible notes, which are redeemable on or after April 6, 2011, at a price equal to 100% of the notes’ principal amount plus any interest which has accrued and remains unpaid on the redemption date. As a result of both the merger and the notice of redemption, the holders of the 2.25% convertible notes will be entitled to convert their notes into shares of Massey or Alpha common stock. As of December 31, 2010, there was approximately $9.65 million in aggregate principal amount of Massey’s 2.25% convertible notes outstanding.

Alpha may not be able to refinance Massey’s existing debt or have sufficient funds available for any repurchases that could be required by a change of control or the planned redemption of Massey’s 2.25% convertible notes, either of which may have an adverse effect on the value of Alpha’s common stock.

In addition, certain of Massey’s leases, surety bond indemnity agreements and other agreements permit a counterparty to terminate the agreement because consummation of the merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Alpha may have to seek to replace any such agreement with a new agreement. Alpha cannot assure Alpha and Massey stockholders that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Massey’s business, failure to replace that agreement on similar terms or at all may increase the costs to Alpha of operating Massey’s business or prevent Alpha from operating part of Massey’s business following completion of the merger.

The market for Alpha common stock may be adversely affected by the issuance of shares pursuant to the proposals before Alpha stockholders.

If the merger is consummated, Alpha will issue an estimated 105.6 million shares of Alpha common stock to Massey stockholders, based on the number of shares of Massey common stock outstanding on March 15, 2011. The increase in the number of outstanding shares of Alpha common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Alpha common stock.

The issuance of shares of Alpha common stock to Massey stockholders in the merger will substantially reduce the percentage ownership interest of current Alpha stockholders.

If the merger is consummated, Alpha will issue an estimated 105.6 million shares of Alpha common stock to Massey stockholders, based on the number of shares of Massey common stock outstanding on March 15, 2011. Based on the number of shares of Alpha and Massey common stock outstanding on January 28, 2011, legacy Alpha stockholders will own, in the aggregate, approximately 54% of the shares of Alpha common stock outstanding immediately after the merger, and former Massey stockholders will own, in the aggregate, approximately 46% of shares of Alpha common stock outstanding immediately after the merger. The issuance of shares of Alpha common stock to Massey stockholders in the merger will cause a significant reduction in the relative percentage interest of current Alpha stockholders in earnings, voting, liquidation value and book and market value of Alpha. As a result of these reduced ownership percentages, both Alpha and Massey stockholders will have less influence on the management and policies of Alpha following the merger than they now have with respect to their respective companies. If Alpha and Massey are unable to realize the benefits currently anticipated from the merger, Alpha and Massey stockholders will experience dilution of their ownership interest without receiving any commensurate benefit.

Alpha’s anticipated level of indebtedness could impact its operations and liquidity, and could, during the period in which debt is outstanding, have important consequences to holders of its common stock.

Alpha must incur additional indebtedness to acquire the shares of Massey common stock and to refinance Massey’s debt. Alpha expects, but cannot guarantee, that it will be able to make all required principal and interest payments when due.

Alpha’s anticipated level of indebtedness could, among other things:

•	cause Alpha to use a portion of its cash flow from operations for debt service rather than for its operations;

•	cause Alpha to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause Alpha to be more vulnerable to general adverse economic and industry conditions;

•	cause Alpha to be disadvantaged compared to competitors with less leverage;

•	result in a downgrade in the rating of Alpha’s indebtedness, which could increase the cost of further borrowings; and

•	subject Alpha to interest rate risk, because some of its borrowings will be at variable rates of interest.

Alpha’s indebtedness following consummation of the merger is expected to be higher than its current indebtedness and higher than the sum of Alpha’s and Massey’s current indebtedness. Alpha’s total long-term indebtedness as of December 31, 2010 was approximately $754.2 million. Massey’s long-term indebtedness as of December 31, 2010 was approximately $1,316.2 million. Assuming consummation of the merger on December 31, 2010, Alpha’s pro forma total indebtedness as of that date would have been approximately $2,870.9 million, as described in the section of this joint proxy statement/prospectus entitled “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information,” beginning on page [—]. Based upon current levels of operations and anticipated growth and past experience in paying down past acquisitions, Alpha expects, but cannot guarantee, that it will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due. Alpha’s anticipated indebtedness could impact its operations and liquidity and could, during the period in which debt is outstanding, have important consequences to holders of its common stock.

If Alpha is unable to comply with restrictions in the proposed financing package, the indebtedness thereunder could be accelerated.

The credit facilities, loan agreements and potential bonds contemplated by the commitment letter received by Alpha will impose restrictions on Alpha and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the indebtedness. Alpha cannot make any assurances that its future operating results will be sufficient to ensure compliance with the covenants in its agreements or to remedy any such default. In the event of an acceleration of this indebtedness, Alpha may not have or be able to obtain sufficient funds to make any accelerated payments. Please see the section of this joint proxy statement/prospectus entitled “The Merger — Financing Relating to the Merger,” beginning on page [—], for more information about the financing package envisaged by the commitment letter received by Alpha and the restrictions contained therein and payments required thereby.

Alpha’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what Alpha’s actual financial position or results of operations would have been had the merger and the acquisition of Cumberland by Massey been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Massey’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Massey as of the date of the completion of the merger. In addition, subsequent to the closing date of the merger, there may be further refinements of the purchase price allocation as additional information becomes available.

Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information,” beginning on page [—], for more information.

The unaudited prospective financial information of Alpha and Massey included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Alpha and Massey. As a result, it may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of Alpha and Massey contained in “The Merger — Opinion of Alpha’s Financial Advisor” and “The Merger — Massey Unaudited Prospective Financial Information,” and referred to in “The Merger — Opinion of Massey’s Financial Advisor,” involves risks, uncertainties and assumptions and is not a guarantee of future performance. The future financial results of Alpha and Massey and, if the merger is completed, the combined company, may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond Alpha’s and Massey’s ability to control or predict. Neither Alpha nor Massey can provide any assurance that Alpha or Massey’s unaudited prospective financial information will be realized or that Alpha’s or Massey’s future financial results will not materially vary from the applicable unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not reflect Alpha’s or Massey’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared.

More specifically, the unaudited prospective financial information:

•	necessarily makes numerous assumptions, many of which are beyond the control of Alpha or Massey and may not prove to be accurate;

•

does not necessarily reflect revised prospects for Alpha’s or Massey’s respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

•

is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

•	should not be regarded as a representation that the unaudited prospective financial information will be achieved.

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Alpha and Massey, which could have an adverse effect on each of their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Alpha and Massey. Specifically:

•

current and prospective employees of Alpha and of Massey might experience uncertainty about their future roles with Alpha following completion of the merger, which might adversely affect Alpha’s ability to retain key managers and other employees; and

•	the attention of Alpha’s and Massey’s management might be directed toward the completion of the merger.

In addition, Alpha and Massey have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of each of their respective businesses. If the merger is not completed, Alpha and Massey will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit. Further, Massey may be required to pay to Alpha a termination fee of $251 million and Alpha may be required to pay Massey a termination fee of between $72 million and $360 million if the merger agreement is terminated, depending on the specific circumstances of the termination. For a detailed description of the circumstances in which such termination fees will be paid, see “Termination Fees,” beginning on page [—].

Some of Alpha’s and Massey’s officers and directors may have interests in the merger that are different from, or in addition to, the interests of Alpha and Massey stockholders.

When considering the recommendation of the Alpha and Massey boards of directors with respect to the merger, Alpha stockholders should be aware that some directors and executive officers of Alpha may have interests in the merger that may be different from, or in addition to, their interests as stockholders and the interests of stockholders of Alpha generally. In addition, Massey stockholders should be aware that the directors and executive officers of Massey have interests in the merger that may be different from, or in addition to, their interests as stockholders and the interests of stockholders of Massey generally. These interests include, among others, potential payments under employment agreements and change in control severance agreements, rights to acceleration of vesting and exercisability of options, and acceleration of vesting of restricted stock, restricted stock units and restricted cash units as a result of the merger and rights to ongoing indemnification and insurance coverage by Alpha for acts or omissions occurring prior to the merger. For more information, see “The Merger — Interests of Alpha Directors and Executive Officers in the Merger” beginning on page [—] and “The Merger — Interests of Massey Directors and Executive Officers in the Merger” beginning on page [—].

As a result of these interests, these directors and executive officers of Alpha or Massey, as the case may be, might be more likely to support and to vote in favor of the proposals described in their joint proxy statement/prospectus than if they did not have these interests. Each of Alpha’s and Massey’s stockholders should consider whether these interests might have influenced these directors and executive officers to support or recommend adoption of the merger agreement. At the close of business on [—], 2011, Alpha directors and executive officers were entitled to vote approximately [—]% of the then-outstanding shares of Alpha common stock. As of the close of business on [—], 2011, Massey directors and executive officers were entitled to vote approximately [—]% of the then-outstanding shares of Massey common stock. See “Stock Ownership of Directors and Executive Officers,” beginning on page [—].

Uncertainties underlie Alpha’s expectation that, relative to Alpha on a stand-alone basis, the merger will be accretive to Alpha’s earnings per share after consummation of the merger, and excluding the impacts of acquisition accounting, for fiscal year 2012.

We believe that relative to Alpha on a stand-alone basis, and excluding impacts of acquisition accounting, the merger will be accretive to Alpha’s earnings per share, when calculated for fiscal year 2012. However, we cannot assure you that the merger will be accretive to Alpha’s earnings per share by 2012 or at all. In addition to the uncertainties that underlie any financial forecast, Alpha will account for the merger as an acquisition under Accounting Standards Codification Topic 805, “Business Combinations,” or “ASC 805” (formerly Statement of Financial Accounting Standards No. 141(R)). The total cost of the merger will be allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair values. Until the acquisition price is known, Alpha can only estimate the allocation of this acquisition price to the net assets acquired and the effect of this allocation on future results. That estimate could materially change.

Multiple lawsuits have been filed against Massey, certain of Massey’s current and former directors and officers, Alpha and Mountain Merger Sub challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Massey, certain of Massey’s current and former directors and officers, Alpha and Mountain Merger Sub are named as defendants in multiple class action lawsuits brought by purported Massey stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

One of the conditions to the closing of the merger is that no temporary restraining order, preliminary or permanent injunction or other judgment, order or restraint issued by any federal or state court of competent jurisdiction or governmental entity shall be in effect enjoining or otherwise prohibiting the consummation of the merger. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from consummating the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe. See “The Merger — Litigation Related to the Merger” beginning on page [—], for more information about the class action lawsuits related to the merger that have been filed.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Massey may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Cleary Gottlieb Steen & Hamilton LLP, tax counsel to Alpha, and Cravath, Swaine & Moore LLP, tax counsel to Massey, will have delivered an opinion, dated as of the date this joint proxy statement/prospectus is filed with the SEC and as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Alpha and Massey, as well as certain covenants and undertakings by Alpha and Massey. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. Additionally, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Massey common stock would recognize taxable gain or loss upon the exchange of Massey common stock for Alpha common stock pursuant to the merger. See “Material United States Federal Income Tax Consequences” beginning on page [•].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the information and other documents incorporated by reference into this joint proxy statement/prospectus, contains or incorporates by reference or may contain or may incorporate by reference “forward-looking statements” that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to future prospects, developments and business strategies. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, are used to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting Alpha and Massey and are subject to uncertainties and factors relating to their respective operations and business environment, all of which are difficult to predict and many of which are beyond their control, that could cause their actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The forward-looking statements involve certain risks and uncertainties. The ability of either Alpha or Massey to predict results or actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Alpha and Massey that are incorporated herein by reference, including the following:

•	the timing of the completion of the merger;

•

uncertainty of the expected financial performance of Alpha following completion of the proposed transaction, which may differ significantly from the pro forma financial data contained in this joint proxy statement/prospectus;

•	the failure of Alpha or Massey stockholders to approve the transaction;

•

the calculations of, and factors that may impact the calculations of, the merger consideration in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies;

•	the outcome of pending or potential litigation or governmental investigations;

•	the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	Alpha’s ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame;

•	disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•	changes in, renewal of and acquiring new long-term coal supply arrangements;

•	changes in both companies’ businesses during the period between now and the completion of the merger might have adverse impacts on Alpha following the merger;

•	inherent risks of coal mining beyond Alpha’s and Massey’s control;

•	railroad, barge, truck and other transportation performance and costs;

•	the geological characteristics of the Powder River Basin’s and Central and Northern Appalachian coal reserves;

•	the availability of mining and processing equipment and parts;

•	assumptions concerning economically recoverable coal reserve estimates of Alpha and Massey, respectively;

•	environmental laws, including those directly affecting coal mining production and those affecting customers’ coal usage;

•	the inability to obtain, renew or modify permits in a timely manner, comply with government regulations or make capital expenditures required to maintain compliance;

•	changes in laws and regulations or interpretations or applications thereof;

•	the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule;

•	general economic conditions that are less favorable than expected; and

•	competition in coal markets.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results might differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Alpha or Massey or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Alpha and Massey undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE ALPHA SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Alpha stockholders as part of a solicitation of proxies by the Alpha board of directors for use at the special meeting of Alpha stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Alpha on or about            , 2011. In addition, this joint proxy statement/prospectus constitutes a prospectus for Alpha in connection with the issuance by Alpha of its common stock pursuant to the merger agreement. This joint proxy statement/prospectus provides Alpha stockholders with information they need to know to vote or instruct their vote to be cast at the special meeting of Alpha stockholders.

Date, Time and Place of the Alpha Special Meeting

The special meeting of Alpha stockholders will be held at [—], located at [—] on [—], 2011, at [—], local time.

Purposes of the Alpha Special Meeting

At the Alpha special meeting, Alpha’s stockholders will be asked:

•

to approve the amendment to Alpha’s certificate of incorporation, a copy of which is attached as Annex B to this joint proxy statement/prospectus and pursuant to which Alpha will be authorized to issue up to 400,000,000 shares of common stock, par value $0.01 per share;

•	to approve the issuance of shares of Alpha common stock, par value $0.01 per share, to Massey stockholders pursuant to the merger agreement; and

•

to approve adjournments of the Alpha special meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Alpha special meeting to approve one or both of the proposals described above.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the special meeting of Alpha stockholders is [—], 2011. This means that you must be a stockholder of record of Alpha common stock at the close of business on [—], 2011, in order to vote at the Alpha special meeting. You are entitled to one vote for each share of Alpha common stock you own. At the close of business on the record date, there were [—] shares of Alpha common stock outstanding and entitled to vote, held by approximately [—] holders of record.

A complete list of Alpha stockholders entitled to vote at the Alpha special meeting will be available for inspection at the principal place of business of Alpha during regular business hours for a period of no less than ten days before the Alpha special meeting and at the place of the Alpha special meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Alpha. The required quorum for the transaction of business at the Alpha special meeting is a majority of the issued and outstanding shares of Alpha common stock entitled to vote at the Alpha special meeting, whether present in person or represented by proxy. Any abstentions will be counted as present and entitled to vote in determining whether a quorum is present at the Alpha special meeting. Your bank, broker or other nominee will not be permitted to vote at the Alpha special meeting without specific instructions as to how to vote from you as the beneficial owner of the shares of Alpha common stock. A broker non-vote (as defined below) will have the same effect as a vote AGAINST the proposal to amend the certificate of incorporation, but will have no effect on the proposal to issue shares of Alpha common stock pursuant to the merger agreement or the adjournment proposal. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the Alpha special meeting.

The approval of the amendment to the Alpha certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Alpha common stock entitled to vote. The required vote of Alpha stockholders on the amendment to the Alpha certificate of incorporation is based upon the number of outstanding shares of Alpha common stock, and not the number of shares that are actually voted. Accordingly, if you are an Alpha stockholder and you fail to submit a proxy card or vote in person at the Alpha special meeting or abstain from voting, or if you hold your shares in “street name” through a bank, broker or other nominee and fail to give voting instructions to such bank, broker or other nominee, which we refer to as a broker non-vote, that will have the same effect as a vote AGAINST the amendment to the certificate of incorporation.

The approval of the issuance of shares of Alpha common stock pursuant to the merger agreement requires the affirmative vote of a majority of shares of Alpha common stock present in person or represented by proxy at the stockholders meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote AGAINST the proposal to issue shares of Alpha common stock pursuant to the merger agreement, while broker non-votes and shares not in attendance at the Alpha special meeting will have no effect on the outcome of proposal to approve the issuance of shares of Alpha common stock pursuant to the merger agreement.

To approve any adjournment of the Alpha special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Alpha special meeting to approve the proposal to approve the amendment to the certificate of incorporation and/or the proposal to approve the issuance of shares of Alpha common stock pursuant to the merger agreement, the affirmative vote of a majority of the shares of Alpha common stock present in person or represented by proxy at the Alpha special meeting and entitled to vote is required, regardless of whether a quorum is present. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Alpha special meeting, while broker non-votes and shares not in attendance at the Alpha special meeting will have no effect on the outcome of any vote to adjourn the Alpha special meeting.

ITEM 1	APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

As discussed elsewhere in this joint proxy statement/prospectus, Alpha stockholders are considering and voting on a proposal to approve an amendment to the Alpha certificate of incorporation, pursuant to which Alpha will be authorized to issue up to 400,000,000 shares of common stock, par value $0.01 per share. This increase in the authorized stock of Alpha is necessary in order for Alpha to issue the stock portion of the merger consideration to the stockholders of Massey pursuant to the merger agreement. You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the proposed amendment to the Alpha certificate of incorporation and the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the proposed amendment to the certificate of incorporation, which is attached as Annex B to this proxy statement, and the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

After careful consideration, the Alpha board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Alpha and the stockholders of Alpha, respectively. Accordingly, the Alpha board of directors recommends that Alpha stockholders vote FOR the approval of the amendment to the certificate of incorporation, and your properly signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2	APPROVAL OF THE ISSUANCE OF SHARES OF ALPHA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, Alpha stockholders are considering and voting on a proposal to approve the issuance of shares of Alpha common stock to the stockholders of Massey pursuant to the merger agreement. The shares of common stock to be issued will be, upon issuance, in excess of twenty percent of the number of shares of Alpha common stock currently outstanding and will have, upon issuance, voting power in excess of twenty percent of the voting power of Alpha common stock currently outstanding and as a result, pursuant to Section 312.03(c) of the New York Stock Exchange Listed Company Manual, Alpha is required to receive stockholder approval of the issuance.

You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the proposed common stock issuance and the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

After careful consideration, the Alpha board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Alpha and the stockholders of Alpha, respectively. Accordingly, the Alpha board of directors recommends that Alpha stockholders vote FOR the issuance of shares of Alpha common stock pursuant to the merger agreement, and your properly signed and dated proxy will be so voted unless you specify otherwise.

ITEM 3	APPROVAL OF THE ADJOURNMENT OF THE ALPHA SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ALPHA SPECIAL MEETING TO APPROVE ONE OR BOTH OF THE PROPOSALS DESCRIBED ABOVE

Alpha stockholders may be asked to vote on a proposal to adjourn the Alpha special meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Alpha special meeting to approve the amendment to the certificate of incorporation and/or the issuance of shares of Alpha common stock pursuant to the merger agreement.

The Alpha board of directors recommends that Alpha stockholders vote FOR the proposal to adjourn the Alpha special meeting under certain circumstances, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Please note that pursuant to section 2.09 of Alpha’s bylaws, the chairman is authorized to adjourn the Alpha special meeting if less than a quorum is present.

Stock Ownership and Voting by Alpha’s Directors and Executive Officers

At the close of business on [—], 2011, the record date for the Alpha special meeting, Alpha’s directors and executive officers had the right to vote approximately [—] shares of the then-outstanding Alpha common stock at the Alpha special meeting, collectively representing approximately [—]% of Alpha common stock outstanding and entitled to vote on that date. We currently expect that Alpha’s directors and executive officers will vote their shares FOR approval of the amendment to the Alpha certificate of incorporation and FOR the proposal to issue shares of Alpha common stock pursuant to the merger agreement, although none of them has entered into any agreement requiring them to do so.

How to Vote

You may vote your shares of Alpha common stock in person at the Alpha special meeting or by proxy. Alpha recommends that you submit your proxy even if you plan to attend the Alpha special meeting. If you submit your proxy, you may change your vote if you attend and vote at the Alpha special meeting; however, mere attendance at the Alpha special meeting will have no effect on your vote.

Owners of record (that is, stockholders of record who hold shares of Alpha common stock in certificated or book-entry form (as opposed to through a bank, broker or other nominee)), as of the close of business on the record date, may vote in person at the Alpha special meeting or by proxy. This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Alpha special meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record have three ways to vote by proxy:

•

Internet: You can vote over the Internet at the Web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the Internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Alpha board of directors.

The deadline for voting electronically through the Internet or by telephone is [—], Eastern Daylight Time, on [—], 2011.

Alpha stockholders who hold shares of Alpha common stock in a stock brokerage account or through a bank, broker or other nominee (“street name” stockholders) who wish to vote at the Alpha special meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. on [—], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Alpha special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Alpha special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

With respect to the proposals relating to the amendment to the Alpha certificate of incorporation, the issuance of shares of Alpha common stock pursuant to the merger agreement and the adjournment of the Alpha special meeting, if necessary or appropriate, to solicit further proxies in connection with one or both of the proposals described above, if you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote, and a broker non-vote will occur. A broker non-vote will have the same effect as a vote AGAINST the proposal to amend the certificate of incorporation, but will have no effect on the proposals to issue shares of Alpha common stock pursuant to the merger agreement or to adjourn the Alpha special meeting.

If you abstain from voting with respect to the proposal to amend the certificate of incorporation, the proposal to issue shares of Alpha common stock pursuant to the merger agreement, or the proposal to adjourn the

Alpha special meeting, if necessary or appropriate, to solicit further proxies in connection with one or both of the proposals described above, your abstention will have the same effect as a vote AGAINST such proposal.

Revoking Your Proxy

If you are the owner of record as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to Alpha, at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Alpha special meeting and states that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card(s) bearing a later date and mailing it so that it is received by Alpha prior to the Alpha special meeting; or

•	attending the Alpha special meeting and voting in person, although attendance at the Alpha special meeting will not, by itself, revoke a proxy.

If you are a “street name” stockholder, you must follow the instructions found on the voting instruction card provided by your bank, broker or other nominee, or contact your bank, broker or other nominee in order to revoke your previously given proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Alpha special meeting and wish to vote in person, Alpha will give you a ballot at the special meeting. However, if your shares are held in “street name,” you must first obtain from your bank, broker or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Alpha special meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Alpha’s Internet site at http://www.alphanr.com.

People with Disabilities

Alpha can provide you with reasonable assistance to help you to participate in the Alpha special meeting if you tell Alpha about your disability and how you plan to attend. Please write to Alpha, at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, attention: Corporate Secretary, or call at (276) 619-4410, at least two weeks before the Alpha special meeting.

Proxy Solicitations

Alpha is soliciting proxies for the Alpha special meeting from Alpha stockholders. Alpha will bear the entire cost of soliciting proxies from Alpha stockholders. In addition to this mailing, Alpha’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). D.F. King & Co., Inc., which we refer to as D.F. King, has been engaged to aid in the distribution and solicitation of proxies. Alpha will pay D.F. King a fee estimated not to exceed $50,000 and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify D.F. King against any losses arising out of D.F. King’s proxy soliciting services on behalf of Alpha. Alpha and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Alpha common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Alpha stockholders should not submit any stock certificates with their proxy cards.

Alpha stockholders will not need to send in their share certificates or surrender their book-entry shares.

Other Business

Alpha is not aware of any other business to be acted upon at the Alpha special meeting. If, however, other matters are properly brought before the Alpha special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Alpha board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding Alpha’s special meeting, please contact D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, banks and brokers call collect: (212) 269-5550, all others call toll-free: (800) 659-5550.

THE MASSEY SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Massey stockholders as part of a solicitation of proxies by the Massey board of directors for use at the special meeting of Massey stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Massey on or about , 2011. In addition, this joint proxy statement/prospectus constitutes a prospectus for Alpha in connection with the issuance by Alpha of its common stock pursuant to the merger agreement. This joint proxy statement/prospectus provides Massey stockholders with information they need to know to vote or instruct their vote to be cast at the special meeting of Massey stockholders.

Date, Time and Place of the Massey Special Meeting

The special meeting of Massey stockholders will be held at [—], located at [—], on [—], 2011, at [—], local time.

Purposes of the Massey Special Meeting

At the Massey special meeting, Massey stockholders will be asked:

•	to adopt the merger agreement; and

•

to approve adjournments of the Massey special meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Massey special meeting to adopt the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the special meeting of Massey stockholders is [—], 2011. This means that you must be a stockholder of record of Massey common stock at the close of business on [—], 2011, in order to vote at the Massey special meeting. You are entitled to one vote for each share of Massey common stock you own. At the close of business on the record date, there were [—] shares of Massey common stock outstanding and entitled to vote, held by approximately [—] holders of record.

A complete list of Massey stockholders entitled to vote at the Massey special meeting will be available for inspection at the principal place of business of Massey during regular business hours for a period of no less than ten days before the Massey special meeting and at the place of the Massey special meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Massey. The required quorum for the transaction of business at the Massey special meeting is a majority of the issued and outstanding shares of Massey common stock entitled to vote at the Massey special meeting, whether present in person or represented by proxy. Any abstentions will be counted as present and entitled to vote in determining whether a quorum is present at the Massey special meeting. Your bank, broker or other nominee will not be permitted to vote on the adoption of the merger agreement without a specific instruction as to how to vote from you as the beneficial owner of the shares of Massey common stock. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the Massey special meeting.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Massey common stock entitled to vote. The required vote of Massey stockholders on the merger agreement is based upon the number of outstanding shares of Massey common stock, and not the number of shares that are actually voted. Accordingly, if you are a Massey stockholder and you fail to submit a proxy card or vote in person at the Massey special meeting or abstain from voting, or if you hold your shares in “street name” through a bank, broker or other nominee and fail to give voting instructions to such bank, broker or other nominee (a broker non-vote), that will have the same effect as a vote AGAINST the adoption of the merger agreement.

To approve any adjournment of the Massey special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Massey special meeting to approve the proposal to adopt the merger agreement, the affirmative vote of a majority of the shares of Massey common stock present in person or represented by proxy at the Massey special meeting and entitled to vote is required regardless of whether a quorum is present. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Massey special meeting, while broker non-votes and shares not in attendance at the Massey special meeting will have no effect on the outcome of any vote to adjourn the Massey special meeting.

Alpha, through one of its wholly owned subsidiaries, owns 1,000 shares of Massey common stock. Alpha intends to vote these shares in favor of the adoption of the merger agreement and in favor of the adjournment proposal.

ITEM 1	ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, Massey stockholders are considering and voting on a proposal to adopt the merger agreement. You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

After careful consideration, the Massey board of directors has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Massey and the stockholders of Massey, respectively. Accordingly, the Massey board of directors recommends that Massey stockholders vote FOR the adoption of the merger agreement and your properly signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2	APPROVAL OF THE ADJOURNMENT OF THE MASSEY SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MASSEY SPECIAL MEETING TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT

Massey stockholders may be asked to vote on a proposal to adjourn the Massey special meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Massey special meeting to approve the proposal to adopt the merger agreement.

The Massey board of directors recommends that Massey stockholders vote FOR the proposal to adjourn the Massey special meeting under certain circumstances, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Please note that pursuant to section 2.04(c) of Massey’s bylaws, the chairman is authorized to adjourn the Massey special meeting.

Stock Ownership and Voting by Massey’s Directors and Executive Officers

At the close of business on [—], 2011 the record date for the Massey special meeting, Massey’s directors and executive officers had the right to vote approximately [—] shares of the then-outstanding Massey voting stock at the Massey special meeting, collectively representing approximately [—]% of the Massey common stock outstanding and entitled to vote on that date. We currently expect that Massey’s directors and executive officers will vote their shares FOR adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

How to Vote

You may vote your shares of Massey common stock in person at the Massey special meeting or by proxy. Massey recommends that you submit your proxy even if you plan to attend the Massey special meeting. If you submit your proxy, you may change your vote if you attend and vote at the Massey special meeting; however, mere attendance at the Massey special meeting will have no effect on your vote.

Owners of record (that is, stockholders of record who hold shares of Massey common stock in certificated or book-entry form (as opposed to through a bank, broker or other nominee)) or employees who hold interests in Massey common stock through the Massey 401(k) Plan as of the close of business on the record date, may vote in person at the Massey special meeting or by proxy. This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Massey special meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record and employees who own interests in Massey common stock through the Massey 401(k) Plan have three ways to vote by proxy:

•

Internet: You can vote over the Internet at the Web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the Internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Massey board of directors, with the following two exceptions:

•

Shares held in the Massey 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked proxy card will be voted proportionately in the same manner as those shares held in the Massey 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals, and

•

Shares held in the Massey 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in the Massey 401(k) Plan for which timely and valid voting instructions are received.

The deadline for voting electronically through the Internet or by telephone is [—], Eastern Daylight Time, on [—], 2011. The deadline for voting shares of Massey common stock held in the Massey 401(k) Plan electronically through the Internet or by telephone is [—], Eastern Daylight Time, on [—], 2011.

Massey stockholders who hold shares of Massey common stock in a stock brokerage account or through a bank, broker or other nominee (“street name” stockholders) who wish to vote at the Massey special meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits “street name” stockholders to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., on [—], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Massey special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Massey special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

With respect to the proposals relating to the adoption of the merger agreement and the adjournment of the Massey special meeting, if necessary or appropriate, to solicit further proxies to approve the proposal to adopt the merger agreement, if you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote, and a broker non-vote will occur. A broker non-vote will have the same effect as a vote AGAINST the proposal to adopt the merger agreement, but will have no effect on the proposal to adjourn the Massey special meeting.

If you abstain from voting with respect to the proposal to adopt the merger agreement or the proposal to adjourn the Massey special meeting, if necessary or appropriate, to solicit further proxies to approve the proposal to adopt the merger agreement, your abstention will have the same effect as a vote AGAINST such proposal.

Revoking Your Proxy

If you are the owner of record as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to Massey, at Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Investor Relations, bearing a date later than the date of the proxy that is received prior to the Massey special meeting and states that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card(s) bearing a later date and mailing it so that it is received prior to the Massey special meeting; or

•	attending the Massey special meeting and voting in person, although attendance at the Massey special meeting will not, by itself, revoke a proxy.

If you are a “street name” stockholder, you must follow the instructions found on the voting instruction card provided by your bank, broker or other nominee, or contact your bank, broker or other nominee in order to revoke your previously given proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Massey special meeting and wish to vote in person, Massey will give you a ballot at the special meeting. However, if your shares are held in “street name,” you must first obtain from your bank, broker or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Massey special meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Massey’s Internet site at http://www.masseyenergyco.com.

People with Disabilities

Massey can provide you with reasonable assistance to help you to participate in the Massey special meeting if you tell Massey about your disability and how you plan to attend. Please write to Massey, at Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Investor Relations, or call at (804) 788-1800, at least two weeks before the Massey special meeting.

Proxy Solicitations

Massey is soliciting proxies for the Massey special meeting from Massey stockholders. Massey will bear the entire cost of soliciting proxies from Massey stockholders. In addition to this mailing, Massey’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). Innisfree M&A Inc., which we refer to as Innisfree, has been engaged to aid in the distribution and solicitation of proxies. Massey will pay Innisfree approximately $35,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Innisfree against any losses arising out of Innisfree’s proxy soliciting services on behalf of Massey. Massey and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Massey common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Massey stockholders should not submit any stock certificates with their proxy cards.

Massey stockholders will not need to send in their share certificates or surrender their book-entry shares. A transmittal form with instructions for the surrender of certificates representing shares of common stock or book-entry shares of common stock, as applicable, will be mailed to Massey stockholders assuming the merger is completed.

Other Business

Massey is not aware of any other business to be acted upon at the Massey special meeting. If, however, other matters are properly brought before the Massey special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Massey board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding Massey’s special meeting, please contact Innisfree M&A Inc., 501 Madison Avenue, New York, NY 10022, banks and brokers call collect: (212) 750-5833, all others call toll-free: (888) 750-5834.

THE MERGER

Overview

The Alpha board of directors and the Massey board of directors have each approved the merger agreement. Pursuant to the merger agreement, Mountain Merger Sub, a wholly owned subsidiary of Alpha, will merge with and into Massey, with Massey continuing as the surviving corporation and a wholly owned subsidiary of Alpha. Under certain limited circumstances, in order to qualify the merger as a reorganization under Section 368(a) of the Code, Alpha and Massey will reverse the direction of the merger so that Mountain Merger Sub will continue as the surviving entity and, at Alpha’s election, be converted from a Delaware corporation to a Delaware limited liability company.

Upon the consummation of the merger, each share of Massey common stock issued and outstanding before the merger, other than any shares owned by Alpha, Massey or any of their respective subsidiaries, will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash. No fractional shares will be issued, and in lieu of any such fractional shares cash will be paid instead. The number of shares of Alpha common stock and cash to be issued in the merger for each Massey common share is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse split, combination or exchange of shares or similar event with respect to Alpha common stock or Massey common stock) and will not be adjusted for changes in the market price of either Alpha common stock or Massey common stock. Shares of Massey common stock issued and outstanding before the merger will be cancelled upon completion of the merger.

Background of the Merger

Each of Massey’s and Alpha’s board of directors has from time to time separately engaged with the senior management of, and advisors to, their respective companies to review and consider various strategic opportunities, and has considered ways to enhance their respective performance and prospects in light of competitive and other relevant developments. Among other things, Massey’s board of directors, together with Massey’s senior management and advisors, reviewed and considered various strategic opportunities available to Massey, including whether the continued execution of Massey’s strategy as a stand-alone company or the potential acquisition of, sale of Massey to, or combination of Massey with, a third party offered the best avenue to maximize stockholder value. During the course of this process, each of Alpha and Massey has noted a move toward increasing consolidation in the coal industry and each believes that this trend will continue.

From the second half of 2006 through the first half of 2007, Massey conducted a strategic review process in which it considered potential transactions with numerous counterparties, including Alpha. Alpha and Massey had ongoing discussions throughout this period regarding a potential business combination. In connection with this process, on January 12, 2007, Alpha and Massey executed a customary confidentiality agreement that contained a reciprocal two-year standstill provision, which expired on January 12, 2009. However, Alpha and Massey were unable to agree on the terms of a potential deal and ceased discussions.

From time to time during 2007 to 2009, representatives of Massey and Alpha spoke by telephone and in person, but did not discuss a potential business combination between the two companies.

Thereafter, each of Alpha and Massey sought to grow their businesses through other acquisitions. On May 12, 2009, Alpha entered into a merger agreement with Foundation Coal Holdings, Inc. to merge the two companies in a $2.0 billion stock-for-stock transaction, which created, at that time, the third-largest coal producer in the United States.

On July 16, 2009, Foundation, which had previously executed a merger agreement with Alpha as described above, completed an asset exchange with various subsidiaries of Massey. In the transaction which was designed to optimize the reserve bases of both companies, Foundation created a contiguous reserve in the Harts Creek/Atenville area through the acquisition of approximately 19 million tons of coal, increasing its total coal reserve block to more than 120 million tons. In exchange, Foundation conveyed to Massey approximately 23 million tons of coal reserves and the operating assets of the Laurel Creek Mining Complex in Central Appalachia, including a coal processing plant, a permitted impoundment, permitted surface reserves, three idled underground mines, and related mining equipment.

The merger of Alpha and Foundation was completed on July 31, 2009.

On March 16, 2010, Massey entered into an agreement to purchase Cumberland, then one of the largest privately held coal producers in the United States, and its affiliated companies, which we refer to herein collectively as Cumberland, for $960 million in cash and Massey stock.

On March 24, 2010, Don Blankenship, then Chief Executive Officer and Chairman of the Board of Directors of Massey, met with a principal stockholder of Company A to discuss a potential acquisition of Company A by Massey.

On April 5, 2010, an explosion occurred at the Upper Big Branch mine of Massey’s performance resource group, resulting in the deaths of 29 miners and seriously injuring two others. In the time period immediately following the UBB explosion, the Massey board of directors and senior management’s time and attention were largely focused on dealing with the aftermath of the UBB explosion. On April 5, 2010, Massey’s stock price was $54.69. On April 6, 2010, Massey’s stock price was $48.45. On May 6, 2010, Massey’s stock price was $33.47.

In the days following the UBB explosion, Michael Quillen, Chairman of the Board of Directors of Alpha, and Kevin Crutchfield, Alpha’s Chief Executive Officer, each spoke with Mr. Blankenship numerous times by telephone to express Alpha’s concern for the UBB miners, their families and the entire Massey team regarding the UBB explosion and to offer Alpha’s assistance. Alpha, along with other nearby coal companies, provided rescue teams, at Massey’s expense, to aid in the rescue effort at the UBB mine.

On April 19, 2010, Massey completed its acquisition of Cumberland.

On April 23, 2010, the Alpha board of directors met to discuss the possibility of pursuing a business combination with Massey in light of the strong strategic merit. At this meeting, the Alpha board of directors also received a presentation from Morgan Stanley & Co. Incorporated, which we refer to herein as Morgan Stanley, on certain financial information of Alpha and Massey in respect of a potential business combination between Alpha and Massey and possible financing considerations. The Alpha board of directors also discussed the possibility and potential process for submitting a proposal directly to Massey stockholders. After considering the recommendation of Alpha’s senior management, the Alpha directors then authorized Mr. Quillen and Mr. Crutchfield to arrange a private conversation with Mr. Blankenship regarding the possibility of a transaction.

On April 26, 2010, Mr. Quillen met with Mr. Blankenship and expressed Alpha’s sympathy to the UBB miners, their families and the entire Massey family. Mr. Quillen and Mr. Blankenship discussed a variety of matters, including the coal industry generally and the UBB explosion. During the meeting, Mr. Quillen conveyed Alpha’s view that a combination between Massey and Alpha would be beneficial to both companies and their stockholders, customers, employees and local communities. Mr. Quillen presented the strategic logic of a potential business combination and stated that such a combination would be an opportunity to form a premier leader in the coal industry from several perspectives. Mr. Blankenship informed Mr. Quillen that it was Mr. Blankenship’s view that a potential business combination with Alpha was not in the best interests of Massey’s stockholders at the time due to the depressed market value of Massey stock immediately following the UBB explosion, but also indicated that he would convey Alpha’s interest to Massey’s board of directors. Shortly thereafter, Mr. Blankenship held a call with Admiral Bobby Inman, lead independent director of Massey, and Dan Moore, a director of Massey, to update them about the meeting he had with Mr. Quillen. Mr. Blankenship stated his opinion that a potential business combination with Alpha was not in the best interests of Massey’s stockholders at the time due to the depressed market value of Massey stock immediately following the UBB explosion, which did not adequately reflect Massey’s reserve base, and the fact that the board of directors and management’s focus continued to be on the UBB explosion and the integration of Cumberland. Adm. Inman and Mr. Moore expressed their agreement.

On May 3, 2010, the board of directors of Massey participated in a teleconference to receive an update from Mr. Blankenship on a variety of matters, primarily regarding the UBB explosion, but also including the recent meeting held with Mr. Quillen. In addition to all of the members of the Massey board of directors, also present were Richard Grinnan, Massey’s Corporate Secretary, and Shane Harvey, Massey’s General Counsel. After discussion, the board of directors of Massey concluded that a potential business combination with Alpha would not be in the best interests of Massey’s stockholders at the time, noting Massey’s depressed market value and the fact that management’s time and attention were appropriately focused on the UBB explosion and the recent acquisition of Cumberland. The board of directors of Massey directed management not to pursue discussions with Alpha regarding a potential business combination at this time, believing it not to be in the best interests of Massey stockholders. Mr. Blankenship then spoke with Mr. Quillen by telephone and informed him of the decision of the Massey board of directors.

As a result of the explosion at the UBB mine, investigations were initiated by MSHA, the Federal Bureau of Investigation, the West Virginia Office of Miners’ Health, Safety and Training and an independent body led by former MSHA director J. Davitt MacAteer at the direction of West Virginia Governor Manchin. The four investigations are ongoing.

In addition to the investigations, five families have filed wrongful death suits against Massey. Massey has also made a settlement offer of $3 million to each deceased miner’s family; seven of the families have signed agreements to settle their claims, and four of those settlements have been approved by West Virginia courts. Massey stockholders have filed several derivative lawsuits, alleging, among other things, breach of fiduciary duties in the alleged failure to comply with safety standards and related obligations, and two federal class action lawsuits, alleging, among other things, securities fraud in the dissemination of materially misleading statements and the concealment of material adverse facts regarding Massey’s safety record, business, operations and management. For more information regarding the various litigation matters and investigations, please see “Legal Proceedings” in the Form 10-K filed by Massey on March 1, 2011 for the year ended December 31, 2010, which is incorporated herein by reference, and “The Merger—Litigation Related to the Merger” on page [•].

Subsequently, on May 4, 2010, given the uncertainty surrounding the various litigation matters and investigations related to the UBB explosion, management of Alpha determined to indefinitely suspend efforts to pursue a potential business combination with Massey.

On June 17, 2010, Mr. Blankenship and Baxter Phillips, then President and a Director of Massey, met with executives of Company B regarding a separate commercial transaction, and executives from Company B proposed exploring a potential transaction, in which Company B would acquire an equity interest in some or all of the operations and/or reserves of Massey. Mr. Blankenship indicated that he would raise the proposal with Massey’s board of directors. After discussions with various directors of Massey, Mr. Blankenship called an executive of Company B on June 29, 2010, and indicated that Massey would be willing to explore the potential transaction. On July 21, Mr. Blankenship and Mr. Phillips met with executives from Company B to discuss the potential transaction.

On July 19, 2010, the Alpha board of directors met by telephone and discussed the latest developments with respect to Massey and the current status of the investigations into the UBB explosion. The Alpha board of directors also received a presentation by Alpha’s management regarding an update on the relative share price performance of Alpha and Massey and on certain financial information of Alpha and Massey in respect of a potential transaction between Alpha and Massey. The Alpha board agreed the appropriate next step would be delivery of a private, non-binding communication to the Massey board of directors suggesting that the parties explore a potential business combination.

On August 2, 2010, after roughly three months had passed, Mr. Crutchfield telephoned Mr. Blankenship to renew talks regarding a possible transaction and to arrange a meeting on August 5 to discuss a transaction in further detail.

On August 5, 2010, Mr. Crutchfield spoke with Mr. Blankenship to propose an all-stock transaction that would deliver a 20% premium to Massey stockholders at then-current prices. Mr. Blankenship reiterated his view that a transaction with Alpha was not in the best interests of Massey’s stockholders at the time due to the depressed trading prices of Massey common stock following the UBB explosion. Mr. Crutchfield disputed Mr. Blankenship’s concern about Massey’s stock price and indicated that there was a high degree of correlation in the trading prices of Massey’s and Alpha’s common stock.

On August 11, 2010, Alpha sent Massey a non-binding proposal, which confirmed in writing Alpha’s interest in pursuing a potential all-stock business combination that would deliver to Massey stockholders a premium of 20% over Massey’s then-current stock price of $30.99. The proposal emphasized the substantial synergies inherent in a combination of the two companies. Based on the closing price of Massey common stock on that date, the Alpha proposal represented a value of approximately $37.19 per share of Massey common stock.

On August 13, 2010, on behalf of the Massey board of directors, Mr. Blankenship responded in writing to Alpha’s August 11 letter by indicating that the Massey board of directors would discuss the Alpha proposal at its upcoming scheduled quarterly board and committee meetings.

From August 15 to August 17, 2010, the board of directors of Massey held its third quarter board and committee meetings. At the board of directors meeting, in addition to the members of the Massey board of directors, also present were Mr. Grinnan, Mr. Harvey, representatives from UBS Securities LLC, which we refer to herein as UBS, Massey’s financial advisors, and a representative from Troutman Sanders LLP, which we refer to herein as Troutman Sanders, Massey’s legal advisors. The board of directors of Massey discussed the letter from Alpha, the possibility of an unsolicited public offer from Alpha and a potential acquisition of Company A. The board of directors of Massey also discussed the preliminary expression of interest from Company B relating to potentially purchasing certain assets of Massey. The board of directors of Massey affirmed its interest in exploring strategic opportunities that are in the best interests of Massey stockholders and directed management to do so. The board of directors of Massey concluded that the proposal put forward by Alpha provided insufficient value to Massey’s stockholders and directed management to inform Alpha accordingly.

On August 16, 2010, a wholly owned subsidiary of Alpha purchased 1,000 shares of Massey common stock.

On August 23, 2010, on behalf of the Massey board of directors, Mr. Blankenship sent a letter to Mr. Crutchfield, informing him that the board of directors was unanimously of the view that the premium for Massey stockholders referenced in Alpha’s August 11, 2010 non-binding proposal was not sufficient, but that further exploration of a potential business combination may be warranted. Mr. Blankenship noted that the board of directors of Massey would consider “other factors” in addition to price when determining whether or not a potential business combination was in the best interests of Massey stockholders. Mr. Blankenship included in his correspondence with Alpha a draft confidentiality and standstill agreement that was substantially identical to the confidentiality and standstill agreement signed by Alpha and Massey in January 2007 (which had expired).

On August 25, 2010, Alpha responded in a letter to Mr. Blankenship indicating that Alpha understood the need to deliver a compelling value proposition to Massey’s stockholders and Alpha could potentially find ways to achieve additional value for Massey’s stockholders. Before proceeding, however, Alpha requested an explanation of the “other factors” that would influence the Massey board of directors’ decision so that Alpha could seek to address them.

On August 27, 2010, on behalf of the Massey board of directors, Mr. Blankenship responded in a letter to Alpha by indicating that any potential business combination would be evaluated in accordance with the fiduciary duties of Massey’s board of directors and as a total package.

On August 27, 2010, Mr. Blankenship had a telephone conversation with an executive of Company A to discuss the assets of Company A and a potential acquisition of Company A by Massey.

On August 30, 2010, Mr. Crutchfield spoke with Mr. Blankenship by telephone and offered to meet with Mr. Blankenship and each of Alpha’s and Massey’s respective lead independent directors and financial advisors to discuss the parameters of a potential business combination, based solely on publicly available information. Mr. Blankenship asked whether Alpha would sign Massey’s proposed confidentiality and standstill agreement, to which Mr. Crutchfield responded that Alpha would prefer to use publicly available information as the basis for any discussions between the two parties and would prefer to defer further discussion of any confidentiality or standstill agreements until there was an indication that there might be an actionable transaction for the parties to pursue.

On September 7, 2010, on behalf of the Massey board of directors, Mr. Blankenship informed Mr. Crutchfield that Massey was unwilling to engage in discussions on the parameters of a potential business combination unless a confidentiality and standstill agreement was signed by the parties. In response, Mr. Crutchfield reiterated his view that Alpha and Massey should be able to have a constructive conversation based solely on publicly available information to discern whether there might be an actionable transaction for the parties to pursue.

On September 8, 2010, Mr. Blankenship met with an executive of Company A to discuss the assets of Company A and a potential acquisition of Company A by Massey.

On September 10, 2010, Mr. Blankenship had a telephone conversation with the principal stockholder of Company A to discuss a potential acquisition of Company A by Massey.

On September 13, 2010, Alpha sent a non-binding letter to Massey proposing, among other things, an all-stock combination of Alpha and Massey at an exchange ratio of 1.0 share of Alpha common stock for each share of Massey common stock, representing a premium of 26% to the implied exchange ratio as of that date. Based on the closing price of Alpha common stock on that date of $41.07, the proposal represented a price of approximately $41.07 per share of Massey common stock. The letter noted that Massey stockholders, as owners of approximately 45% of the combined company, would also participate significantly in the anticipated merger synergies. Alpha also noted in the letter that they remained unwilling to execute a confidentiality and standstill agreement absent an indication from Massey that there might be an actionable transaction for the parties to pursue.

On September 14, 2010, Mr. Blankenship, Adm. Inman, Mr. Phillips, Mr. Grinnan, and Mr. Harvey held a call with representatives of Cravath, Swaine & Moore LLP, which we refer to herein as Cravath, Massey’s legal advisors, to discuss the letter received from Alpha and how to appropriately respond.

On September 17, 2010, on behalf of the Massey board of directors, Mr. Blankenship sent Mr. Crutchfield a letter agreeing to a meeting with Alpha on September 28, 2010 without a confidentiality and standstill agreement in place as a courtesy to Alpha and to further inform the deliberations of the Massey board of directors by understanding more about Alpha’s proposal. The letter also noted that the timing for the proposed discussions had not been opportune due to the UBB explosion and that the value in Alpha’s non-binding proposal was far below what Massey’s board of directors considered to be worth pursuing.

On September 20, 2010, Massey engaged UBS as Massey’s financial advisor to address any potential immediate action by Alpha, including, in light of Massey’s upcoming special meeting of its stockholders (which is described below), the possibility of an unsolicited public offer from Alpha, and to advise Massey on any matters relating to their review of strategic alternatives including Massey’s response to acquisition or business combination proposals it may receive or other attempts to effect a change in control of Massey.

On September 22, 2010, the Massey board of directors participated in a special telephonic meeting to review Massey’s strategic alternatives. In addition to all of the members of the Massey board of directors, also present were Mr. Grinnan and representatives from UBS and Cravath. The representative from Cravath discussed with the directors their fiduciary duties in connection with any strategic transaction. Mr. Blankenship updated the Massey board of directors on his discussions regarding a potential acquisition of Company A. The board of directors of Massey discussed the details of such potential business combination, including Company A’s assets, possible synergies and considerations related to the valuation of their proposal, and whether it would be accretive to Massey’s stockholders. Mr. Blankenship updated the board of directors of Massey on the upcoming meeting with Alpha scheduled for September 28, 2010 to learn more about Alpha’s most recent offer of September 13, 2010. The board of directors of Massey discussed the details of a potential business combination with Alpha, Alpha’s September 13, 2010 offer and what type of a premium would be appropriate and competitive with other alternatives available to Massey, including Massey’s continued operation on a stand-alone basis and potential business combinations with other companies.

On September 28, 2010, representatives of Alpha and Massey met to discuss a potential business combination. Representing Alpha were Mr. Quillen, Mr. Crutchfield, Glenn Eisenberg, Alpha’s Lead Independent Director, Vaughn Groves, Executive Vice President, General Counsel and Secretary of Alpha, and a representative from Morgan Stanley, Alpha’s financial advisor. Representing Massey were Mr. Blankenship, Adm. Inman, Mr. Phillips and Mr. Grinnan. Alpha made a presentation to the Massey representatives explaining why a combination of the companies was a compelling strategic combination that would offer the opportunity for significant synergies and value creation for stockholders of both companies. Adm. Inman indicated that the board of directors of Massey would discuss the presentation by Alpha and noted that the Massey board of directors would continue to evaluate Alpha’s proposal and engage in discussions with respect to a potential business combination.

Subsequent to their September 28 meeting, Mr. Crutchfield and Adm. Inman spoke to each other by telephone on a number of occasions, with Adm. Inman providing Mr. Crutchfield with updates regarding the steps that the Massey board of directors and later the strategic alternatives review committee (described below) were taking to review the strategic alternatives available to Massey, including a possible business combination. During the course of these conversations, Mr. Crutchfield attempted to determine the likelihood that Massey’s review of strategic alternatives would result in a willingness by Massey’s board to negotiate a business combination with Alpha or whether Alpha should instead make an offer directly to Massey stockholders. Throughout the course of these conversations, Adm. Inman gave Mr. Crutchfield assurances that although Mr. Blankenship questioned whether the time was right to consider a business combination, the Massey board of directors was willing to consider a business combination with Alpha or another party at an appropriate price and other terms. In these conversations, Adm. Inman emphasized that the Massey board of directors and strategic alternatives review committee would need adequate time to review the strategic alternatives available to Massey. Adm. Inman also indicated that there were several key operators at Massey who were very talented and that Alpha would be well served to recognize their talent and consider appropriate positions for them at Alpha if a business combination were consummated.

On October 4, 2010, the Alpha board of directors held a special board meeting to discuss a potential transaction with Massey. In addition to the members of the Alpha board of directors, members of Alpha’s senior management team and representatives of Cleary Gottlieb Steen & Hamilton LLP, legal counsel to Alpha, which we refer to herein as Cleary Gottlieb, and representatives of Morgan Stanley were present. At this meeting, the Alpha board of directors discussed with Cleary Gottlieb the board’s fiduciary duties and other legal considerations in connection with a potential transaction with Massey. Representatives of Morgan Stanley then reviewed certain financial information of Alpha and Massey in respect of a potential transaction between Alpha and Massey. The Alpha board of directors also discussed the possibility and potential process for submitting a proposal directly to Massey stockholders. After discussion among the directors, senior management and Alpha’s advisors, the Alpha board of directors determined to continue efforts to negotiate a potential transaction with Massey.

In response to ongoing discussions with certain of its stockholders over the course of several months, Massey implemented several corporate governance reforms and agreed to hold a special stockholder meeting on October 6, 2010. The corporate governance reforms adopted by the board of directors included (i) clarifying and increasing the responsibilities of the lead independent director, (ii) limiting the number of public company boards on which directors could serve, (iii) separating the safety, environmental and public policy committee into two committees, (iv) eliminating the tax excise gross-up from change in control agreements, (v) declassifying the board of directors, (vi) eliminating cumulative voting, (vii) eliminating the supermajority vote requirement for stockholders to approve bylaw amendments, (viii) removing the prohibition against stockholders requesting special meetings, (ix) eliminating the supermajority vote requirement for stockholder approval of business combinations with a greater than 5% stockholder and (x) increasing the number of authorized shares of common stock under Massey’s certificate of incorporation from 150,000,000 to 300,000,000. Items (v) through (x) required a stockholder vote at the special meeting called for this purpose. On October 6, 2010, at a special meeting of stockholders, the stockholders of Massey approved all such matters that required a stockholder vote, with the exception of the proposal to eliminate cumulative voting.

On October 12, 2010, the board of directors of Massey participated in a special telephonic meeting to discuss further the proposal from Alpha. In addition to all of the members of the Massey board of directors, also present were Mr. Grinnan and Mr. Harvey. Richard Gabrys, a director of Massey, informed the board of directors that UBS was currently evaluating a potential business combination between Massey and Alpha as well a potential acquisition of Company A by Massey. Mr. Gabrys opined that Alpha’s most recent bid, sent on September 13, 2010 and discussed by the board in detail at its September 24, 2010 meeting, was too low given the depression in Massey’s stock price subsequent to the UBB explosion and noted that Mr. Crutchfield had requested a meeting with Adm. Inman and himself. Mr. Blankenship updated the board of directors of Massey on continued discussions with Company A regarding a potential acquisition of Company A by Massey. Subsequently, the board of directors of Massey decided not to pursue a transaction with Company A primarily due to disagreements over valuation.

Adm. Inman then called an executive session of the independent directors that constituted a continuation of the board meeting. In addition to all of the independent directors, constituting a quorum of the board, also present were Mr. Grinnan, Mr. Harvey and a representative from Cravath. The representative from Cravath discussed with the independent directors their fiduciary duties in connection with any potential business combination, potential board processes by which the board of directors of Massey could evaluate Massey’s strategic alternatives and the independent directors’ concerns regarding the risks relating to premature public disclosure. At a continuation of the Massey board meeting, at which a quorum was present, the independent directors of Massey, who constituted a majority of the Massey board of directors and of those directors present, unanimously resolved to establish a strategic alternatives review committee consisting of Adm. Inman, Mr. Gabrys and Mr. Phillips to facilitate the board’s review of Massey’s strategic opportunities and with the power to (i) establish, oversee and direct a process for the development, evaluation and negotiation of potential strategic transactions, (ii) make recommendations to the board of directors of Massey in respect of strategic transactions and (iii) engage its own advisors. The independent directors and Cravath discussed appropriate processes for evaluating Massey’s strategic alternatives. The independent directors of Massey stated that if Massey chose to pursue a strategic transaction, management and Massey’s advisors would need to employ a process that maximized certainty of closing (including with respect to requisite antitrust and stockholder approvals and the availability of financing), while minimizing the risks to Massey’s stockholders of premature public disclosure.

The strategic alternatives review committee held a telephonic meeting on October 14, 2010 to discuss strategic alternatives and the selection of an advisory firm that could assist the committee in assessing the strategic alternatives under consideration by the board of directors of Massey. Adm. Inman requested that Mr. Gabrys and Mr. Phillips conduct interviews with several advisory firms recommended by Cravath. As with non-employee members of other special committees of the board, the non-employee members of the strategic alternatives review committee were compensated $2,000 per meeting that they attended.

On October 18, 2010, the Wall Street Journal published an article stating that Massey was reviewing strategic alternatives.

During October 2010, there were several calls between Mr. Phillips and management of Company C regarding their interest in exploring a potential transaction between Massey and Company C.

During the third and fourth weeks of October 2010, several nationally recognized investment banking firms were interviewed and considered for the role of financial advisor. It was the opinion of the board of directors that it would be in the best interest of Massey’s stockholders for the board of directors of Massey to engage an independent third party financial advisor that had not previously done work for Massey. Each firm interviewed discussed its experience advising independent directors and handling merger and acquisition transactions, and responded to questions.

On October 20, 2010, a telephonic meeting of the public policy committee of the board of directors of Massey was held. In addition to a quorum of the members of the committee, which consisted of Adm. Inman, Robert Foglesong, a director of Massey, Mr. Gabrys, Mr. Moore, Stanley Suboleski, a director of Massey, and Mr. Blankenship, also present were Mr. Phillips, James Crawford, a director of Massey, Linda Welty, a director of Massey, Mr. Grinnan and Mr. Harvey. The members of the board discussed whether to acknowledge that Massey was conducting a broad review of its strategic options in connection with its annual strategic review process. Several members of the board expressed the view that Massey’s reserves were not fully valued at Massey’s current stock price.

On October 24, 2010, the strategic alternatives review committee met to discuss selection of an independent financial advisor. In addition to all of the members of such committee, also present was Mr. Grinnan. The strategic alternatives review committee narrowed down the selection of advisory firms to two with a preference for Perella Weinberg Partners LP, which we refer to herein as Perella Weinberg, subject to negotiating acceptable terms.

On October 26, 2010, Mr. Phillips, on behalf of the strategic alternatives review committee, and Perella Weinberg reached agreement upon the terms under which Perella Weinberg would be engaged as the strategic alternative review committee’s financial advisor.

On October 26, 2010, Massey issued its third quarter 2010 earnings press release. For third quarter 2010, Massey reported a net loss of $41.4 million. On October 27, 2010, Massey held its third quarter 2010 earnings conference call, in which Mr. Blankenship stated that Massey’s board of directors was currently evaluating strategic options.

On October 27, 2010, the strategic alternatives review committee met to discuss Massey’s strategic alternatives. In addition to all of the members of the committee, also present were Mr. Grinnan and representatives from Perella Weinberg. Those present discussed the path forward in evaluating and pursuing strategic alternatives with other parties and the nature of Perella Weinberg’s engagement. The strategic alternatives review committee decided to meet with Alpha on November 2, 2010.

On November 1, 2010, the board of directors of Massey formally engaged Perella Weinberg to assist the strategic alternatives review committee in its work, to act as financial advisor to the committee and to advise and report to the board of directors regarding Massey’s strategic alternatives.

On November 1, 2010, the strategic alternatives review committee met and asked Perella Weinberg to solicit from Alpha, Company B and Company C written proposals for a potential business combination that addressed all material terms, including price, certainty, timing, employee retention, financing and the strategic rationale for the combination. The strategic alternatives review committee asked Massey’s management, Cravath and Perella Weinberg to provide them with regular updates on the process. Throughout the remainder of the process, the strategic alternatives review committee oversaw key elements of the process, including due diligence review and negotiation of material terms.

On November 2, 2010, the strategic alternatives review committee, Mr. Grinnan and representatives of Perella Weinberg met with Alpha to discuss Alpha’s proposal. Representing Alpha were Mr. Crutchfield, Mr. Eisenberg, Mr. Groves and a representative from Morgan Stanley. Representing Massey were Adm. Inman, Mr. Phillips, Mr. Gabrys, Mr. Grinnan and representatives from Perella Weinberg. Alpha made a presentation explaining why a combination of the two companies was a compelling strategic combination that would offer the opportunity for significant synergies and value creation for stockholders of both companies. At the end of the presentation, Alpha requested that Massey provide Alpha with a response to its proposal and proposed a detailed timeline for the parties to negotiate a business combination. Adm. Inman indicated that the board of directors of Massey was engaged in a process to review the strategic alternatives available to Massey, including the Alpha proposal and Massey’s continued operations as a stand-alone company, in a manner consistent with the directors’ fiduciary duties to Massey’s stockholders. After the meeting, the strategic alternatives review committee and Mr. Grinnan met with representatives of Perella Weinberg to discuss the path forward.

On November 4, 2010, the board of directors of Massey participated in a special telephonic meeting to discuss Massey’s strategic alternatives. In addition to all of the members of the Massey board of directors, also present were Mr. Grinnan and representatives from Cravath and Perella Weinberg. The board of directors of Massey and representatives from Cravath discussed the fiduciary obligations of Massey’s management and directors in connection with Massey’s review of its strategic alternatives. Adm. Inman provided the board of directors of Massey with an update regarding the work of the strategic alternatives review committee, including discussions regarding the most recent meeting with Alpha, the process by which Massey was evaluating Alpha’s offer and overtures made by Company B and Company C. The board of directors of Massey discussed various matters related to the strategic alternatives available to Massey, including the impact of such overtures on the strategic review process. The board of directors of Massey also discussed with Cravath methods to minimize potential harm arising from disclosure of sensitive information to potential acquirors. The board of directors of Massey directed management and Massey’s advisors to continue exploring the strategic alternatives discussed.

On November 10, 2010, in response to expressions of interest from Company C, Mr. Phillips met with a representative of Company C to discuss a potential business combination between Company C and Massey.

On November 12, 2010, the strategic alternatives review committee held a telephonic meeting in which Mr. Grinnan and representatives from Perella Weinberg also participated to discuss process and action plans with respect to potential proposals.

On November 16, 2010, Mr. Phillips received an indication of interest letter from an executive of Company C indicating an interest in pursuing a strategic combination with Massey. On November 17, 2010, Mr. Phillips responded to such executive indicating that Company C’s expression of interest would be evaluated and Massey would get back to Company C.

On November 17, 2010, the Alpha board of directors met to discuss the latest developments with respect to a potential business combination with Massey. At this meeting, the Alpha board of directors discussed its pursuit of Massey and reviewed certain financial information of Alpha and Massey in respect of a potential transaction between Alpha and Massey. Representatives of Morgan Stanley reviewed certain financial information of Alpha and Massey in respect of a potential transaction between Alpha and Massey. The Alpha board of directors also discussed the possibility and potential process for submitting a proposal directly to Massey stockholders.

On November 18, 2010, the strategic alternatives review committee held a telephonic meeting in which Mr. Grinnan and representatives from Perella Weinberg also participated to review materials being prepared for Massey’s upcoming strategic planning meeting to be held at the November 21-23, 2010 fourth quarter board and committee meetings of Massey’s board of directors.

Also, on November 18, 2010, Mr. Crutchfield received a telephone call from Company B to inquire whether Alpha would be interested in exploring a joint acquisition offer for Massey.

From November 21 to November 23, 2010, the board of directors of Massey held its regularly scheduled fourth quarter board and committee meetings, which included its annual strategic planning meeting. At the strategic planning meeting, in addition to all of the members of the Massey board of directors, also present were Mr. Grinnan and representatives from Cravath and Perella Weinberg. The representative from Cravath discussed with directors and management their fiduciary duties in connection with any potential business combination. Mr. Blankenship then provided the board of directors, Mr. Grinnan and certain other members of senior management with an overview of Massey’s strategic five year plan. The board of directors of Massey discussed the plan as well as other strategic alternatives available to Massey. The Massey board of directors, Mr. Grinnan and a representative from Cravath heard a presentation from Perella Weinberg on strategic alternatives then being considered by the strategic alternatives review committee. The process of exploring and reviewing strategic alternatives was then discussed by the Massey board of directors.

On November 22, 2010, in response to market speculation, Massey announced that its board of directors had formed the strategic alternatives review committee, directed the strategic alternatives review committee and the company’s management to engage in a formal review of strategic alternatives to enhance stockholder value and retained Cravath and Perella Weinberg to advise with respect to the strategic review.

On November 23, 2010, on behalf of the strategic alternatives review committee, Mr. Phillips spoke with representatives of Perella Weinberg by telephone to review next steps, which included reaching out to Company B and Company C, as well as Company D, which had recently contacted representatives of Massey to express interest in a potential business combination. After contacting Company D, Perella Weinberg reported back to the strategic alternatives review committee that Company D was not interested in pursuing a transaction for the entire company.

Also on November 23, 2010, Mr. Crutchfield spoke by telephone with representatives of Company B regarding a potential investment by Company B in Alpha to facilitate an acquisition by Alpha of Massey. Company B suggested a possible transaction that might include a contribution of various assets of Company B and, potentially, cash to Alpha in exchange for Alpha common stock, together with execution of a long-term commercial agreement.

On November 26, 2010, Mr. Phillips spoke with a representative of Company B to discuss a potential offer from Company B regarding a business combination between Company B and Massey.

On November 29, 2010, Cravath circulated a draft confidentiality and standstill agreement to Alpha, Company B and Company C.

On November 30, 2010, Massey and Company C executed a confidentiality and standstill agreement. Also on November 30, 2010, representatives of Morgan Stanley and Perella Weinberg spoke by telephone about the confidentiality and standstill agreement. Morgan Stanley indicated to Perella Weinberg that Alpha remained unwilling to enter into a confidentiality and standstill agreement of any significant duration until there was an indication that there might be an actionable transaction for the parties to pursue.

On December 1, 2010, representatives of Morgan Stanley and Perella Weinberg spoke by telephone. Perella Weinberg informed Morgan Stanley that Massey would be receiving bids from interested parties participating in its formal process on December 10, 2010 and invited Alpha to also submit a bid on that date.

Also on December 1, 2010, Mr. Phillips met with executives of Company C to further discuss a potential business combination. In addition, representatives of Massey management met with representatives of Company C regarding the due diligence process, noting that, in addition to receiving the best price for Massey’s stockholders, Massey’s board of directors was focused on deal certainty in any potential business combination.

Throughout December 2010, Cravath worked with the strategic alternatives review committee and management on an initial draft of the merger agreement. The strategic alternatives review committee focused, among other things, on deal certainty, including a termination fee to be paid by potential bidders in the event that their stockholders do not approve a potential business combination, the scope of the non-solicitation provision (and whether there would be a “go-shop” provision), a “fiduciary out” provision that allowed the board of directors of Massey sufficient ability to explore and accept a superior bid, changes in consideration value between signing and closing, potential governance arrangements and the symmetry of certain provisions.

On December 3, 2010, Mr. Blankenship resigned, effective immediately, as Chairman of the board of directors of Massey and as Massey’s Chief Executive Officer though he remained an employee of Massey through December 31, 2010, at which point he retired. Mr. Phillips was appointed Chief Executive Officer of Massey effective immediately, and Adm. Inman was appointed Non-Executive Chairman of the board of directors of Massey effective immediately.

Later on December 3, 2010, Mr. Crutchfield received a telephone call from Adm. Inman. Adm. Inman advised Mr. Crutchfield that Mr. Blankenship had resigned as Chief Executive Officer and Chairman of the board of directors of Massey, that Mr. Phillips had been promoted to Chief Executive Officer and that Adm. Inman had become the Non-Executive Chairman of the Board. Adm. Inman also stated that Perella Weinberg had advised the Massey board of directors that the valuation implied by the exchange ratio previously proposed by Alpha was below Perella Weinberg’s valuation of the company on a stand-alone basis. Adm. Inman also mentioned that the Massey board of directors would meet on December 20, 2010 to review the proposals that Massey received.

Also on December 3, 2010, Perella Weinberg e-mailed each of Alpha, Company B and Company C requesting initial proposals for a business combination with Massey and describing the process for submission of the proposals.

On December 7, 2010, the strategic alternatives review committee held a telephonic meeting regarding the status of ongoing discussions with respect to strategic alternatives. In addition to all of the members of the strategic alternatives review committee, also present were Mr. Grinnan and representatives from Perella Weinberg. Perella Weinberg updated the committee on the status of discussions with potential counterparties. The strategic alternatives review committee instructed Perella Weinberg to continue to engage potential counterparties in discussions and to solicit additional proposals from these counterparties.

On December 10, 2010, Company C submitted its initial non-binding proposal. Company C proposed an acquisition of Massey that contemplated, among other things, a price of $70.00 per Massey share, to be paid approximately 31% in cash and 69% in Company C stock based on the Company C stock price on such date. Based on the December 10, 2010 closing price of Massey common stock of $51.98, Company C’s proposal represented a premium of 35%.

Also on December 10, 2010, in anticipation of submitting an offer to Massey, Mr. Crutchfield telephoned Mr. Phillips, and when he could not reach him, telephoned Adm. Inman to advise him of the submission that Alpha would be making. Adm. Inman advised Mr. Crutchfield that Massey had already received an offer from another party with a stated value materially above the valuation that Alpha had previously proposed. As he had done in prior conversations with Mr. Crutchfield, Adm. Inman again encouraged Mr. Crutchfield to remain in the sale process and gave Mr. Crutchfield assurances regarding the seriousness and legitimacy of the process being run by the Massey board and urged him to improve Alpha’s offer.

On December 11, 2010, Alpha submitted another non-binding proposal. Alpha proposed acquiring Massey for 1.05 shares of Alpha common stock and $5.00 in cash per share of Massey common stock and emphasized the substantial opportunities for synergies in a combination of the two companies. Based on the December 10, 2010 closing price of Alpha stock of $52.87, the Alpha proposal represented a bid of $60.51 per share of Massey common stock. Based on the December 10, 2010 closing price of Massey common stock of $51.98, the Alpha proposal represented a premium of 16%.

Also on December 11, 2010, Alpha and Company B executed a confidentiality and standstill agreement, which provided that Company B would not separately pursue a business combination transaction with Massey if Alpha and Company B were able to agree on the terms of a joint proposal to acquire Massey.

On December 14, 2010, the strategic alternatives review committee held a telephonic meeting to discuss the initial bids. In addition to all of the members of the strategic alternatives review committee, also present were Mr. Grinnan, representatives from Perella Weinberg and representatives from Cravath. The strategic alternatives review committee reviewed a presentation on the existing bids prepared by Perella Weinberg. The committee noted that it would brief the board of directors of Massey on the presentation and the bids at a full meeting of the board of directors of Massey scheduled for December 20, 2010. Those present discussed the terms of the bids, including price, certainty, timing, financing and the strategic rationale for the combination. Perella Weinberg and the strategic alternatives review committee considered Massey management’s assessment that realizable synergies from a combination with Alpha were likely to be greater than those from a combination with Company C. The strategic alternatives review committee reiterated its focus on deal certainty, a “fiduciary out” provision for a superior bid, potential changes in consideration value between signing and closing and symmetry of certain provisions in the merger agreement. The strategic alternatives review committee also instructed management and Perella Weinberg to continue to evaluate the strategic rationale of the potential business combinations, the potential synergies with respect to such potential business combinations and Massey’s prospects as a stand-alone entity.

On December 15, 2010, representatives of Perella Weinberg and Morgan Stanley spoke by telephone. Perella Weinberg reported on the decisions of the strategic alternatives review committee, including its planned timing, involving a meeting on December 20, 2010 and a three to four week process thereafter involving reciprocal due diligence, negotiation of a definitive merger agreement and submission of best and final bids by potential bidders. Morgan Stanley inquired as to whether Massey would be willing to forgo such an extended process if Alpha were prepared to sign a definitive merger agreement within five days. Perella Weinberg responded that Massey would not be willing to do so.

On December 16, 2010, the Alpha board of directors discussed the December 15 response from Massey.

On December 17, 2010, representatives of Alpha and Company B, together with their respective advisors, again met to discuss the basic terms of a possible investment in Alpha by Company B, to facilitate an acquisition by Alpha of Massey. After the December 17 call and into early January 2011, Alpha and Company B had additional discussions regarding such a transaction but it ultimately became clear that the parties could not reach agreement on the material terms of the transaction. On or about January 2, 2011, these discussions ceased without triggering the conditional prohibition under the parties’ confidentiality and standstill agreement that Company B not separately pursue a business combination transaction with Massey.

On December 20, 2010, the board of directors of Massey held a meeting to review Massey’s stand-alone plan and to discuss the recent proposals. In addition to all of the members of the Massey board of directors, also present were Mr. Grinnan, certain members of senior management, representatives from Perella Weinberg, representatives from Cravath and a consultant for Massey. The board of directors of Massey and representatives from Cravath discussed the fiduciary obligations of Massey’s management and directors in connection with strategic opportunities and the due diligence process. Representatives from Perella Weinberg made a presentation regarding the terms of the proposals from Alpha and Company C and advised that the financial terms of the proposals were worth exploring further. Those present discussed the terms of the bids, including price, certainty, timing, financing and the strategic rationale for the combination. It was noted by management of Massey that, although the stated value of Company C’s bid was higher than the stated value of Alpha’s bid, realizable synergies from a combination with Alpha were likely to be greater than those from a combination with Company C. The board of directors of Massey had a discussion regarding certain key terms of a potential deal, including deal certainty, a “fiduciary out” provision for a superior bid, potential changes in consideration value between signing and closing and symmetry of certain provisions in the merger agreement. Cravath advised the board of directors that it was unclear whether a business combination would affect any of Massey’s pending derivative claims and that the board should assume that the derivative claims would survive the proposed business combination. Members of senior management and Massey’s consultant made presentations on budget and forecasts for Massey performance as a stand-alone company. The board of directors of Massey decided that the proposals from both Alpha and Company C should be considered in comparison to Massey’s stand-alone prospects. The board of directors of Massey agreed that the proposals warranted further exploration and directed management and Massey’s financial advisors to continue discussions with respect to such proposals.

During the December 20, 2010 meeting of the board of directors of Massey, an initial non-binding proposal from Company B was received. Company B proposed acquiring Massey at a price of $55.00 to $60.00 per Massey share, with an unspecified mix of cash and stock.

Immediately following the December 20, 2010 meeting of the board of directors of Massey, Perella Weinberg contacted Morgan Stanley. Perella Weinberg informed Morgan Stanley that Alpha did not have the highest bid and would need to significantly improve its proposal in order to remain competitive in the process. Perella Weinberg also informed Company C’s financial advisors that Massey would begin a diligence process and they would need to move quickly. Perella Weinberg also informed Company B’s financial advisors that there was a process being run and that to be involved, they would need to execute a confidentiality and standstill agreement.

On December 20, 2010, Alpha provided a list to Massey regarding the due diligence that Alpha wished to perform on Massey, in order for Alpha to ascertain whether Massey would make due diligence information available to Alpha that would warrant Alpha entering into a confidentiality and standstill agreement with Massey.

On December 21, 2010, the strategic alternatives review committee held a special telephonic meeting to discuss how to approach reaching out to the bidders following the board meeting of the prior day and how to best proceed with respect to the due diligence investigation. In addition to all of the members of the strategic alternatives review committee, also present were Mr. Grinnan and representatives from Perella Weinberg and representatives from Cravath. The strategic alternatives review committee and representatives from Cravath discussed the fiduciary obligations of Massey’s management and directors in connection with strategic opportunities and the due diligence process. The strategic alternatives review committee directed Perella Weinberg to inform Alpha’s representatives that Alpha was not currently the lead bidder in the process and to continue discussions with potential bidders.

Also on December 21, 2010, Cleary Gottlieb circulated to Cravath an initial markup to the confidentiality and standstill agreement that contained a substantially shorter standstill period and which standstill would terminate earlier under certain circumstances. The proposed confidentiality and standstill agreement also required Massey to treat Alpha on the same terms as other potential acquirors. Cravath and Cleary Gottlieb engaged in negotiations regarding the confidentiality and standstill agreement.

On December 21, 2010, Company C provided a list to Massey regarding the due diligence that Company C wished to perform on Massey.

From December 23, 2010 through December 28, 2010, Cravath and counsel for Company B engaged in discussions regarding the confidentiality and standstill agreement. However, the confidentiality and standstill agreement was never signed, and Company B did not engage in due diligence.

On January 2, 2011, Perella Weinberg provided a list to Alpha regarding the due diligence that Massey wished to perform on Alpha.

On January 3, 2011, after receiving adequate indications from members of Massey’s senior management and representatives of Perella Weinberg and Cravath as to the seriousness and legitimacy of the Massey process and as to the prospects that there could be an actionable transaction for the parties to pursue, Alpha and Massey entered into a confidentiality agreement that contained a mutually acceptable standstill provision, which standstill would terminate earlier under certain circumstances. The confidentiality agreement also required Massey to treat Alpha on the same terms as other potential acquirors.

On January 3, 2011, Perella Weinberg provided a list to Company C regarding the due diligence that Massey wished to perform on Company C.

Following the delivery of their respective due diligence request lists, each of Massey, Alpha and Company C commenced their respective due diligence investigations, which generally consisted of, among other things, meetings between management and advisors of Alpha and Massey and Company C and Massey, inspections of certain operations of each company and the exchange of numerous documents and other information between the management and advisors of Alpha and Massey and Company C and Massey. Each party’s due diligence investigation continued throughout the period leading to the execution of the merger agreement. Throughout the due diligence investigation, Massey’s management team and advisors provided regular updates to Massey’s board of directors and the strategic alternatives review committee.

On January 4, 2011, Company C made a presentation on their proposal to the strategic alternatives review committee, Mr. Grinnan, a consultant for Massey and Perella Weinberg.

On January 5, 2011, the strategic alternatives review committee met, along with Mr. Grinnan, representatives from Perella and a representative from Cravath. Adm. Inman indicated that he received a call from an executive from Company C, who indicated that Company C was prepared to pay a significant premium for Massey and was able to move at a rapid pace to complete due diligence and submit a best and final offer.

On January 6, 2011, Alpha and Company C each submitted lists to Massey regarding additional due diligence that they wished to perform on Massey.

On January 10, 2011, Cravath circulated an initial draft of a proposed merger agreement to both Alpha and Company C. In addition, Alpha management, accompanied by Morgan Stanley, made a presentation to the management of Massey, accompanied by Perella Weinberg, on Alpha and the strategic benefits of a combination of Alpha and Massey. Massey management in turn made a due diligence presentation to Alpha management and the parties discussed the process for further due diligence.

On January 11, 2011, Company B indicated to Perella Weinberg that it may be potentially interested in a potential business combination; however, it did not propose a price or follow up on this general indication of interest in continued discussions subsequent to that date.

On January 11, 2011, an executive of Company C sent Adm. Inman a letter stating that, due to scheduling conflicts, it would be difficult for Company C to meet Massey’s request for revised proposals by January 24, 2011.

On January 12, 2011, Mr. Phillips and Mr. Crutchfield met for dinner and discussed the potential transaction between Massey and Alpha. During the course of dinner, Mr. Phillips and Mr. Crutchfield discussed certain significant terms of the merger agreement, including provisions relating to deal certainty.

From January 11, 2010 to January 14, 2010, executives of Massey met with executives of Company C to discuss potential synergies of a potential business combination between Massey and Company C.

During the second and third weeks of January 2011, Massey representatives met with representatives of Alpha to discuss sharing certain competitively sensitive information through a clean room process whereby only certain individuals and representatives would be given access to such materials. In furtherance of this, Cleary

Gottlieb distributed a draft agreement outlining the parameters of this process on January 13, 2011 and, following negotiations and discussions between Cleary Gottlieb and Cravath, Alpha and Massey signed the clean room agreement on January 14, 2011. Thereafter the parties conducted due diligence of this information in accordance with the terms of the clean room agreement.

On January 13, 2011, Massey received an indication of interest from Company E regarding a potential transaction; however it was determined after further communication that Company E was not interested in pursuing a transaction for the entire company.

On January 14, 2011, the board of directors of Massey held a meeting to discuss the status of the strategic review process. In addition to all of the members of the Massey board of directors, also present were Mr. Grinnan, Mr. Harvey, several other members of Massey management, representatives from Perella Weinberg and representatives from Cravath. The board of directors of Massey and representatives from Cravath discussed the fiduciary obligations of Massey’s management and directors in connection with Massey’s strategic alternatives. Representatives of Perella Weinberg gave a presentation regarding (i) the coal industry in general, (ii) stand-alone prospects for Massey, Alpha and Company C and (iii) the qualitative and quantitative merits of potential combinations of Massey with both Alpha and Company C, including an analysis of synergies. A discussion ensued regarding the quality of the assets of Alpha and Company C. Various members of the board of directors of Massey and representatives of Cravath and Perella Weinberg discussed the importance of deal certainty and compared the relative risks of the existing proposals. A discussion ensued regarding a comparison of the possible synergies with each of Alpha and Company C, and those present took note of management’s assessment that realizable synergies from a combination with Alpha were likely to be greater than those from a combination with Company C. Those present discussed the potential terms of a potential business combination, including tax treatment, deal certainty, antitrust matters, form of consideration and risk of value fluctuations between signing and closing. The board of directors of Massey also discussed Company C’s request in their January 11, 2011 letter to extend the deadline for submission of a revised proposal and determined that delaying the process would not be in the best interests of Massey’s stockholders. The board of directors of Massey discussed the recent developments with respect to the proposals and directed management and Perella Weinberg to solicit best and final offers from Alpha and Company C by January 24, 2011.

Subsequent to the meeting, Perella Weinberg discussed submission of best and final offers to Massey by January 24, 2011 with Alpha and Company C.

On January 14, 2011, Adm. Inman sent Company C a letter stating that Massey was working with multiple parties and unable to change the timetable for Company C and remained committed to working with Company C to explore a potential business combination on the proposed schedule.

On January 17, 2011, Cleary Gottlieb and counsel for Company C each circulated an initial markup of the proposed merger agreement. The markups included comments on, among other things, deal certainty, the “fiduciary out” provision, changes in consideration value between signing and closing, potential governance arrangements and the symmetry of certain provisions. In addition, Massey entered into joint defense agreements with each of Alpha and Company C. Also on January 17, 2011, Massey management made a due diligence presentation to Alpha.

At various times between January 17, 2011 and January 28, 2011, members of Massey management and members of the strategic alternatives review committee discussed the markups to the merger agreement with Cravath. Among other key terms, they focused on tax treatment, deal certainty, symmetry, form of consideration and governance.

At various times between January 17, 2011 and January 19, 2011, executives of Massey made site visits to the operations of Alpha and Company C in connection with their due diligence investigations.

On January 19, 2011, Cravath circulated revised markups of the proposed merger agreement to both Alpha and Company C.

On January 19 and January 20, 2011 Mr. Phillips and Mr. Crutchfield met to discuss various points raised by Alpha in its markup to the merger agreement. They discussed, among other things deal certainty, form of consideration, governance and the symmetry of certain provisions.

On January 20, 2011, Cravath circulated a markup of the proposed merger agreement to Alpha, reflecting the discussion between Mr. Phillips and Mr. Crutchfield.

Also, on January 20, 2011, management of Massey made a presentation to executives of Company C as part of the due diligence process, regarding synergies arising from a potential business combination and other operational matters relating to a potential business combination.

In addition, on January 20, 2011, Alpha executed a written agreement regarding Morgan Stanley’s engagement to act as its financial advisor in connection with a potential Massey transaction.

On January 21, 2011, the board of directors of Alpha met to consider the proposed transaction with Massey. In addition to the members of the Alpha board of directors, also present were certain members of senior management of Alpha, representatives from Cleary Gottlieb and representatives from Morgan Stanley. Representatives of Alpha’s senior management reviewed with the board, the terms of the financing commitments currently being negotiated for the transaction, the terms of the proposed merger agreement with Massey and the results of the due diligence investigation of Massey to date. Representatives of Morgan Stanley discussed with the board of directors certain financial metrics relating to the proposed transaction, as well as valuation analysis. Representatives of Cleary Gottlieb reviewed with Alpha’s board of directors its fiduciary duties in relation to the potential transaction. The Alpha board of directors authorized management to continue negotiations with Massey.

On January 24, 2011, Alpha submitted a revised proposal. Alpha proposed 0.9707 shares of Alpha common stock and $10.00 in cash per share of Massey common stock and emphasized the substantial opportunities for synergies in a combination of the two companies. Based on the January 24, 2011 closing price of Alpha common stock of $56.66, the Alpha proposal represented a bid of $65.00 per share of Massey common stock. Based on the January 24, 2011 closing price of Massey common stock of $54.13, the Alpha proposal represented a premium of 20%. With its revised proposal, Alpha also submitted a revised markup to the proposed merger agreement.

On January 24, 2011, Company C submitted a revised markup to the proposed merger agreement but indicated it was still working on its revised best and final offer.

From January 25, 2011 through January 27, 2011 Alpha, Massey and their respective representatives continued to negotiate and circulated numerous drafts of the merger agreement and other transaction documents. During this period, representatives of Massey and Cravath reiterated to Alpha and Cleary Gottlieb the importance of transaction certainty and the payment of a termination fee to Massey in the event that the merger agreement is terminated because Alpha’s stockholder approval is not obtained, and the parties agreed to such termination fee.

Late on January 26, 2011, Company C submitted a revised proposal that it characterized as its “best and final” offer. Company C proposed, among other things, a price of $55.00, to be paid approximately 18% in cash and 82% in stock based on the Company C stock price on such date. On January 26, 2011, the closing price of Massey’s stock was $55.26.

On January 27, 2011, the board of directors of Massey met to consider the proposals. In addition to all of the members of the Massey board of directors, also present were Mr. Grinnan, certain members of senior management of Massey, representatives from Perella Weinberg and representatives from Cravath. Representatives of Cravath reviewed with Massey’s board of directors its fiduciary duties in relation to the potential business combinations. Management of Massey as well as representatives from Cravath presented the final results of their respective due diligence investigations with respect to Alpha and Company C. Representatives from Cravath made a presentation to the board of directors of Massey comparing the then current terms of the proposed merger agreements with Alpha and Company C. Representatives from Perella Weinberg discussed the economic terms of the proposals from Alpha and Company C. After extensive discussion, the board of directors of Massey concluded that Alpha’s proposal was superior to that of Company C and that any decision was between Alpha’s proposal and Massey’s prospects as a stand-alone company. Representatives of Perella Weinberg presented Perella Weinberg’s financial analysis of the Alpha proposal. Because the Massey board of directors determined that the latest proposal from Company C was inferior to the Alpha proposal, the primary focus of Perella Weinberg’s presentation was on the Alpha proposal. As part of its presentation, Perella Weinberg also presented analyses focusing on Massey as a stand-alone company. The board of directors discussed and considered the many factors that supported the stand-alone case, including, Massey’s vast reserve base, Massey’s current permitted reserves and development potential, Massey’s infrastructure and state of the art equipment, Massey’s unique position in Central Appalachia as a supplier to both domestic utilities and domestic and international metallurgical customers and Massey’s experienced and well -qualified management team. The board also discussed and considered the many risks of the stand-alone case, including the difficult regulatory environment Massey would likely continue to face as a stand-alone company and the challenges of executing Massey’s stand-alone plan. Adm. Inman then asked each director for his or her view on the potential business combination with Alpha in comparison to Massey’s prospects as a stand-alone entity. After each director stated his or her view with respect to the advantages and disadvantages of each of Alpha’s offer and Massey’s prospects as a stand-alone entity, extensive discussion ensued regarding the terms of a potential business combination with Alpha as well as Massey’s prospects as a stand-alone entity. The board of directors of Massey then authorized Adm. Inman to contact Alpha to negotiate a higher price for Massey and recessed.

Adm. Inman then called Mr. Crutchfield. Adm. Inman proposed to Mr. Crutchfield that Alpha raise its proposal to 1.05 shares of Alpha common stock and $10.00 in cash per share of Massey common stock. Mr. Crutchfield then thanked Adm. Inman for the call and indicated he would respond to him shortly.

After consultation with Mr. Quillen, Alpha’s senior management and Alpha’s financial and legal advisors at Morgan Stanley and Cleary Gottlieb, Mr. Crutchfield called Adm. Inman back and countered with a best and final proposal of 1.025 shares of Alpha common stock and $10.00 in cash per share of Massey common stock; provided that certain significant outstanding issues remaining in the most recent version of the merger agreement be resolved in Alpha’s favor. Based on the January 26, 2011 closing price of Alpha common stock of $57.88, the Alpha proposal represented a bid of $69.33 per share of Massey common stock. Based on the January 26, 2011 closing price of Massey common stock of $55.26, the Alpha proposal represented a premium of 25%.

The meeting of the Massey board of directors was then called back into session, at which point discussion ensued regarding Alpha’s increased offer. After careful consideration and subject to receipt of a customary fairness opinion from Perella Weinberg, the board of directors of Massey unanimously adopted resolutions (i) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declaring that it is in the best interests of Massey and Massey’s stockholders that Massey enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth therein, (iii) directing that the adoption of the merger agreement be submitted to a vote at a duly held meeting of Massey’s stockholders and (iv) recommending that Massey’s stockholders adopt the merger agreement.

On January 28, 2011, the board of directors of Alpha met to consider the proposed transaction with Massey. In addition to the members of the Alpha board of directors (other than Joel Richards III, who was absent from the meeting for personal reasons), also present were certain members of senior management of Alpha, representatives from Cleary Gottlieb and representatives from Morgan Stanley. Representatives of Cleary Gottlieb reviewed with Alpha’s board of directors its fiduciary duties in relation to the potential transaction with Massey. Members of Alpha’s senior management, as well as representatives from Cleary Gottlieb presented the final results of their respective due diligence investigations with respect to Massey. Representatives of Morgan Stanley also presented Morgan Stanley’s financial analysis of the proposed transaction with Alpha. Mr. Groves made a presentation to the board of directors of Alpha comparing the then-current terms of the proposed merger agreement to the last draft of the merger agreement discussed with the Alpha board of directors. Representatives of Morgan Stanley then delivered their oral opinion to the Alpha board of directors, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the merger consideration to be paid by Alpha pursuant to the merger agreement was fair from a financial point of view to Alpha. After careful consideration, all of the Alpha directors present at the meeting (with Mr. Richards being absent due to personal reasons, but having previously and subsequently expressed his support for the merger) unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Alpha and the stockholders of Alpha, respectively, approved an amendment to Alpha’s certificate of incorporation to increase its number of authorized shares of common stock and directed that the amendment to Alpha’s certificate of incorporation and the issuance of Alpha common stock in the merger be submitted to Alpha’s stockholders for approval and (iv) resolved to recommend that Alpha’s stockholders adopt the amendment to Alpha’s certificate of incorporation and approve the issuance of shares of Alpha common stock pursuant to the merger agreement.

On January 28, 2011, Perella Weinberg delivered its opinion in writing, addressed to the Massey board of directors, that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the per share merger consideration, consisting of 1.025 fully paid and non-assessable shares of Alpha common stock and $10.00 in cash, without interest, to be received by the holders of shares of Massey common stock, other than holders of certain excluded shares, was fair, from a financial point of view, to the holders of Massey common stock entitled to receive such merger consideration.

On January 28, 2011, following the receipt of Perella Weinberg’s opinion and the approval of the proposed business combination by both the boards of directors of Massey and Alpha, Cravath, Cleary Gottlieb and members of management of each of Massey and Alpha finalized the documentation for the proposed business combination and, thereafter, the agreement and plan of merger and all other applicable documents were executed and delivered.

On January 29, 2011, Massey and Alpha publicly announced entry into the agreement and plan of merger via a joint press release.

Alpha’s Reasons for the Merger and Recommendation of Alpha’s Board of Directors

At the meeting of the Alpha board of directors on January 28, 2011, after careful consideration, including detailed discussions with Alpha’s management and its legal and financial advisors, all of the directors present at the meeting (with Joel Richards, III being absent due to personal reasons, but having previously and subsequently expressed his support for the merger) unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Alpha and the stockholders of Alpha, and recommended that the Alpha stockholders vote FOR the approval of the amendment to the certificate of incorporation to increase to 400,000,000 the number of authorized shares of Alpha common stock and FOR the issuance of shares of Alpha common stock pursuant to the merger agreement.

In evaluating the merger, the Alpha board of directors consulted with Alpha’s management, as well as Alpha’s legal and financial advisors and, in reaching a conclusion to approve the merger and related transactions and to recommend that Alpha stockholders approve the amendment of the certificate of incorporation and approve the issuance of shares of Alpha common stock pursuant to the merger agreement, the Alpha board of directors reviewed a significant amount of information and considered a number of factors including:

•

its knowledge of Alpha’s business, operations, financial condition, earnings and prospects and of Massey’s business, operations, financial condition, earnings and prospects, taking into account the results of Alpha’s due diligence of Massey;

•

its knowledge of the current environment in the mining industry, including economic conditions, the potential for continued consolidation, current financial market conditions and the likely effects of these factors on Alpha’s and Massey’s potential growth, development, productivity and strategic options;

•

Alpha’s management’s expectation of annual revenue synergies and cost savings through administrative, sales and operating synergies in excess of $150 million within the second year of operations and management’s expectation of annual cost savings through capital expenditure efficiencies that are expected to exceed $50 million;

•	the strategic nature of the acquisition, which would create a company:

•

that would be a leading U.S. producer of coal, with approximately 150 mines and combined coal reserves of approximately 5 billion tons, including one of the world’s largest and highest quality metallurgical coal reserve bases;

•

well-equipped to respond to economic, regulatory, legislative and other developments affecting the combined company particularly and the coal industry generally and with the highest free cash flow generation of any pureplay U.S. coal company, a responsible balance sheet and significantly enhanced scale with a combined enterprise value of approximately $15 billion as of the time of announcement;

•

with increased geographic diversity by virtue of the operations, permitted reserves and available reserve positions in four major coal regions: Central Appalachia, Northern Appalachia, the Powder River Basin and the Illinois Basin; and

•	with the prospects for an expanded customer base and product offering to allow for new business relationships and transactions not available to either company on a stand-alone basis;

•

information concerning the financial conditions, results of operations, prospects and businesses of Alpha and Massey, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common shares and the ratio of Alpha’s stock price to Massey’s stock price over various periods;

•

that the exchange ratio would enable Alpha stockholders to own approximately 54% of the outstanding common stock of Alpha following the merger, which would provide Alpha stockholders with greater investment diversification while giving them the opportunity to participate in any future earnings or growth of Alpha and future appreciation in the value of Alpha common stock following the merger should they determine to retain the Alpha common stock following completion of the merger;

•	that a fixed exchange ratio avoids fluctuations in value caused by near-term market volatility;

•	the probability that regulatory approvals for the transaction could be obtained in a timely manner and without a material adverse effect on either party;

•

the provisions of the merger agreement that allow Alpha to engage in negotiations with, and provide information to, third parties, under certain circumstances in response to an unsolicited takeover proposal received prior to the Alpha stockholder approval that Alpha’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, constitutes or would reasonably be expected to lead to a transaction that is more favorable to Alpha stockholders than the merger with Massey;

•

the provisions of the merger agreement that allow Alpha, under certain circumstances, to terminate the merger agreement prior to its stockholder approval of the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal that Alpha’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, is more favorable to Alpha stockholders than the merger with Massey;

•

that, subject to certain exceptions, Massey is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including solicitation, initiation, encouragement of any inquiries or the making of any proposals for certain types of business combination or acquisition of Massey (or entering into any agreements for such business combinations or acquisitions of Massey or any requirement to abandon, terminate or fail to consummate the merger);

•

that Massey must pay to Alpha a termination fee of $251 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement — Termination Fees” beginning on page [—];

•	the probability that the conditions to completion of the merger would be satisfied prior to the outside date of January 27, 2012;

•	the premiums paid by the acquiring entities in comparable mixed cash-and-stock transactions in the recent past; and

•

Morgan Stanley’s opinion, dated January 28, 2011, to Alpha’s board as to the fairness from a financial point of view to Alpha, as of the date of the opinion, of the merger consideration to be paid by Alpha pursuant to the merger agreement and the related financial analyses, in each case as more fully described below in “— Opinion of Alpha’s Financial Advisor” beginning on page [—].

The Alpha board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•

the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Alpha if the merger does not close timely or does not close at all, including the impact on Alpha’s relationships with employees and with third parties;

•	the potential dilution to Alpha stockholders;

•

the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of Massey and Alpha and realizing the anticipated cost savings and operating synergies;

•	the outcomes of pending and potential litigation and governmental investigations involving Massey, particularly with regard to the UBB explosion;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the terms and conditions of the merger agreement, including:

•	the restrictions on Alpha’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions;

•	the requirement that Alpha provide Massey with an opportunity to propose revisions to the merger agreement prior to being able to terminate the merger agreement to accept a superior proposal;

•

that Alpha must pay to Massey a termination fee between $72 million and $360 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement — Termination Fees” beginning on page [—];

•

the requirement that Alpha generally conduct its business only in the ordinary course and that Alpha is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger, any of which may delay or prevent Alpha from pursuing business opportunities that may arise or may delay or preclude Alpha from taking actions that would be advisable if it were to remain an independent company; and

•	that, under certain circumstances and subject to certain conditions more fully described in the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation”

beginning on page [—], Massey may furnish information to, and conduct negotiations with, a third party in connection with an unsolicited proposal for a business combination or acquisition of Massey that is likely to lead to a superior proposal and the Massey board of directors can terminate the merger agreement in order to accept a superior proposal or, under certain circumstances, change its recommendation prior to Alpha stockholders’ approval of the merger agreement; and

•	the fact that Alpha may incur indebtedness of up to approximately $3.3 billion in connection with the merger, which debt may adversely impact Alpha’s operations following the merger; and

•	the risks described in the section entitled “Risk Factors” beginning on page [—].

The Alpha board of directors concluded that the anticipated benefits of the merger would outweigh the preceding considerations.

In addition, the Alpha board of directors was aware of and considered the interests that some of Alpha’s directors and executive officers may have in the transactions contemplated by the merger agreement that may be different from, or in addition to, their interests as stockholders and the interests of Alpha stockholders generally, as described in “— Interests of Alpha Executive Officers and Directors in the Merger” beginning on page [—].

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the Alpha board of directors in approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Alpha board of directors did not find it useful to and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to Alpha stockholders. In addition, individual members of the Alpha board of directors may have given differing weights to different factors. The Alpha board of directors carefully considered all of the factors described above as a whole.

Massey’s Reasons for the Merger and Recommendation of Massey’s Board of Directors

The Massey board of directors and the strategic alternatives review committee believe that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Massey and its stockholders. Accordingly, the Massey board of directors has approved the merger agreement and the transactions contemplated thereby, and unanimously recommends that Massey stockholders vote FOR adoption of the merger agreement and the transactions contemplated thereby, including the merger.

As described above under “Background of the Merger,” the Massey board of directors, prior to and in reaching its decision at its meeting on January 27, 2011 to approve the merger agreement and the transactions contemplated thereby, consulted with Massey’s management and Massey’s financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including, but not limited to, the following:

•

its knowledge of Massey’s business, operations, financial condition, earnings and prospects and of Alpha’s business, operations, financial condition, earnings and prospects, taking into account the results of Massey’s due diligence of Alpha;

•

its knowledge of the current environment in the mining industry, including economic conditions, the potential for continued consolidation, current financial market conditions and the likely effects of these factors on Alpha’s and Massey’s potential growth, development, productivity and strategic options;

•	synergies which are expected to exceed an annual run-rate of $150 million within the second year of operations;

•	the strategic nature of the acquisition, which would create a company:

•

that would be a leading U.S. producer of coal, with approximately 150 mines and combined coal reserves of approximately 5 billion tons, including one of the world’s largest and highest quality metallurgical coal reserve bases;

•

well-equipped to respond to economic, regulatory, legislative and other developments affecting the combined company particularly and the coal industry generally, and with the highest free cash flow generation of any pureplay U.S. coal company, a responsible balance sheet and significantly enhanced scale with a combined enterprise value of approximately $15 billion;

•

with increased geographic diversity by virtue of the operations, permitted reserves and available reserve positions in four major coal regions: Central Appalachia, Northern Appalachia, the Powder River Basin and the Illinois Basin; and

•	with the prospects for an expanded customer base and product offering to allow for new business relationships and transactions not available to either company on a stand-alone basis;

•

information concerning the financial conditions, results of operations, prospects and businesses of Massey and Alpha, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common shares and the ratio of Alpha’s stock price to Massey’s stock price over various periods;

•

the value to be received by holders of Massey common stock in the merger, including the fact that, based on the closing price of Massey common stock and Alpha common stock on January 26, 2011 (the last trading day before the board of directors of Massey resolved to enter into the merger agreement), the merger consideration to be received by Massey’s stockholders represented a premium of approximately 25% over the closing price of Massey common stock on January 26, 2011, 28% over the average closing price of Massey common stock for the 30 trading days ending January 26, 2011 and 95% over the unaffected closing price of Massey common stock on October 18, 2010, the day the Wall Street Journal first reported that Massey was reviewing strategic alternatives;

•

the fact that the approximately 15% cash / 85% stock split in the merger consideration to be paid to Massey’s stockholders affords Massey stockholders both the opportunity to participate in the growth and opportunities of the combined company through the stock component and to receive some cash for the value of their shares through the cash component;

•

that the exchange ratio would enable Massey stockholders to own approximately 46% of the outstanding common stock of Alpha following the merger, which would provide Massey stockholders with greater investment diversification while giving them the opportunity to participate in any future earnings or growth of Alpha and future appreciation in the value of Alpha common stock following the merger should they determine to retain the Alpha common stock received in the merger;

•

because the stock portion of the merger consideration is a fixed number of shares of Alpha common stock per share of Massey common stock, the opportunity for the Massey stockholders to benefit from any increase in the trading price of Alpha common stock between the announcement of the merger and the completion of the merger;

•

the provisions of the merger agreement that allow Massey to engage in negotiations with, and provide information to, third parties, under certain circumstances in response to an unsolicited takeover proposal received prior to Massey stockholder approval of the merger agreement that Massey’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, constitutes or would reasonably be expected to lead to a transaction that is more favorable to Massey stockholders than the merger;

•

the provisions of the merger agreement that allow Massey, under certain circumstances, to terminate the merger agreement prior to its stockholder approval of the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal that Massey’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, is more favorable to Massey stockholders than the merger;

•

that, subject to certain exceptions, Alpha is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including solicitation, initiation, encouragement of any inquiries or the making of any proposals for certain types of business combination or acquisition of Alpha (or entering into any agreements for such business combinations or acquisitions of Alpha or any requirement to abandon, terminate or fail to consummate the merger);

•	the advantages that the combined entity will have over Massey as a stand-alone company, especially in the current uncertain economic environment;

•	the likelihood that Massey will continue to face a difficult regulatory environment as a stand-alone company;

•

the Massey board of directors’ analysis of other strategic alternatives for Massey, including continued growth as an independent company and the potential to acquire, be acquired or combine with other third parties;

•

the fact that on October 18, 2010, the media reported that Massey was considering takeover bids, that on October 26, 2010, Don Blankenship made a public statement during an analyst call confirming that Massey was considering takeover bids and that on November 22, 2010, Massey issued a press release announcing it was reviewing strategic alternatives, each of which gave potential acquirors an opportunity to approach Massey to propose a possible acquisition;

•

the fact that the strategic alternatives review committee contacted or communicated, directly or through advisors, with numerous potential purchasers in addition to Alpha to determine whether they would be interested in potentially acquiring Massey and that no other potential purchaser was prepared to make an offer to acquire Massey on terms, including with respect to price, as favorable to Massey and its stockholders as those offered by Alpha;

•

the belief that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the merger, such as the receipt of both Massey’s and Alpha’s stockholder approvals and antitrust clearance, are expected to be fulfilled, (ii) there are limited conditions to be met for Alpha to obtain financing to fund the cash portion of the merger consideration and Alpha’s obligations to use significant efforts to obtain the proceeds of the financing on the terms and conditions described in the commitment letter received by Alpha from Morgan Stanley and Citigroup and (iii) there are limited circumstances in which the Alpha Board of Directors may terminate the merger agreement or change or modify its recommendation that its stockholders approve the issuance of Alpha common stock in connection with the merger;

•

the fact that upon the termination of the merger agreement under specified circumstances, including, in certain instances, a change in the recommendation of the Alpha Board of Directors, Alpha will owe Massey a cash termination fee of $252 million; upon the termination of the merger agreement due to Alpha’s failure to obtain the required stockholder approval at the Alpha stockholders’ meeting, Alpha will owe Massey a cash termination fee of $72 million; and Alpha is also obligated to pay a cash termination fee of $360 million if the merger agreement is terminated because the merger is not completed on or before January 27, 2012 and on such date, all closing conditions are satisfied but Alpha has not received sufficient financing due to a breach by the lenders; each as more fully described in the section entitled “The Merger Agreement — Termination Fees” beginning on page [•];

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•

the fact that a vote of Massey’s stockholders entitled to vote on the merger is required under Delaware law to adopt the merger agreement, and that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law if the merger is approved and consummated;

•

the expected qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, which generally allows Massey stockholders to defer the recognition of any gain from the receipt of the share portion of the merger consideration, as described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page [•]; and

•	the financial analysis of Perella Weinberg presented to the Massey board of directors on January 27, 2011.

In addition to these factors, the Massey board of directors also considered the potential adverse impact of other factors weighing against the merger, including, without limitation, the following:

•

the fact that the merger might not be completed in a timely manner or at all, due to a failure of certain conditions, including in particular (i) the difficulty Alpha would have completing the merger if the financing outlined in the commitment letter received by Alpha from Morgan Stanley and Citigroup was not disbursed (ii) the approval by Alpha’s stockholders of the issuance of Alpha common stock in connection with the merger and (iii) the approval of the transaction by antitrust regulatory authorities;

•

the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Massey if the merger does not close timely or does not close at all, including the impact on Massey’s relationships with employees and with third parties;

•

the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of Massey and Alpha and realizing the anticipated cost savings and operating synergies;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the terms and conditions of the merger agreement, including:

•	the restrictions on Massey’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions;

•	the requirement that Massey provide Alpha with an opportunity to propose revisions to the merger agreement prior to being able to terminate the merger agreement to accept a superior proposal;

•

that Massey must pay to Alpha a termination fee of $251 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement — Termination Fees” beginning on page [•], which may have the effect of discouraging third parties from proposing a competing business combination transaction;

•

the requirement that Massey generally conduct its business only in the ordinary course and that Massey is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger, any of which may delay or prevent Massey from pursuing business opportunities that may arise or may delay or preclude Massey from taking actions that would be advisable if it were to remain an independent company; and

•

that, under certain circumstances and subject to certain conditions more fully described in the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page [•], Alpha may furnish information to, and conduct negotiations with, a third party in connection with an unsolicited proposal for a business combination or acquisition of Alpha that is likely to lead to a superior proposal and the Alpha board of directors can terminate the merger agreement in order to accept a superior proposal or, under certain circumstances, change its recommendation prior to Massey stockholders’ approval of the merger agreement; and

•

because the stock portion of the merger consideration is a fixed number of shares of Alpha common stock per Massey share, the Massey stockholders could be adversely affected by a decrease in the trading price of Alpha common stock after the date of execution of the merger agreement, and the merger agreement does not provide Massey with a price-based termination right or other similar protection for Massey or its stockholders, such as a “collar” with respect to Alpha’s stock price;

•

the fact that Massey’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Massey’s stockholders generally, including those interests that are a result of employment and compensation arrangements with Massey’s executive officers and the manner in which they would be affected by the merger, as described more fully in the section entitled “The Merger — Interests of Massey’s Executive Officers and Directors in the Transaction” beginning on page [•];

•

the fact that Massey stockholders may recognize gain for U.S. federal income tax purposes with respect to the cash portion of the merger consideration, as described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page [•];

•	the fact that Alpha may incur indebtedness of up to approximately $3.3 billion in connection with the merger, which debt may adversely impact Alpha’s operations following the merger;

•

the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits and synergies expected of the merger are not obtained on a timely basis or at all;

•	the fact that the merger consideration represents a discount to the highest price at which Massey’s common stock has traded in recent years;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger (and that if the merger is not consummated Massey may be required to bear such costs and expenses), the substantial management time and effort required to effectuate the merger and the related disruption to Massey’s day-to-day operations during the pendency of the merger; and

•	the risks described in the section entitled “Risk Factors” beginning on page [•].

The foregoing discussion of the factors considered by the Massey board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Massey board of directors. In reaching its decision to declare the merger agreement, the merger and the other transactions contemplated by the merger agreement, advisable and in the best interests of Massey and Massey’s stockholders, and, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Massey board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Massey board of directors considered all these factors as a whole, including discussions with, and questioning of, Massey’s management and Massey’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, the Massey board of directors, subject to receiving a customary fairness opinion from Perella Weinberg, unanimously adopted resolutions (i) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declaring that it is in the best interests of Massey and Massey’s stockholders that Massey enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth therein, (iii) directing that the adoption of the merger agreement be submitted to a vote at a duly held meeting of Massey’s stockholders and (iv) recommending that Massey’s stockholders adopt the merger agreement.

On January 28, 2011, Perella Weinberg delivered its opinion in writing, addressed to the Massey board of directors, that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the per share merger consideration, consisting of $10.00 in cash, without interest, and 1.025 fully paid and nonassessable shares of Alpha common stock, to be received by the holders of shares of Massey common stock, other than holders of certain excluded shares, was fair, from a financial point of view, to the holders of Massey common stock entitled to receive such merger consideration.

This explanation of Massey’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [•].

Opinion of Alpha’s Financial Advisor

Morgan Stanley was engaged by Alpha to provide it with financial advisory services in connection with the potential acquisition of Massey. At the meeting of the board of directors of Alpha on January 28, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the consideration to be paid by Alpha pursuant to the merger agreement was fair from a financial point of view to Alpha.

The full text of the written opinion of Morgan Stanley, dated January 28, 2011, is attached as Annex C to this joint proxy statement/prospectus. The opinion sets forth among other things, assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Alpha and addresses only the fairness to Alpha, from a financial point of view, of the consideration to be paid by Alpha pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to stockholders of Alpha or stockholders of Massey as to how to vote on any matters relating to the proposed merger. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Massey and Alpha, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning Massey and Alpha, respectively;

•	Reviewed certain financial projections prepared by the managements of Massey and Alpha, respectively;

•	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Alpha;

•	Discussed the past and current operations and financial condition and the prospects of Massey with senior executives of Massey;

•

Discussed the past and current operations and financial condition and the prospects of Alpha, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Alpha;

•	Reviewed the pro forma impact of the merger on Alpha’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	Reviewed the reported prices and trading activity for Massey common stock and Alpha common stock;

•

Compared the financial performance of Massey and Alpha and the prices and trading activity of Massey common stock and Alpha common stock with that of certain other publicly-traded companies comparable with Massey and Alpha, respectively, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of Massey and Alpha and certain parties and their financial and legal advisors;

•	Reviewed the merger agreement, the commitment letter from certain lenders dated January 28, 2011 and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley has deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Alpha and Massey, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Massey and Alpha of the future financial performance of Massey and Alpha.

In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code and that Alpha will obtain financing in accordance with the terms set forth in the commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on Massey or Alpha.

Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments made by Alpha and Massey and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley has relied upon, without independent verification, the assessment by the management of Alpha of the strategic rationale for the merger. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Massey’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Massey common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (including any potential liabilities resulting from any pending or potential litigation, for which Morgan Stanley has assumed that the accrued amounts provided by Alpha are adequate) of Massey or Alpha, nor has Morgan Stanley been furnished with any such appraisals.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of January 28, 2011. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it. Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated January 28, 2011. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Analysis

Morgan Stanley reviewed the share price performance of Alpha and Massey during various periods ending on January 27, 2011 (the last trading day prior to the Alpha board of directors meeting approving the execution of the merger agreement). Morgan Stanley noted that the range of low and high closing prices of Alpha common stock during the prior 52-week period was $32.07 to $67.38. Morgan Stanley noted that the range of low and high closing prices of Massey common stock during the prior 52-week period was $26.31 to $58.04. Morgan Stanley next compared the implied transaction consideration of $67.75 (based on the closing share price for Alpha common stock on January 27, 2011) to the closing share price of Massey on January 27, 2011 of $54.39. The transaction consideration represented a 25% premium to the closing price of Massey common stock on January 27, 2011.

Equity Research Future Price Targets

Morgan Stanley reviewed the public market trading price targets for Alpha common stock prepared and published by equity research analysts between January 1, 2011 and January 27, 2011 (the last trading day prior to the Alpha board of directors meeting approving the execution of the merger agreement). These targets reflected each analyst’s estimate of the future public market trading price of Alpha common stock one year into the future. Morgan Stanley noted that the range of one-year research analyst price targets for Alpha was $59 to $80 per share. Using a discount rate of 11%, Morgan Stanley discounted the analysts’ price targets back one-year to the present to arrive at a range of present values for these targets. Morgan Stanley’s analysis of the present value of equity research analysts’ future price targets implied a value per share of Alpha common stock in the range of approximately $53 to $72 per share.

Morgan Stanley reviewed the public market trading price targets for Massey common stock prepared and published by equity research analysts between January 1, 2011 and January 27, 2011 (the last trading day prior to the Alpha Board meeting approving the execution of the merger agreement). These targets reflected each analyst’s estimate of the future public market trading price of Massey common stock one year in the future. Morgan Stanley noted that the range of one-year research analyst price targets for Massey was $48 to $70 per share. Using a discount rate of 11%, Morgan Stanley discounted the analysts’ price targets back one-year to the present to arrive at a range of present values for these targets. Morgan Stanley’s analysis of the present value of equity research analysts’ future price targets implied a value per share of Massey common stock in the range of approximately $43 to $63 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Alpha and Massey common stock and these estimates are subject to uncertainties, including the future financial performance of Alpha and Massey and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which is designed to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Alpha and Massey with publicly-available information for peer group companies that operate in and are exposed to similar lines of business as Alpha and Massey, namely Eastern United States-based and Diversified United States-based coal producers. The peer group included:

•	Alpha Natural Resources, Inc.

•	Arch Coal, Inc.

•	CONSOL Energy Inc.

•	International Coal Group, Inc.

•	James River Coal Company

•	Massey Energy Company

•	Patriot Coal Corporation

•	Peabody Energy Corporation

•	Walter Energy, Inc.

For this analysis, Morgan Stanley analyzed the following statistics for each of these companies, as of January 27, 2011 and based on estimates for the peer group companies provided by I/B/E/S and public filings:

•

the ratio of aggregate value, defined as market capitalization plus total debt plus minority interests less cash and cash equivalents, which we refer to in this section as Aggregate Value, to estimated calendar year 2011 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA;

•	the ratio of Aggregate Value to estimated calendar year 2012 EBITDA; and

•	the ratio of Aggregate Value to estimated calendar year 2013 EBITDA;

Based on the analysis of the relevant metrics for each of the comparable companies and on the experience and judgment of Morgan Stanley, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant financial statistics for Alpha and Massey. For purposes of estimated EBITDA, Morgan Stanley utilized consensus metrics provided by Institutional Broker’s Estimate System, which we refer to as I/B/E/S, as well as financial forecasts prepared by the respective managements of Alpha and Massey.

Based on Alpha’s current outstanding shares and options, Morgan Stanley estimated the implied value per share of Alpha common stock as of January 27, 2011 as follows:

Aggregate Value to Estimated EBITDA	Alpha Financial Statistic ($MM)	Comparable Company Multiple Statistic Range	Implied Value Per Share of Alpha Common Stock
I/B/E/S Consensus EBITDA:
Aggregate Value to Estimated 2011 EBITDA	$1,176	6.50x –7.00x	$62 –$66
Aggregate Value to Estimated 2012 EBITDA	$1,429	5.50x –6.00x	$63 –$69
Alpha Management Estimates:
Aggregate Value to Estimated 2011 EBITDA	$1,117	6.50x –7.00x	$59 –$63
Aggregate Value to Estimated 2012 EBITDA	$1,269	5.50x –6.00x	$56 –$61
Aggregate Value to Estimated 2013 EBITDA	$1,317	4.50x –5.00x	$48 –$53

Based on Massey’s current outstanding shares and options, Morgan Stanley estimated the implied value per share of Massey common stock as of January 27, 2011 as follows:

Aggregate Value to Estimated EBITDA	Massey Financial Statistic ($MM)	Comparable Company Multiple Statistic Range	Implied Value Per Share of Massey Common Stock	Implied Value Including Synergies(1)
I/B/E/S Consensus EBITDA:
Aggregate Value to Estimated 2011 EBITDA	$979	6.75x –7.25x	$52 –$57	$69 –$74
Aggregate Value to Estimated 2012 EBITDA	$1,172	5.75x –6.25x	$54 –$59	$70 –$76
Massey Management Estimates:
Aggregate Value to Estimated 2011 EBITDA	$857	6.75x –7.25x	$44 –$49	$61 –$65
Aggregate Value to Estimated 2012 EBITDA	$1,209	5.75x –6.25x	$56 –$62	$72 –$78
Aggregate Value to Estimated 2013 EBITDA	$1,308	4.75x –5.25x	$49 –$55	$65 –$72
Sensitivity Analysis for Massey:
Aggregate Value to Estimated 2011 EBITDA	$760	6.75x –7.25x	$38 –$42	$55 –$58
Aggregate Value to Estimated 2012 EBITDA	$995	5.75x –6.25x	$44 –$49	$60 –$65
Aggregate Value to Estimated 2013 EBITDA	$1,256	4.75x –5.25x	$46 –$52	$63 –$69

(1)	Run-rate synergy estimate of at least $150 million in annual EBITDA contributions and $50 million in annual capital expenditure savings was provided by Alpha management. The discounted present value of these synergies as calculated by Morgan Stanley resulted in a value of approximately $16.50/share that was added to the ranges of implied values for Massey from the preceding column.

No company in the comparable company analysis is identical to Alpha or Massey. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alpha and Massey, such as the impact of competition on the business of Alpha, Massey or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Alpha, Massey or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Precedent Transaction Analysis

Using publicly available information, Morgan Stanley reviewed the terms of selected precedent transactions in which the targets were companies or divisions that operate in and/or were exposed to similar lines of business as Alpha and Massey.

Morgan Stanley reviewed the price paid and calculated the ratio of aggregate value to reserve tons. Based on its analysis of these transactions and on the experience and judgment of Morgan Stanley, Morgan Stanley selected a representative range of financial multiples implied by the precedent transactions and applied this range of multiples to the relevant reserve statistics for Alpha and Massey to imply a sum-of-the-parts value per share of Alpha common stock and per share of Massey common stock based on such range of multiples.

For this analysis, Morgan Stanley reviewed the following transactions:

Metallurgical Coal Transactions

Acquiror	Target	Announcement Date
Rio Tinto Ltd.	Riversdale Mining Ltd	12/23/2010
Walter Energy, Inc.	Western Coal Corp.	12/3/2010
Macarthur Coal Limited	Gloucester Coal Ltd	12/22/2009
Macarthur Coal Limited	Middlemount Coal Pty Ltd	12/22/2009

Appalachian Coal Transactions

Acquiror	Target	Announcement Date
Cliffs Natural Resources	INR Energy LLC	7/6/2010
Massey Energy Company	Cumberland Resources Corp.	3/16/2010
Essar Group Ltd.	Trinity Coal Corp.	3/5/2010
Patriot Coal Corporation	Magnum Coal Co.	4/2/2008

Powder River Basin Coal Transactions

Acquiror	Target	Announcement Date
Arch Coal, Inc.	Jacobs Ranch Coal LLC	3/9/2009
Arch Coal, Inc.	Vulcan Coal Holdings LLC (owned 100% interest of Triton Coal Co.)	5/29/2003

Based on the analysis of the relevant metrics for each of the comparable transactions and on the experience and judgment of Morgan Stanley, Morgan Stanley selected a representative range of reserve multiples of the comparable transactions and applied this range of multiples to the relevant reserve statistic for Alpha. The representative range used for metallurgical coal reserves was $6.00 – $8.00 per ton, with Alpha holding approximately 0.3 billion tons of metallurgical coal reserves. The representative range used for Appalachian steam coal reserves was $1.50 – $2.50 per ton, with Alpha holding approximately 1.3 billion tons of Appalachian steam reserves. The representative range used for Powder River Basin coal reserves was $0.75 – $1.25 per ton, with Alpha holding approximately 0.7 billion tons of Powder River Basin coal reserves. This analysis resulted in an implied value per share of Alpha common stock ranging from approximately $36 to $54 per share.

Based on the analysis of the relevant metrics for each of the comparable transactions, Morgan Stanley selected a representative range of reserve multiples of the comparable transactions and applied this range of multiples to the relevant reserve statistic for Massey. The representative range used for metallurgical coal reserves was $6.00 – $8.00 per ton, with Massey holding approximately 0.8 billion tons of metallurgical coal reserves excluding the reserves acquired in the Cumberland transaction. The representative range used for Appalachian steam coal reserves was $1.50 – $2.50 per ton, with Massey holding approximately 1.6 billion tons of Appalachian steam reserves, excluding the reserves acquired in the Cumberland transaction. The value used for acquired Cumberland reserves was $2.31 per ton, based on Massey’s acquisition of 0.4 billion tons of coal reserves in the Cumberland transaction. This analysis resulted in an implied value per share of Massey common stock ranging from approximately $68 to $99 per share.

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical to Alpha or Massey, nor are the transactions identical to the transactions contemplated by the merger agreement. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alpha and Massey, such as the impact of competition on the business of Alpha, Massey or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Alpha, Massey or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Precedent Premium Paid Analysis

Using publicly available information, Morgan Stanley reviewed average annual premiums paid since 1990 in acquisitions where the purchase consideration was all-stock and/or a cash/stock mix for transactions over $2 billion, as well as selected premiums paid in acquisitions where the purchase consideration was all-stock and/or a cash/stock mix for transactions over $5 billion since 2009.

The average premiums paid indicated by these analyses were as follows:

Analysis	Mean
Average Premiums Paid in Selected 100% Stock Transactions Over $2 Billion Annually Since 1990	27.5%
Average Premiums Paid in Selected Cash/Stock Transactions Over $2 Billion Annually Since 1990	32.8%
Selected 100% Stock and Cash / Stock Transactions over $5Bn Since 2009	30.2%

Based on this data and on the experience and judgment of Morgan Stanley, Morgan Stanley selected a representative range of premiums implied of 25% to 35%, and applied this range to the Massey share price as of January 27, 2011. This analysis resulted in an implied value per share of Massey common stock ranging from approximately $68 to $73 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed discounted cash flow analyses, which are analyses of the present value of projected unlevered free cash flows using terminal year Aggregate Value to EBITDA multiples based on projected EBITDA, for the Alpha management estimates, the Massey management estimates and the sensitivity analysis for Massey.

Morgan Stanley analyzed Alpha’s business using publicly-available information, information obtained from discussions with Alpha management and certain financial forecasts prepared by Alpha management for the years 2011 through 2015. The terminal value was calculated by applying terminal multiples ranging from 5.5x to 6.5x to fiscal year 2015 EBITDA, as estimated by Alpha management. The range used was based on an analysis of Alpha’s multiples historically as well as the current trading multiples of Alpha and its peer group. For purposes of this analysis, Morgan Stanley calculated Alpha’s discounted unlevered free cash flow value using discount rates ranging from 9.0% to 12.0%. The range of discount rates was selected based upon an analysis of Alpha’s weighted average cost of capital. This analysis resulted in an implied value per share of Alpha common stock ranging from approximately $58 to $72 per share.

Morgan Stanley analyzed Massey’s business using publicly-available information, information obtained from discussions with both Alpha and Massey’s management and certain financial forecasts prepared by Alpha and Massey management for the years 2011 through 2015. The terminal value was calculated by applying terminal multiples ranging from 6.0x to 7.0x to fiscal year 2015 EBITDA, as estimated by Massey management and Alpha management. The range used was based on an analysis of Massey’s multiples historically as well as the current trading multiples of Massey and its peer group. For purposes of this analysis, Morgan Stanley calculated Massey’s discounted unlevered free cash flow value using discount rates ranging from 9.0% to 12.0%. The range of discount rates was selected based upon an analysis of Massey’s weighted average cost of capital. Based on the discounted cash flow analyses described above, Morgan Stanley estimated the implied value per share of Massey common stock as follows:

Estimates	Implied Value Per Share of Massey Common Stock	Implied Value Including Synergies
Massey Management	$59 –$77	$75 –$94
Sensitivity Analysis for Massey	$54 –$72	$71 –$88

Relative Implied Exchange Ratio Analysis

Morgan Stanley also performed an implied exchange ratio analysis which reviewed implied exchange ratios based on certain operational and financial metrics for Alpha and Massey compared to an estimated “all-stock” exchange ratio. The estimated all-stock exchange ratio for the transaction based on Massey and Alpha share prices on January 27, 2011 was 1.20x. This metric is calculated by taking the Alpha share price of $56.34 on January 27, 2010, multiplying by 1.025x (the exchange ratio indicated in the merger agreement), adding $10 per share in cash consideration, and dividing by Alpha’s share price of $56.34. Such operational and financial metrics included 52-week share price ranges, selected discounted analyst price targets, EBITDA, reserve-based valuation and discounted cash flow analysis. Implied exchange ratios were calculated by estimated share prices for Alpha and Massey based on the metrics below and dividing the implied Massey share price by the implied Alpha share price.

The computations resulted in the following relative implied exchange ratios:

Metric	Low	High
52-Week Trading Range	0.82x	0.86x
Selected Analyst Price Targets	0.81x	0.88x
2012E EBITDA (Street Basis)	0.85x	1.10x	*
2012E EBITDA (Massey Management / Alpha Management)	0.99x	1.27x	*
2013E EBITDA (Massey Management / Alpha Management)	1.02x	1.35x	*
2012E EBITDA (Massey Sensitivity / Alpha Management)	0.78x	1.06x	*
2013E EBITDA (Massey Sensitivity / Alpha Management)	0.97x	1.30x	*
Precedent Transaction (Aggregate Value/Reserves)	1.83x	1.90x
Discounted Cash Flow Analysis (Massey Management / Alpha Management)	1.02x	1.30x	*
Discounted Cash Flow Analysis (Massey Sensitivity / Alpha Management)	0.94x	1.23x	*

*	Including Estimated Synergies

General

In connection with the review of the merger by Alpha’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Alpha or Massey.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Alpha and Massey. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness of the consideration to be paid by Alpha pursuant to the merger agreement from a financial point of view to Alpha, and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Alpha. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Alpha or Massey might actually trade. The consideration to be paid to the holders of Massey common stock and other terms of the merger agreement were determined through arm’s-length negotiations between Alpha and Massey and were approved by the Alpha board of directors. Morgan Stanley provided advice to Alpha during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Alpha or that any specific consideration constituted the only appropriate consideration for the proposed transaction. In addition, as described above, Morgan Stanley’s opinion and presentation to the Alpha board of directors were one of many factors taken into consideration by such board of directors in making their decision to approve the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Alpha board of directors with respect to the consideration or the value of Massey, or of whether the Alpha board of directors would have been willing to agree to pay a different consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Alpha board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business affairs of Alpha. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Alpha, Massey, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services, unrelated to the merger, to Alpha and has received fees for the rendering of these services, including, without limitation, acting as a lender under certain credit facilities of Alpha. Morgan Stanley may also seek to provide such services to Alpha in the future and expects to receive fees for the rendering of such services.

Under the terms of Morgan Stanley’s engagement, Alpha has agreed to pay Morgan Stanley for its financial advisory services in connection with the merger an aggregate fee of $29.5 million, $6.5 million of which was payable upon public announcement of the merger agreement and the balance of which is contingent upon completion of the merger. In addition, Morgan Stanley or one of its affiliates is providing or arranging financing for Alpha in connection with the merger and will receive customary fees in connection with such services, a substantial portion of which are contingent upon the closing of the merger. Alpha has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services, including reasonable fees and expenses of its legal counsel. In addition, Alpha has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Opinion of Massey’s Financial Advisor

Massey retained Perella Weinberg to act as financial advisor to its board of directors in connection with the merger. Massey selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which Massey conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions, as well as for corporate and other purposes.

The board of directors of Massey requested that Perella Weinberg evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of shares of Massey common stock, other than the holders of certain excluded shares. On January 28, 2011, Perella Weinberg rendered its opinion in writing to the board of directors of Massey that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the per-share merger consideration, consisting of $10.00 in cash, without interest, and 1.025 fully paid and nonassessable shares of Alpha common stock to be received by the holders of shares of Massey common stock, other than holders of certain excluded shares, in the merger was fair, from a financial point of view, to the holders entitled to receive such merger consideration. For purposes of its opinion, Perella Weinberg defined “excluded shares” as shares of Massey common stock in respect of which appraisal rights had been exercised in accordance with Delaware law, as well as shares of Massey common stock owned immediately prior to the effective time of the merger by Massey, including as treasury stock, or by Alpha, Mountain Merger Sub or any subsidiaries of Alpha.

The full text of Perella Weinberg’s written opinion, dated January 28, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. Holders of shares of Massey common stock are urged to read the opinion carefully and in its entirety. The opinion was not intended to be and does not constitute a recommendation to any holder of shares of Massey common stock or Alpha common stock as to how to vote or otherwise act with respect to the proposed merger or any other matter. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or the consideration to be received in connection with the merger by, the holders of any other class of securities, creditors or other constituencies of Massey. Perella Weinberg’s opinion was provided for the information and assistance of the Massey board of directors acting in its capacity as such in connection with, and for the purposes of the board of directors’ evaluation of, the merger.

This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Alpha and Massey, including research analyst reports;

•

reviewed certain internal financial statements, analyses and forecasts, and other financial data relating to the business of Massey, in each case, prepared by Massey’s management, which we refer to in this section as the Internal Massey Forecasts;

•	reviewed certain publicly available forecasts prepared by Wall Street analysts relating to Massey, which we refer to in this section as the Massey Public Forecasts;

•

reviewed certain internal financial forecasts, and other financial data relating to the business of Alpha prepared by Alpha and as provided by Alpha to Massey, which we refer to in this section as the Internal Alpha Forecasts;

•	reviewed certain publicly available forecasts prepared by Wall Street analysts relating to Alpha, which we refer to in this section as the Alpha Public Forecasts;

•

reviewed information relating to certain strategic, financial and operational benefits projected by management of Massey to result from the merger, as approved for Perella Weinberg’s use by Massey , which we refer to in this section as Synergies;

•

discussed the past and current business, operations, financial condition and prospects of Alpha and Massey, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Alpha and Massey;

•	reviewed the pro forma financial impact of, among other things, the merger on the future financial performance of Alpha, including the potential impact on Alpha’s estimated earnings per share;

•	compared the financial performance of Alpha and Massey with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for the shares of Massey common stock and Alpha common stock, and compared such price and trading activity of the shares of Massey common stock and Alpha common stock with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	reviewed the Cravath, Swaine & Moore LLP draft, dated January 28, 2011, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that is available from generally recognized public sources) for purposes of its opinion and further assumed, with the consent of the board of directors of Massey, that information furnished by Massey for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Internal Massey Forecasts and Synergies, Perella Weinberg assumed, with the consent of the board of directors of Massey, that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Massey’s management as to the future financial performance of Massey and the other matters covered thereby, and Perella Weinberg expressed no view as to the assumptions on which they were based. With respect to the Alpha Internal Forecasts and Alpha Public Forecasts, Perella Weinberg assumed with the consent of the board of directors of Massey, that such forecasts were a reasonable basis upon which to evaluate the future financial performance of Alpha, and Perella Weinberg used both the Alpha Internal Forecasts and Alpha Public Forecasts in performing its analyses. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Alpha or Massey, nor had Perella Weinberg been furnished with any such valuations or appraisals. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement reviewed by it, without material modification (including, without limitation, modification to the mix of merger consideration), waiver or delay and that the final executed merger agreement would not differ in any respect material to Perella Weinberg’s analyses from the draft merger agreement reviewed by Perella Weinberg. In addition, Perella Weinberg assumed that, in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Massey, Alpha or the contemplated benefits expected to be derived in the proposed merger.

Perella Weinberg also assumed that the merger will receive the tax treatment contemplated by the merger agreement. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

The opinion addresses only the fairness from a financial point of view, as of the date thereof, to holders of shares of Massey common stock, other than the holders of excluded shares, of the merger consideration to be received by such holders pursuant to the merger agreement. Perella Weinberg was not asked to offer, and did not offer, any opinion as to any other term of the merger agreement or the form or structure of the merger or the likely timeframe in which the merger will be consummated. In addition, Perella Weinberg did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it was Perella Weinberg’s understanding that Massey had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion does not address the underlying business decision of Massey to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may be available to Massey.

Perella Weinberg’s opinion does not in any manner address the prices at which the shares of Massey common stock or Alpha common stock will trade at any time. Perella Weinberg’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise or reaffirm its opinion.

The type and amount of consideration payable in the merger was determined through negotiations between Alpha and Massey, and the decision to enter into the merger was solely that of Massey’s board of directors. Perella Weinberg’s opinion was only one of many factors considered by Massey’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Massey’s board of directors or management with respect to the merger or the merger consideration provided for in the merger agreement.

In preparing its opinion, Perella Weinberg performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Perella Weinberg’s opinion. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. The following is only a summary of the material financial analyses conducted by Perella Weinberg in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Stock Trading and Transaction Premium Analysis

Perella Weinberg reviewed the historical trading price per share of Massey common stock and Alpha common stock, in each case, for the one-year period ending on January 26, 2011, the last trading day prior to the date on which Perella Weinberg completed its financial analyses. In addition, Perella Weinberg calculated the implied premium represented by the merger consideration (based on Alpha common stock’s closing sale price as of January 26, 2011) relative to the following:

•	the closing price per share of Massey common stock on January 26, 2011; and

•

the closing price per share of Massey common stock on October 18, 2010, the last trading day prior to publication by the Wall Street Journal of a story indicating that Massey was undertaking a review of strategic alternatives. This summary refers to October 18, 2010 as the Pre-Rumor Price Date.

Perella Weinberg notes the results of these calculations as follows:

•	the closing price per share of Massey common stock on January 26, 2011 was $55.26, and the implied premium of the merger consideration was 25.5%;

•	the closing price per share of Massey common stock on the Pre-Rumor Price Date was $35.56 and the implied premium of the merger consideration was 95.0%; and

•	the average premium of the merger consideration during the period between the Pre-Rumor Price Date and January 26, 2011 was 30.0%.

The historical stock trading and transaction premium analysis provided general reference points with respect to the trading prices of shares of Massey common stock which enabled Perella Weinberg to compare the historical prices with the consideration to be paid to stockholders in the merger.

Equity Research Analyst Price Targets

Perella Weinberg reviewed and analyzed the price targets for Alpha and Massey common stock published by equity research analysts during the period from January 1, 2011 through January 26, 2011. These targets reflect each analyst’s estimate of the future public market trading price of Alpha and Massey common stock at a date one year following the date of publication and are not discounted to reflect present values. Perella Weinberg noted that, as of January 26, 2011, the range of undiscounted equity analyst price targets for Massey’s common stock was between $31.00 and $70.00 per share, and the median of such targets was $60.00 per share. Perella Weinberg also noted that the range of undiscounted equity analyst price targets for Massey’s common stock represented a premium/(discount) to Massey’s price as of January 26, 2011 of between (43.9%) and 26.7%. Perella Weinberg also noted that, as of January 26, 2011, the range of undiscounted equity analyst price targets for Alpha’s common stock was between $59.00 and $80.00 per share and the range of undiscounted equity analyst price target for Alpha’s common stock represented a premium/(discount) to Alpha’s price as of January 26, 2011 of between 1.9% and 38.2%.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for either Alpha’s or Massey’s common stock, and these estimates are subject to uncertainties, including the future financial performance of Alpha and Massey, respectively, and future financial market conditions.

Illustrative Future Share Price

Perella Weinberg reviewed the historical enterprise values, or EV, of Massey as a multiple of next twelve months, or NTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2007 through 2010. Perella Weinberg determined the average value of the price per share of Massey common stock on January 26, 2011 as a multiple of NTM EBITDA since 2007 to 2010. Based on the analysis and historical review of this multiple for Massey, Perella Weinberg derived a range of illustrative future share prices for shares of Massey common stock by applying a multiple range of 5.5x to 7.0x to estimated EBITDA for calendar years 2011E, 2012E, 2013E and 2014E. The estimated future share prices for each range were then discounted to present value as of January 26, 2011 using a discount rate of 14.5%, the estimated current cost of equity for Massey. Perella Weinberg then determined the midpoint value for each range, which yielded the following results:

Financial Multiple	Representative Range	Illustrative Present Value Future Mid-Point Share Price ($)
Internal Massey Forecasts
EV/2011E EBITDA	5.5x – 7.0x	56.78
EV/2012E EBITDA	5.5x – 7.0x	58.04
EV/2013E EBITDA	5.5x – 7.0x	59.09
EV/2014E EBITDA	5.5x – 7.0x	56.61

Street Projections
EV/2011E EBITDA	5.5x – 7.0x	56.97
EV/2012E EBITDA	5.5x – 7.0x	48.48
EV/2013E EBITDA	5.5x – 7.0x	45.08
EV/2014E EBITDA	5.5x – 7.0x	42.88

Discounted Cash Flow

Perella Weinberg performed an illustrative discounted cash flow analysis to calculate the estimated present value as of January 26, 2011 of the estimated standalone unlevered free cash flows that Massey could generate during the period between 2011 though 2015. Estimates of unlevered free cash flows used for this analysis were based on the Internal Massey Forecasts and certain assumptions made by Perella Weinberg. For such analysis, Perella Weinberg used discount rates ranging from 11.50% to 13.50% based on estimates of the weighted-average cost of capital of Massey, calculated present values of unlevered free cash flows generated over the period described above and then added terminal values assuming terminal year multiples ranging from 5.5x to 6.5x NTM EBITDA. For purposes of this analysis, Perella Weinberg utilized the fully diluted number of shares of Massey common stock calculated using the treasury stock method. This analysis indicated a reference range of implied equity values per share of Massey common stock of approximately $56 to $70.

Perella Weinberg also performed two illustrative discounted cash flow analyses to calculate the estimated present value as of January 26, 2011 of the estimated standalone unlevered free cash flows that Alpha could generate during the period between 2011 and 2015. Estimates of unlevered free cash flows used for one was based on the Internal Alpha Forecasts and the other was based on the Alpha Public Forecasts. For both analyses, certain assumptions were also made by Perella Weinberg. For such analysis, Perella Weinberg used discount rates ranging from 11.25% to 13.25% based on estimates of the weighted-average cost of capital of Alpha, calculated present values of unlevered free cash flows generated over the period described above and then added terminal values assuming terminal year multiples ranging from 5.5x to 6.5x NTM EBITDA. For purposes of this analysis, Perella Weinberg utilized the fully diluted number of shares of Alpha common stock calculated using the treasury stock method. This analysis indicated a reference range of implied equity values per share of Alpha common stock of approximately $56 to $67 assuming the Internal Alpha Forecasts and $59 to $70 assuming the Alpha Public Forecasts.

Implied Transaction Multiples

In performing this analysis, Perella Weinberg derived implied enterprise values for Massey based on both the closing sale price per share of Massey common stock on January 26, 2011 and the merger consideration to be received by the holders of Massey common stock. The implied enterprise values were derived by calculating equity values of Massey by multiplying the number of fully diluted shares of Massey common stock on January 26, 2011 by the closing sale price per share of Massey common stock on January 26, 2011 and by the merger consideration to be received by the holders of shares of Massey common stock in the merger, and then, in each case, adding net debt of Massey as of September 30, 2010.

Perella Weinberg calculated the following multiples and ratios of historical and estimated financial results:

•	EV as a multiple of:

•	estimated EBITDA for calendar year 2011, based on the Massey Public Forecasts;

•	estimated EBITDA for calendar year 2012, based on the Massey Public Forecasts;

•	the ratio of price per share to earnings per share, or EPS, for:

•	calendar year 2011, based on the Massey Public Forecasts; and

•	calendar year 2012, based on the Massey Public Forecasts.

Based on the January 26, 2011 consideration, the 2011 EV/EBITDA was equal to 6.8x, the 2012 EV/EBITDA was equal to 5.4x, the 2011E Earnings was equal to 14.3x and the 2012E Earnings was equal to 10.0x. Based on the merger consideration as of January 28, 2011, the 2011 EV/EBITDA was equal to 8.3x.

Precedent Transactions Analysis

Perella Weinberg analyzed certain information relating to selected precedent industry related transactions from October 1996 through January 2011. Perella Weinberg selected the transactions because, in the exercise of its professional judgment, Perella Weinberg determined the target companies to be relevant companies with operations comparable to Massey. The transactions analyzed were the following:

Acquiror	Target	Announcement Date
Walter Energy, Inc.	Western Coal Corp.	12/3/2010
Massey Energy Co.	Cumberland Resources Corp.	3/16/2010
Alpha Natural Resources, Inc.	Foundation Coal Holdings, Inc.	5/12/2009
Arch Coal, Inc.	Jacobs Ranch Mine	3/9/2009
Patriot Coal Corp.	Magnum Coal Company	4/2/2008
Consol Energy, Inc.	AMVEST Corporation	6/18/2007
Cliffs Natural Resources, Inc.	PinnOak Resources, LLC	6/14/2007
Arch Coal, Inc. (acquired 35% interest)	Canyon Fuel Company, LLC	7/15/2004
Consortium of Buyers	RAG AG U.S. Coal Mining Operations	5/25/2004
Arch Coal, Inc.	Vulcan Coal Holdings LLC (owned 100% interest of Triton Coal Company)	5/29/2003
RAG AG	Cyprus Amax Coal Company	5/12/1999
Consortium of Buyers	Kerr-McGee Corporation Coal Mining Operations	6/8/1998
Arch Coal, Inc.	Atlantic Richfield Company’s U.S. Coal Operations	3/23/1998

For each of the selected transactions, Perella Weinberg calculated and compared the resulting EV in the transaction as multiples of the last twelve months, or LTM, EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction.

Based on the multiples calculated by Perella Weinberg and Perella Weinberg’s analyses of the various selected transactions and on judgments made by Perella Weinberg, Perella Weinberg derived a range of implied equity value per share of Massey common stock of approximately $39 to $57 by applying multiples ranging from 5.0x to 7.0x to Massey’s estimated 2011E EBITDA of $968 million.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or Massey. Accordingly, Perella Weinberg’s comparison of the selected transactions to the merger and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the companies involved in such transactions and of the merger.

Premium Paid Statistics

Perella Weinberg analyzed the premiums paid in acquisitions of United States companies with transaction values ranging between $1 billion and $10 billion. The acquisitions were grouped according to various consideration mixes in the form of (a) all stock, (b) a combination of stock and cash and (c) all cash, and analyzed over various time periods of 12 months, 3 years and 5 years prior to January 9, 2011. For each of the transactions, based on publicly available information, Perella Weinberg calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day and one month prior to the announcement of the transaction. Perella Weinberg observed that the medians of premiums to target company closing stock price one day prior to transaction announcement ranged from 22.2% to 30.8% over the different consideration mixes and time periods. The medians of premiums to target company stock price one month prior to transaction announcement ranged from 18.6% to 38.2% over the different consideration mixes and time periods. Perella Weinberg observed that, as discussed above under “Historical Stock Trading and Transaction Premium Analysis,” the implied premium represented by the merger consideration to be received by the holders of shares of Massey common stock in the merger (a) relative to $55.26, the closing market price per share of Massey common stock on January 26, 2011, was 25.5% and (b) relative to $35.56, the closing market price per share of Massey common stock on the Pre-Rumor Price Date, was 95.0%. Based on the range of premiums that were paid for the transactions that were analyzed, and taking into consideration that the price of the common stock of as of January 26, 2011 had been affected with an acquisition premium, Perella Weinberg selected a representative range of implied premiums of 0-20%, applied this range of premiums to the price of common stock of $55.26 as of January 26, 2011 and implied a range for common stock of approximately $55.26 to $66.31 per share.

Miscellaneous

The preparation of a fairness opinion is a complex process, and selecting portions of the analyses or of the summary set forth herein without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Alpha or Massey or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Massey board of directors of the fairness from a financial point of view to the holders of shares of Massey common stock, other than holders of certain excluded shares, of the merger consideration to be received by the such holders in the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon Alpha and Massey management financial forecasts and estimates and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of the Massey, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by Alpha or Massey management or third parties.

As described above, the opinion of Perella Weinberg to the Massey board of directors was one of many factors taken into consideration by the Massey board of directors in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Alpha and Massey.

Perella Weinberg acted as financial advisor to the Massey board of directors in connection with the merger and will receive a fee for its services. Massey has agreed to pay Perella Weinberg an aggregate fee of approximately $16 million for its services, approximately $15 million of which is contingent upon consummation of the merger. In addition, Massey has agreed to indemnify Perella Weinberg for certain liabilities and other items arising out of our engagement. Except in connection with its engagement as financial advisor to Massey in connection with the process leading to the proposed merger, during the two year period prior to the date of its opinion, no material relationship existed between Perella Weinberg and its affiliates and Alpha or Massey pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to Alpha or Massey or their respective affiliates for which they would expect to receive compensation. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

In the ordinary course of Perella Weinberg’s business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Alpha or Massey or any of their respective affiliates.

Massey Unaudited Prospective Financial Information

In connection with its sale process, Massey provided potential acquirors, Massey’s board of directors and its financial advisors certain prospective financial information concerning Massey’s EBITDA.

The summary of such information is included solely to give stockholders access to the information that Massey made available to Alpha, Massey’s board of directors and its financial advisors and is not included in this joint proxy statement/prospectus in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to shares of Massey common stock.

The prospective financial information was prepared by Massey’s management as of November 2010 and based solely upon information available to Massey’s management at that time. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States, which we refer to as GAAP. Neither Massey’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by Massey with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Massey’s business, all of which are difficult to predict and many of which are beyond Massey’s control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Massey’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Massey’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast.

The prospective financial information covers multiple years, and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Massey’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Massey’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Massey, Alpha, Mountain Merger Sub, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Massey, Alpha, Mountain Merger Sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Massey, Alpha, Mountain Merger Sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate (even in the short term).

The prospective financial information does not reflect Massey’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by Massey, Alpha or Mountain Merger Sub that it is viewed by Massey, Alpha or Mountain Merger Sub as material information of Massey, and in fact Massey, Alpha and Mountain Merger Sub view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Massey contained in Massey’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Massey’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this joint proxy statement/prospectus.

The prospective financial information set forth herein regarding EBITDA may be considered a non-GAAP financial measure. Massey provided this information to potential acquirors, Massey’s board of directors and its financial advisors because Massey believed it could be useful in evaluating, on a prospective basis, Massey’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Massey may not be comparable to similarly titled amounts used by other companies.

	2011	2012	2013	2014	2015
	(In thousands)
EBITDA (non-GAAP)	$857,078	$1,204,914	$1,304,313	$1,446,772	$1,508,626

GAAP TO NON-GAAP EBITDA RECONCILIATION
Net Income (GAAP)	$274,692	$526,361	$595,160	$691,878	$743,816
Income tax expense	$91,563	$204,695	$231,450	$269,063	$289,262
Net interest expense (net of interest income)	$102,413	$101,788	$108,914	$107,362	$97,513
Depreciation, depletion and amortization	$388,410	$372,070	$368,789	$378,469	$378,035
EBITDA (non-GAAP)	$857,078	$1,204,914	$1,304,313	$1,446,772	$1,508,626

Stock Ownership of Directors and Executive Officers of Alpha and Massey

Alpha

At the close of business on the record date for the Alpha special meeting, directors and executive officers of Alpha beneficially owned and were entitled to vote [—] shares of Alpha common stock, collectively representing approximately [—]% of the shares of Alpha common stock outstanding on that date. Further information about ownership of Alpha common stock by directors and executive officers of Alpha may be found in Alpha’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [—].

Massey

At the close of business on the record date for the Massey special meeting, directors and executive officers of Massey beneficially owned and were entitled to vote [—] shares of Massey common stock, collectively representing approximately [—]% of the shares of Massey common stock outstanding on that date. Further information about ownership of Massey common stock by directors and executive officers of Massey may be found in Massey’s definitive proxy statement for its 2010 annual meeting and Massey’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [—].

Merger Consideration

If you are a Massey stockholder, each share of Massey common stock that you hold immediately prior to the merger will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash, upon completion of the merger of Mountain Merger Sub with and into Massey.

Alpha will not issue any fractional shares as a result of the merger. Instead, it will pay to each Massey stockholder an amount of cash (calculated to the nearest one-tenth of a cent), without interest, equal to the product of (1) the fractional share interest (after aggregating all shares of Alpha common stock that would otherwise be received by such holder of Massey common stock) that a holder of Massey common stock would otherwise receive, and (2) the average of the volume weighted average closing price per share of Alpha common stock on the NYSE (as reported by the Wall Street Journal, or other authoritative source) for the five trading days ending on the last trading day immediately prior to the effective date of the merger, weighted by the total volume of trading in Alpha common stock on each such trading day.

The number of shares of Alpha common stock to be issued in the merger for each share of Massey common stock is fixed. The number of shares of Alpha common stock and cash to be issued in the merger for each share of Massey common stock is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse split, combination or exchange of shares or similar event with respect to Alpha common stock or Massey common stock) and will not be adjusted for changes in the market price of either Alpha common stock or Massey common stock. Accordingly, any change in the price of Alpha common stock prior to the merger will affect the market value of the merger consideration that Massey stockholders will receive as a result of the merger.

You should obtain current stock price quotations for Alpha common stock and Massey common stock. Alpha common stock and Massey common stock are listed on the NYSE under the symbols “ANR” and “MEE,” respectively. The following table shows the closing prices for Alpha common stock and Massey common stock and the implied per share value in the merger to Massey stockholders for January 28, 2011, the last full trading day prior to the public announcement of the merger and on March 15, 2011, the last practicable full trading day prior to the filing of this joint proxy statement/prospectus with the SEC:

	Alpha Common Stock	Massey Common Stock	Implied Value of One Share of Massey Common Stock
January 28, 2011	$57.88	$57.23	$69.33
March 15, 2011	52.67	60.93	63.99

Upon completion of the merger, Alpha’s legacy stockholders will own approximately 54% of Alpha’s outstanding common stock and former Massey stockholders will own approximately 46% of Alpha’s outstanding common stock, based on the number of shares of Alpha and Massey common stock issued and outstanding as of January 28, 2011.

Interests of Alpha Executive Officers and Directors in the Merger

When considering the recommendation of Alpha’s board of directors with respect to the proposals to amend the certificate of incorporation and issue the shares of Alpha common stock pursuant to the merger agreement, Alpha stockholders should be aware that some directors and executive officers of Alpha may have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, their interests as Alpha stockholders and the interests of Alpha stockholders generally.

Michael Quillen, chairman of the board of directors of Alpha, owns 200 shares of common stock of Massey. Mr. Quillen acquired the 200 Massey shares in connection with the November 2000 reverse spin-off of Massey from the Fluor Corporation. At the Alpha board meeting held on January 28, 2011, where the Alpha board, among other actions, approved and declared advisable the merger agreement, the Alpha board confirmed its view that Mr. Quillen need not recuse himself from the vote on the merger with Massey.

The members of Alpha’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that Alpha stockholders vote for the proposals to amend the certificate of incorporation and issue shares of Alpha common stock pursuant to the merger agreement.

Interests of Massey Executive Officers and Directors in the Merger

When considering the recommendation of Massey’s board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, including the merger, Massey stockholders should be aware that directors and executive officers of Massey have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, their interests as Massey stockholders and the interests of Massey stockholders generally. The members of Massey’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Massey stockholders that the merger agreement be adopted.

Michael Snelling, Massey’s vice president of surface operations, owns 1,000 shares of Alpha common stock. Mr. Snelling acquired the 1,000 Alpha shares on June 9, 2008. Steve Sears, Massey’s vice president of sales, owns 2,000 shares of Alpha common stock. Mr. Sears acquired the 2,000 Alpha shares on October 12, 2008. Mark Clemens, Massey’s senior vice president of group operations, owns 1,000 shares of Alpha common stock. Mr. Clemens acquired the 1,000 Alpha shares on May 18, 2010. Mr. Snelling, Mr. Sears and Mr. Clemens were each unaware of any discussions regarding a possible business combination between Alpha and Massey at the time they purchased their shares of Alpha common stock.

Employment and Change in Control Agreements

Each of Massey’s named executive officers and other senior executives is party to an employment agreement or change in control severance agreement that, among other things, provides for certain payments and benefits upon a qualifying termination of the executive’s employment within two years following a change in control. The completion of the merger would constitute a change in control for purposes of the employment and change in control severance agreements.

Employment Agreement with Baxter F. Phillips, Jr.

Under the merger agreement, it is expected that Baxter F. Phillips Jr., Massey’s president and chief executive officer, will terminate his employment immediately following the effective time of the merger. Such a termination will be treated as if such termination were by Massey “for any reason other than cause” or by Mr. Phillips on account of a “constructive termination associated with a change in control,” as these terms are defined in Mr. Phillips’ employment agreement. In the event of any such termination of employment, Mr. Phillips will be eligible to receive certain payments and benefits under his employment agreement and under the terms of the applicable Massey benefit plans. For purposes of the employment agreement, “constructive termination associated with a change in control” means termination of employment by Mr. Phillips following a change in control as a result of circumstances including (1) the assignment to Mr. Phillips of duties inconsistent in any respect with his position (including status, offices and titles), authority, duties or responsibilities in effect immediately prior to the change in control or any other action that results in a diminution in such position, authority, duties or responsibilities, (2) failure by Massey to continue Mr. Phillips’ employment upon the terms and conditions that existed immediately prior to the change in control, (3) a material reduction in the level of employee benefits provided to Mr. Phillips immediately prior to the change in control and (4) the relocation of Mr. Phillips’ principal work location to a location that increases Mr. Phillips’ commute to work by more than 50 miles.

Under the terms of his employment agreement, upon a termination of Mr. Phillips’ employment by Massey or Alpha “for any reason other than cause” or by Mr. Phillips on account of a “constructive termination associated with a change in control,” Mr. Phillips will be entitled to the following payments and benefits: (1) a lump-sum cash severance payment of $8,000,000, (2) payout of any outstanding long-term incentive compensation award to the extent vested in connection with the merger, (3) two years of continued medical and dental coverage (followed by COBRA coverage, to the extent elected by Mr. Phillips) and (4) his accrued benefits under Massey’s retirement and deferred compensation plans, payable pursuant to the terms of each Massey benefit plan and his elections thereunder. In addition, pursuant to Mr. Phillips’ employment agreement, he is entitled to (1) a retention payment of $200,000 payable in cash immediately following the effective time of the merger and (2) reimbursement of the cost of reasonable accounting and tax planning advice incurred in 2011 up to $10,000. Mr. Phillips is also entitled to retiree medical benefits under the Massey’s benefit plans. Severance payments and benefits provided under Mr. Phillips’ employment agreement are limited to 2.99 times

Mr. Phillips’ “base salary” and “bonus” (as such terms are defined in Mr. Phillips’ employment agreement). In addition, severance payments and benefits provided under Mr. Phillips’ employment agreement are contingent on Mr. Phillips’ execution of a separation and general release agreement with Massey.

Mr. Phillips’ employment agreement also provides that, in the event that any of the payments described above are treated as “excess parachute payments” under Section 280G of the Code and subject to excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax under Section 4999 if the net after-tax benefit to Mr. Phillips of receiving all payments that would constitute “excess parachute payments” without any reduction to avoid the excise tax does not exceed the net after-tax benefit to Mr. Phillips of payments that are so reduced by more than the lesser of $50,000 and 10%.

Under his employment agreement, Mr. Phillips is bound by post-employment covenants restricting Mr. Phillips’ ability to compete with Massey or Alpha or otherwise interfere in Massey’s relationship with any of Massey’s or Alpha’s employees, suppliers or customers for a period of three years following termination of employment. Mr. Phillips is also subject to ongoing confidentiality obligations under his employment agreement.

Although there are no current arrangements obligating any of Massey’s directors or executive officers to continue to serve as executive officers or directors of the surviving company upon completion of the merger, Alpha expects to enter into a consulting agreement with Mr. Phillips after the effective time of the merger.

Change in Control Severance Agreements with Other Executive Officers

Each of Massey’s other executive officers has entered into a change in control severance agreement that provides certain payments and benefits in the event of a termination by Massey “for any reason other than cause” or termination by the executive on account of a “constructive termination associated with a change in control” in each case, within two years following a change in control. These change in control agreements, which have been amended and restated from time to time are classified as Tier 1 (which consists of Tier 1(a), Tier 1(b) and Tier 1(c)), Tier 2 and Tier 3 Agreements. For purposes of the change in control severance agreements, the definition of “constructive termination associated with a change in control” is substantially similar to the definition of such term under Mr. Phillips’ employment agreement.

The following severance payments and benefits, which are quantified in the table below, are provided under the Tier 1(a) Agreements, subject to the executive officer’s execution of a general release in favor of Massey and Alpha:

•	a lump sum cash severance payment equal to a flat dollar amount plus 2.5 times base salary;

•

payout of any outstanding long-term incentive award to the extent vested connection with the merger (which excludes any performance-based award relating to a performance period beginning after January 1, 2008 which will not automatically vest on the occurrence of a change in control); and

•	two years of continued medical and dental coverage (or cash in lieu thereof equal to the after-tax cost of such coverage), followed by COBRA coverage, to the extent elected by the executive officer.

The severance payments and benefits provided by the Tier 1(b) Agreements, which are subject to the executive officer’s execution of a general release in favor of Massey and Alpha, are substantially similar to those payments and benefits provided by the Tier 1(a) Agreements, except that the lump sum cash severance payment is equal only to a flat dollar amount (without the addition of 2.5 times base salary).

The following severance payments and benefits, which are quantified in the table below, are provided under the Tier 1(c) Agreements, subject to the executive officer’s execution of a general release in favor of Massey and Alpha:

•	a lump sum cash severance payment equal to 2.5 times the sum of the executive officer’s base salary and target bonus for the year of termination of employment;

•	target bonus for the year of termination, pro-rated for the portion of the year during which the executive officer was employed;

•	payout of any outstanding long-term incentive award to the extent vested in connection with the merger; and

•	two years of continued medical and dental coverage (or cash in lieu thereof equal to the after-tax cost of such coverage), followed by COBRA coverage, to the extent elected by the executive officer.

The following severance payments and benefits, which are quantified in the table below, are provided under Tier 2 Agreements, subject to the executive officer’s execution of a general release in favor of Massey and Alpha:

•	a lump sum cash severance payment equal to 2 times the sum of base salary and target bonus of the year of termination of employment;

•	target bonus for the year of termination, pro-rated for the portion of the year during which the executive officer was employed;

•	payout of any outstanding long-term incentive award to the extent vested in connection with the merger; and

•	two years of continued medical and dental coverage (or cash in lieu thereof equal to the after-tax cost of such coverage), followed by COBRA coverage, to the extent elected by the executive officer.

The following severance payments and benefits, which are quantified in the table below, are provided under the Tier 3 Agreements, subject to the executive officer’s execution of a general release in favor of Massey and Alpha:

•	a lump sum cash severance payment equal to 1.5 times the sum of the executive officer’s base salary and target bonus for the year of termination of employment;

•	target bonus for the year of termination, pro-rated for the portion of the year during which the executive officer was employed;

•	payout of any outstanding long-term incentive award to the extent vested in connection with the merger; and

•	two years of continued medical and dental coverage (or cash in lieu thereof equal to the after-tax cost of such coverage), followed by COBRA coverage, to the extent elected by the executive officer.

Under the change in control severance agreements, severance payments and benefits provided to each executive officer are limited to 2.99 times such executive officer’s “base pay” and “bonus” (as such terms are defined in the change in control agreements).

Tier 1, Tier 2 and Tier 3 executive officers would be entitled to accrued benefits under Massey’s retirement and deferred compensation plans, payable pursuant to the terms of each Massey benefit plan and the executive officer’s elections thereunder. The executive officers would also be entitled to retiree medical benefits under Massey’s benefit plans.

Tier 1, Tier 2 and Tier 3 Agreements provide that, in the event that any of the payments provided to the executive officer are treated as “excess parachute payments” under Section 280G of the Code and subject to excise tax under Section 4999 of the Code, such payments will be reduced in certain circumstances to the extent necessary to avoid imposition of the excise tax under Section 4999. For Tier 1 and Tier 2 Agreements, the payments will be reduced if either (1) the net after-tax benefit to the executive officer of receiving the reduced payments exceeds the net after-tax benefit to the executive officer of receiving all the payments or (2) the excess, if any, of (a) the net after-tax benefit to the executive officer of receiving all the payment over (b) the net after-

tax benefit to the executive officer of receiving the reduced payments does not exceed (x) in the case of Tier 1 Agreements, the lesser of $50,000 or 10% of the reduced payment amount or (y) in the case of Tier 2 Agreements, the lesser of $25,000 or 5% of the reduced payment amount. For Tier 3 Agreements, the payments will be reduced if the net after-tax benefit to the executive officer of receiving the reduced payments exceeds the net after-tax benefit to the executive officer of receiving all the payments.

Under the change in control severance agreements, each executive officer is bound by post-employment covenants restricting the executive officer’s ability to compete with Massey or Alpha or otherwise interfere in Massey’s or Alpha’s relationship with any of Massey’s or Alpha’s employees, suppliers or customers for a period of one year following termination of employment. Each executive officer is also subject to ongoing confidentiality obligations under his or her agreement.

Assuming that the effective date of the merger is June 30, 2011, and that each executive officer’s employment is terminated by Massey or Alpha “for any reason other than cause” or on account of a “constructive termination associated with a change in control,” at that time, the executive officers will be entitled to receive the following cash severance and other benefits (but not including the value of the vesting of long-term cash incentive awards described below).

Executive Officer	Lump Sum Cash Severance(1)	Other Cash Payments(2)	Continuation of Medical and Dental Benefits(3)	Other Welfare Benefit Continuation(4)
Baxter F. Phillips, Jr.	$8,000,000	$210,000	$22,536	$302.20 per month
J. Christopher Adkins	$3,200,000	$10,000	$33,936	—
Mark A. Clemens	$2,475,000	—	$33,936	—
Michael K. Snelling	$1,850,000	—	$33,936	—
Eric B. Tolbert	$1,089,160	—	$33,936	—
M. Shane Harvey	$1,212,500	$107,500	$33,936	—
John M. Poma	$670,000	$57,500	$33,936	—
Steve E. Sears	$730,000	$75,000	$22,536	—
David W. Owings	$204,585	$10,000	$33,936	—
TOTAL	$19,431,245	$470,000	$282,624	—

(1)	For purposes of calculating the lump sum cash severance payment, base pay means the greater of (i) the executive officer’s annual base salary rate, exclusive of bonus, as in effect immediately preceding the executive officer’s termination, and (ii) the executive officer’s highest annual base salary rate, exclusive of bonus, in effect at any time during the three years immediately preceding the effective date of the merger.
(2)	Potential payments include (a) Mr. Phillips’ $200,000 retention payment and up to $10,000 reimbursement for tax and accounting advice benefit (b) up to $10,000 reimbursement for tax and accounting advice benefit for Mr. Adkins, and (c) in the case of Messrs. Harvey, Poma, Sears and Owings, prorated annual target bonuses for the year of termination.
(3)	The employment and change in control agreements provide for the payment of medical and dental coverage for 24 months following termination.
(4)	Potential payments include Mr. Phillips’ retiree medical benefits, which represents the monthly payment for supplemental medical insurance premiums.

Long-Term Incentive Compensation Awards

Stock Options. As described in “The Merger Agreement — Effect of the Merger on Massey’s Equity Awards,” at the effective time of the merger, Massey stock options granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will vest and become exercisable. Such vested Massey stock options, along with Massey stock options granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested, will be assumed by Alpha and converted into stock options to purchase shares of Alpha common stock on the same terms and conditions as are applicable to the stock options to purchase shares of Massey common stock, except that the number of shares of

Alpha common stock subject to such converted stock options and the exercise price per share of such converted stock options will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger.

Restricted Stock. At the effective time of the merger, restricted shares of Massey common stock granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will vest and be converted into a right to receive the merger consideration. Each award of restricted shares of Massey common stock granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested, will be assumed by Alpha and converted into an award in respect of Alpha common stock having the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the number of shares of Alpha common stock underlying such converted restricted stock award (rounded up to the nearest whole share) will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger.

Restricted Stock Units. At the effective time of the merger, Massey restricted stock unit awards not subject to performance-based vesting granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will have the right to receive a cash payment based on the merger consideration, the average price per share of Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and the number of shares of Massey common stock subject to the Massey restricted stock unit award immediately prior to the effective time of the merger. Massey restricted stock unit awards subject to performance-based vesting, that were granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will be entitled to receive a cash payment based on the merger consideration, the average price per share of Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and the number of shares of Massey common stock subject to the Massey restricted stock unit award immediately prior to the effective time of the merger (assuming vesting at the effective time based on the attainment of target performance levels).

At the effective time, Massey restricted stock unit awards granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested and whether or not subject to performance-based vesting, will be assumed by Alpha and automatically converted into a restricted stock unit award in respect of Alpha common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the number of whole shares of Alpha common stock underlying such converted restricted stock unit award (rounded up to the nearest whole share) will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and, to the extent applicable, the performance goals for the converted awards may be adjusted by Alpha, in good faith, as necessary and appropriate to reflect the effects of the merger.

Director Fee Units. At the effective time of the merger, Massey director fee units (which are attributable to the deferral of directors’ fees and cash dividends paid on such deferrals) granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be canceled, and the holder will have the right to receive a cash payment based on the merger consideration, the average price per share of Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger and the number of shares of Massey common stock subject to the Massey director fee unit immediately prior to the effective time of the merger. If the Massey director fee unit is not otherwise payable to the director at the effective time, the value of the merger consideration will be credited with earnings under the Massey Deferred Directors’ Fees Program until paid pursuant to that program. Massey director fee units granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger will be assumed by Alpha and automatically converted into awards in respect of Alpha common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the number of whole shares of Alpha common stock underlying each such converted director fee unit (rounded up to the nearest whole share) will be adjusted based on the average prices per share of Massey common stock and Alpha common stock on each of the last five consecutive trading days prior to the effective time of the merger.

Cash Incentive Awards. At the effective time of the merger, cash incentive awards (which are not denominated in or valued by reference to Massey common stock) granted prior to January 27, 2011 and with respect to which the applicable performance period is incomplete as of immediately prior to the effective time of the merger will be assumed by Alpha on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the performance goals applicable to such cash incentive awards will be deemed to have been attained, as of the effective time of the merger, at maximum performance levels. Cash incentive awards (which are not denominated in or valued by reference to Massey common stock) granted on or after January 27, 2011 and with respect to which the applicable performance period is incomplete as of immediately prior to the effective time of the merger will be assumed by Alpha on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the performance goals applicable to such cash incentive awards may be adjusted by Alpha, in good faith, as necessary and appropriate to reflect the effects of the merger, and the attainment of such performance goals is based on actual performance throughout the performance period. All service based vesting requirements underlying cash incentive awards will remain in effect.

The following tables set forth for each of the executive officers and non-employee directors the amount each individual would receive at the effective time of the merger in respect of long-term incentive awards that were outstanding as of March 15, 2011 (assuming that the effective time occurred on March 15, 2011 and that all such outstanding awards are exercised and/or cashed out at the effective time of the merger).

Executive Officer	Number of Shares Underlying All Outstanding Massey Stock Options	Aggregate Spread for All Outstanding Massey Stock Options ($)(1)	Total Number of All Outstanding Massey Restricted Stock	Aggregate Value of All Outstanding Massey Restricted Stock ($)(1)	Total Number of All Outstanding Massey Restricted Stock Units(2)	Aggregate Value of All Outstanding Massey Restricted Stock Units ($)(1)	Aggregate Value of All Outstanding Massey Cash Incentive Awards ($)(3)
Baxter F. Phillips, Jr.	47,292	$1,702,698.41	33,576	$2,136,037.97	21,403	$1,361,616.05	—
J. Christopher Adkins	20,395	$760,685.20	15,712	$999,566.02\	9,967	$634,080.61	$1,050,000
Mark A. Clemens	37,596	$1,209,894.96	10,202	$649,030.83	6,453	$410,526.95	$750,000
Michael K. Snelling	20,848	$635,988.20	5,222	$332,213.20	3,304	$210,193.87	$450,000
Eric B. Tolbert	8,640	$250,868.42	4,351	$276,801.92	2,753	$175,140.35	$375,000
M. Shane Harvey	18,450	$541,854.68	5,222	$332,213.20	3,304	$210,193.87	$450,000
John M. Poma	18,709	$595,787.20	4,467	$284,181.61	2,828	$179,911.70	$375,000
Steve E. Sears	36,399	$1,203,379.88	4,351	$276,801.92	2,753	$175,140.35	$375,000
David W. Owings	4,450	$128,823.96	2,610	$166,042.98	1,652	$105,096.94	$225,000
TOTAL	212,779	$7,029,980.90	85,713	$5,452,889.63	54,417	$3,461,900.71	$4,050,000

(1)	Based upon a Massey equivalent price per share of $63.618 on March 15, 2011, which is equal to the sum of (A) the average of the volume weighted average price per share of Alpha common stock on each of the 5 consecutive trading days ending on March 14, 2011 (weighted by the total volume of trading in Alpha common stock on each such trading day) multiplied by 1.025 PLUS (B) $10.

(2)	Performance-based restricted stock units granted on or prior to January 27, 2011 are assumed to vest based on target levels of performance.

(3)	Cash incentive awards granted prior to January 27, 2011 (which are not denominated in or valued by reference to Massey common stock) are assumed to vest based on attainment of maximum levels of performance. Messrs. Adkins, Clemens, Snelling and Tolbert will not be entitled to a payment in respect of such awards unless they remain employed through the last day of the applicable performance period.

Director	Number of Shares Underlying All Outstanding Massey Stock Options	Aggregate Spread for All Outstanding Massey Stock Options (1)	Number of Shares of Restricted Massey Stock	Aggregate Value for All Shares of Restricted Massey Stock ($)(1)	Total Number of All Outstanding Massey Restricted Stock Units	Aggregate Value of All Outstanding Massey Restricted Stock Units ($) (1)	Number of Outstanding Deferred Director Stock Units	Aggregate Value of Outstanding Deferred Director Stock Units (1)
James B. Crawford	—	—	8,769	$557,866.24	—	—	—	—
Robert H. Foglesong	—	—	6,768	$430,566.62	—	—	—	—
Richard M. Gabrys	—	—	4,740	$301,549.32	—	—	—	—
Robert B. Holland, III	2,933	$94,026.11	4,861	$309,247.10	2,345	$149,184.21	—	—
Bobby R. Inman	—	—	21,850	$1,390,053.30	—	—	9,107.19	$579,381.21
Dan R. Moore	2,207	$110,632.50	13,891	$883,717.64	—	—	18,447.39	$1,173,586.06
Stanley C. Suboleski	—	—	5,686	$361,731.95	411	$26,147.00	—	—
Linda J. Welty	—	—	6,287	$399,966.37	2,345	149,184.21	—	—
TOTAL	5,140	$204,658.61	72,251	$4,634,698.54	5,101	$324,515.42	27,554.58	$1,752,967.27

(1)	Based upon a Massey equivalent price per share of $63.618 on March 15, 2011, which is equal to the sum of (A) the average of the volume weighted average price per share of Alpha common stock on each of the 5 consecutive trading days ending on March 14, 2011 (weighted by the total volume of trading in Alpha common stock on each such trading day) multiplied by 1.025 plus (B) $10.00.

For a full description of the treatment of Massey’s long-term incentive compensation awards, see “The Merger Agreement — Effect of the Merger on Massey’s Long-Term Incentive Compensation Awards” on page [—].

Supplemental Pension Benefits

Massey maintains the A.T. Massey Coal Company, Inc. Supplemental Benefit Plan, which we refer to as the SERP, which is intended to provide Massey’s key employees, including its executive officers, with benefits that such key employees would have received under Massey’s tax-qualified plan in the absence of limitations under the Code. Generally, benefits under the SERP are determined based on the benefit formula under the tax-qualified plan without regard to the limitations under the Code and are reduced by the benefit that is actually payable under the tax-qualified plan. Benefits under the SERP are payable in the form of an life annuity and generally commence on the later of the participant attaining age 55 and retirement, unless, in accordance with the terms under the SERP, the participant has elected to commence such benefits at the later of normal retirement age (generally age 62) or retirement. Under the SERP, a participant’s benefit normally becomes vested under the SERP’s regular vesting rules requiring five years of service or participation. However, certain participants’ benefits will become fully vested in the event that the participant’s employment is terminated by Massey without cause within two years following a change in control. The SERP benefits payable to participants who have entered into change in control agreements with Massey are not subject to the cap on severance payments and benefits equal to 2.99 times “base salary” and “bonus” (in each case, as described under the change in control agreement). A participant who brings a legal action following a change in control to enforce his rights under the SERP is entitled to advances and reimbursements from Massey for legal fees and expenses.

Certain executive officers, including Mr. Phillips and Mr. Adkins, who have entered into employment or change in control severance agreements with Massey are entitled to enhanced SERP benefits in the event that the executive officer’s employment is terminated by Massey “for any reason other than cause” or terminated by the executive on account of a “constructive termination associated with a change in control”, in each case, within two years following a change in control. The amount of such enhanced SERP benefit would correspond to the additional SERP benefit that would be payable as a result of taking into account for purposes of determining the executive officer’s benefit under the SERP the remaining term of employment under the executive officer’s employment agreement. In the case of Mr. Adkins, in determining the amount of such enhanced SERP benefit, Mr. Adkins will be considered to have earned and become vested in a $1,125 per month enhancement to his SERP benefit. In the case of Mr. Phillips, the retention payments and all unpaid salary amounts for the remaining period of employment under his employment agreement and the target bonus for the year of termination would also be included in determining his enhanced SERP benefit.

The following table sets forth the aggregate amount of the accrued SERP benefit for each executive officer as of December 31, 2010 and the approximate amount of the enhanced SERP benefit that would be payable to each executive officer in the event that each executive officer’s employment is terminated by Massey or Alpha “for any reason other than cause” or, by the executive officer on account of a “constructive termination associated with a change in control” at that time:

Executive Officer	SERP Benefit		Enhanced SERP Benefit
Baxter F. Phillips, Jr.	$4,571,367
J. Christopher Adkins	$264,344
Mark A. Clemens	$63,258		—
Michael K. Snelling	$309,674	(1)	—
Eric B. Tolbert	—		—
M. Shane Harvey	$86,026	(1)	—
John M. Poma	$148,597	(1)	—
Steve E. Sears	—		—
David W. Owings	—		—
TOTAL			—

(1)	This amount will fully vest in the event that the executive officer’s employment is terminated by Massey without cause within two years following the effective date of the merger.

Deferred Compensation

Massey maintains a deferred compensation plan, the A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan, which we refer to as the Massey Deferred Compensation Plan, for the benefit of key employees designated by Massey to participate in the plan. As of January 1, 2011, each of the executive officers were participants in the Massey Deferred Compensation Plan. Under the Massey Deferred Compensation Plan, a participant is entitled to defer all or a portion of his salary, annual bonus and long-term cash incentive awards. The Massey Deferred Compensation Plan also provides participants with matching contributions that would have been provided by Massey under Massey’s 401(k) Plan, a tax-qualified defined contribution plan, in the absence of limitations on such contributions under the Code. An executive officer’s benefits under the Massey Deferred Compensation Plan are vested at all times. Account balances under the Massey Deferred Compensation Plan are payable on or about January 31 of the year following the year of a participant’s termination of employment in the event that the participant’s employment terminates for any reason within two years following a change in control (subject to a six month delay in payment for certain specified employees under applicable tax laws).

Compensation for Strategic Alternatives Review Committee Participation

In connection with Massey’s review of its strategic alternatives, Massey’s board of directors formed a strategic alternatives review committee to consider and assess Massey’s strategic alternatives, including the proposed merger. The non-employee members of the strategic alternatives review committee were compensated $2,000 per meeting that they attended.

Indemnification and Insurance

Under the merger agreement, Alpha has agreed to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, employee or agent of Massey contained in the organizational documents of Massey and its subsidiaries and certain related indemnification agreements.

In addition, Alpha has agreed to indemnify and hold harmless, for six years following the consummation of the merger, each current or former director or officer of Massey or any of its subsidiaries, to the fullest extent Massey would have been permitted to do so by law prior to the merger, from any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of, or pertaining to such person’s service as a director or officer.

Alpha has also agreed to cause the surviving corporation to obtain a prepaid six-year tail policy to the current directors’ and officers’ liability insurance policies on terms no less favorable than those provided by Massey’s existing insurance coverage, provided that Alpha is not required to pay an aggregate premium in excess of 200% of the current annual premium paid by Massey.

Consideration of Derivative Claim

Current and former Massey directors and officers are defendants in the pending derivative actions brought by the derivative plaintiffs. In accordance with the advice of Cravath, Massey’s outside legal counsel, the Massey board of directors assumed that the derivative claims would survive the closing of the merger, although the plaintiffs in the pending cases would lose their standing to bring those claims and might have to make a demand on Alpha to pursue the claims. However, if the derivative claims are not pursued following the closing of the merger, the Massey directors and officers that are defendants in the pending derivative actions would have an interest in the merger in addition to those set forth above. Since the Massey board of directors assumed that the derivative claims would survive the merger, the Massey board of directors did not consider this potential interest in evaluating and negotiating the merger agreement and the merger, and in recommending to the Massey stockholders that the merger agreement be adopted.

Regulatory Approvals Required for the Merger

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the FTC and the Antitrust Division were filed on March 2, 2011.

The completion of the merger is also subject to compliance with applicable foreign antitrust laws. Notifications were required under the antitrust laws of Germany and Turkey. Clearance was obtained in Germany on March 9, 2011 and in Turkey on March 10, 2011.

Alpha and Massey have agreed to use their reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act, to complete the merger as promptly as reasonably practical under the circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page [—].

Under the merger agreement, the use of such reasonable best efforts does not require Alpha to agree to or make any concessions or undertakings (including agreements to divest or hold separate assets or limit lines of business) if such agreements, concessions or undertakings either (a) would have a material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or results of operations of Alpha and its subsidiaries, taken as a whole, or Massey and its subsidiaries, taken as a whole, or (b) are not conditioned upon the consummation of the merger. If compliance with the HSR Act or any applicable foreign antitrust law would require an action such as described in the preceding sentence, neither Alpha nor Massey is obligated to consummate the merger. See “The Merger Agreement — Covenants and Agreements — Reasonable Best Efforts; Covenants and Agreements” beginning on page [—] and “The Merger Agreement — Conditions to Completion of the Merger” beginning on page [—].

Litigation Related to the Merger

The following actions have been brought by Massey stockholders in connection with the merger:

In re Massey Energy Company Derivative and Class Action Litigation, Consolidated C.A. No. 5430-VCS, is an action pending in the Delaware Court of Chancery against certain of Massey’s current and former directors and officers. Massey is named as a nominal defendant. Certain of the plaintiffs in this case, whom we refer to as the Derivative Plaintiffs, filed suit against certain of Massey’s current and former directors and officers after the

UBB explosion, alleging, among other things, that Massey’s directors and officers breached their fiduciary duties by failing to monitor and oversee Massey’s employees’ compliance with Mine Safety and Health Administration rules and regulations and by failing to address allegedly poor safety conditions in its mines, culminating in the UBB explosion. Following the announcement of the merger, the Derivative Plaintiffs moved, on January 31, 2011, to amend their derivative complaint to add factual allegations concerning the terms of and process leading to the proposed transaction; to join as defendants the Alpha Parties and the members of Massey’s board who were not already party to the litigation; and to add class action claims challenging the Individual Defendants’ alleged breaches of fiduciary duty in agreeing to the proposed transaction and the Alpha Parties’ alleged aiding and abetting of those alleged breaches.

On March 9, 2011, the court granted the Derivative Plaintiffs’ motion for leave to amend. The Derivative Plaintiffs’ second amended complaint, was filed on March 14, 2011, and alleges, among other things, that the Individual Defendants breached their fiduciary duties by agreeing to the proposed transaction to eliminate their potential liability on the derivative claims asserted by the Derivative Plaintiffs in this case. The second amended complaint further alleges that the Individual Defendants breached their fiduciary duties by failing to secure the best price possible in the proposed transaction; by failing to secure any downside protection (in the form of a “collar”) for the merger consideration, which is primarily Alpha stock; and by agreeing to deal protection provisions (specifically, a “no shop” provision, matching rights and a $251 million termination fee) that allegedly virtually eliminate the possibility of a proposal superior to Alpha’s. The second amended complaint further alleges that the Alpha Parties aided and abetted the Individual Defendants’ alleged breaches of their fiduciary duties. The second amended complaint requests that the court, among other things, enjoin the consummation of the merger, establish a “litigation trust” to preserve the Derivative Plaintiffs’ derivative claims; and award the plaintiffs their costs and disbursements and reasonable allowances for fees of plaintiffs’ counsel and experts. The Derivative Plaintiffs have served document demands and interrogatories on Massey and the Individual Defendants seeking, among other information, information as to whether the Individual Defendants valued the derivative claims during the process of considering a deal to merge Massey with another company.

The Alpha Parties believe that the claims asserted against them in the proposed second amended complaint are without merit and plan to vigorously defend against them. The Individual Defendants also believe that the claims asserted against them in the proposed second amended complaint are without merit and plan to vigorously defend against them.

Silverman v. Phillips, et al., No. 6171, was a putative class action pending in the Delaware Court of Chancery against the Individual Defendants, Massey and the Alpha Parties. On February 7, 2011, purported Massey stockholder Richard Silverman filed, on behalf of a proposed class of Massey stockholders, a verified class action complaint for breach of fiduciary duty in the Delaware Court of Chancery.

Mr. Silverman alleged that the Individual Defendants breached their fiduciary duties by:

•	failing to take steps to maximize the value of Massey to its public stockholders and by taking steps to avoid competitive bidding;

•	failing to properly value Massey; and

•

ignoring or not protecting against alleged conflicts of interest resulting from the directors’ interrelationships or connection with the proposed transaction. Mr. Silverman also alleged that Massey and the Alpha Parties aided and abetted the Individual Defendants’ alleged breaches of their fiduciary duties.

Mr. Silverman requested that the court, among other things:

•	enjoin, preliminary and permanently, the proposed transaction;

•	rescind or award to Mr. Silverman and the proposed class rescissory damages, in the event the proposed transaction was consummated prior to the entry of the court’s final judgment;

•

direct defendants to account to Mr. Silverman and the other members of the proposed class for all damages allegedly caused by them and account for any profits and special benefits obtained as a result of their alleged breaches of their fiduciary duties; and

•	award to Mr. Silverman, the costs of the action, including a reasonable allowance for the fees and expenses of Mr. Silverman’s attorneys and experts.

By order dated February 9, 2011, this case was consolidated with In re Massey Energy Company Derivative and Class Action Litigation, Consolidated C.A. No. 5430-VCS, for all purposes.

The Alpha Parties believed that the claims asserted against them in this action were without merit. Massey and the Individual Defendants also believed that the claims asserted against them in this action were without merit.

Goe v. Massey Energy Company, et al., No. 6193, was a putative class action pending in the Delaware Court of Chancery against the Individual Defendants and the Alpha Parties. On February 14, 2011, purported Massey stockholder Brian Goe filed, on behalf of a class of Massey stockholders, a class action complaint in the Delaware Court of Chancery. Mr. Goe alleged that the Individual Defendants breached their fiduciary duties by:

•	failing to properly value Massey;

•	failing to take steps to maximize Massey’s value to its public stockholders; and

•	agreeing to terms in the merger agreement and other terms that favor Alpha and deter alternative bids.

Mr. Goe also alleged that the Alpha Parties aided and abetted the Individual Defendants’ alleged breaches of their fiduciary duties. (Although Massey was named in the complaint, Mr. Goe did not assert a claim against it.) Mr. Goe requested that the court, among other things:

•

enjoin defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed transaction unless and until Massey adopted and implemented a procedure or process to obtain the highest possible price for stockholders;

•	impose a constructive trust, in favor of Mr. Goe, upon any benefits improperly received by defendants as a result of their wrongful conduct; and

•	award to Mr. Goe the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees.

By order dated February 24, 2011, this case was consolidated with In re Massey Energy Company Derivative and Class Action Litigation, Consolidated C.A. No. 5430-VCS, for all purposes.

The Alpha Parties believed that the claims asserted against them in this action were without merit. The Individual Defendants also believed that the claims asserted against them in this action were without merit.

Mostaed v. Crawford, et al., No. 3-11-cv-079, is a putative class action filed on February 2, 2011, in the United States District Court for the Eastern District of Virginia on behalf of all public stockholders of Massey against the Individual Defendants, Massey and Alpha. The complaint alleges that the Individual Defendants breached their fiduciary duties by:

•

failing to take steps to maximize the value of Massey to its public stockholders and by taking steps to avoid competitive bidding, to cap the price of Massey’s stock and to give the directors an unfair advantage, by, among other things, failing to adequately solicit other potential acquirors or alternative transactions;

•	failing to properly value Massey and its various assets and operations;

•	ignoring or not protecting against alleged conflicts of interest resulting from the directors’ interrelationships or connections with the proposed transaction; and

•	failing to disclose all material information to Massey’s stockholders necessary for them to make a fully informed decision with respect to the proposed transaction.

The plaintiff also alleges that Massey and Alpha aided and abetted the Individual Defendants’ breaches of their fiduciary duties. The plaintiff requests that the court, among other things:

•

enjoin the defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed transaction unless and until Massey adopts and implements a procedure or process to obtain the highest possible value for stockholders;

•	rescind, to the extent already implemented, the merger agreement or any of the terms thereof, including the deal protection devices; and

•	award to plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees.

On February 17, 2011, Mostaed filed a motion for consolidation of related cases, appointment of Johnson Bottini LLP as lead counsel, and appointment of Finkelstein Thompson LLP as liaison counsel. Mr. Mostaed requested that the court consolidate Mostaed v. Crawford, et al., No. 3-11-cv-079, with Perkins v. Crawford, et al., No. 3:11-cv-082, described below, and also requested that the court consolidate any subsequently filed actions challenging the proposed transaction. Mr. Mostaed’s motion remains pending before the court.

Alpha, Massey and the Individual Defendants all believe that the claims asserted against them in this action are without merit and plan to vigorously defend against them.

Perkins v. Crawford, et al., No. 3:11-cv-082, is a putative class action filed on February 4, 2011, in the United States District Court for the Eastern District of Virginia on behalf of all public stockholders of Massey against the Individual Defendants, Massey and Alpha. The complaint alleges that the Individual Defendants breached their fiduciary duties by:

•

failing to take steps to maximize the value of Massey to its public stockholders and by taking steps to avoid competitive bidding, to cap the price of Massey’s stock and to give the directors an unfair advantage, by, among other things, failing to adequately solicit other potential acquirors or alternative transactions;

•	failing to properly value Massey and its various assets and operations;

•	ignoring or not protecting against alleged conflicts of interest resulting from the directors’ interrelationships or connections with the proposed transaction; and

•	failing to disclose all material information to Massey’s stockholders necessary for them to make a fully informed decision with respect to the proposed transaction.

The plaintiff also alleges that Massey and Alpha aided and abetted the Individual Defendants’ breaches of their fiduciary duties. The plaintiff requests that the court, among other things:

•

enjoin the defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed transaction unless and until Massey adopts and implements a procedure or process to obtain the highest possible value for stockholders;

•	rescind, to the extent already implemented, the merger agreement or any of the terms thereof, including the deal protection devices; and

•	award to plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees.

Alpha, Massey and the Individual Defendants all believe that the claims asserted against them in this action are without merit and plan to vigorously defend against them.

Mandel v. Crawford, et al., No. 3:11-cv-120, is a putative class action filed on February 18, 2011, in the United States District Court for the Eastern District of Virginia on behalf of all public stockholders of Massey against the Individual Defendants, Massey and Alpha. The complaint alleges that the Individual Defendants breached their fiduciary duties by:

•

failing to take steps to maximize the value of Massey to its public stockholders and by taking steps to avoid competitive bidding, to cap the price of Massey’s stock and to give the directors an unfair advantage, by, among other things, failing to adequately solicit other potential acquirors or alternative transactions;

•	failing to properly value Massey and its various assets and operations;

•	ignoring or not protecting against alleged conflicts of interest resulting from the directors’ interrelationships or connections with the proposed transaction; and

•	failing to disclose all material information to Massey’s stockholders necessary for them to make a fully informed decision with respect to the proposed transaction.

The plaintiff also alleges that Massey and Alpha aided and abetted the Individual Defendants’ breaches of their fiduciary duties. The plaintiff requests that the court, among other things:

•

enjoin the defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed transaction unless and until Massey adopts and implements a procedure or process to obtain the highest possible value for stockholders;

•	rescind, to the extent already implemented, the merger agreement or any of the terms thereof, including the deal protection devices; and

•	award to plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees.

Alpha, Massey and the Individual Defendants all believe that the claims asserted against them in this action are without merit and plan to vigorously defend against them.

On March 11, 2011, the Alpha Defendants, Massey and the Individual Defendants filed a motion to stay the claims asserted in Mostaed v. Crawford, et al., No. 3-11-cv-079, Perkins v. Crawford, et al., No. 3:11-cv-082 and Mandel v. Crawford, et al., No. 3:11-cv-120 in favor of the essentially identical claims already being pursued in the Delaware Court of Chancery in In re Massey Energy Company Derivative and Class Action Litigation, Consolidated C.A. No. 5430-VCS. Plaintiffs’ response to the motion to stay is due on March 28, and defendants will have the opportunity to file a reply within six days after plaintiffs serve their response.

Dividend Policy

The payment of dividends by Alpha after the merger is subject to the determination of its board of directors. Decisions regarding whether or not to pay dividends and the amount of any dividends will be based on the judgement of the Alpha board of directors, compliance with the DGCL, compliance with agreements governing Alpha’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Alpha board of directors may consider important. Alpha has not paid a dividend on its common stock since its incorporation. While Alpha anticipates that if the merger were consummated it would continue not to pay dividends, Alpha can make no assurances that this will be the case in the future.

Financing Relating to the Merger

Alpha has received a financing commitment from Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., subject to customary conditions, to underwrite a new term loan A facility, revolving credit facility and bridge loan facility. The newly committed financing, in addition to existing cash balances, will be used, to:

•	fund the cash portion of the merger consideration (inclusive of payments due to holders of Massey equity awards);

•

repay amounts outstanding under Alpha’s existing senior secured term and revolving credit facility, which had approximately $227.9 million outstanding under the term loan, and to replace $44.0 million in letters of credit issued under the revolving credit facility and Alpha’s accounts receivable securitization facility, in each case, as of March 15, 2011;

•

retire $760 million of Massey’s senior notes that are outstanding; such notes have a change of control put option at 101% of the notes’ principal amount and a redemption price of 101.719% of the notes’ principal amount through December 14, 2011, and thereafter a redemption price of 100% of the notes’ principal amount, in each case, plus any interest which has accrued and remains unpaid;

•

make payments to holders of the $659.1 million aggregate principal amount outstanding of Massey 3.25% convertible senior notes who properly exercise their rights to either require Massey to repurchase the convertible senior notes at 100% of the notes’ principal amount, plus any interest that has accrued and remains unpaid, or to convert the notes into an amount up to 100% of the notes’ principal amount payable in cash and in excess of such amount payable at the election of Massey or Alpha in cash or a combination of cash and stock based on the trading prices of Massey or Alpha stock. If less than 90% of the consideration paid to Massey stockholders is common stock of Alpha, and if notice of conversion is given on or after the date the merger is consummated, holders may also be entitled to a make-whole conversion premium with the amount up to 100% of the notes’ principal amount payable in cash and in excess of such amount payable at the election of Alpha in cash or a combination of cash and stock;

•

redeem the $9.6 million aggregate principal amount outstanding of Massey 2.25% convertible senior notes at a price equal to 100% of the notes’ principal amount, plus any interest which has accrued and remains unpaid;

•

replace Massey’s existing asset-backed revolving credit facility and restricted cash letter of credit facility, which had no borrowings outstanding and approximately $135.4 million of letters of credit issued as of March 15, 2011; and

•	pay transaction fees and expenses.

The aggregate commitment of the senior secured lenders is $600 million for the term A loan facility and $1 billion for the revolving credit facility. The term of both facilities is five years. The commitment for the term A loan facility and revolving credit facility expires on January 28, 2012.

The aggregate commitment of unsecured bridge lenders is $1.7 billion for the unsecured bridge loan facility, which will be available if and to the extent Alpha has not secured alternate financing through the private issuance of up to $1.7 billion of senior notes prior to the closing of the merger. The bridge facility, if drawn, will mature initially on the first anniversary of the closing of the merger, at which time the maturity of any outstanding loans thereunder will be extended automatically to the eighth anniversary of the closing of the merger, except to the extent they have been exchanged by the lenders for exchange notes due on that eighth anniversary. The commitment for the bridge loan facility expires on January 28, 2012.

The debt financing commitments are subject to:

•	consummation of the merger in accordance with the merger agreement;

•	the absence of a “material adverse effect” (as defined in the merger agreement) regarding Massey;

•	closing no later than January 28, 2012;

•	delivery of certain historical and pro forma financial information for Alpha and Massey;

•	delivery of confidential information memorandum for the credit facilities;

•	a 15-business-day period for marketing of senior notes after delivery by Alpha of an offering memorandum for such notes; and

•	other customary financing conditions.

Alpha may be required to pay a termination fee of $360 million upon termination of the merger agreement by Massey if the 20-business-day marketing period has ended and all other conditions of Alpha and Mountain Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Alpha and Mountain Merger Sub have failed to complete the closing by the date required under the merger agreement as a result of a breach by the lenders of their obligations to make available to Alpha and Mountain Merger Sub the full amount of the financing commitment for the merger.

Listing of Alpha Common Stock and Delisting of Massey Common Stock

It is a condition to the merger that the shares of common stock to be issued by Alpha pursuant to the merger agreement be authorized for listing on the NYSE subject to official notice of issuance. The shares of common stock to be issued by Alpha pursuant to the merger agreement will trade under the symbol “ANR” and will be fully fungible with the Alpha common stock currently trading under that symbol.

Shares of Massey common stock are currently traded on the NYSE under the symbol “MEE.” If the merger is completed, Massey common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act and Massey will no longer file periodic reports with the SEC.

Rights of Appraisal for Massey Stockholders

Pursuant to Section 262 of the DGCL, which we refer to as Section 262, holders of shares of Massey common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of Massey common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid in cash, together with interest, if any, in lieu of receiving the merger consideration. A Massey stockholder may exercise these appraisal rights only by complying strictly with Section 262.

The following is a brief summary of the statutory procedures to be followed by holders of Massey common stock in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete, and is qualified in its entirety by reference to the full text of Section 262, the text of which is included as Annex E to this proxy statement/prospectus.

Any holder of Massey common stock seeking to exercise its right to dissent from the merger and demand appraisal of its shares of Massey common stock, or wishing to preserve its right to do so, should review carefully Section 262 and is urged to consult a legal advisor.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Massey common stock unless otherwise indicated. A person having a beneficial interest in shares of Massey common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, if a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of Massey’s special meeting, Massey must, not less than 20 days prior to the special meeting, notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes such notice to the Massey stockholders and Section 262 as in effect with respect to this transaction is included as Annex E to this joint proxy statement/prospectus.

A Massey stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy each of the following conditions. The stockholder must:

•

deliver a written demand for appraisal of its shares to Massey before the taking of the vote with respect to the merger agreement at the special meeting. This demand will be sufficient if it reasonably informs Massey of the stockholder’s identity and that the stockholder intends thereby to demand the appraisal of its shares. A proxy or vote against the merger will not constitute such a demand. The written demand for appraisal must be in addition to and separate from any proxy the stockholder delivers or vote the stockholder casts in person;

•

not vote in favor of adopting the merger agreement (voting against, abstaining from voting or not voting at all will satisfy this requirement). A vote in favor of adopting the merger agreement, in person or by proxy, or the return of a signed proxy that does not contain voting instructions will, unless revoked, constitute a waiver of the stockholder’s appraisal rights and will nullify any previously filed written demand for appraisal;

•	continue to hold its shares of Massey common stock from the date of making the demand through the effective time of the merger; and

•

file (or Massey must file) a petition in the Delaware Court of Chancery, hereinafter referred to as the Court of Chancery, requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. Massey is under no obligation to file any petition and has no intention of doing so.

All written demands for appraisal should be mailed or delivered to:

Massey Energy Company

P.O. Box 26765

Richmond, Virginia 23261

Attn: Corporate Secretary

To be effective, a demand for appraisal rights must be executed by or for the stockholder of record who held such shares of Massey common stock on the date of making the demand and who continuously holds such shares through the merger completion date, fully and correctly, as such stockholder’s name appears on the stock certificates.

If the shares of Massey common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a bank or broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares of Massey common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for making a demand for appraisal.

Within 10 days after the date upon which the merger becomes effective, Massey will give written notice of the date that the merger has become effective to each stockholder who satisfied the requirements of Section 262 and has not voted in favor of adopting the merger agreement.

Within 120 days after the date upon which the merger becomes effective, Massey or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of Massey common stock held by all the dissenting stockholders that have properly demanded appraisal. A person who is the beneficial owner of shares of Massey common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Any dissenting stockholder desiring to file a petition is advised to file on a timely basis unless the dissenting stockholder receives notice that another stockholder of Massey has already filed a petition. The failure to file a petition timely could nullify any previous written demand for appraisal. Massey is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Notwithstanding the foregoing, at any time within 60 days after the date upon which the merger becomes effective, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw its demand for appraisal and to accept the merger consideration. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of Massey and no appraisal proceeding before the Court of Chancery as to any stockholder will be dismissed without the approval of the Court of Chancery, which approval may be conditioned upon any terms the Court of Chancery deems just. If Massey does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Within 120 days after the date upon which the merger becomes effective, any stockholder who has complied with Section 262 to that point in time shall be entitled to receive from Massey, upon written request, a statement setting forth the aggregate number of shares of Massey common stock not voted in favor of adopting the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Massey common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Each written statement shall be mailed within 10 days after the stockholder’s written request for such statement is received by Massey or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon Massey. If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Massey, Massey shall within 20 days after such service, file with the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreement as to the value of their shares has not been reached by Massey. After giving notice to stockholders, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The

Court of Chancery may require the stockholders who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining which stockholders are entitled to an appraisal, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Court of Chancery is to take into account all relevant factors, including the rate of interest which Massey would have had to pay to borrow money during the pendency of the proceeding. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration.

The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by Massey to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct.

The costs of the proceedings may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ or expert witnesses’ fees. Upon application of a stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts.

Failure to strictly follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event dissenting Massey stockholders will be entitled to receive the merger consideration with respect to their dissenting shares. In view of the complexity of the provisions of Section 262, any stockholder considering exercising its appraisal rights under Section 262 is urged to consult its own legal advisor.

Accounting Treatment

The merger will be accounted for as a business combination using the “acquisition” method of accounting with Alpha as the accounting acquiror. Alpha and Massey expect that, upon completion of the merger, former Massey stockholders will receive approximately 54% of the outstanding common stock of Alpha in respect of their Massey shares and Alpha stockholders will hold approximately 46% of the outstanding common stock of Alpha.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to U.S. holders of Massey common stock who hold their stock as a capital asset. The summary is based on the Code, the Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Because holders of Alpha common stock will retain their shares of Alpha common stock in the merger, the transaction should have no tax consequences for such stockholders.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States,

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions,

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of Massey common stock that is not a U.S. holder.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to holders of Massey common stock who are subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. holders, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Massey common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Massey common stock as part of a hedge, straddle or conversion transaction). This summary does not, except where otherwise indicated, address the tax consequences to any person who actually or constructively owns 5% or more of Massey common stock. Also, this summary does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Massey common stock, or holders of debt instruments convertible into Massey common stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the merger.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Massey common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Massey common stock, the U.S. holder should consult its tax advisors.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

The obligations of Massey and Alpha to consummate the merger are conditioned on the receipt of opinions of their respective tax counsel, Cravath, Swaine & Moore LLP (as to Massey) and Cleary Gottlieb Steen & Hamilton LLP (as to Alpha), each dated as of the date this proxy statement/prospectus is filed with the SEC and as of the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Although the merger agreement allows each of Massey and Alpha to waive this condition to closing, neither Massey nor Alpha currently anticipates doing so.

The opinions regarding the merger will not address any state, local, or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Alpha and Massey, as well as certain covenants and undertakings by Alpha and Massey. If any of the assumptions, representations, covenants, or undertakings were incorrect, incomplete, inaccurate, or were violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Alpha nor Massey is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants, or undertakings to be incorrect, incomplete, inaccurate, or violated in any material respect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Alpha nor Massey intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would be very different from those set forth in this joint proxy statement/prospectus. Except as otherwise noted, it is assumed for purposes of the following discussion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Based upon the foregoing, Cleary Gottlieb Steen & Hamilton LLP, tax counsel to Alpha, and Cravath, Swaine & Moore LLP, tax counsel to Massey, are of the opinion that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Based on those opinions, the U.S. federal income tax consequences of the merger are as follows:

U.S. Federal Income Tax Consequences to U.S. Holders of Massey Common Stock

A U.S. holder of Massey common stock who receives cash and Alpha common stock in the merger generally will recognize gain equal to the lesser of (i) the excess of the sum of the fair market value of the Alpha common stock received by the holder in exchange for Massey common stock and the amount of cash received by the holder (including any cash received in lieu of fractional shares) in exchange for Massey common stock over the holder’s adjusted tax basis in the Massey common stock and (ii) the amount of cash received by the holder in exchange for Massey common stock (excluding any cash received in lieu of fractional shares). No loss will be recognized by holders of Massey common stock in the merger, except, possibly, in connection with the receipt of cash in lieu of fractional shares, as discussed below. Any gain recognized by a holder of Massey common stock generally will be long-term capital gain if the holder’s holding period of the Massey common stock is more than one year. Capital gains of individuals derived in respect of capital assets held for more than one year are currently eligible for reduced rates of taxation.

The aggregate tax basis of the Alpha common stock received (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the Massey common stock surrendered, reduced by the amount of cash the holder of Massey common stock received (excluding any cash received in lieu of fractional shares), and increased by the amount of gain that the holder of Massey common stock recognizes, but excluding any gain or loss from the deemed receipt and redemption of fractional shares described below. The holding period of Alpha common stock received by a holder of Massey common stock in the merger will include the holding period of the Massey common stock that such holder surrendered in the merger.

A U.S. holder who acquired different blocks of Massey common stock at different times and at different prices, generally must calculate gain or loss realized separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a U.S. holder has differing bases or holding periods in respect of shares of Massey common stock, such U.S. holder should consult its tax advisors prior to the offer with regard to identifying the bases or holding periods of the particular shares of Alpha common stock received in the merger.

Cash in Lieu of Fractional Shares

Cash received by a U.S. holder of Massey common stock in lieu of fractional shares of Alpha common stock will generally be treated as if the holder received the fractional shares in the merger and then received the cash in redemption of the fractional shares. The holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the holder’s tax basis allocable to the fractional shares. Such gain or loss generally will be long-term capital gain or loss if the holding period of the Massey common stock is more than one year as of the closing of the merger.

Reporting Requirements of U.S. Holders of Massey Common Stock

U.S. holders of Massey common stock receiving Alpha common stock in the merger will be required to retain records pertaining to the merger. U.S. holders who owned at least 5% (by vote or value) of the total outstanding Massey common stock immediately before the merger or whose tax basis in the Massey common stock surrendered pursuant to the merger equals or exceeds $1 million are subject to certain requirements with respect to the merger. U.S. holders should consult their tax advisors with respect to these and other reporting requirements applicable to the merger.

Backup Withholding

Backup withholding may apply with respect to the consideration received by a holder of Massey common stock in the merger unless the holder (i) comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number (typically by completing and signing an IRS Form W-9), certifies as to no loss of exemption from backup withholding and that such holder is a United States person (including a U.S. resident alien), and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. holder of Massey common stock who does not provide Alpha (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

U.S. Federal Income Tax Consequences to Alpha, Massey and Mountain Merger Sub

None of Alpha, Massey, or Mountain Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you. You should also review the section titled “Where You Can Find More Information” beginning on page [—].

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. Except for its status as the contractual document that establishes and governs the legal relations between Alpha and Massey with respect to the merger, we do not intend for the merger agreement to be a source of factual, business or operational information about either Alpha or Massey. The merger agreement contains representations and warranties that Alpha and Massey have made to each other. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, except for the parties themselves, under the terms of the merger agreement, only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms.

Second, the representations and warranties are qualified in their entirety by certain information of each of Alpha and Massey filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letters that each of Alpha and Massey prepared and delivered to the other immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by Alpha, on the one hand, and Massey, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts. Accordingly, you should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Alpha, Massey or their respective subsidiaries or affiliates.

Fourth, none of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties, except for certain limited representations and warranties that must be true and correct in all material respects, certain representations that must be true and correct in all but de minimis respects and certain limited representations and warranties that must be true and correct in all respects. Otherwise, for purposes of the merger agreement, the representations and warranties will be deemed to have been sufficiently accurate to require a closing.

For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this joint proxy statement/prospectus).

The Merger; Closing

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Mountain Merger Sub will merge with and into Massey. The separate corporate existence of Mountain Merger Sub will cease and Massey will continue as the surviving corporation of the merger. Under certain limited circumstances, in order to qualify as a reorganization under Section 368(a) of the Code, Alpha and Massey will reverse the direction of the merger so that Mountain Merger Sub will continue as the surviving entity and, at Alpha’s election, be converted from a Delaware corporation to a Delaware limited liability company.

The closing of the merger will occur on the later of (i) the second business day following the date on which all of the conditions to the merger, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction of such conditions) have been satisfied or waived and (ii) the earlier of (x) a date during a 20-business-day period that Alpha is provided to market the notes portion of its financing or (y) the final day of the marketing period, unless the parties agree on another time. Alpha and Massey expect to complete the merger later this year. However, they cannot assure you that such timing will occur or that the merger will be completed as expected.

As soon as practicable on or after the closing date of the merger, Mountain Merger Sub and Massey will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time Mountain Merger Sub and Massey file the certificate of merger or at a later time upon which Mountain Merger Sub and Massey may need to agree and specify in the certificate of merger.

Merger Consideration

Upon the effectiveness of the merger, each share of Massey common stock (other than any shares owned by Alpha, Massey or any of their respective subsidiaries, all of which will be cancelled without any consideration being exchanged for such shares) issued and outstanding immediately prior to the effective time will be converted into the right to receive (i) 1.025 fully paid and nonassessable shares of Alpha common stock and (ii) $10.00 in cash, without interest.

Fractional Shares

No fraction of a share of Alpha common stock will be issued in the merger. Instead, holders of Massey common stock who would otherwise be entitled to receive a fraction of a share of Alpha common stock will receive an amount in cash (calculated to the nearest one-tenth of a cent), without interest, determined by multiplying the fractional share interest by the average of the volume-weighted average closing price of one share of Alpha common stock on the NYSE (as reported by the Wall Street Journal or other authoritative source) for the five trading days ending on the last trading day immediately prior to the effective date of the merger, weighted by the total volume of trading in Alpha common stock on each such trading day.

Exchange Procedures

Prior to the effective time of the merger, Alpha will enter into an agreement with Computershare or another exchange agent selected by Alpha and reasonably acceptable to Massey, to handle the exchange of shares of Massey common stock and payment of cash in connection with the merger, including the payment of cash for fractional shares and unpaid dividends. At or prior to the effective time of the merger, Alpha will deposit with the exchange agent, for the benefit of the holders of Massey common stock certificates representing shares of Alpha common stock issuable in the merger, and Alpha also will deposit with the exchange agent immediately available funds sufficient to pay the cash portion of the merger consideration and cash in lieu of fractional shares and in respect of any dividends or distributions on Alpha common stock with a record date after the effective time of the merger.

At the effective time of the merger, each certificate representing shares (or uncertificated shares in book entry form) of Massey common stock that has not been surrendered, other than any shares owned by Alpha, Massey or any of their respective subsidiaries, will represent only the right to receive, upon such surrender and without any interest, the merger consideration, dividends and other distributions on shares of Alpha common stock with a record date after the effective time of the merger, and cash, in lieu of fractional shares. Following the effective time of the merger, no further registrations of transfers on the stock transfer books of Massey of the shares of Massey common stock will be made. If, after the effective time of the merger, Massey stock certificates or shares of Massey common stock represented by book-entry are presented to Alpha for any reason, they will be cancelled and exchanged as described above.

Exchange of Shares

As soon as reasonably practicable after the effective time of the merger, and in any event within two business days thereafter, Massey, as the surviving corporation in the merger, will cause the exchange agent to mail to each holder of record of a Massey stock certificate or book-entry share whose shares of Massey common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender Massey stock certificates or book-entry shares in exchange for the Massey merger consideration.

After the effective time of the merger, and upon surrender of a Massey stock certificate or book-entry share to the exchange agent, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, the holder of the Massey stock certificate or book-entry share will be entitled to receive the merger consideration in the form of (1) a share certificate or book-entry shares representing that number of whole shares of Alpha common stock that such holder has the right to receive pursuant to the merger agreement and (2) a check for the full amount of cash that such holder has the right to receive pursuant to the provisions of the merger agreement, including the cash portion of the merger consideration and cash in lieu of fractional shares, and dividends and other distributions on Alpha common stock with a record date after the effective time of the merger, and the Massey stock certificates or book entries evidencing book-entry shares so surrendered will be cancelled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement. If payment is to be made to a person other than the person in whose name the certificate or book-entry share surrendered is registered, the certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the satisfaction of Alpha that such tax has been paid or is not applicable.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by Massey, as the surviving corporation in the merger, the posting by such person of a bond in a reasonable amount as Massey may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration, dividends and other distributions on Alpha common stock with a record date after the effective time of the merger, and cash, without interest, in lieu of fractional shares.

Massey stock certificates should not be returned with the enclosed proxy card(s). Massey stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to Massey stockholders following the effective time of the merger.

Termination of Exchange Fund

Twelve months after the effective time of the merger, Massey, as the surviving corporation in the merger, may require the exchange agent to deliver to Massey all cash and shares of Alpha common stock remaining in the exchange fund. Thereafter, Massey stockholders must look only to Massey for payment of the merger consideration on their shares of Massey common stock.

Effect of the Merger on Massey’s Long-Term Incentive Compensation Awards

Massey Stock Options

At the effective time of the merger, each Massey stock option granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will vest and become exercisable. Each such vested Massey stock option, along with each Massey stock option granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested, will be assumed by Alpha and converted into a stock option to purchase shares of Alpha common stock on the same terms and conditions as are applicable to each such stock option to purchase shares of Massey common stock, except that:

•

each such converted stock option will be exercisable for a number of shares of Alpha common stock (rounded down to the nearest whole share of Alpha common stock) equal to the product of (A) the number of shares of Massey common stock issuable upon exercise of the Massey stock option immediately prior to the effective time of the merger and (B) a fraction, the numerator of which is the average of the volume-weighted average price per share of Massey common stock on the New York Stock Exchange on each of the last five consecutive trading days prior to the effective time of the merger (rounded to the nearest one-tenth of a cent) and the denominator of which is the average of the volume-weighted average price per share of Alpha common stock on the New York Stock Exchange on each of the last five consecutive trading days prior to the effective time of the merger (rounded to the nearest one-tenth of a cent) (such fraction referred to as the Conversion Ratio); and

•

the exercise price per share of Alpha common stock subject to such converted stock option (rounded up to the nearest whole cent) will be equal to (A) the exercise price per share of the Massey stock option divided by (B) the Conversion Ratio.

Massey Restricted Stock

At the effective time of the merger, each restricted share of Massey common stock granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive the merger consideration. Each award of restricted shares of Massey common stock granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested, will be assumed by Alpha and automatically converted into an award in respect of Alpha common stock and will continue to have the same terms and conditions as were applicable immediately before the effective time of the merger, except that:

•

the number of shares of Alpha common stock underlying each such converted restricted stock award (rounded up to the nearest whole share of Alpha common stock) will be equal to the product of (A) the number of shares of Massey common stock underlying the award of restricted shares of Massey common stock immediately before the effective time of the merger and (B) the Conversion Ratio.

Massey Restricted Stock Units

At the effective time of the merger, each Massey restricted stock unit award not subject to performance-based vesting granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will have the right to receive a cash payment, without interest, equal to the product of (A) the sum of (x) the Alpha common stock portion of the merger consideration multiplied by the average of the volume weighted average price per share of Alpha common stock on the New York Stock Exchange on each of the last five consecutive trading days prior to the effective time of the merger (rounded to the nearest one-tenth of a cent), which we refer to as the Alpha Closing Stock Price, and (y) $10.00 in cash and (B) the number of shares of Massey common stock subject to the Massey restricted stock unit immediately prior to the effective time of the merger. Each Massey restricted stock unit award subject to performance-based vesting, that was granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will have the right to receive a cash payment, without interest, equivalent to that described in the immediately preceding sentence with respect to the number of shares of Massey common stock subject to the Massey restricted stock unit immediately prior to the effective time, assuming vesting at such time based on the attainment of target performance levels.

At the effective time, each Massey restricted stock unit award granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, whether or not vested and whether or not subject to performance-based vesting, will be assumed by Alpha and automatically converted into a restricted stock unit award in respect of Alpha common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that:

•

the number of shares of Alpha common stock underlying each such converted award (rounded up to the nearest whole share of Alpha common stock) will be equal to the product of (A) the number of shares of Massey common stock underlying the restricted stock unit immediately before the effective time of the merger and (B) the Conversion Ratio; and

•

settlement of the converted awards, if at all, will be governed by the terms and conditions of the grant agreement applicable immediately before the effective time of the merger, except with respect to performance-based restricted stock units only, where the performance goals applicable to such converted awards may be adjusted by Alpha, in good faith, as necessary and appropriate to reflect the effects of the merger.

Massey Director Fee Units

At the effective time of the merger, each Massey director fee unit (which is attributable to the deferral of director’s fees and cash dividends paid on such deferrals) granted on or prior to January 27, 2011 and outstanding immediately prior to the effective time of the merger will be canceled, and the holder will have the right to receive a cash payment, without interest, equal to the product of (A) the sum of (x) the Alpha common stock portion of the merger consideration multiplied by the Alpha Closing Stock Price and (y) $10.00 in cash and (B) the number of shares of Massey common stock subject to the Massey director fee unit immediately before the effective time of the merger. If the Massey director fee unit is not otherwise payable to the director at the effective date, the value of the merger consideration will be credited with interest under the Massey Deferred Directors’ Fees Program until paid pursuant to that program.

At the effective time, each Massey director fee unit granted after January 27, 2011 and outstanding immediately prior to the effective time of the merger, will be assumed by Alpha and automatically converted into an award in respect of Alpha common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that:

•

the number of shares of Alpha common stock underlying each such converted award will be equal to the product, rounded up to the nearest whole share of Alpha common stock, of (A) the number of shares of Massey common stock subject to the director fee unit immediately before the effective time of the merger and (B) the Conversion Ratio.

Massey Cash Incentive Awards

At the effective time of the merger, each Massey cash incentive award (which are not denominated in or valued by reference to Massey common stock) granted prior to January 27, 2011 and with respect to which the applicable performance period is incomplete as of immediately prior to the effective time of the merger will be assumed by Alpha on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the performance goals applicable to such cash incentive awards will be deemed to have been attained, as of the effective time of the merger, at maximum performance levels. Each Massey cash incentive award (which are not denominated in or valued by reference to Massey common stock) granted on or after January 27, 2011 and with respect to which the applicable performance period is incomplete as of immediately prior to the effective time of the merger will be assumed by Alpha on the same terms and conditions as were applicable immediately prior to the effective time of the merger, except that the performance goals applicable to such cash incentive awards may be adjusted by Alpha, in good faith, as necessary and appropriate to reflect the effects of the merger, and the attainment of such performance goals will be based on actual performance throughout the performance period. All service based vesting requirements underlying Massey cash incentive awards will remain in effect.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on Alpha or Massey, as applicable. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

•	ownership of subsidiaries;

•	capital structure and equity securities;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	board of directors approval and recommendation to their stockholders to approve the transaction contemplated by the merger agreement;

•

absence of conflicts with charter documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•

absence of required governmental consents in connection with execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than governmental filings specified in the merger agreement;

•

timely filing of required documents with the SEC, compliance with the requirements of the Securities Act of 1933, which is referred to as the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the absence of untrue statements of material facts or omissions of material facts in those documents;

•	compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with U.S. generally accepted accounting principles;

•

absence of any liabilities that would be required under U.S. generally accepted accounting principles to be reflected on a balance sheet other than as and to the extent reflected or reserved against the consolidated audited balance sheet as of December 31, 2009, incurred in the ordinary course of business consistent with past practice since December 31, 2009, incurred in connection with the transactions contemplated by the merger agreement or that would not have or reasonably be expected to have a material adverse effect;

•	implementation and maintenance of disclosure controls and internal accounting controls;

•

absence of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of internal accounting controls since January 1, 2009;

•

absence of material misleading information contained or incorporated into this joint proxy statement/prospectus, the registration statement of which this joint proxy statement/prospectus forms a part, or any other filings made by either party with the SEC in connection with the merger;

•	absence of specified changes or events and conduct of business in the ordinary course since December 31, 2009;

•	absence of any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have a material adverse effect since December 31, 2009;

•

absence of proceedings before any governmental entity or judgment, order, writ, injunction, determination stipulation , award or decree outstanding that is reasonably likely to have a material adverse effect;

•	certain material contracts;

•	compliance with applicable laws and holding of necessary permits;

•	permits under applicable mining laws and surety bonds;

•	environmental matters and compliance with environmental laws;

•	labor matters and compliance with labor and employment law;

•	employee benefits matters and ERISA compliance;

•	tax matters;

•	real property and assets;

•	intellectual property;

•	insurance;

•	major suppliers and customers;

•	absence of unlawful payments;

•	the affirmative vote required by stockholders of each party to adopt the merger agreement;

•	inapplicability of certain takeover laws; and

•	no brokers’ or finders’ fees.

Alpha made additional representations and warranties to Massey in the merger agreement, including with respect to the absence of Alpha’s ownership of shares of Massey common stock except pursuant to the merger, its financing commitments and related matters, its ownership of Massey common stock and the capital structure, operations and assets of Mountain Merger Sub.

Massey also made additional representations and warranties to Alpha in the merger agreement, with respect to receipt of an opinion from Massey’s financial advisor.

For purposes of the merger agreement, a “material adverse effect” on Alpha or Massey means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence:

•

relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, but only to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact it and its subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

•

relating to changes in law or applicable accounting regulations or principles or authoritative interpretations thereof, but only to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact it and its subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

•

relating to the coal mining industry generally, to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact it and its subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

•	consisting of any change in its stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by it to meet published revenue or earnings projections;

•	relating to the suspension of trading generally on the New York Stock Exchange;

•

relating to any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated thereby;

•

relating to the outcome of any litigation or other proceeding described in its disclosure letter or its documents filed with the SEC since January 1, 2009 through January 27, 2011 (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such documents filed with the SEC to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in its disclosure letter or its documents filed with the SEC since January 1, 2009 through January 27, 2011 (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such documents filed with the SEC to the extent they are predictive or forward-looking in nature);

•

relating to any outbreak or escalation of hostilities or war or any act of terrorism, but only to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact it and its subsidiaries, taken as a whole, relative to other companies in the coal mining industry; and

•	relating to the announcement of the merger agreement and the transactions contemplated thereby and performance of and compliance with the terms of the merger agreement.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger, but they form the basis of specified conditions to the parties’ obligations to complete the merger.

Covenants and Agreements

Operating Covenants

Each of Alpha and Massey has agreed that, prior to the effective time of the merger, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with persons having business dealings with them. With specified exceptions set forth in the merger agreement and the confidential disclosure letters, each of Alpha and Massey has agreed, among other things, not to, and not to permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends or distributions paid by a direct or indirect wholly owned subsidiary to its stockholders or, in case of Massey, quarterly cash dividends not exceeding $0.06 per share of Massey common stock;

•	solely with respect to such party, split, combine or reclassify any of its capital stock;

•

solely with respect to such party, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than in connection with certain equity plans and share repurchase programs;

•

issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than in connection with certain equity plans, (in the case of Massey) pursuant to the Massey deferred directors’ fee program or its 401(k) plan, certain permitted grants of awards under equity plans not exceeding 100,000 shares in the aggregate and certain permitted grants of awards under equity plans not exceeding $60 million, in the case of Alpha, and $30 million, in the case of Massey, in the aggregate, in each case measured by the closing price of the applicable party’s stock price on the New York Stock Exchange on the date of grant and assuming maximum achievement of any applicable performance goals;

•	amend its certificate of incorporation or bylaws except, in the case of Alpha, as contemplated by this joint proxy statement/prospectus;

•

other than, in the case of Alpha, certain permitted acquisitions, make any capital contributions to, or investments in, purchase an equity interest in or a substantial portion or the assets of any person or any division or business thereof in excess of $250 million in the aggregate for all such transactions; provided that any such acquisition would not materially adversely affect or materially delay obtaining antitrust clearances and approvals required in connection with the merger;

•

sell, lease or otherwise dispose of any of such party’s properties or assets (including capital stock of any of its subsidiaries) that are material, taken as a whole, in excess of $50 million in the aggregate, other than sales or leases of coal and minerals and other assets in the ordinary course of business consistent with past practice, permitted capital expenditures or as otherwise permitted under the merger agreement;

•	pledge, encumber or otherwise subject to a lien any of its material properties or assets other than certain permitted liens or in the ordinary course of business consistent with past practice;

•

incur any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any of such party’s or its subsidiaries’ debt securities, guarantee the indebtedness or debt securities of any other person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than indebtedness incurred in the ordinary course of business (including any borrowings under such party’s existing revolving credit facilities and any letters of credit), certain indebtedness incurred in connection with the refinancing of any indebtedness permitted under the merger agreement, indebtedness owed to such party or any of its wholly owned subsidiaries and certain other indebtedness not in excess, at any one time outstanding, of $100 million;

•	make any loans, advances, other than to wholly owned subsidiaries or in the ordinary course of business consistent with past practice;

•

make capital expenditures other than (1) in accordance with the capital expenditures budget, (2) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, or (3) otherwise in an aggregate amount not to exceed $50 million per fiscal year;

•

except with respect to certain specific matters (which for the avoidance of doubt does not include any litigation related to the UBB explosion, other than settlement of wrongful death cases brought by families of the miners on terms previously announced), compromise or settle any proceeding for an amount in excess of $5 million individually or which would involve the imposition of injunctive or other non-monetary relief on such party or its subsidiaries that materially restricts them from operating their business in substantially the same manner as operated on January 28, 2011;

•

cancel any material indebtedness of a third party to such party or its subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business or in connection with the settlement of any proceeding otherwise permitted by the merger agreement;

•

except in the ordinary course of business and consistent with past practice, to the extent required under existing plans, agreements or arrangements, as required by law or otherwise permitted by the merger agreement, (1) adopt, enter into, amend, terminate, or accelerate the vesting or payment of compensation under, any employee benefit plan, (2) grant any material increase in compensation or benefits, (3) grant any increase in severance, change in control, retention or termination pay, (4) enter into any employment, consulting, severance, retention, or termination payments, other than separation agreements or retention agreements providing benefits that do not exceed $250,000 individually or $6 million in the aggregate, (5) change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, except to the extent required by GAAP, or (6) change the amount of or manner in which any contributions to pension plans are determined, provided that no permitted entry into or amendment of any agreement or arrangement will result in the issuance of more than 100,000 shares of such party’s common stock or have a value equal to more than 100,000 shares of such party’s common stock, except as otherwise permitted by the merger agreement;

•	convene any stockholders meeting other than such party’s regularly scheduled 2011 stockholders meeting or pursuant to the merger;

•	enter into any contract or understanding or arrangement with respect to the voting or registration of any capital stock of any such party or its subsidiaries;

•	materially change the accounting principles used by it except as required by GAAP or applicable law;

•

make, change or rescind any material method of tax accounting or express or deemed election with respect to taxes, make a request for a tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, tax claim or other controversy relating to taxes, file any material amended tax return or surrender any material right to claim a refund or offset of any taxes, in each case other than in the ordinary course of business and (if the consequences of any proposed course of action are material) in consultation with the other party;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or any other reorganization;

•

enter into any agreement that indemnifies or exculpates any director, officer, employee or agent of such party, any of its subsidiaries or any of their respective predecessors other than with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

Each of Alpha and Massey has agreed, and agreed to cause its affiliates and its and their respective representatives, to cease all then-existing activities with any parties with respect to an acquisition proposal and request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and dataroom access previously granted to any such person or its representatives. Each party has also agreed to take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between it and any person (other than the other party to the merger agreement) and to not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit an acquisition proposal. With respect to each of Alpha and Massey, an acquisition proposal means any proposal or offer (whether or not in writing) from any person other than the other party and its affiliates with respect to any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving such party;

•

sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in such party’s subsidiary or otherwise) of any business or assets of such party or such party’s subsidiaries representing 20% or more of the consolidated revenues, net income or assets of such party and such party’s subsidiaries, taken as a whole;

•

issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such party;

•

transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of such party’s common stock; or

•	any combination of the foregoing.

In addition, each of Alpha and Massey has agreed that it will not, and will direct its affiliates and its and their respective representatives not to, directly or indirectly:

•

solicit, initiate, induce, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any acquisition proposal or any inquiry, proposal, or request for discussion that may reasonably be expected to lead to an acquisition proposal;

•

participate in any discussions or negotiations with any person regarding or cooperate in any way with any person (whether or not a person making an acquisition proposal) with respect to any acquisition proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to an acquisition proposal;

•

withdraw, qualify or modify, or propose to publicly withdraw, qualify or modify, in a manner adverse to the other party, the recommendation to stockholders of the party by its board of directors to approve the transaction contemplated by the merger agreement, which action, along with each action in the preceding two bullet points, is referred to as a “change of board recommendation”;

•

approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable an acquisition proposal or cause or allow such party or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal, or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement, or requiring, or reasonably expected to cause, such party to fail to comply with the merger agreement; or

•	take any action to exempt any person (other than the other party and its affiliates) from the restrictions contained in any takeover law or otherwise cause such restrictions not to apply.

Notwithstanding these restrictions, either Alpha or Massey may, at any time prior to obtaining stockholder approval at its special meeting, in response to an unsolicited bona fide written acquisition proposal from a third party after January 28, 2011 that does not result from a breach of its non-solicitation obligations, which its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and that the failure to take the actions described below would be inconsistent with its fiduciary duties to its stockholders under applicable law; provided such party gives written notice of such determination by its board of directors prior to doing so:

•

furnish information with respect to the recipient of the acquisition proposal and its subsidiaries to the person making the acquisition proposal and its representatives pursuant to a customary confidentiality agreement not less restrictive of the person than the existing confidentiality agreement between Alpha and Massey (and containing a “standstill” provision that will expire no earlier than the outside date), provided that all the information is previously provided prior to or substantially concurrently with the time it is provided to the party making the acquisition proposal to the other party to the merger agreement; and

•	participate in discussions or negotiations with the person making the acquisition proposal and its representatives regarding the acquisition proposal.

Superior proposal means, with respect to Alpha and Massey, as applicable, any binding bona fide written offer made by a third party or group pursuant to which such third party (or the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of Alpha or Massey’s common stock, as the case may be, or substantially all of the assets of Alpha or Massey and its subsidiaries, as the case may be, taken as a whole:

•

which the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable, from a financial point of view, to the holders of such party’s common stock than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by the other party to the terms of the merger agreement) and the failure of the board of directors of such party to approve or recommend such competing proposal would be inconsistent with its fiduciary duties under applicable law,

•	the financing of which is fully committed; and

•	that is reasonably likely to be completed on the terms set forth in such offer, taking into account all financial, regulatory, legal and other aspects of such proposal.

Each of Alpha and Massey has agreed to promptly (but in any event within 48 hours) advise the other orally and in writing of any acquisition proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to an acquisition proposal, the material terms and conditions thereof (including any changes thereto) and the identity of the person making any such inquiry, proposal, request for discussions or acquisition proposal. Each of Alpha and Massey will (i) keep the other promptly informed in all material respects of the status and details (including any change to the terms thereof) of any inquiry, proposal, request for discussions or acquisition proposal and (ii) provide to the other as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all correspondence and other written material exchanged between such party or any of its subsidiaries and any person that describes any of the terms or conditions of any inquiry, proposal, request for discussions or acquisition proposal.

Notwithstanding each company’s obligations under the aforementioned non-solicitation provisions, if prior to obtaining its stockholder approval of the merger agreement, (i) either Alpha or Massey receives an unsolicited, bona fide acquisition proposal from a third party after January 28, 2011, (ii) the making of such acquisition proposal was not result of a breach of such party’s non-solicitation obligations, and (iii) such party’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes a superior proposal, then such party’s board of directors may at any time prior to obtaining the stockholder approval of the merger agreement, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties to its stockholders under applicable law, terminate the merger agreement and cause itself to enter into an acquisition agreement with respect to a superior proposal, provided that the party taking such action fulfills the following conditions:

•

such party provides a five business days’ prior written notice advising the other party that such party’s board of directors intends to take such action and specifying in reasonable detail, the reasons for such action and the most recent version of the written agreement relating to the transaction that constitutes an acquisition proposal, or if no such written agreement exists, a written summary of the material terms and conditions of the superior proposal (including the identity of the party making such a superior proposal);

•

for five business days following the other party’s receipt of this written notice, such party providing the notice must negotiate (and direct its financial and legal advisors to negotiate) with the other party (to the extent the other party wishes to negotiate) in good faith to make such adjustments to the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal;

•	following any such negotiation described in the immediately preceding clause, such acquisition proposal continues to constitute a superior proposal; and

•	pays, in the case of Massey, a $251 million termination fee to Alpha, or, in the case of Alpha, a $252 million termination fee to Massey.

In the event of any revisions to the terms of a superior proposal that are material to such superior proposal after the start of the five-business day notice period, the party receiving such acquisition proposal must satisfy the five-business day notice requirement with a new written notice to the other party and the requirement to negotiate with the other party, in each case as described above with respect to such new written notice, and the notice period will be deemed to have re-commenced on the date of such new notice.

Notwithstanding each company’s obligation not to cause a change of board recommendation, if prior to obtaining its stockholder approval, in the absence of an acquisition proposal, either of Alpha’s or Massey’s board of directors determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to its stockholders under applicable law, then such party’s board of directors may make a change of board recommendation, provided that the party taking such action provides a prior written notice at least five business days in advance advising the other party that such party’s board of directors intends to take such action and specifying, in reasonable detail, the reasons for taking such action.

The merger agreement does not prohibit either of Alpha or Massey from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for its common stock or from making any other disclosure to its stockholders if, in the good faith judgment of the its board of directors, after consultation with outside counsel, failure to make such disclosure would reasonably be expected to violate its obligations under applicable law.

Special Meeting and Board Recommendation

Each of Alpha and Massey has agreed that, unless the merger agreement is terminated such party’s board of directors, will:

•	after entrance into a consent decree, or earlier expiration or termination of any waiting periods under the HSR Act, convene and hold a meeting of its stockholders,

•

subject to the ability of such party’s board of directors to change its recommendation in accordance with the merger agreement, recommend that such stockholders, in the case of Alpha, approve the amendment to Alpha’s certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement and, in the case of Massey, adopt the merger agreement, and

•	subject to the ability of such party’s board of directors to change its recommendation in accordance with the merger agreement, use its reasonable best efforts to obtain such approval.

Access to Information

Except under limited circumstances, each of Alpha and Massey has agreed to afford to the other party, and to the other party’s officers, employees, accountants, counsel, consultants, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the consummation of the merger to all of such party’s and such party’s subsidiaries’ properties, books and records, financial and operating data and other information, and to such party’s and such party’s subsidiaries’ officers and employees, and use its reasonable best efforts to cause such party’s and such party’s subsidiaries’ accountants, counsel, consultants, financial advisors and other representatives to provide such access, in each case to whom such other party reasonably requests access. During such period, each of Alpha and Massey shall, and shall cause each of such party’s subsidiaries to, furnish, as promptly as practicable, to the other party all information concerning such party’s and such party’s subsidiaries’ business, properties and personnel as such other party may reasonably request and shall cause such party’s and such party’s subsidiaries’ respective accountants, consultants and other representatives to provide access to its work papers.

Reasonable Best Efforts; Covenants and Agreements

Alpha and Massey have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, as promptly as is reasonably practical under the circumstances. This includes:

•

the taking of all acts necessary to cause the conditions to the merger to be satisfied as promptly as is reasonably practical under the circumstances provided, however, that Alpha is permitted to enter into reasonable timing agreements with governmental entities as customary in connection with the HSR Act and other antitrust laws;

•

the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary, proper or advisable registrations and filings (including filings with governmental entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•

the obtaining of consents, approvals and waivers from third parties reasonably requested by Alpha to be obtained in connection with the merger under Massey’s material contracts and real property leases, provided, however, that in no event shall Massey or any of its subsidiaries be required to pay, prior to the effective time, any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver;

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•

the taking of all actions reasonably appropriate to exclude the merger or any other transaction contemplated by the merger agreement from the applicability of any takeover laws and, if any takeover laws become applicable to the merger or any other transaction contemplated by the merger agreement, taking all action reasonably appropriate to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as is reasonably practical under the circumstances.

In connection with the efforts referenced above to obtain all consents or nonactions from governmental entities, Alpha and Massey have agreed that Alpha may:

•

propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Alpha, Massey or any of their respective subsidiaries of any portion of their respective business, properties or assets, provided:

•

the parties will not have any obligation to propose, negotiate, commit to or effect any such divestiture action that would have a material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or results of operation of such party or its respective subsidiaries, taken as a whole; and

•	no party will be required to propose, commit to or effect any action that is not conditioned on consummation of the merger; and

•

provided it uses its reasonable best efforts to regularly consult with Massey and keep Massey reasonably informed, determine and direct the strategy and process (including all timing, substantive matters and decisions to propose, negotiate, commit to or effect any divestiture action) by which the parties will seek required consents, approvals, clearances, waivers, waiting period expirations and termination and removal of all impediments (including all elements of any suit, action or other legal proceeding and communications with governmental entities), in each case under the HSR Act or any other antitrust laws, including the right to enter into reasonable timing agreements.

If the divestiture actions referenced above do not result in the termination or expiration of the waiting period applicable to the merger under the HSR Act or any other applicable antitrust law or in the rescission of any temporary restraining order, preliminary or permanent injunction or other judgment, order or restraint issued by any Federal or state court of competent jurisdiction or governmental entity enjoining or otherwise prohibiting the consummation of the merger, then each of Alpha and Massey will jointly (to the extent practicable) initiate and/or participate in any proceedings in order to:

•

oppose or defend against any action by any governmental entity or private party to prevent or enjoin the consummation of the merger or any of the other transactions contemplated by the merger agreement; and/or

•

take such action as necessary to overturn any regulatory action by any governmental entity or action by any private party to block consummation of the merger or any of the other transactions contemplated by the merger agreement, including by defending any suit, action or other legal proceeding brought by any governmental entity or private party in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any restraint resulting from any suit, action or other legal proceeding that would cause the following conditions not to be satisfied:

•	the absence of any order, injunction, judgment or other legal restraint issued by any governmental entity of competent jurisdiction; and

•	the expiration or early termination of any waiting periods applicable to the consummation of the merger under the HSR Act or under any other applicable antitrust law.

In connection with the efforts referenced above to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under the HSR Act, and to obtain all such approvals and authorizations under any other applicable antitrust law, each of Alpha and Massey has further agreed to use its reasonable best efforts to:

•	cooperate with and assist each other in connection with any filing, registration, declaration or notice;

•

give the other party reasonable prior notice of any such filing, registration, declaration or notice and, to the extent reasonably practicable, of any communication with any governmental entity and use its reasonable best efforts to secure the participation of the other party in connection with any such registration, declaration, notice, filing or communication, including by permitting the other party to review and discuss them in advance and by considering in good faith the views of the other party;

•

respond as promptly as practicable under the circumstances to any inquiries received from any governmental entity and not enter into any agreement with such governmental entities without the prior written consent of the other parties to the merger agreement (such consent not to be unreasonably withheld); and

•

to the extent permitted by law, not participate in meetings or substantive conversations without the other party and to keep the other party reasonably apprised of contacts, meetings or substantive conversations with governmental entities to which the other party is prohibited from attending.

Indemnification and Insurance

Under the merger agreement, Alpha has agreed to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, employee or agent of Massey contained in the organizational documents of Massey and its subsidiaries and certain related indemnification agreements.

In addition, Alpha has agreed to indemnify and hold harmless, for six years following the consummation of the merger, each current or former director or officer of Massey or any of its subsidiaries, to the fullest extent Massey would have been permitted to do so by law prior to the merger, from any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of, or pertaining to such person’s service as a director or officer.

Alpha has also agreed to cause the surviving corporation to obtain a prepaid six-year tail policy to the current directors’ and officers’ liability insurance policies on terms no less favorable than those provided by Massey’s existing insurance coverage, provided that Alpha is not required to pay an aggregate premium in excess of 200% of the current annual premium paid by Massey.

Employee Benefits Matters

Alpha will honor all of the existing compensation arrangements between Massey or any of its subsidiaries and any officer, director or employee of Massey or any of its subsidiaries and all of the Massey benefit plans. However, Alpha may amend or terminate any such compensation arrangements and benefit plans to the extent permitted by the terms of the Massey benefit plans, and may terminate the employment of any employee at any time.

Alpha will, for the period commencing at the effective time of the merger and ending on December 31, 2012, provide to each current employee of Massey (other than those individuals covered by a collective bargaining agreement) compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits provided by Massey or its subsidiaries, as applicable, immediately prior to the effective time.

Alpha will cause service rendered by current employees of Massey and its subsidiaries prior to the effective time of the merger to be taken into account for all purposes of eligibility, vesting, benefit accruals and level of benefits under employee benefit plans of Alpha and its subsidiaries. No current employee of Massey will be subject to any pre-existing condition limitation under any health plan of Alpha or its subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Massey benefit plan in which he or she participated prior to the effective time. Alpha and any of its subsidiaries will give effect, for the calendar year in which the effective time occurs, in determining any co-payments and deductibles, to claims incurred and amounts paid by, and amounts reimbursed to, the current Massey employees prior to the effective time of the merger.

Alpha will agree and acknowledge that the consummation of the merger constitutes a “change of control” or a “change in control,” as the case may be, for all purposes under Massey’s compensation arrangements and benefit plans.

Financing Matters

Alpha has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions described in the commitment letter, including:

•	negotiating and entering into definitive documentation on the terms and conditions described in the commitment letter;

•	satisfying on a timely basis all conditions to obtaining the financing as set forth in the commitment letter; and

•	consummating the financing contemplated by the commitment letter on or prior to the closing of the merger, including using reasonable best efforts to cause the lenders to fund the financing.

In the event that any portion of the financing becomes unavailable on the terms and conditions set forth in the commitment letter, Alpha has agreed to use its reasonable best efforts to obtain any such portion from alternative sources on terms, approved by Massey (such approval not to be unreasonably withheld, conditioned or delayed), that will enable Alpha to consummate the merger.

Alpha has agreed to refrain from taking any action that would reasonably be expected to result in a failure of any of the conditions contained in the commitment letter. In addition, Alpha will not agree, without Massey’s consent, to any amendment, supplement or other modification of, or waiver of any rights under, the commitment letter if the effect of such amendment, supplement, modification or waiver reduces the aggregate amount of the financing or imposes new or additional conditions or modifies any of the conditions in a manner that would delay or prevent the closing of the merger, make funding less likely to occur or adversely impact Alpha’s ability to enforce its rights against other parties to the commitment letter or the definitive agreements related to the financing.

Both Alpha and Massey have agreed to use their respective reasonable best efforts to market the financing concurrently with the solicitation of proxies in connection with the Alpha special meeting and the Massey special meeting.

Massey will use its reasonable best efforts to provide reasonable cooperation with the arrangement of the financing as reasonably requested by Alpha, including:

•	participating in meetings, drafting sessions, presentations, road show and due diligence sessions with the financing sources, investors and rating agencies;

•	furnishing Alpha and the financing sources with financial and other pertinent information regarding Massey and its subsidiaries as may be reasonably requested by Alpha to consummate the financing;

•

assisting Alpha and the financing sources in preparation of documents and materials for any portion of the financing, documents relating to the redemption or tender offer for Massey’s senior notes and convertible notes and materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of Alpha and the financing sources for any portion of the financing; and

•

executing necessary pledge and security agreements, obtaining necessary authorization letters, obtaining accountant comfort letters and taking necessary corporate actions in connection with the financing.

Alpha has agreed to reimburse Massey for the reasonable out-of-pocket costs incurred in connection with the assistance described above.

In addition, Alpha and Massey have agreed to enter into supplemental indentures with respect to the Massey convertible notes which include a provision pursuant to which, as of the effective time of the merger, each outstanding 3.25% convertible note or 2.25% convertible note will no longer be convertible into Massey common stock and will be convertible solely into the consideration paid pursuant to the merger as such holder would have received if such holder had converted such convertible note immediately prior to the effective time of the merger. Alpha has agreed to assume the obligations of Massey under the 3.25% convertible notes and 2.25% convertible notes. Notwithstanding the obligation to enter into a supplemental indenture with respect to Massey’s 2.25% convertible notes, Alpha intends to redeem the outstanding principal amount of Massey’s 2.25% convertible notes simultaneously with the consummation of the merger.

Additional Agreements

The merger agreement contains additional agreements between Alpha and Massey relating to, among other things:

•

providing the other party with the opportunity to participate in the defense or settlement of any stockholder proceeding against either company or any of its directors relating to the merger or any other transactions contemplated by the merger agreement, provided that no settlement or compromise of such stockholder proceeding may be made without the other party’s prior written consent not to be unreasonably withheld, conditioned or delayed;

•	preparation of this joint proxy statement/prospectus and of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Alpha common stock to be issued in the merger;

•	using reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•

using reasonable best efforts to obtain tax opinions from Cleary Gottlieb and Cravath, including by causing their respective officers to execute and deliver to such law firms the tax opinion certificates that may be reasonably requested by them;

•

notifying the other party of the development or occurrence of any material event, development or occurrence that would reasonably be expected to give rise to a failure of a condition of Alpha and Mountain Merger Sub (in the case of Massey) or a condition of Massey (in the case of Alpha and Mountain Merger Sub).

•	requiring consultation with the other party regarding public announcements; and

•	ensuring exemption of certain transactions in connection with the merger under Rule 16b-3 of the Exchange Act.

Conditions to Completion of the Merger

The obligations of each of Alpha and Massey to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	the adoption of the merger agreement by the Massey stockholders at the Massey special meeting;

•

the approval by the Alpha stockholders of the amendment to the Alpha certificate of incorporation increasing the number of shares of authorized Alpha common stock and the approval by the Alpha stockholders of the issuance of shares of Alpha common stock pursuant to the merger agreement;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or restraint issued by any court or governmental entity of competent jurisdiction enjoining or otherwise prohibiting the merger;

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Alpha common stock to be issued in the merger; and

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order and Alpha’s receipt of all state securities or “blue sky” authorizations necessary for the stock issuance.

The obligation of Alpha to effect the merger is further subject to satisfaction or waiver by Alpha of the following conditions:

•

the representations and warranties of Massey set forth in the merger agreement regarding the following matters must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date):

•	solely with respect to Massey, due organization, good standing and the requisite corporate power and authority to carry on Massey’s business;

•

the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation by Massey’s board of directors that Massey’s stockholders adopt the merger agreement;

•	the vote required by Massey’s stockholders to adopt the merger agreement;

•	inapplicability of certain takeover laws;

•	no brokers’ or finders’ fees; and

•	the receipt of an opinion from Massey’s financial advisor;

•

the representations and warranties of Massey set forth in the merger agreement relating to the capital structure of Massey must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

the representations and warranties of Massey set forth in the merger agreement relating to the absence of a material adverse effect on Massey since December 31, 2009 through the date of the merger agreement must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the merger as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

all other representations and warranties of Massey set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Massey;

•	Massey must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the absence of a material adverse effect on Massey since the date of the merger agreement;

•

Massey must have furnished Alpha with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the truth and correctness, with the applicable qualifications, if any, of the representations and warranties described above, the performance by Massey in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing and the absence of a material adverse effect on Massey since the date of the merger agreement;

•

Alpha must have received from Cleary Gottlieb, its counsel, an opinion, in a form and substance reasonably satisfactory to Alpha, dated as of the date the Form S-4 is filed and as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•

the expiration or early termination of any waiting periods applicable to the consummation of the merger under the HSR Act, or under any other applicable antitrust law without the imposition of a condition that would have a material adverse effect on Alpha and its subsidiaries, taken as a whole, or Massey and its subsidiaries, taken as a whole.

The obligation of Massey to effect the merger is further subject to satisfaction or waiver by Massey of the following conditions:

•

the representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement regarding the following matters must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date):

•	solely with respect to Alpha, due organization, good standing and the requisite corporate power and authority to carry on Alpha’s business;

•

the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation by Alpha’s board of directors that Alpha stockholders approve the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement;

•	the vote required by Alpha’s stockholders to approve the amendment to the Alpha certificate of incorporation and the issuance of shares of Alpha common stock pursuant to the merger agreement;

•	inapplicability of certain takeover laws;

•	no brokers’ or finders’ fees; and

•	the availability of the financing commitment for the merger;

•

the representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement relating to the capital structure of Alpha must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

the representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement relating to the absence of a material adverse effect on Alpha since December 31, 2009 through the date of the merger agreement must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the merger as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date);

•

all other representations and warranties of Alpha and Mountain Merger Sub set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of the closing date of the merger, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been true as of such earlier date), except where the failure of such representations and warranties to be true and correct is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Alpha;

•	Alpha and Mountain Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing;

•	the absence of a material adverse effect on Alpha since the date of the merger agreement;

•

Alpha must have furnished Massey with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the truth and correctness, with the applicable qualifications, if any, of the representations and warranties described above, the performance by Alpha and Mountain

Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the closing and the absence of a material adverse effect on Alpha since the date of the merger agreement;

•

Massey must have received from Cravath, its counsel, an opinion, in a form and substance reasonably satisfactory to Massey, dated as of the date the Form S-4 is filed and as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•

the expiration or early termination of any waiting periods applicable to the consummation of the merger under the HSR Act or under any other applicable antitrust law without the imposition of a condition that would have a material adverse effect on Alpha and its subsidiaries, taken as a whole, or Massey and its subsidiaries, taken as a whole.

Termination of the Merger Agreement

At any time before the effective time of the merger, whether or not the Alpha stockholders have approved the amendment to the Alpha certificate of incorporation increasing the number of authorized shares of Alpha common stock and the issuance of shares of Alpha common stock pursuant to the merger agreement and the Massey stockholders have adopted the merger agreement, the merger agreement may be terminated:

•	by mutual written consent of Alpha and Massey;

•	by either Alpha or Massey if:

•

the parties fail to consummate the merger on or before the outside date of January 27, 2012, unless the failure to perform or comply in all material respects with its obligations under the merger agreement by the party seeking the termination was the principal cause of the failure to consummate the merger by the outside date; provided that if all conditions to the closing have been satisfied other than the approval of the transaction by Alpha’s stockholders at the Alpha special meeting and by Massey’s stockholders at the Massey special meeting as a result of the fact that the expiration or early termination of any applicable waiting periods under the HSR Act has not occurred, Alpha may, subject to Massey’s consent, not to be unreasonably withheld, extend the outside date from January 27, 2012 to April 30, 2012 by written notice to Massey during the five business days preceding January 27, 2012;

•

any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such order, decree, or ruling has become final and non-appealable, provided that the party seeking the termination of the merger agreement has used reasonable best efforts to contest, resist or remove such order, decree or ruling;

•

the Alpha special meeting has been convened, the stockholders of Alpha have voted, and the Alpha stockholders have not approved the amendment to the certificate of incorporation to increase the number of shares of authorized Alpha common stock or have not approved the issuance of shares of Alpha common stock pursuant to the merger agreement; or

•	the Massey special meeting has been convened, the stockholders of Massey have voted, and the adoption of the merger agreement by the Massey stockholders was not obtained;

•	by Alpha if:

•

Massey breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the outside date or which Massey is not using its reasonable best efforts to cure, except under limited circumstances;

•

prior to the receipt of its stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement, (1) Alpha receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Alpha board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Alpha provides Massey with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Alpha’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Alpha stockholders under applicable law, (4) Alpha thereafter satisfies its obligations to negotiate with Massey in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Alpha, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal, provided that Alpha pays a $252 million termination fee to Massey;

•

prior to the receipt of the Massey stockholders’ approval of the proposal to adopt the merger agreement, (1) in the event that Massey fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Massey’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Massey is commenced by a third party, and Massey does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made; or

•	Massey commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Massey stockholders vote in favor of the adoption of the merger agreement;

•	by Massey if:

•

Alpha breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the earlier of the outside date or which Alpha is not using its reasonable best efforts to cure, except under limited circumstances;

•

prior to the receipt of its stockholders’ approval of the proposal to adopt the merger agreement, (1) Massey receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Massey board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Massey provides Alpha with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Massey’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Massey stockholders under applicable law, (4) Massey thereafter satisfies its obligations to negotiate with Alpha in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Massey, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal; provided that Massey pays a $251 million termination fee to Alpha;

•

prior to the receipt of the Alpha stockholders’ approval of the proposal to adopt the merger agreement, (1) in the event that Alpha fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Alpha’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Alpha is commenced by a third party, and Alpha does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made;

•	Alpha commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Alpha stockholders vote in favor of the adoption of the merger agreement; or

•

the 20-business-day marketing period has ended and all other conditions of Alpha have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Alpha and Mountain Merger Sub have failed to complete the closing by the date required under the merger agreement as a result of a breach by the lenders of their obligations to make available to Alpha and Mountain Merger Sub the full amount of the financing commitment for the merger.

Termination Fees

A termination fee would be payable by Massey in the following circumstances:

•

A termination fee of $251 million upon termination by Massey if prior to the receipt of its stockholders’ approval of the proposal to adopt the merger agreement, (1) Massey receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Massey board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Massey provides Alpha with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Massey’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Massey stockholders under applicable law, (4) Massey thereafter satisfies its obligations to negotiate with Alpha in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Massey, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal.

•

A termination fee of $251 million upon termination by Alpha prior to the receipt of the Massey stockholders’ approval of the proposal to adopt the merger agreement, (1) in the event that Massey fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Massey’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Massey is commenced by a third party, and Massey does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made.

•

A termination fee of $251 million upon termination by Alpha if Massey commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Massey stockholders vote in favor of the adoption of the merger agreement.

•	A termination fee of $251 million, if:

•	a competing acquisition proposal had been announced or made to Massey or Massey’s stockholders after the signing of the merger agreement and prior to the Massey special meeting;

•

after such competing acquisition proposal had been announced or made, the merger agreement is terminated (1) if the Massey stockholders have not yet approved the merger, by Alpha or Massey due to the failure of the merger to be completed before the outside date unless the failure to perform or comply in all material respects with its obligations under the merger agreement by the party seeking the termination was the principal cause of or resulted in the failure to consummate the merger by the outside date, (2) by Alpha or Massey due to the failure of the Massey stockholders to adopt the merger agreement at the Massey special meeting or any adjournment thereof, or (3) by Alpha, due to a breach by Massey of its representations, warranties or obligations under the merger agreement, which breach (to the extent such breach does not relate solely to a breach of any representation or warranty in the merger agreement) would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the outside date or which Massey is not using its reasonable best efforts to cure, except under limited circumstances; and

•

within 12 months after such termination, Massey or any of its subsidiaries either consummates a competing acquisition proposal, enters into a definitive agreement for a competing acquisition proposal or Massey’s board of directors recommends a competing acquisition proposal, in each case, involving at least 50% of the assets, business or equity of Massey and its subsidiaries, in which event such fee would be payable on or shortly after the first such event to occur.

A termination fee would be payable by Alpha and Mountain Merger Sub, jointly and severally, in the following circumstances:

•

A termination fee of $252 million upon termination by Alpha if prior to the receipt of its stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement, (1) Alpha receives an unsolicited written acquisition proposal, not in violation of its non-solicitation obligations, after the date of the merger agreement, which the Alpha board of directors concludes in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, (2) Alpha provides Massey with five business days’ written notice that it intends to take such action, specifying, among other things, the material terms of the superior proposal, (3) Alpha’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Alpha stockholders under applicable law, (4) Alpha thereafter satisfies its obligations to negotiate with Massey in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal, and (5) Alpha, concurrently with the termination of the merger agreement, enters into an acquisition agreement for such superior proposal.

•

A termination fee of $252 million upon termination by Massey prior to the receipt of the Alpha stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement, (1) in the event that Alpha fails to include its board recommendation in the joint proxy statement/prospectus, (2) during the 10 business days after Alpha’s board of directors has effected a change of board recommendation, or (3) in the event that a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal with respect to Alpha is commenced by a third party, and Alpha does not make a recommendation that its stockholders reject such tender or exchange offer within ten business days after such offer is first made.

•

A termination fee of $252 million upon termination by Massey if Alpha commits a willful and material breach of its non-solicitation obligations or obligations to recommend that Alpha stockholders vote in favor of the adoption of the merger agreement.

•	A termination fee of $252 million, if:

•	a competing acquisition proposal had been announced or made to Alpha or Alpha’s stockholders after the signing of the merger agreement and prior to the Alpha special meeting;

•

after such competing acquisition proposal had been announced or made, the merger agreement is terminated (1) if the Alpha stockholders have not yet approved the amendment to Alpha’s certificate of incorporation and the issuance of Alpha common stock pursuant to the merger agreement, by Alpha or Massey due to the failure of the merger to be completed before the outside date unless the failure to perform or comply in all material respects with its obligations under the merger agreement by the party seeking the termination was the principal cause of or resulted in the failure to consummate the merger by the outside date, (2) by Alpha or Massey due to the failure of the Alpha stockholders to approve the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or approve the proposal to issue shares of Alpha common stock pursuant to the merger agreement at the Alpha special meeting or any adjournment thereof, or (3) due to a breach by Alpha of its representations, warranties or obligations under the merger agreement, which breach (to the extent such breach does not relate solely to a breach of any representation or warranty in the merger agreement) would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not reasonably capable of being cured by the outside date or which Alpha is not using its reasonable best efforts to cure, except under limited circumstances; and

•

within 12 months after such termination, Alpha or any of its subsidiaries either consummates a competing acquisition proposal, enters into a definitive agreement for a competing acquisition proposal or Alpha’s board of directors recommends a competing acquisition proposal, in each case, involving at least 50% of the assets, business or equity of Alpha and its subsidiaries, in which event such fee would be payable on or shortly after the first such event to occur.

•

A termination fee of $360 million upon termination by Massey if the 20-business-day marketing period has ended and all other conditions of Alpha and Mountain Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and Alpha and Mountain Merger Sub have failed to complete the closing by the date required under the merger agreement as a result of a breach by the lenders of their obligations to make available to Alpha and Mountain Merger Sub the full amount of the financing commitment for the merger.

•

A termination fee of $72 million upon termination by Alpha or Massey if, in the absence of a competing proposal for Alpha, the Alpha special meeting has been convened, the stockholders of Alpha have voted and the Alpha stockholders’ approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock or the proposal to issue shares of Alpha common stock pursuant to the merger agreement was not obtained.

In general, each of Alpha and Massey will bear its own expenses in connection with the merger agreement and the related transactions.

Specific Performance

Generally the parties to the merger agreement have the right to require the other to specifically perform its obligations under the merger agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity. However, in the event Alpha and Mountain Merger Sub are required to pay the $360 million termination fee as a result of the lenders’ breach of their obligations under the financing commitment (as more fully described above in “— Termination Fees” on page [—]), Massey will not have the right to require Alpha or Mountain Merger Sub to close the merger and payment of the $360 million termination fee will be the sole and exclusive remedy of Massey against Alpha, Mountain Merger Sub, the lenders under the financing commitment and their respective affiliates.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time prior to the effective time of the merger by an instrument in writing signed on behalf of each of the parties. However, after the approval of the proposal to amend the certificate of incorporation to increase the number of shares of authorized Alpha common stock and the proposal to issue shares of Alpha common stock pursuant to the merger agreement at the Alpha special meeting and the adoption of the merger agreement at Massey special meeting, there will be no amendment to the merger agreement made that would require by law the further approval of the stockholders of Alpha or stockholders of Massey, as the case may be.

Extensions and Waivers

At any time prior to the effective time of the merger, the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

INFORMATION ABOUT ALPHA

Alpha is one of America’s premier coal suppliers, operating approximately 66 mines and 13 coal preparation plants in Northern and Central Appalachia and the Powder River Basin, with approximately 6,500 employees.

Alpha produces, processes, and sells steam and metallurgical coal from six business units located throughout Virginia, West Virginia, Kentucky, Pennsylvania, and Wyoming. Alpha also sells coal produced by others, the majority of which Alpha processes and/or blends with coal produced from its mines prior to resale, providing Alpha with a higher overall margin for the blended product than if it had sold the coal separately. For the years ended December 31, 2010 and 2009, sales of steam coal were 73.0 million and 39.1 million tons, respectively, and accounted for approximately 86% and 83%, respectively, of Alpha’s coal sales volume. For the years ended December 31, 2010 and 2009, sales of metallurgical coal, which generally sells at a premium over steam coal, were 11.9 million and 8.1 million tons, respectively, and accounted for approximately 14% and 17%, respectively, of Alpha’s coal sales volume. During 2010, Alpha generated coal revenues of $3.5 billion and income from continuing operations of $97.2 million. Alpha’s coal sales from continuing operations during 2010 consisted of 82.6 million tons of produced and processed coal, including 0.8 million tons purchased from third parties and processed at its processing plants or loading facilities prior to resale, and 2.2 million tons of purchased coal that it resold without processing.

Alpha’s sales of steam coal for the years ended December 31, 2010 and 2009, were made primarily to large utilities and industrial customers throughout the United States, and Alpha’s sales of metallurgical coal were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America. For the years ended December 31, 2010 and 2009, approximately 34% and 31%, respectively, of Alpha’s total revenues from continuing operations were derived from sales, including freight and handling revenues, made outside the United States, primarily in Brazil, Italy, India, Turkey and Ukraine.

In addition, Alpha generates other revenues from equipment and parts sales and repair, Dry Systems Technologies equipment and filters, road construction, rentals, commissions, coal handling, terminal and processing fees, coal and environmental analysis fees, royalties, override royalty payments from a coal supply agreement now fulfilled by another producer, fees to transload coal through Alpha’s Rivereagle facility on the Big Sandy River and the sale of coalbed methane and natural gas. Alpha also records revenue for freight and handling charges incurred in delivering coal to certain customers, for which Alpha is reimbursed by its customers. As such, freight and handling revenues are offset by equivalent freight and handling costs and do not contribute to Alpha’s profitability.

Alpha’s primary expenses are for operating supply costs, repair and maintenance expenditures, cost of purchased coal, royalties, current wages and benefits, postretirement and post employment benefits, freight and handling costs, and taxes incurred in selling its coal. Historically, Alpha’s cost of coal sales per ton is lower for sales of its produced and processed coal than for sales of purchased coal that Alpha does not process prior to resale.

Alpha has two reportable segments, Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of Alpha’s operations in Northern and Central Appalachia, its coal brokerage activities and its road construction business. Western Coal Operations consists of two Powder River Basin mines in Wyoming. In addition to the two reportable segments, Alpha’s All Other category includes an idled underground mine in Illinois; expenses associated with certain closed mines; Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities.

Additional information about Alpha and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—].

Alpha’s principal executive offices are located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24210 and its telephone number is (276) 691-4410.

INFORMATION ABOUT MASSEY

A.T. Massey Coal Company, Inc., referred to as A.T. Massey, was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, Massey completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained Massey’s coal-related businesses and was subsequently renamed Massey Energy Company. Massey has been a separate, publicly traded company since December 1, 2000.

Massey is one of the largest coal producers in the United States and Massey is the largest coal company in Central Appalachia, Massey’s primary region of operation, in terms of tons produced in 2010 and total coal reserves currently controlled.

Massey produces, processes and sells bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through Massey’s 25 processing and shipping centers, many of which receive coal from multiple mines. At January 31, 2011, Massey operated 84 mines, including 66 underground mines (one of which employs both room and pillar and longwall mining) and 18 surface mines (with 12 highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that Massey operates may vary from time to time depending on a number of factors, including the existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor.

Customers for Massey’s steam coal product include primarily electric power utility companies who use Massey’s coal as fuel for their steam-powered generators. Customers for Massey’s metallurgical coal include primarily steel producers who use Massey’s coal to produce coke, which is in turn used as a raw material in the steel manufacturing process.

The principal executive office of Massey is located at 4 North 4th Street, Richmond, Virginia 23219, and its telephone number is (804) 788-1800.

COMPARISON OF RIGHTS OF STOCKHOLDERS

Pursuant to the merger, holders of shares of Massey common stock will receive, in addition to the cash portion of the merger consideration, shares of Alpha common stock in exchange for their shares of Massey common stock. Massey and Alpha are organized under the laws of the State of Delaware. Therefore, differences in the rights of holders of Massey capital stock and Alpha capital stock arise primarily from differences between their charters and bylaws. The rights of holders of Alpha common stock are governed by Delaware law, including the DGCL, as well as Alpha’s constituent documents. This section summarizes the material differences between the rights of Massey stockholders and the rights of Alpha stockholders.

The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and Alpha’s and Massey’s constituent documents, which you are urged to read carefully. Copies of the companies’ constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see the section captioned “Where You Can Find More Information” beginning on page [—].

	Alpha	Massey
Number of Directors	The Alpha board of directors currently has 9 members. Alpha’s charter provides that the Alpha board of directors consist of not less than 3 members, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Alpha board of directors.	The Massey board of directors currently has 9 members. Massey’s charter provides that the number of members of the board of directors will be fixed from time to time by a bylaw or amendment thereof, but does not provide a minimum or maximum number of members.

Structure of Board of Directors; Term of Directors	Each Alpha director holds office for the term of one year and until his successor is elected and qualified or until his earlier resignation or removal.	Massey’s charter currently provides that the successors of the directors whose terms expire at the 2011 annual meeting of stockholders shall be elected for a term expiring at the 2012 annual meeting of stockholders and all directors elected at and after the 2012 annual meeting of stockholders shall hold office until the next annual meeting of stockholders, in each case, and until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Removal of Directors	Alpha’s charter provides that any director of Alpha or the entire Alpha board of directors may be removed from office at any time either with or without cause by the affirmative vote of the holders of at least 75% of the voting power of Alpha’s then issued and outstanding capital stock entitled	Massey’s charter is silent on the removal of directors, which means that removal of Massey directors is governed by Section 141(k) of the DGCL, which provides that any director or the entire board of directors may be removed, with or without cause by the holders of a majority of the shares then entitled

	Alpha	Massey
	to vote generally at an election of directors (subject to applicable law and the rights, if any, of the holders of any series of preferred stock).	to vote at an election of directors, except (1) in the case of a corporation whose board is classified as provided in Section 141(d) of the DGCL, stockholders may effect such removal only for cause or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Cumulative Voting	Alpha’s charter does not permit cumulative voting for the election of directors.	Massey’s charter permits cumulative voting for all elections of directors.

Special Meetings of Stockholders

Alpha’s charter provides that special meetings of stockholders, for any purpose, may be called by (i) the Alpha board of directors or (ii) a committee of the Alpha board of directors which has been duly designated by the Alpha board of directors and whose powers and authority, as provided in a resolution of the Alpha board of directors or in Alpha’s bylaws, include the power to call such meetings. Such special meetings may not be called by any other person or persons.

Under Alpha’s bylaws, only such business shall be conducted at a special meeting as shall be specified in the notice of meeting. The notice may provide for director elections at the special meeting, in which case stockholders are permitted to nominate additional directors by complying with the notice procedures discussed below under Stockholder Nominations and

Massey’s bylaws provide that special meetings of stockholders, for any purpose, may be called by (i) the Massey board of directors, (ii) a committee of the Massey board of directors which has been duly designated by the Massey board of directors and whose powers and authority, as provided in a resolution of the Massey board of directors or in Massey’s bylaws, include the power to call such meetings, or (iii) one or more stockholders representing in the aggregate not less than 25% of the total number of shares of stock entitled to vote on the matter or matters to be brought before the proposed special meeting of the stockholders. Such special meetings may not be called by any other person or persons.

At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting; provided that the Massey board of

	Alpha	Massey
	detailed in “Submission of Future Stockholder Proposals” beginning on page [—].	directors may submit additional matters to the stockholders in the event of a special meeting requested by stockholders. The notice may provide for director elections at the special meeting, in which case stockholders are permitted to nominate additional directors by complying with the notice procedures discussed below under Stockholder Nominations and detailed in “Submission of Future Stockholder Proposals” beginning on page [—].

Stockholder Proposals	Alpha’s bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or a supplement thereto) given by or at the direction of the Alpha board of directors or (b) otherwise properly brought before the annual meeting by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures (which relate to timing and informational requirements, including disclosure of beneficial ownership) set forth in the bylaws. For further information on submission of stockholder proposals, see “Submission of Future Stockholder Proposals” beginning on page [—].	Massey’s bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting, (b) brought by or at the direction of the chairman of Massey’s board of directors or (c) otherwise properly brought before the annual meeting by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures (which relate to timing and informational requirements, including disclosure of beneficial ownership) set forth in the bylaws. For further information on submission of stockholder proposals, see “Submission of Future Stockholder Proposals” beginning on page [—].

Stockholder Nominations	Alpha’s bylaws provide that nominations of persons for election to the Alpha board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction	Massey’s bylaws provide that nominations of persons for election as directors at an annual meeting of stockholders, or at any special meeting of stockholders at which directors are to be elected, may be made only (a) pursuant to the notice of meeting, (b) by or at the direction

	Alpha	Massey
	of the Alpha board of directors or (b) by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures (which relate to timing and informational requirements, including disclosure of beneficial ownership) set forth in the bylaws. For further information on submission of director nominations, see “Submission of Future Stockholder Proposals” beginning on page [—].	of the chairman of Massey’s board of directors or (c) by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual or special meeting and (ii) who complies with the notice procedures (which relate to timing and informational requirements, including disclosure of beneficial ownership) set forth in the bylaws. For further information on submission of director nominations, see “Submission of Future Stockholder Proposals” beginning on page [—].

Charter Amendments

Notwithstanding any other provision in the charter (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 75% of the voting power of Alpha’s then issued and outstanding capital stock entitled to vote generally at an election of directors is required to alter, amend or repeal Articles V (amendment of charter and bylaws), VI (election and removal of directors) and VIII (consent of stockholders in lieu of meeting and special meeting of stockholders) of the charter or to adopt any provision inconsistent therewith. The same vote is required for the stockholders to alter, amend or repeal any provision of the bylaws that have the same effect as Article V, Article VI and Article VIII of the charter.

Alpha’s charter is silent on the amendment of any other articles of the charter, which means that amendment of these other articles is governed by Section 242 of the DGCL. Section 242 provides that the board of directors may adopt a resolution setting forth the

Notwithstanding any other provision in the charter (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 80% of the total voting power of all outstanding shares of voting stock is required to repeal or amend Articles TWELFTH (amendment of Articles TWELFTH) and ELEVENTH (cumulative voting) of the charter.

Massey’s charter provides that all other provisions in the charter may be amended, altered, changed or repealed in the manner provided by statute, which means that other changes to the charter are governed by Section 242 of the DGCL. Section 242 provides that the board of directors may adopt a resolution setting forth the amendment and either calling a special meeting of stockholders or directing that the amendment be considered at the next annual meeting of stockholders. At that meeting, votes of a majority of the outstanding stock entitled to vote on the amendment, and a majority of the outstanding stock of each class entitled to vote as a class, are

	Alpha	Massey
	amendment and either calling a special meeting of stockholders or directing that the amendment be considered at the next annual meeting of stockholders. At that meeting, votes of a majority of the outstanding stock entitled to vote on the amendment, and a majority of the outstanding stock of each class entitled to vote as a class, are required to amend the certificate of incorporation.	required to amend the certificate of incorporation.

Indemnification

Alpha’s charter provides that, to the fullest extent permitted by law, Alpha will indemnify each of its directors, officers, employees and agents, or persons serving at the request of Alpha as a director, officer, employee or agent of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of Alpha or serving such capacity in another corporation at the request of Alpha.

Alpha’s bylaws provide that Alpha will indemnify any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Alpha or is or was serving at the request of Alpha as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss reasonably incurred or suffered by such person in

Massey’s charter provides that, to the fullest extent permitted by law, Massey will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Massey or is or was serving at the request of Massey as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The board of directors may grant rights to indemnification to any employee or agent of Massey to the same extent as directors and officers.

	Alpha	Massey

connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Alpha, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The board of directors may grant rights to indemnification to any employee or agent of Alpha to the same extent as directors and officers.

In addition, Alpha shall not be obligated to indemnify (a) in connection with a proceeding initiated by the person seeking indemnification unless the proceeding was authorized by Alpha’s board of directors or is a proceeding to enforce rights to indemnification that is successful in whole or part, or (b) any amount paid in settlement unless Alpha has consented to such settlement.

Any determination of entitlement to indemnification under Alpha’s bylaws shall be made by (a) a majority vote of the directors who are not party to the action, suit or proceeding, (b) by a committee of such directors designated by a majority of such directors, (c) if there are no such directors or if such directors so direct, by independent legal counsel or (d) by the stockholders of Alpha.

In addition, Massey shall not be obligated to indemnify in connection with a proceeding initiated by the person seeking indemnification unless the proceeding was authorized by Massey’s board of directors or is a proceeding to enforce rights to indemnification that is successful in whole or part.

Dividends	Alpha does not presently pay dividends on its common stock. Alpha’s board of directors periodically evaluates the initiation of dividends.	In the fourth quarter of 2008, the Massey board of directors increased the regular quarterly dividend to $0.06 per common share. Future dividends are necessarily dependent upon future earnings, capital requirements, general financial condition, general business conditions, approval from Massey’s board of directors and other factors, including limitations imposed by

	Alpha	Massey
(i) the indenture governing Massey’s 6.875% Senior Notes due 2013 and (ii) Massey’s $200 million asset-based loan credit facility.

Restrictions on Business Combinations	Alpha has opted out of the requirements of Section 203 of the DGCL.

Massey has not opted out of the requirements of Section 203 of the DGCL.

Under Section 203 of the DGCL, Massey is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least 15% of the voting power of Massey) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, Massey’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Massey outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of Massey.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Alpha and Massey incorporated by reference into this joint proxy statement/prospectus and has been prepared to reflect the proposed merger of Mountain Merger Sub with and into Massey. The data in the unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2010 assume the proposed merger of Mountain Merger Sub with and into Massey was completed on that date. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assume the proposed merger was completed on January 1, 2010. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 also include the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assume that the acquisition of Cumberland by Massey was completed on January 1, 2010.

The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of Alpha and Massey, which are incorporated by reference from their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, and the historical combined financial statements and related notes thereto of the Cumberland Resource Group, which are incorporated by reference from Massey’s Current Report on Form 8-K dated March 22, 2010. See “Where You Can Find More Information” beginning on page [—].

The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of Alpha had (i) the proposed merger of Mountain Merger Sub with and into Massey occurred on December 31, 2010 and/or (ii) the proposed merger of Mountain Merger Sub with and into Massey or the acquisition by Massey of Cumberland occurred on January 1, 2010. The pro forma adjustments related to the acquisition by Massey of Cumberland are based on the final purchase price allocation.

The proposed merger of Mountain Merger Sub with and into Massey will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Alpha on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this unaudited pro forma condensed combined consolidated financial information was based on the closing price of Alpha common stock on March 14, 2011. At this time, Alpha has not performed detailed valuation analyses to determine the fair values of Massey’s assets and liabilities; and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet performed the due diligence necessary to identify all of the adjustments required to conform Massey’s accounting policies to Alpha’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Massey’s assets and liabilities, including, but not limited to mineral reserves, property, plant and equipment and intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, this unaudited pro forma condensed combined consolidated statement of operations does not reflect the cost of any integration activities or benefits from the merger and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the merger.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2010

(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Historical	Pro forma adjustments		Total Pro forma
Assets
Current assets:
Cash and cash equivalents	$554,772	$327,179	$(757,198)	a	$
			1,900,000	c
			(1,317,968)	d
			(110,550)	c		596,235
Trade accounts receivable, net	281,138	194,988	—			476,126
Inventories, net	198,172	289,027	—			487,199
Prepaid expenses and other current assets	341,755	305,870	(217,191)	a		430,434

Total current assets	1,375,837	1,117,064	(502,907)			1,989,994
Property, equipment and mine development costs, net	1,131,987	2,013,686	127,139	b		3,272,812
Owned and leased mineral rights, net	1,884,169	1,167,458	6,447,763	b		9,499,390
Owned lands	98,727	36,541	—			135,268
Goodwill	382,440	36,707	863,293	b		1,282,440
Acquired coal supply agreements, net	162,397	55,881	(55,881)	b		162,397
Other non-current assets	143,726	183,645	(81,276)	b
			110,550	c
			(12,226)	c
			(60,159)	a		284,260

Total assets	$5,179,283	$4,610,982	$6,836,296			$16,626,561

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$11,839	$12,327	$—			$24,166
Trade accounts payable	121,553	245,312	—			366,865
Accrued expenses and other current liabilities	313,754	405,426	(3,542)	b
			(11,513)	d
			8,200	b
			12,763	a		725,088

Total current liabilities	447,146	663,065	5,908			1,116,119
Long-term debt	742,312	1,303,852	199,783	b
			1,900,000	c
			(1,299,245)	d		2,846,702
Pension and postretirement medical benefit obligations	719,355	271,870	—			991,225
Asset retirement obligations	209,987	230,968	—			440,955
Deferred income taxes	249,408	163,383	2,172,654	b		2,585,445
Other non-current liabilities	155,039	197,382	—			352,421

Total liabilities	2,523,247	2,830,520	2,979,100			8,332,867

Stockholders’ Equity
Common stock — par value $0.01, 200.0 million shares authorized, 124.3 million issued and 120.5 million outstanding	1,242	—	1,060	a
						2,302
Common stock — par value $0.625, 300.0 million shares authorized, 102.5 million issued and 101.6 million outstanding	—	64,561	(64,561)	e		—
Additional paid-in capital	2,238,526	1,343,966	(1,343,966)	e
			5,656,034	a		7,894,560
Accumulated other comprehensive income (loss)	(27,583)	(122,268)	122,268	e
						(27,583)
Treasury stock, at cost: 3.8 million shares	(50,538)	—	—			(50,538)
Treasury stock, at cost: 0.9 million shares	—	(31,822)	31,822	e
Retained earnings	494,389	526,025	(526,025)	e
			(7,210)	d
			(12,226)	c		474,953

Total stockholders’ equity	2,656,036	1,780,462	3,857,196			8,293,694

Total liabilities and stockholders’ equity	$5,179,283	$4,610,982	$6,836,296			$16,626,561

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Pro Forma Historical	Pro Forma Adjustments		Total Pro Forma
Revenues:
Coal revenues	$3,497,847	$2,807,441	$(11,213)	g	$
			91,566	f		6,385,641
Freight and handling revenues	332,559	252,409	—			584,968
Purchased coal revenues	—	91,566	(91,566)	f		—
Other revenues	86,750	90,936	21,078	f		198,764

Total revenues	3,917,156	3,242,352	9,865			7,169,373

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	2,481,863	(11,213)	g
			86,127	f		5,123,602
Freight and handling costs	332,559	252,409	—			584,968
Cost of purchased coal revenue	—	86,127	(86,127)	f		—
Other expenses	65,498	8,072	—			73,570
Depreciation, depletion and amortization	370,895	433,996	178,897	h
			(46,098)	i
			(20,738)	i		916,952
Amortization of acquired coal supply agreements, net	226,793	—	—			226,793
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	180,975	116,811	—			297,786
(Gain) loss on derivative instruments	—	(21,078)	21,078	f		—

Total costs and expenses	3,743,545	3,358,200	121,926			7,223,671

Income (loss) from operations	173,611	(115,848)	(112,061)			(54,298)

Other income (expense):
Interest expense	(73,463)	(102,243)	(16,095)	j
			(10,689)	k		(202,490)
Interest income	3,458	2,293	—			5,751
Loss on early extinguishment of debt	(1,349)	—	—			(1,349)
Miscellaneous income (expense), net	(821)	4,662	—			3,841

Total other expense, net	(72,175)	(95,288)	(26,784)			(194,247)

Income (loss) from continuing operations before income taxes	101,436	(211,136)	(138,845)			(248,545)
Income tax (expense) benefit	(4,218)	58,250	83,240	l		137,272

Income (loss) from continuing operations	$97,218	$(152,886)	$(55,605)			$(111,273)

Earnings (loss) per common share from continuing operations:
Basic	$0.81	$(1.57)				$(0.49)
Diluted	$0.80	$(1.57)				$(0.49)

Weighted average shares — basic	119,808,514	97,545,000	8,496,186	m		225,849,700
Weighted average shares — diluted	121,757,949	97,545,000	8,496,186	m		225,849,700

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands)

	Massey Historical	Cumberland Historical(1)	Pro Forma Adjustments		Total Massey Pro Forma Historical
Revenues:
Coal revenues	$2,609,659	$197,782	$—		$2,807,441
Freight and handling revenues	252,409	—	—		252,409
Purchased coal revenues	91,566	—	—		91,566
Other revenues	85,340	5,596	—		90,936

Total revenues	3,038,974	203,378	—		3,242,352

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,332,851	149,012	—		2,481,863
Freight and handling costs	252,409	—	—		252,409
Cost of purchased coal revenue	86,127	—	—		86,127
Other expenses	8,072	—	—		8,072
Depreciation, depletion and amortization	405,562	7,696	20,738	n	433,996
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	113,340	3,471	—		116,811
(Gain) loss on derivative instruments	(21,078)	—	—		(21,078)

Total costs and expenses	3,177,283	160,179	20,738		3,358,200

Income (loss) from operations	(138,309)	43,199	(20,738)		(115,848)

Other income (expense):
Interest expense	(102,243)	—	—		(102,243)
Interest income	2,293	—	—		2,293
Loss on early extinguishment of debt	—	—	—		—
Miscellaneous income (expense), net	4,662	—			4,662

Total other expense, net	(95,288)	—	—		(95,288)

Income (loss) from continuing operations before income taxes	(233,597)	43,199	(20,738)		(211,136)
Income tax (expense) benefit	67,010	—	(8,760)	n	58,250

Income (loss) from continuing operations	$(166,587)	$43,199	$(29,498)		$(152,886)

(1)	Reflects the operations of Cumberland for the period January 1, 2010 through April 18, 2010, the period prior to the merger with Massey.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

(Amounts in thousands, except per share data)

Note 1. Basis of presentation

The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of Alpha and Massey from their Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 and the historical financial information of the Cumberland Resource Group set forth in Massey’s Current Report on Form 8-K dated March 22, 2010, each of which is incorporated by reference herein. The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2010 assumes the proposed merger between Alpha and Massey was completed on that date. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assumes the proposed merger was completed on January 1, 2010. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 includes the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assumes that the acquisition of Cumberland by Massey was completed on January 1, 2010.

Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated balance sheet are based on items that are directly attributable to the proposed merger and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated statement of operations are based on items directly attributable to the proposed merger, factually supportable and expected to have a continuing impact on Alpha.

At this time, Alpha has not performed a detailed valuation analyses to determine the fair values of Massey’s assets and liabilities and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet performed the due diligence necessary to identify all of the adjustments required to conform Massey’s accounting policies to Alpha’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information.

Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of Massey’s assets and liabilities, including, but not limited to, mineral reserves, property and equipment and intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence is performed, the final purchase price is determined and the purchase price allocation is completed actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed combined consolidated statement of operations does not reflect the cost of any integration activities or benefits from the merger and synergies that may be derived from any integration activities, both of which may have a material impact on the consolidated results of operations in periods following the completion of the merger.

Certain amounts in Massey’s historical balance sheet have been reclassified to conform to Alpha’s presentation.

Note 2. Preliminary Purchase Price

Alpha is proposing to acquire all of the outstanding shares of Massey for a combination of shares of Alpha common stock at an exchange ratio of 1.025 shares of Alpha common stock plus $10.00 per share, for each outstanding share of Massey Common Stock. Alpha intends to finance the cash portion of the purchase consideration through a combination of cash on hand (including marketable securities) and issuing additional debt. The estimated preliminary purchase price reflects the closing price of Alpha’s common stock on March 14, 2011.

The preliminary estimated purchase price of the proposed merger is as follows:

Alpha stock consideration(1)	$5,612,760
Cash merger consideration(2)	1,047,311
Fair value of Massey’s stock option exchange(3)	44,334

Total preliminary estimated purchase price	$6,704,405

(1)	The estimated value of Alpha common stock to be issued in the proposed merger, based on the closing price of Alpha common stock on March 14, 2011, is as follows:

Estimated number of Massey shares to be acquired	103,455
Exchange offer ratio	1.025

Shares of Alpha common stock to be issued	106,041
Closing price of Alpha common stock	$52.93

Alpha stock consideration	$5,612,760

The fair value of Alpha stock consideration will ultimately depend on the closing price of Alpha common stock on the day of the merger. A 5% increase or decrease in the closing price of Alpha common stock would increase or decrease the Alpha stock consideration by approximately $280,638.

(2)	The estimated value of cash merger consideration was calculated as follows:

Estimated number of Massey shares to be acquired	103,455
Cash exchange offer	$10.00

Cash merger consideration	$1,034,548
Employee incentive awards assumed in Merger	$12,763

Cash merger consideration	$1,047,311

Employee incentive awards consist of outstanding cash incentive unit awards granted on or prior to January 27, 2011 and earned at the maximum level of achievement and restricted unit and director fee unit awards granted on or prior to January 27, 2011 and earned at the target level of achievement. The estimated fair value per unit of the awards was based on the closing price of Alpha common stock of $52.93 per share on March 14, 2011 plus $10.00 per share. The fair value of these awards will ultimately depend on the number of awards outstanding and the closing price of Alpha common stock at the time of the merger.

(3)	At the effective time, all outstanding stock options of Massey granted on or prior to January 27, 2011 will be converted into vested stock options, and all outstanding stock options of Massey granted after January 27, 2011 will be converted into stock options of Alpha, with the number of options and exercise price subject to adjustment based on the volume weighted average closing price of Alpha and Massey’s common stock for the 5 consecutive trading days ending prior to the effective date of the merger. The estimated fair value of the stock option exchange of $36.51 per share was calculated using the Black-Scholes model based on outstanding options as of March 4, 2011 of 1,214 shares, as adjusted per the merger agreement, and a weighted average strike price of $26.52, as adjusted per the merger agreement. The actual fair value of the stock option exchange will depend upon the actual number of outstanding stock options at the time of the merger and the volume weighted average closing prices of Alpha and Massey’s common stock for the 5 consecutive trading days prior to the effective date of the merger.

Note 3. Pro forma adjustments

(a)	Reflects the payment of the preliminary estimated purchase price of approximately $6,704,405, of which approximately $1,047,311 is to be paid in cash, approximately $5,612,760 is to be paid using Alpha common stock and approximately $44,334 is consideration for stock option exchange. For the cash portion, Alpha has assumed $757,198 will be paid from cash on hand, $217,191 will be paid from selling short-term marketable securities, $60,159 will be paid from selling long-term marketable securities and $12,763 has been accrued for employee incentive liabilities and will be paid from cash on hand according to the terms of the merger agreement.

(b)	Reflects adjustments to record amounts at estimated fair value. Management has used certain estimates and assumptions in estimating fair value, however, a detailed analysis has not been performed on the individual assets and liabilities of Massey and actual results may differ materially from these estimates. The adjustment to property, plant and equipment was estimated using benchmark studies of similar acquisitions, and the adjustment to goodwill was estimated at the present value of forecasted synergies that may be realized in the merger. The fair value of long-term debt was estimated using market rates as of March 7, 2011 and considered applicable call premiums. The adjustment to employee incentive liabilities relates to adjusting the employee incentive award liability currently accrued that will be paid out per the terms of the merger agreement. The adjustment to employee severance liabilities relates to the estimated severance payment and medical benefits payable to Massey’s current CEO per terms of his employment contract. The adjustment to owned and leased mineral rights was estimated as the remaining amount of purchase price to be allocated after all other adjustments had been made. The detailed estimated preliminary purchase price allocation is as follows:

Book value of Massey’s net assets as of December 31, 2010	$1,780,462
Adjustment to fair value property, equipment and mine development costs	127,139
Adjustment to fair value owned and leased mineral rights	6,447,763
Adjustment to write-off value of Massey’s previously acquired coal supply agreements	(55,881)
Adjustment to write-off value of Massey’s previously acquired intangible assets and deferred financing fees	(81,276)
Adjustment to write-off value of Massey’s previously acquired goodwill	(36,707)
Adjustment to employee incentive liabilities	3,542
Adjustment to employee severence liabilities	(8,200)
Adjustment to fair value long-term debt	(199,783)
Adjustment to deferred income taxes to reflect the tax impact of fair value adjustments	(2,172,654)

Estimated fair value of net assets and liabilities to be acquired	$5,804,405
Preliminary allocation to goodwill	900,000

Estimated purchase price	$6,704,405

(c)	Reflects the pro forma cash proceeds that would be received upon entering into a new term loan facility for $600,000 and issuing new senior notes of $1,300,000, the payment and deferral of financing fees of $110,550 and the write-off of $12,226 of deferred financing fees related to Alpha’s existing term loan. The new term loan facility is estimated to have a term of approximately five years and bear interest at LIBOR plus an applicable margin. The senior notes are estimated to have a term of approximately nine years and bear interest at approximately 6.375% per annum. The final terms and interest rates of any debt issued may differ materially from the terms and interest rates assumed in this unaudited pro forma condensed combined consolidated financial information.

(d)

Reflects the pro forma adjustment associated with repaying the outstanding principal and accrued interest for Alpha’s term loan due 2014, Alpha’s 7.25% notes due 2014 at 102.417% of par and Massey’s 6.875% senior notes due 2013 at 101.719% of par. The call premium paid for Alpha’s 7.25% notes due 2014 of $7,210 has been reflected as a reduction of retained earnings and has been excluded from the unaudited pro forma condensed combined consolidated statement of operations, as it is directly related to the merger and will not have a continuing impact on Alpha’s consolidated results of operations. No pro forma adjustment is shown for the redemption of Massey’s 2.25% convertible notes because those notes were not redeemable at Massey’s option at January 1, 2010 or December 31, 2010.

(e)	Reflects the elimination of Massey’s historical stockholders’ equity balances.

(f)	Reflects the reclassification of amounts in Massey’s 2010 statement of operations to conform to Alpha’s financial statement presentation.

(g)	Reflects the elimination of intercompany sales and purchases between Alpha and Massey during the year ended December 31, 2010.

(h)	Reflects the estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment and owned and leased mineral rights using an estimated useful remaining life of five years for property, plant and equipment and an estimated depletion rate applied to the actual 2010 Massey production. Alpha has not performed a detailed analysis of the fair values of Massey’s property, plant and equipment or mineral reserves and therefore, the actual fair values assigned in acquisition accounting may differ materially and the impact on depreciation, depletion and amortization expense may also be materially different than the estimates provided herein.

(i)	Reflects the elimination of Massey’s 2010 amortization of intangible assets and the pro forma adjustment to Cumberland’s depreciation, depletion and amortization.

(j)	Reflects the impact of the refinancing of debt on interest expense. The interest rates used were estimates based on current prevailing interest rates. A 0.125% increase or decrease to the interest rates used would increase or decrease pro forma interest expense by $12,416.

(k)	Reflects the pro forma adjustment to interest expense related to the amortization of deferred financing fees associated with the new term loan facility and the new senior notes discussed above.

(l)	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 39.0% and a pro forma adjustment to reverse Massey’s valuation allowance adjustment made in 2010.

(m)	Pro forma consolidated basic earnings (loss) per common share has been calculated based on the expected number of shares to be issued and outstanding following the merger (225,850 shares) assuming such shares were outstanding for the full period presented.

(n)	Reflects pro forma adjustments for the Cumberland acquisition by Massey on April 19, 2010.

LEGAL MATTERS

The validity of the Alpha common stock to be issued in the merger will be passed upon for Alpha by Vaughn Groves, Alpha’s Executive Vice President, General Counsel and Secretary. As of March 15, 2011, Mr. Groves held 13,944 shares of Alpha common stock, 36,517 Alpha restricted stock units and 31,085 Alpha performance share units. These performance share units when vested will settle for between zero and 62,170 shares of Alpha common stock. The material United States federal income tax consequences of the merger as described in “Material United States Federal Income Tax Consequences” beginning on page [—] will be passed upon for Massey by Cravath, Swaine & Moore LLP and for Alpha by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of Alpha Natural Resources, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Massey Energy Company appearing in Massey Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Foundation Coal Holdings, Inc. appearing in Foundation Coal Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Cumberland Resource Group as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, included in Massey Energy Company’s Current Report on Form 8-K dated March 22, 2010, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Massey Energy Company, dated March 22, 2010, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Alpha

Inclusion of Proposals in Alpha’s Proxy Statement and Proxy Card under the SEC’s Rules

From time to time, Alpha stockholders may present proposals that are proper subjects for inclusion in Alpha’s proxy statement and for consideration at an Alpha annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in Alpha’s proxy statement for the 2012 annual meeting, such proposals must be received by Alpha no later than December 11, 2011, unless the date of Alpha’s 2012 Annual Meeting is changed by more than 30 days from May 19, 2012, in which case the proposal must be received a reasonable time before Alpha begins to print and mail its proxy materials.

Bylaw Requirements for Stockholder Submissions of Nominations and Proposals

Pursuant to Alpha’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on Alpha’s board of directors at an annual meeting or special meeting at which directors are to be elected. Alpha’s bylaws require all stockholders who intend to make proposals at an annual meeting or special meeting to provide a written notice, including the information specified in Alpha’s bylaws (which information is summarized below in “— Stockholder Director Nominations”), to Alpha’s Secretary at c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, not later than the 90th day prior to the anniversary date of the date on which Alpha first mailed its proxy materials for the preceding year’s annual meeting nor earlier than the 120th day prior to the anniversary date of the date on which Alpha first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2012 annual meeting, notices must be received by Alpha between December 11, 2011 and January 10, 2012. In the event the date of the 2012 annual meeting is changed by more than 30 days from the anniversary of the date of the 2011 Annual Meeting, as set forth in this proxy statement, stockholder notice must be received not earlier than the 120th day prior to the 2012 annual meeting nor later than the close of business on the date that is the later of the 90th day prior to the 2012 annual meeting or the 10th day following the day on which public announcement of the date of the 2012 annual meeting is first made. However, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by Alpha naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by Alpha’s Secretary no later than the close of business on the 10th day following the date on which such public announcement is first made by Alpha. These provisions are intended to allow all of Alpha’s stockholders to have an opportunity to consider business expected to be raised at the meeting.

Stockholder Director Nominations

Section 2.01 of Alpha’s bylaws describes the process by which Alpha stockholders may submit director nominations at an annual meeting. Section 2.02 of Alpha’s bylaws describes the process by which stockholders may submit director nominations for consideration at a special meeting at which directors are to be elected. Any Alpha stockholder who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Section 2.01 or Section 2.02, as applicable, and who was a stockholder of record at the time such notice is delivered to Alpha’s Secretary may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•

The stockholder must have given timely written notice, in proper form, to Alpha’s Secretary including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Alpha securities. The deadlines for providing notice to Alpha of a proposed director nomination at its next annual meeting are set forth in Alpha’s bylaws and summarized above in “— Bylaw Requirements for Stockholder Submissions of Nominations and Proposals”

•	All information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings.

•

A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any stockholder proponent and each proposed director nominee.

•	A written questionnaire with respect to the background and qualification of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•

Alpha may also require that any proposed director nominee furnish such other information as may reasonably be required by Alpha to determine the eligibility of such proposed nominee to serve as an independent director of Alpha or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of Alpha’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of Alpha’s bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

Massey

Although Massey has set June 14, 2011, as the date of its 2011 annual meeting of stockholders, in light of the expected timing of the completion of the merger, Massey expects to hold its 2011 annual meeting of stockholders only if the merger is not completed. In the event that Massey holds a 2011 annual meeting of stockholders, any proposal of a stockholder intended to be presented at Massey’s 2011 annual meeting of stockholders for inclusion in Massey’s 2011 proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Exchange Act, must have been received by us no later than December 17, 2010, by such stockholder delivering written notice to Massey’s Corporate Secretary at its principal executive offices at P.O. Box 26765, Richmond, Virginia 23261.

Massey’s Amended and Restated Bylaws, which we refer to in this section as the Massey Bylaws, provide that a stockholder entitled to vote for the election of directors may (i) nominate persons for election to the Massey board of directors or (ii) bring business before a Massey stockholder meeting, by delivering written notice to Massey’s Corporate Secretary at its principal executive offices at P.O. Box 26765, Richmond, Virginia 23261. Such notice must have been delivered to or mailed and received between January 18, 2011 and February 17, 2011; provided, however, in the event that the date of the Massey 2011 annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from the first anniversary date of the 2010 annual meeting (or May 18, 2011), written notice must be delivered not earlier than the 120th day prior to the 2011 annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the date of the Massey 2011 annual meeting is first publicly announced by Massey.

The stockholder’s notice must include, as to each person whom the stockholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 of the Exchange Act;

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•

an executed copy of Massey’s director agreement and questionnaire (a copy of which can be obtained by contacting Massey’s Corporate Secretary at the address above), along with all information required in connection with that agreement and the questionnaire.

In order for a stockholder to bring any other business before a stockholder meeting, timely notice must be received by us within the time limits described in the first or second paragraph above, depending upon whether such proposal is intended to be included in Massey’s 2012 proxy statement. The stockholder’s notice must contain as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Massey Bylaws, the language of the proposed amendment); and

•	the reasons for conducting such business at the meeting.

In addition, whether nominating a person for election as a director or proposing any other business, the stockholder notice must also include the following:

•	the name and address of such stockholder, as it appears on Massey’s books;

•	the name and address of any beneficial owner of Massey common stock on whose behalf the stockholder is putting forward any nominee for director or other proposal;

•	representations that:

•	the stockholder is a holder of record of Massey common stock and is entitled to vote at the stockholder meeting;

•

the stockholder intends to appear in person or by proxy at the meeting to put forward the stockholder’s nominee for election as a director and/or any other proposal put forward by that stockholder; and

•

the stockholder and each of its affiliates and any other person (and their affiliates) with a beneficial ownership interest in Massey common stock that may be acting together or in concert with the stockholder with respect to Massey has complied with the beneficial ownership disclosure obligations in the Massey Bylaws;

•

the name of each individual, firm, corporation, limited liability company, partnership, trust or other entity with whom the stockholder, any beneficial owner of Massey common stock and any stockholder director nominee, and their respective affiliates and associates, and each other person with whom any of them is acting in concert with respect to Massey, has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting or disposing of any Massey common stock or to cooperate in obtaining, changing or influencing the control of Massey, along with a description of each such agreement, arrangement or understanding (whether written or oral), which we refer to in this section as a Covered Person;

•

a list of the class and number of shares of Massey common stock that are beneficially owned or owned of record by any Covered Person, together with documentary evidence of such record or beneficial ownership of Massey common stock;

•

a list of (A) all of the derivative securities (as defined under Rule 16a-1 under the Exchange Act) and other derivatives or similar agreements or arrangements with an exercise or conversion privilege or a periodic or settlement payment or payments or mechanism at a price or in an amount or amounts related to any security of Massey or with a value derived or calculated in whole or in part from the value of any security of Massey, in each case, directly or indirectly owned of record or beneficially owned by any Covered Person and (B) each other direct or indirect opportunity of any Covered Person to profit or share in any profit derived from any increase or decrease in the value of any of Massey’s securities, in each case, regardless of whether (x) that interest conveys any voting rights in such security to such Covered Person, (y) that interest is required to be, or is capable of being, settled through delivery of such security or (z) that Covered Person may have entered into other transactions that hedge the economic effect of such interest, any such interest described in this bullet point being referred to in this section as a Derivative Interest;

•

a description of each agreement, arrangement or understanding (whether written or oral) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any Covered Person with respect to any Massey common stock or other voting security of Massey, the stockholder’s director nominee, or other proposal which we refer to in this section as Voting Arrangements;

•

details of all other material interests of each Covered Person in such nomination or proposal or Massey’s capital stock (including any rights to dividends or performance related fees based on any increase or decrease in the value of such capital stock, which we refer to collectively in this section as Other Interests);

•

a description of all economic terms of all such Derivative Interests, Voting Arrangements and Other Interests and copies of all agreements and other documents (including but not limited to master agreements, confirmations and all ancillary documents and the names and details of the counterparties to, and brokers involved in, all such transactions) relating to each such Derivative Interest, Voting Arrangement and Other Interests;

•

a list of all transactions by each Covered Person involving any Massey common stock or other voting securities of Massey or any Derivative Interests, Voting Arrangements or Other Interests within six months prior to the date of the notice;

•

a representation whether any Covered Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Massey’s outstanding capital stock required to approve or adopt the proposal or elect any director nominated by the stockholder and/or (b) otherwise to solicit or participate in the solicitation of proxies from Massey’s stockholders in support of such nomination or proposal; and

•

all other information that, as of the date of delivery of such notice, would be required to be provided to Massey under the Massey Bylaws by any Covered Person, regardless of whether such Covered Person has previously provided such information to Massey.

The requirements found in the Massey Bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a proposal included in Massey’s 2011 proxy statement pursuant to Rule 14a-8 under the Exchange Act. The foregoing summary of Massey’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of the Massey Bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

The above deadlines may change in the event that the Massey 2011 annual meeting of stockholders is held on a date that differs substantially from the date of the 2010 annual meeting of Massey stockholders.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent.

If any Alpha stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may contact Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alpha stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks, brokers or other nominees, if they are beneficial holders, or by contacting Broadridge Financial Solutions, Inc. at the telephone number or the address set forth above, if they are record holders.

If any Massey stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may telephone toll-free (866) 814-6512 or write to Investor Relations, Massey Energy Company, P.O. Box 26785, Richmond, Virginia 23621. Massey stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks, brokers or other nominees, if they are beneficial holders, or by contacting Investor Relations at the telephone number or the address set forth above, if they are record holders.

WHERE YOU CAN FIND MORE INFORMATION

Alpha and Massey file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Alpha and Massey have filed with the SEC at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Alpha’s and Massey’s SEC filings are also available for free to the public on the SEC’s Internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Alpha’s filings with the SEC are also available for free to the public on Alpha’s website, http://www.alphanr.com and Massey’s SEC filings are also available for free to the public on Massey’s website, http://www.masseyenergyco.com. Information contained on Alpha’s website and Massey’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Each of Alpha and Massey incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Alpha or Massey makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the respective dates of the Alpha and Massey special meetings shall be deemed to be incorporated by reference into this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Alpha SEC Filings

Commission File No. 1-32423	Period
Current Reports on Form 8-K	Filed on January 11, 2011, January 28, 2011, January 31, 2011, February 10, 2011, February 25, 2011 and March 8, 2011

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on February 25, 2011)

Definitive Proxy Statement	Filed on March 30, 2010

In addition, Alpha and Massey incorporate by reference into this joint proxy statement/prospectus (i) the Foundation audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2008, and related notes thereto, contained in the Annual Report on Form 10-K of Foundation (now Alpha) for the year ended December 31, 2008 filed on March 2, 2009; and (ii) the Alpha (formerly Foundation) unaudited consolidated statements of operations and comprehensive income, and cash flows for the six months ended June 30, 2009, and related notes thereto, contained in the Quarterly Report on Form 10-Q of Alpha (formerly Foundation) for the quarter ended June 30, 2009 filed on August 7, 2009.

Alpha and Massey also incorporate by reference into this joint proxy statement/prospectus the description of Alpha common stock contained in Alpha’s Form 8-A filed on October 25, 2004 and any amendment or report filed with the SEC for the purpose of updating such description.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Alpha. You may also obtain these documents from the SEC or through the SEC’s website referred to above. Documents incorporated by reference are available from Alpha without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Alpha at the following address and telephone number:

Alpha Natural Resources, Inc. One Alpha Place, P.O. Box 2345 Abingdon, Virginia 24212 Attention: Investor Relations (276) 619-4410

If you would like to request documents, please do so by [—], 2011, to receive them before the Alpha special meeting. If you request any of these documents from Alpha, Alpha will mail them to you by first-class mail, or similar means.

Massey SEC Filings

Commission File No. 001-07775	Period
Current Reports on Form 8-K	Filed on January 7, 2011, January 18, 2011 and January 31, 2011

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on March 1, 2011)

Definitive Proxy Statement	Filed on April 16, 2010

In addition, Alpha and Massey incorporate by reference into this joint proxy statement/prospectus the Cumberland Resource Group audited combined balance sheets as of December 31, 2009 and 2008, and the related combined statements of income, stockholder’s equity and members’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related notes thereto, contained in Exhibit 99.1 to Massey’s Current Report on Form 8-K filed on March 22, 2010.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus, except for the exhibits to those documents, from Massey. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Massey without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Massey at the following address and telephone number:

Massey Energy Company P.O. Box 26765 Richmond, Virginia 23261 Tel.: (804) 788-1800 Fax: (804) 788-1804

If you would like to request documents, please do so by [—], 2011, to receive them before the Massey special meeting. If you request any of these documents from Massey, Massey will mail them to you by first-class mail, or similar means.

Alpha has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Alpha and its affiliates, including Mountain Merger Sub, and Massey has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Massey and its affiliates.

Neither Alpha nor Massey has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Alpha’s stockholders and Massey’s stockholders nor the consummation of the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of January 28, 2011,

among

MOUNTAIN MERGER SUB, INC.,

ALPHA NATURAL RESOURCES, INC.

and

MASSEY ENERGY COMPANY

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 28, 2011, among MOUNTAIN MERGER SUB, INC., a Delaware corporation (“MergerCo”), ALPHA NATURAL RESOURCES, INC., a Delaware corporation (“Parent” and, together with MergerCo, the “Buyer Entities”), and MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of Parent, MergerCo and the Company have approved this Agreement and determined that the terms of this Agreement, including the Merger of MergerCo with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein, are in the best interests of Parent, MergerCo or the Company, as the case may be, and their respective stockholders.

WHEREAS, the respective Boards of Directors of each of MergerCo and the Company have declared the advisability of this Agreement, recommended adoption of this Agreement by their respective stockholders and directed that this Agreement be submitted to their respective stockholders for adoption.

WHEREAS, the Board of Directors of Parent has resolved to recommend approval by the stockholders of Parent of the amendment of Parent’s certificate of incorporation to increase the number of authorized shares of common stock, par value $0.01 of Parent (“Parent Common Stock”) and the issuance of shares of Parent Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth herein.

WHEREAS, for U.S. Federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), MergerCo shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing.

(a) The closing of the Merger (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 (i) at 10:00 a.m., New York time, on the later of (A) the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (B) the earlier of (1) a date during the Marketing Period to be specified by the Parent on no fewer than two business days’ notice to the Company and (2) the final day of the Marketing Period; provided, however, that if the Closing would otherwise occur on or after the 20th day of a particular month, then Parent may postpone the Closing until the last business day of such month so long as the last business day of such month is no later than the Outside Date, or (ii) such other time or date as agreed to in writing by the Company and the Buyer Entities. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) The term “Marketing Period” means the first period of 20 consecutive business days after the date hereof throughout which: (i) the Buyer Entities shall have the Required Financial Information that the Company is required to provide to the Parent pursuant to Section 5.09(b) in connection with any portion of the Financing to be consummated on the Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless the Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information or cannot obtain from the financing sources confirmation that the Required Financial Information has been provided and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Financial Information the Company has not delivered) and (ii) the conditions set forth in Section 6.01 and Section 6.02 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-business-day period; provided that if the Marketing Period has not been completed (i) prior to August 22, 2011, the Marketing Period shall commence no earlier than September 7, 2011 and (ii) prior to December 19, 2011, the Marketing Period shall commence no earlier than January 3, 2012; provided, further, that November 24-25, 2011 shall not be considered business days for purposes of the definition of “Marketing Period” but a period including such days shall be considered a consecutive period for purposes of the definition of “Marketing Period”; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-business-day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Company SEC Documents, (B) the financial statements included in the Required Financial Information that is available to the Buyer Entities on the first day of any such 20-consecutive-business-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20-consecutive-business-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20-consecutive-business-day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20-consecutive-business-day period, (C) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required or (D) the Company shall have been delinquent in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; and provided, further, that the Marketing Period shall end on any earlier date on which the entire Financing is consummated.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and MergerCo shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate of Incorporation”), shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time (the “Company Bylaws”), shall be amended at the Effective Time to be in the form of the bylaws of MergerCo as in effect immediately prior to the Effective Time and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or the holder of any shares of common stock, par value $0.625 per share, of the Company (“Company Common Stock”) or any shares of capital stock or other equity interests of Parent or MergerCo:

(a) Capital Stock of MergerCo. Each share of common stock, par value $0.01, of MergerCo (the “MergerCo Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that is directly owned by the Company, including as treasury stock, or by Parent, MergerCo or any Subsidiaries of Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Sections 2.01(d) and 2.02(f), each share of Company Common Stock (including Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and as provided in Section 2.01(e) with respect to the Appraisal Shares) shall be converted into the right to receive (i) that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Merger Consideration”) and (ii) $10.00 in cash, without interest (the “Cash Merger Consideration” and together with the Stock Merger Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.02(f) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02(d), without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.025. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (and solely as, and to the extent, permitted by Article IV) the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio, the Cash Merger Consideration and the consideration payable pursuant to Section 2.03 will be appropriately adjusted to provide to Parent and the holders of Company Common Stock (including Company Restricted Stock), Company Stock Options, Company Restricted Unit Awards, Company Performance Unit Awards and Director Fee Units, the same economic effect as contemplated by this Agreement. As provided in Section 2.02(k), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(d) Restructuring. If a change in the direction of the Merger is necessary to enable counsel to provide the opinions referred to in Sections 6.02(c) and 6.03(c), then the Company shall be merged with and into MergerCo, with MergerCo continuing as the Surviving Corporation and, if Parent so determines, MergerCo shall be converted into a limited liability company prior to the Effective Time; provided, that neither the Buyer Entities nor the Company shall be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement by reason of the taking of the measures described in this Section 2.01(d).

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in this Section 2.01, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in this Section 2.01. The Company shall give prompt notice to the Buyer Entities of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint Computershare or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as Stock Merger Consideration, cash sufficient to pay the aggregate Cash Merger Consideration and shares of Parent Common Stock and to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form (including customary provisions with respect to delivering of an “agent’s message” with respect to shares held in book-entry form) and have such other provisions as Parent may specify, subject to the Company’s approval), together with instructions for use in effecting the delivery of Certificates in exchange for Merger Consideration

(c) Merger Consideration Received in Connection with Exchange. Upon the later of the Effective Time and the surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of any share of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the Stock Merger Consideration with respect to such share pursuant to Section 2.01, the Cash Merger Consideration with respect to such share pursuant to Section 2.01, any cash in lieu of fractional shares which the holder of such share has the right to receive pursuant to Section 2.02(f) and any dividends and distributions which the holder of such share has the right to receive pursuant to Section 2.02(d) may be issued or paid to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.01 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.01.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company (solely as permitted by Article IV) and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery to the holder thereof of Parent Common Stock and cash as provided in this Article II.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Parent Common Stock (the “Parent Closing Price”) on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending prior to the date of the Effective Time, weighted by the total volume of trading in Parent Common Stock on each such trading day, calculated to the nearest one-tenth of one cent.

(g) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to the provisions of this Article II.

(h) No Liability. None of the Company, the Surviving Corporation, Parent, MergerCo or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive (i) the applicable Merger Consideration and (ii) any cash in lieu of fractional shares that the holder has a right to receive pursuant to Section 2.02(f) or in respect of any dividends or distributions that the holder has a right to receive pursuant to Section 2.02(d).

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate (i) the applicable Merger Consideration and (ii) any cash in lieu of fractional shares that the holder has a right to receive pursuant to Section 2.02(f) or in respect of any dividends or distributions that the holder has a right to receive pursuant to Section 2.02(d).

(k) Withholding Rights. The Surviving Corporation or the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under any Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

(l) Uncertificated Shares. In the case of any outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

SECTION 2.03. Company Incentive Awards. (a) Except as provided in Section 2.03(b):

(i) each Company Stock Option that is outstanding immediately prior to the Effective Time shall become vested (to the extent then unvested) and nonforfeitable, and shall be converted at the Effective Time into an option (such option, an “Adjusted Option”) to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Rollover Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Rollover Exchange Ratio;

(ii) each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall become vested and nonforfeitable, and shall be treated in the same manner as a share of Company Common Stock under Section 2.01;

(iii) each Company Restricted Unit Award that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Equity Award Settlement Amount multiplied by (B) the number of shares of Company Common Stock subject to such Company Restricted Unit Award at the Effective Time;

(iv) each Company Performance Unit Award that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Equity Award Settlement Amount multiplied by (B) the number of shares of Company Common Stock subject to such Company Performance Unit Award, assuming attainment of target performance levels; and

(v) each Director Fee Unit shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Equity Award Settlement Amount multiplied by (B) the number of shares of Company Common Stock subject to such Director Fee Unit at the Effective Time.

(b) Notwithstanding anything to the contrary in Section 2.03(a):

(i) with respect to each Company Stock Option that is granted after January 27, 2011 (each, a “Post Signing Company Stock Option”), at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each such Post Signing Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into an option (such option, an “Adjusted Post Signing Company Stock Option”) to purchase shares of Parent Common Stock (rounded down to the nearest whole share), on terms and conditions substantially the same as those applicable under such Post Signing Company Stock Option, except that (A) the number of shares of Parent Common Stock subject to each such Adjusted Post Signing Company Stock Option shall be determined by multiplying the number of shares of Company Common Stock underlying such Post Signing Company Stock Option immediately prior to the Effective Time by the Rollover Exchange Ratio and (B) the exercise price per share of Parent Common Stock subject to such Adjusted Post Signing Company Stock Option (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Post Signing Company Stock Option immediately prior to the Effective Time divided by (y) the Rollover Exchange Ratio;

(ii) with respect to each Company Restricted Stock Award, Company Restricted Unit Award and Director Fee Unit (but not any Company Performance Unit Award) that is granted after January 27, 2011 (each, a “Post Signing Company Unit Award”), each such Post Signing Company Unit Award that is outstanding immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into an award (such award, an “Adjusted Post-Signing Company Unit Award”) based upon or in respect of shares of Parent Common Stock, on terms and conditions substantially the same as those applicable under such Post Signing Company Unit Award, except that the number of shares of Parent Common Stock underlying or subject to each such Adjusted Post Signing Company Unit Award shall be (A) the number of shares of

Company Common Stock underlying or subject to such Post Signing Company Unit Award prior to the Effective Time multiplied by (B) the Rollover Exchange Ratio (rounded up to the nearest whole share); and

(iii) with respect to each Company Performance Unit Award that is granted after January 27, 2011 (each, a “Post Signing Performance Unit Award”), each such Post Signing Performance Unit Award that is outstanding immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into an award (such award, an “Adjusted Post Signing Performance Unit Award”) based upon shares of Parent Common Stock, on terms and conditions substantially the same as those applicable to such Post Signing Company Performance Unit Award, except that the number of shares of Parent Common Stock underlying each such Adjusted Post Signing Company Performance Unit Award shall be (A) the number of shares of Company Common Stock underlying such Post Signing Company Performance Unit Award immediately prior to the Effective Time multiplied by (B) the Rollover Exchange Ratio (rounded up to the nearest whole share); provided, that such Adjusted Post Signing Performance Unit Award shall be settled (if at all, and at such time as provided under the applicable grant agreement awarding such Post Signing Performance Unit Award) based upon actual performance (with applicable performance goals being adjusted as the Parent shall deem necessary and appropriate, acting in good faith, for the effects of the Merger).

(c) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans or the Deferred Directors’ Fees Program) shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.03.

(d) At the Effective Time, Parent shall assume all cash incentive awards granted under the Company Stock Plans and that are not denominated in Company Common Stock (the “Incentive Awards”), in each case, on substantially the same terms and conditions as were in effect immediately prior to the Effective Time; provided that with respect to Incentive Awards for which the performance period is scheduled to end following the Effective Time, (i) the performance goals with respect thereto shall be deemed, as of the Effective Time, to have been attained at the maximum performance level (except that, with respect to any Incentive Awards that are granted on or after January 27, 2011, the performance goals with respect thereto shall be deemed met, if at all, based upon actual performance (with applicable performance goals being adjusted as the Parent shall deem necessary and appropriate, acting in good faith, for the effects of the Merger)) and (ii) all service-based vesting requirements shall remain in effect without modification hereby.

(e) Notwithstanding anything to the contrary under the terms of the applicable Company Restricted Stock Award, Company Restricted Unit Award,

Company Performance Unit Award or Director Fee Unit, all amounts payable pursuant to Section 2.03(a) shall be paid, without interest, as promptly as practicable following the Effective Time, except as may be (x) necessary to avoid the imposition of any additional taxes or penalties in respect thereof pursuant to Section 409A of the Code or (y) required under a payment election made by an individual award holder in respect of the applicable Company Restricted Stock Award, Company Restricted Unit Award, Company Performance Unit Award or Director Fee Unit.

(f) The adjustments provided in Section 2.03(a)(i) and 2.03(b)(i) with respect to any Company Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code. For the avoidance of doubt, the exercise price of, and the number of shares subject to, each Adjusted Option and Adjusted Post Signing Company Stock Option shall be determined in a manner necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder.

(g) Parent shall either (i) prior to the Effective Time, file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options, the Adjusted Post Signing Company Stock Options, the Adjusted Post Signing Company Unit Awards and the Adjusted Post Signing Performance Unit Awards (collectively, the “Assumed Awards”), or (ii) assume such Assumed Awards under an existing equity incentive plan of Parent or any of its affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be effective on the Closing Date and Parent shall use its reasonable best efforts to maintain the effectiveness of any such registration statement (and the current status of the prospectus or prospectuses required thereby shall be maintained) for as long as any Assumed Award shall remain outstanding. Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to issue any shares of Parent Common Stock in respect of any Assumed Award unless a registration form on Form S-8 under clause (i) or (ii) above is effective at the time of issuance.

(h) At the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plans with respect to the Assumed Awards. Prior to the Effective Time, the Company and Parent shall take all actions reasonably determined by the Company or Parent (as applicable) to reflect the transactions contemplated by this Section 2.03, including the assumption of the Assumed Awards. From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any award of the Assumed Awards shall be deemed to refer to Parent.

(i) as used in this Agreement, the following items shall have the meanings specified below:

(A) “Company Performance Unit Award” means a Company Performance RSU or a Company Performance Restricted Cash Unit.

(B) “Company Restricted Stock Award” means an award of Company Restricted Stock.

(C) “Company Restricted Unit Award” means a Company RSU or a Company Restricted Cash Unit.

(D) “Company Stock Price” means the average of the volume weighted average price per share of Company Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending prior to the date of the Effective Time, weighted by the total volume of trading in Company Common Stock on each such trading day, calculated to the nearest one-tenth of one cent.

(E) “Director Fee Unit” means a deferred stock unit held by a non-employee director under the Deferred Directors’ Fees Program.

(F) “Equity Award Settlement Amount” means an amount equal to the sum of (A) (x) the Stock Merger Consideration multiplied by (y) the Parent Closing Price plus (B) the Cash Merger Consideration.

(G) “Parent Stock Price” means the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending prior to the date of the Effective Time, weighted by the total volume of trading in Parent Common Stock on each such trading day, calculated to the nearest one-tenth of one cent.

(H) “Rollover Exchange Ratio” means a fraction, the numerator of which is the Company Stock Price and the denominator of which is the Parent Stock Price.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except (A) as disclosed in the Company SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by the Company to the Securities and

Exchange Commission (the “SEC”) since January 1, 2009 and publicly available prior to the date of this Agreement (collectively, the “Company Filed SEC Documents”) (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any Company Filed SEC Document qualify or limit the representations and warranties of the Company set forth in Sections 3.01(c), 3.01(d), 3.01(u), 3.01(v), 3.01(w) or 3.01(x), or (B) as set forth in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Section 3.01 to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company represents and warrants to the Buyer Entities as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to own its properties and carry on its business as presently conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Company Certificate of Incorporation and Company Bylaws as in effect on the date hereof, including all amendments thereto.

(b) Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable, and (ii) are owned, directly or indirectly, by the Company free and clear of all pledges, liens (statutory or other), charges, mortgages, security interests, easements, rights-of-way, claims, covenants, conditions, restrictions (including transfer restrictions), options, rights of first offer or refusal, third-party rights, limitations on voting rights, easements, rights-of-way, encroachments, title defects or encumbrances of any kind or nature whatsoever (collectively, “Liens”), other than Company Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company. As of the date of this Agreement, the Company does not, directly or indirectly, own more than 5% but less than 100% of the capital stock or other equity interest in any person other than the Subsidiaries of the Company.

(c) Capital Structure. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”). At the close of business on January 27, 2011, (i) 103,376,189 shares of Company Common Stock were issued and outstanding (which number includes (x) 861,439 shares of Company Common Stock held by the Company in its treasury) and (y) 390,884 shares of Company Common Stock subject to restricted stock awards (whether subject to service-based or performance-based vesting) granted under the Company Stock Plans (the “Company Restricted Stock”)), (ii) 2,536,450 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1988 Executive Stock Plan, 1996 Executive Stock Plan, 2006 Stock and Incentive Compensation Plan, Stock Plan for Non-Employee Directors and 1997 Restricted Stock Plan for Non-Employee Directors (the foregoing plans, collectively, the “Company Stock Plans”), of which (A) 1,352,341 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, collectively with any similar options granted after January 27, 2011, the “Company Stock Options”), (B) no shares of Company Common Stock were subject to outstanding restricted stock unit awards subject to service-based vesting (such restricted stock unit awards, collectively with any similar restricted stock units granted after January 27, 2011, the “Company RSUs”) and (C) no shares of Company Common Stock were subject to outstanding restricted stock unit awards subject to performance-based vesting (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (such restricted stock unit awards, collectively with any similar restricted stock units granted after January 27, 2011, the “Company Performance RSUs” and, collectively with the Company Stock Options, the Company Restricted Stock and the Company RSUs, the “Company Stock Awards”), (iii) 8,160,427 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company Convertible Notes, and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. At the close of business on January 27, 2011, there were outstanding (i) 189,701 restricted units subject to service-based vesting under the Company Stock Plans that were settleable only in cash (such restricted units, collectively with any similar restricted units granted after January 27, 2011, the “Company Restricted Cash Units”), (ii) 12,934 restricted units subject to performance-based vesting (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (such restricted unit awards, collectively with any similar restricted unit awards granted after January 27, 2011, the “Company Performance Restricted Cash Units”) and (iii) 27,382 shares of phantom stock subject to deferred stock units under the Company’s Deferred Directors’ Fees Program (the “Deferred Directors’ Fees Program”). Except as set forth above, at the close of business on January 27, 2011, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since January 27, 2011 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Common Stock pursuant to the Company Stock Awards, in each case outstanding as of January 27, 2011, the Deferred Directors’ Fees Program (in

accordance with its terms in effect on January 27, 2011), the Coal Company Salary Deferral and Profit Sharing Plan (the “Company 401(k) Plan”) (in accordance with its terms in effect on January 27, 2011) or the Company Convertible Notes, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Common Stock other than pursuant to the Company Stock Plans, the Deferred Directors’ Fees Program, the Company 401(k) Plan or the Company Convertible Notes. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Company Convertible Notes and the Company Convertible Notes Indentures, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, the Company Convertible Notes, the Company Convertible Notes Indentures, any Company Stock Plan or as otherwise set forth above, as of January 27, 2011, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic benefit accruing to the holders of any Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans or the Company 401(k) Plan.

(d) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, solely in the case of the Merger, to receipt of the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, solely in the case of the Merger, to receipt of the Company Stockholder Approval, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which a quorum was present, unanimously duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a duly held meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way.

(e) Noncontravention. The execution and delivery by the Company of this Agreement do not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by either Buyer Entity), any provision of (A) the Company Certificate of Incorporation or the Company Bylaws or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any material contract, lease, license, indenture, note, bond, mortgage, instrument or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant (x) that is subject to an annual minimum royalty of less than $500,000 and on which no active preparation plant site or active mine is located, or (y) that had an annual production royalty of less than $750,000 in the immediately preceding fiscal year and on which no active preparation plant site or active mine is located, or (2) assuming the receipt of the Company Stockholder Approval and the Parent Stockholder Approval, and that this Agreement is adopted by Parent, as sole stockholder of MergerCo, any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order, writ, injunction, determination, stipulation, award or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material

Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) compliance with, and the filing of a premerger notification and report form by the Company under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, trade regulation, antitrust or similar Law (“Antitrust Law”), (II) the filing with the SEC of the Joint Proxy Statement in definitive form, (III) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), (IV) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (V) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (VI) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Stock Issuance, (VII) any filings required under the rules and regulations of the New York Stock Exchange and (VIII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(f) Company SEC Documents. (i) The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2009 (the “Company SEC Documents”). As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to the Buyer Entities copies of all comment letters received by the Company from the SEC since January 1, 2009 and relating to the Company SEC Documents, together with all written responses of the Company thereto. No executive officer of the Company or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents. As of the date of this Agreement, to the Knowledge of the Company there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is, or since January 1, 2009 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(iii) Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2009 (or the notes thereto) included in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) The Company (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. As and to the extent described in the Company Filed SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(v) Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of either Buyer Entity for inclusion or incorporation by reference therein.

(h) Absence of Certain Changes or Events. From December 31, 2009 through the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. From such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and none of the Company or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Sections 4.01(a)(i), (ii), (iii), (xii), (xvi), (xvii), (xviii), (xix) or, to the extent related to the foregoing sections, Section 4.01(a)(xx).

(i) Litigation. There is no claim, suit, action, litigation, arbitration, mediation or proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby) against the Company or any of its Subsidiaries or any of its or their properties or assets that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, are there any investigations by any Governmental Entity pending or threatened, against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. There is no Judgment outstanding against the Company or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and (y) no such Proceeding or governmental investigation is threatened in writing, in each case that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby. This Section 3.01(i) does not relate to environmental matters, which are the subject of Section 3.01(l).

(j) Material Contracts. Section 3.01(j) of the Company Disclosure Letter sets forth a true and correct list, and the Company has made available to Parent prior to the date of this Agreement true, correct and complete copies, of each contract, arrangement, commitment or understanding to which the Company or any of its Subsidiaries is a party to or is bound:

(i) that would be required to be filed by the Company or any of its Subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the SEC or disclosed by the Company or any of its Subsidiaries on a Current Report on Form 8-K;

(ii) that contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates);

(iii) that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole, other than, for the avoidance of doubt, Contracts for the purchase or sale of coal;

(iv) under which (A) to the Knowledge of the Company, any person (other than the Company and its Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of the Company or its Subsidiaries, including any deposit, letter of credit, trust fund, bid bond, performance bond, reclamation bond or surety bond (or any similar undertaking), in case of each such liability or obligation, in an amount in excess of $5 million, or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (other than the Company or any of its Subsidiaries);

(v) to which a person listed on Section 3.01(s) of the Company Disclosure Letter is a party;

(vi) that indemnifies or exculpates any director, officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors; and

(vii) that would or would reasonably be expected to prevent or materially delay the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (each Contract of the type described in clauses (i) through (vii), a “Company Material Contract”).

Each Company Material Contract is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby. There is no default under any such Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.01(j) does not relate to Company Real Property Leases, which are the subject of Section 3.01(p).

(k) Compliance with Laws. Each of the Company and its Subsidiaries is and since January 1, 2009 has been in compliance with all Laws applicable to its assets, properties, business or operations (including the Sarbanes-Oxley Act), except for instances of noncompliance that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) each of the Company and its Subsidiaries has in effect all approvals, authorizations, applications, certificates, franchises, licenses, permits, registrations, requests for exemption, clearances and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, (B) all such Permits are in full force and effect, and (C) each of the Company and its Subsidiaries is and since January 1, 2009 has been in compliance with all such Permits;

(ii) neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2009 from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any Permit of the Company or its Subsidiaries and, to the Knowledge of the Company, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any Permit of the Company or its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries has been notified by any Governmental Entity since January 1, 2009 that it is (A) ineligible to receive additional surface mining Permits or (B) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked”;

(iv) the Company and its Subsidiaries have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (collectively, the “Surety Bonds”) required to be posted in connection with their operations and pursuant to the Permits of the Company and its Subsidiaries; and each of the Company and its Subsidiaries is in compliance with all Surety Bonds posted by each of the Company and its Subsidiaries in connection with its respective operations; and

(v) without limiting the generality of the foregoing, the operation of the coal mining and processing operations of the Company and its Subsidiaries and the state of reclamation with respect to each of their Permits is “current” with respect to the reclamation obligations required by such Permits and otherwise are in compliance with such Permits and all applicable mining, reclamation and other similar Laws.

This Section 3.01(k) does not relate to environmental matters, which are the subject of Section 3.01(l), employee benefit matters, which are the subject of Section 3.01(n), and Taxes, which are the subject of Section 3.01(o).

(l) Environmental Matters. Each of the Company and its Subsidiaries has been and is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, except for such noncompliance, violations or liabilities that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries possesses and has been and is in compliance with all Permits required under Environmental Laws for the conduct of its business and activities, all such Permits were validly issued and are in full force and effect, all applications, notices or other documents have been timely filed to effect renewal, issuance or reissuance of each such Permit, and each such Permit is transferable, as necessary, in the circumstances presented by the transactions contemplated by this Agreement;

(ii) there is no pending application for any Permit required under Environmental Law relating to the business as currently conducted with respect to which the Company or any of its Subsidiaries has received a written communication or otherwise has knowledge that it will not be granted on a timely basis;

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(iv) neither the Company nor any of its Subsidiaries has entered into, has agreed to, or has been issued, any order, decree or Judgment under any Environmental Law;

(v) neither the Company nor any of its Subsidiaries is a party, or is otherwise subject, to any agreement pursuant to which it has retained, assumed or agreed to indemnify any person with respect to known or unknown liabilities arising under Environmental Law;

(vi) none of the Company or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Company Owned Real Property, the Company Leased Real Property or any other property, to the Knowledge of the Company no such Hazardous Materials are present at any such property, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries has disposed of, or arranged to dispose of, any Hazardous Materials; and

(vii) no lien pursuant to Environmental Law has been imposed on any of the Company Owned Real Property or the Company Leased Real Property, and no financial assurance obligation for mine reclamation or otherwise required by Environmental Law is unsatisfied.

The Company has made available to Parent copies of all material written environmental, health or safety assessments and audits, investigations in the possession of the Company or any of its Subsidiaries, including any such documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the presence, Release of or exposure to any Hazardous Material or pursuant to any Environmental Law.

The term “Environmental Law” means any Law relating to pollution, the reclamation of mines, human exposure to Hazardous Materials, the environment or natural resources.

The term “Hazardous Materials” means (i) petroleum and petroleum by-products, asbestos in any form that is or could reasonably become friable, radioactive materials, coal ash, coal combustion wastes or other residue from surface or subsurface mining activities, or polychlorinated biphenyls, and (ii) any other pollutant, contaminant, or hazardous, toxic or deleterious material, substance or waste.

The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment, including the air, surface water, groundwater, sediments, land surface and subsurface.

(m) Labor and Employment Matters. As of the date of this Agreement, Section 3.01(m) of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any employees of the Company or any of its Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) there is not any, and during the past one year there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no union organizational campaign is in progress or threatened with respect to the employees of the Company or any of its Subsidiaries and no question concerning representation of such employees exists, (iii) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened and (iv) there are, as of the date of this Agreement, no written grievances or written complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(n) Employee Benefit Matters. (i) Section 3.01(n) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements. Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and the terms of all applicable collective bargaining agreements and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of (A) each material Company Benefit Plan and each material Company Benefit Agreement, including all amendments thereto, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to the Buyer Entities as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description and any summaries of material modification for each Company Benefit Plan for which a summary plan description is either (x) required by applicable Law or (y) exists, (D) the most recent actuarial valuation report and audited financial statement with respect to each Company Benefit Plan (to the extent an actuarial valuation report or audited financial statement was required to be prepared under applicable Law) and (E) to the extent applicable, the most recent IRS determination letter with respect to each Company Benefit Plan.

(ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth a true and complete list of Multiemployer Plans in which the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (each such person or entity, a “Company ERISA Affiliate”) participates in, or to which any Company ERISA Affiliate is required to contribute. None of the Company, its Subsidiaries nor any of the Company ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan.

(iii) None of the Company, any of its Subsidiaries nor any Company ERISA Affiliate has incurred any unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC or the IRS under Title IV of ERISA or Section 412 of the Code and to the Knowledge of the Company, no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring such liability, except for any such liability that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(iv) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries other than any liability that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(v) Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan have been paid or accrued in accordance with the terms of such Company Benefit Plan, GAAP and Section 412 of the Code. Except as fully accrued or reserved against on the Company’s financial statements in accordance with GAAP, there are no material unfunded liabilities with respect to any Company Benefit Plan.

(vi) Except as otherwise expressly provided under this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(vii) The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance, change in control or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer or employee of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity ownership, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, life insurance, welfare or other employee benefit plan, policy, program, arrangement or understanding, whether oral or written (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

(o) Taxes.

(i) Each of the Company and its Subsidiaries has filed or has caused to be filed all material Tax Returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all Taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes), if such a reserve is required by GAAP, for all Taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes, no requests for waivers of the time to assess any such Taxes are pending, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).

(iii) Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the withholding and paying over of Taxes.

(iv) Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any other person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(v) Neither the Company nor any of its Subsidiaries is a party to, bound by any or currently has any liability under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes with any person other than the Company or a Subsidiary of the Company.

(vi) There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(vii) Neither the Company nor any of its Subsidiaries shall be required, as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date.

(viii) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) prepaid amount received on or prior to the Closing Date or (B) election under Code Section 108(i).

(ix) No “ownership change” (as described in Section 382(g) of the Code) has occurred with respect to the Company or any of its Subsidiaries that is a “loss corporation” (as described in Section 382(k) of the Code).

(x) Neither the Company nor any of its Subsidiaries are “passive foreign investment companies” within the meaning of Section 1297 of the Code and applicable Treasury Regulations thereunder.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xii) None of the Company or any of its Subsidiaries has entered into any transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (including Treasury Regulation Section 1.6011-4) (or a similar provision of state law).

(xiii) The consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2005.

(xiv) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(p) Title to Properties. (i) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each real property interest or estate (other than any leasehold interest or estate) owned by the Company or any of its Subsidiaries and reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2010 (or the notes thereto) included in the Company Filed SEC Documents (individually, a “Company Owned Real Property”), in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, (B) Liens for Taxes, assessments and other governmental charges and levies that (x) are not due and payable or that may thereafter be paid without interest or penalty or (y) are being contested in good faith by appropriate proceedings and which have been paid, or for which any reserves required by GAAP have been established, (C) Liens affecting the interest of the grantor of any easements benefiting Company Owned Real Property, (D) Liens (other than Liens securing Indebtedness), minor defects or irregularities in title, conditions that would be disclosed by a current, accurate survey or physical inspection, easements, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Company Owned Real Property to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) Liens securing Indebtedness reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2010 (or the notes thereto) included in the Company Filed SEC Documents (collectively, “Company Permitted Liens”).

(ii) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all leases (each, a “Company Real Property Lease”) of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant (x) that are subject to an annual minimum royalty of $500,000 or more, (y) that had an annual production royalty of $750,000 or more in the immediately preceding fiscal year or (z) on which an active preparation plant site or active mine is located (each, a “Company Leased Real Property”) are in full force and effect, (B) neither the Company nor any of its Subsidiaries that is party to a Company Real Property Lease has received or given any written notice of any default thereunder, which default continues on the date of this Agreement, nor, to the Knowledge of the Company, is there any default under any Company Real Property Lease by the Company or any of its Subsidiaries or by any other party thereto and (C) the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Company Leased Real Property, in each case free and clear of all Liens except for Company Permitted Liens and other Liens affecting the interest of the landlords and subordination and similar agreements with respect thereto.

(iii) To the Knowledge of the Company, the Company or its Subsidiaries have exercised all options, extensions and renewals under all Company Real Property Leases except where the failure to so exercise such options, extensions or renewals is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Owned Real Property and the Company Leased Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto reasonably necessary for the use by the Company and its Subsidiaries in the conduct of their business as currently conducted.

(v) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company (A) the material coal reserves currently mined by the Company and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other person with respect to such coal reserves and none of the Company or its Subsidiaries has received a notice of claim to such effect and (B) the Company and its Subsidiaries have sufficient rights to access and mine such coal reserves.

(q) Intellectual Property. (i) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all patents, patent applications, trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, copyrights, technology, trade secrets, licenses and all other confidential or proprietary information, domain names, know-how and processes, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (the “Company Intellectual Property”).

(ii) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property owned by the Company or by a Subsidiary of the Company (“Company Owned Intellectual Property”) and no such Company Owned Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened interference, opposition or other Proceeding and (B) no person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or Copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of the Company or any of its Subsidiaries to use the Company Owned Intellectual Property in the conduct of their businesses as currently conducted.

(iii) For purposes of this Agreement, “Copyrights” means all works of authorship, whether copyrightable or not, copyrights, and mask works.

(r) Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that are customary and, in the reasonable judgment of senior management of the Company, adequate for companies of similar size in the industries and locales in which the Company and its Subsidiaries operate. Section 3.01(r) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each material insurance policy of the Company and its Subsidiaries, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) the Company is not in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and no notice of cancellation or termination has been received with respect to any such policy (other than in connection with normal renewals of any such insurance policy).

(s) Suppliers and Customers. Section 3.01(s) of the Company Disclosure Letter sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by revenue for the twelve-month period ended on December 31, 2010) and the 10 largest suppliers of the Company and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on December 31, 2010). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such customer or supplier that would be material and adverse to the Company and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries.

(t) Questionable Payments. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (ii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(u) Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(y), the affirmative vote of holders of a majority of the voting power of all outstanding Company Common Stock entitled to vote thereon at the Company Stockholders Meeting (or any adjournment or postponement thereof) in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary under the Company Certificate of Incorporation and Company Bylaws and by Law (including the DGCL) for the Company to enter into this Agreement and consummate the transactions contemplated hereby (including the Merger).

(v) State Takeover Statutes; Etc. Assuming the accuracy of the representations and warranties set forth in Section 3.02(y), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, any takeover-related provision in the Company Certificate of Incorporation or Company Bylaws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. As of the date hereof, the Company is not aware of any breach or violation of the Confidentiality Agreement by Parent, its Affiliates or representatives.

(w) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Perella Weinberg Partners LP and UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and correct copies of the letter agreements between the Company and Perella Weinberg Partners LP and between the Company and UBS Securities LLC, pursuant to which such person could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger.

(x) Opinions of Financial Advisors. The Company has received the opinion of Perella Weinberg Partners LP dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been or will promptly be delivered to the Buyer Entities for informational purposes only after receipt thereof by the Company.

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01 or in any certificates delivered by the Company in connection with the Closing, each of the Buyer Entities acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to either Buyer Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to either Buyer Entity (or any of their financing sources) or any other person resulting from the distribution to either Buyer Entity (or any of their financing sources), or either Buyer Entity’s (or such financing sources’) use of, any such information, including any information, documents, projections, forecasts or other material made available to either Buyer Entity in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01 or in a certificate delivered by the Company in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve the Company or any other person from liability for fraud.

SECTION 3.02. Representations and Warranties of the Buyer Entities. Except (A) as disclosed in the Parent SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by Parent to the SEC since January 1, 2009 and publicly available prior to the date of this Agreement (collectively, the “Parent Filed SEC Documents”) (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any Parent Filed SEC Documents qualify or limit the representations and warranties of the Buyer Entities set forth in Sections 3.02(c), 3.02(d), 3.02(u), 3.02(v), 3.02(w) or 3.02(x), or (B) as set forth in the corresponding section of the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Section 3.02 to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), each Buyer Entity represents and warrants, jointly and severally, to the Company as follows:

(a) Organization, Standing and Corporate Power. Each Buyer Entity and each of its Significant Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to own its properties and carry on its business as presently conducted. Each Buyer Entity and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, correct and complete copies of the certificates of incorporation and bylaws of each of the Buyer Entities as in effect on the date hereof, including all amendments thereto.

(b) Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Parent (i) have been validly issued and are fully paid and nonassessable, and (ii) are owned, directly or indirectly, by

Parent free and clear of all Liens, other than Parent Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of Parent are beneficially owned, directly or indirectly, by Parent. As of the date of this Agreement, Parent does not, directly or indirectly, own more than 5% but less than 100% of the capital stock or other equity interest in any person other than the Subsidiaries of Parent.

(c) Capital Structure. On the date hereof, the authorized capital stock of Parent consists of 200,000,000 (and assuming approval of the Charter Amendment, 400,000,000) shares of Parent Common Stock and 10,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”). At the close of business on January 20, 2011, (i) 120,490,003 shares of Parent Common Stock were issued and outstanding (which number (A) does not include 3,884,709 shares of Parent Common Stock held by Parent in its treasury, but (B) does include 593,291 shares of Parent Common Stock subject to restricted stock awards granted under the Parent’s 2005 Long-Term Incentive Plan, as amended and restated (the “2005 LTIP”, and together with the 2004 LTIP, the 2010 LTIP and the Stock Plan, the “Parent Stock Plans”), (ii) 1,271,401 shares of Parent Common Stock were subject to restricted stock unit awards granted under the Parent Stock Plans, (iii) 1,845,426 shares of Parent Common Stock were subject to performance share unit awards granted under the 2005 LTIP and Parent’s 2010 Long-Term Incentive Plan (the “2010 LTIP”) (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals), (iv) 583,876 shares of Parent Common Stock were subject to outstanding options to acquire shares of Parent Common Stock granted under Parent’s Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”), the 2005 LTIP and Parent’s Amended and Restated Stock Incentive Plan (the “Stock Plan”) (the awards described in (i)(B), (ii), (iii) and (iv) above, the “Parent Stock Awards”), (v) no shares of Parent Common Stock were reserved or available for issuance pursuant to the 2004 LTIP, the 2005 LTIP and the Stock Plan and 2,548,850 shares of Parent Common Stock were reserved and available for issuance pursuant to the 2010 LTIP, in each case after taking into account shares reserved for outstanding Parent Stock Awards, (vi) 6,969,691 shares of Parent Common Stock were reserved for issuance upon conversion of Parent’s 2.375% convertible senior notes due April 15, 2015 (the “Parent Convertible Notes”) issued pursuant to the Indenture dated as of April 7, 2008, between Parent and Union Bank of California N.A., as trustee, as amended or supplemented to the date of this Agreement (the “Parent Convertible Notes Indenture”), and (vii) no shares of Preferred Stock were issued or outstanding or held by Parent in its treasury. Except as set forth in this Section 3.02(c), at the close of business on January 20, 2011, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. Since January 20, 2011 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent, other than issuances of shares of Common Stock pursuant to the Parent Stock Awards, in each case outstanding as of January 20, 2011, and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Common Stock, other than under the Parent Stock Plans. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time or as Stock Merger Consideration will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Parent Convertible Notes and the Parent Convertible Notes Indenture, there are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Parent Common Stock may vote (“Voting Parent Debt”). Except for any obligations pursuant to this Agreement, the Parent Convertible Notes, the Parent Convertible Notes Indenture, any Parent Stock Awards, any Parent Stock Plan or as otherwise set forth above, as of January 20, 2011, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Parent or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, Parent or any of its Subsidiaries or any Voting Parent Debt, (2) obligating Parent or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic benefit accruing to the holders of any Parent Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any such Subsidiary, other than pursuant to the Parent Stock Awards and Parent Stock Plans.

(d) Authority. Each Buyer Entity has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, solely in the case of the amendment of the Parent Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock as required to permit the Stock Issuance (the “Charter Amendment”) and the issuance of the Stock Merger Consideration (the “Stock Issuance”), to receipt of the Parent Stockholder Approval and subject, solely in the case of the Merger (assuming receipt of the Parent Stockholder Approval), to the adoption of this Agreement by Parent, as sole shareholder of MergerCo. The execution and delivery of this Agreement by each Buyer Entity and the consummation by each Buyer Entity of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Buyer Entity, subject, solely in the case of the Charter Amendment and Stock Issuance, to receipt of the Parent Stockholder Approval and subject, solely in the case of the Merger (assuming receipt of the Parent Stockholder Approval), to the adoption of this Agreement by Parent, as sole shareholder of MergerCo, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business. This Agreement has been duly executed and delivered by each Buyer Entity and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Entity, enforceable against each Buyer Entity in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of MergerCo, at a meeting duly called and held at which a quorum was present, unanimously duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholder of MergerCo that MergerCo enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to Parent, as the sole stockholder of MergerCo, for adoption and (iv) recommending that Parent, as the sole stockholder of MergerCo, adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way. The Board of Directors of Parent, at a meeting duly called and held at which a quorum was present, duly adopted resolutions (w) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (x) declaring that it is in the best interests of Parent’s stockholders that the Buyer Entities enter into this Agreement and consummate transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (y) directing that the Charter Amendment and Stock Issuance be submitted to a vote at a duly held meeting of the stockholders of Parent and (z) recommending that the stockholders of Parent vote in favor of the approval of the Charter Amendment and Stock Issuance (the “Parent Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way.

(e) Noncontravention. The execution and delivery by each Buyer Entity of this Agreement do not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any breach, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under (other than any such Lien created in connection with the Financing), any provision of (A) Parent’s certificate of incorporation (the “Parent Certificate of Incorporation”) or Parent’s bylaws (the “Parent Bylaws”) or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which Parent or any of its Subsidiaries is a tenant or a subtenant (x) that is subject to an annual minimum royalty of less than $500,000 and on which no active preparation plant site or active mine is located or (y) that had an annual production royalty of less than $750,000 in the immediately preceding fiscal year and on which no active preparation plant site or active mine is located, or (2) assuming the receipt of the Company Stockholder Approval and the Parent Stockholder Approval, any Law or any Judgment, in each case applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to either Buyer Entity in connection with the execution and delivery of this Agreement by either Buyer Entity or the consummation by either Buyer Entity of the Merger or the other transactions contemplated by this Agreement, except for (I) compliance with, and the filing of a premerger notification and report form by Parent under, the HSR Act, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable Antitrust Law, (II) the filing with the SEC of the Joint Proxy Statement in definitive form, (III) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, (IV) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (V) the filing of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business, (VI) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Stock Issuance, (VII) any filings required under the rules and regulations of the New York Stock Exchange and (VIII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(f) Parent SEC Documents. (i) Parent has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since January 1, 2009 (the “Parent SEC Documents”). As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of the Parent SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company copies of all comment letters received by Parent from the SEC since January 1, 2009 and relating to the Parent SEC Documents, together with all written responses of the Company thereto. No executive officer of Parent or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Documents. As of the date of this Agreement, to the Knowledge of the Buyer Entities there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC. As of the date of this Agreement, to the Knowledge of the Buyer Entities, none of the Parent SEC Documents is the subject of any ongoing review by the SEC. None of Parent’s Subsidiaries is, or since January 1, 2009 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(iii) Except for matters reflected or reserved against in the audited consolidated balance sheet of Parent as of December 31, 2009 (or the notes thereto) included in the Parent Filed SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iv) Parent (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. As and to the extent described in the Parent SEC Documents, Parent and the Subsidiaries of Parent have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(v) Since January 1, 2009, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of the Buyer Entities, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Buyer Entities, no attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent’s Board of Directors or any committee thereof.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of each Buyer Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or MergerCo with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by either Buyer Entity with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(h) Absence of Certain Changes or Events. From December 31, 2009 through the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. From such date through the date of this Agreement, Parent and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and none of Parent or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Sections 4.01(b)(i), (ii), (iii), (xii), (xvi), (xvii), (xviii), (xix) or, to the extent related to the foregoing sections, Section 4.01(b)(xx).

(i) Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer Entities, threatened nor, to the Knowledge of Parent, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby) against Parent or any of its Subsidiaries or any of its or their properties or assets that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer Entities, threatened, nor, to the Knowledge of the Buyer Entities, are there any investigations by any Governmental Entity pending or threatened, against Parent or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. There is no Judgment outstanding against Parent or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of the Buyer Entities, (x) no officer or director of Parent or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of Parent or any of its Subsidiaries, and (y) no such Proceeding or governmental investigation is threatened in writing, in each case that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of the Buyer Entities to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby. This Section 3.02(i) does not relate to environmental matters, which are the subject of Section 3.02(l).

(j) Material Contracts. Section 3.02(j) of the Parent Disclosure Letter sets forth a true and correct list, and Parent has made available to the Company prior to the date of this Agreement true, correct and complete copies, of each contract, arrangement, commitment or understanding to which Parent or any of its Subsidiaries is a party to or is bound:

(i) that would be required to be filed by Parent or any of its Subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation

S-K of the SEC or disclosed by Parent or any of its Subsidiaries on a Current Report on Form 8-K;

(ii) that contains covenants that limit the ability of Parent or any of its Subsidiaries to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of Parent and its Subsidiaries, taken as a whole;

(iii) that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of Parent and its Subsidiaries, taken as a whole, other than, for the avoidance of doubt, Contracts for the purchase or sale of coal;

(iv) under which (A) to the Knowledge of the Buyer Entities, any person (other than Parent and its Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of Parent or its Subsidiaries, including any deposit, letter of credit, trust fund, bid bond, performance bond, reclamation bond or surety bond (or any similar undertaking), in case of each such liability or obligation, in an amount in excess of $5 million, or (B) Parent or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (other than Parent or any of its Subsidiaries);

(v) to which a person listed on Section 3.02(s) of the Parent Disclosure Letter is a party;

(vi) that indemnifies or exculpates any director, officer, employee or agent of Parent, any of its Subsidiaries or any of their respective predecessors; and

(vii) that would or would reasonably be expected to prevent or materially delay Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement (each Contract of the type described in clauses (i) through (vii), a “Parent Material Contract”).

Each Parent Material Contract is valid and binding on Parent or the Subsidiary of Parent party thereto and, to the Knowledge of the Buyer Entities, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of the Buyer Entities to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby. There is no default under any such Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of the Buyer Entities, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries or, to the Knowledge of the Buyer Entities, by any other party thereto, in each case except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 3.02(j) does not relate to Parent Real Property Leases, which are the subject of Section 3.02(p).

(k) Compliance with Laws. Each of Parent and its Subsidiaries is and since January 1, 2009 has been in compliance with all Laws applicable to its assets, properties, business or operations (including the Sarbanes-Oxley Act), except for instances of noncompliance that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (A) each of Parent and its Subsidiaries has in effect all Permits necessary for it to conduct its business as presently conducted, (B) all such Permits are in full force and effect, and (C) each of Parent and its Subsidiaries is and since January 1, 2009 has been in compliance with all such Permits;

(ii) neither Parent nor any of its Subsidiaries has received any written notice since January 1, 2009 from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any Permit of Parent or its Subsidiaries and, to the Knowledge of the Buyer Entities, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any Permit of Parent or its Subsidiaries;

(iii) neither Parent nor any of its Subsidiaries has been notified by any Governmental Entity since January 1, 2009 that it is (A) ineligible to receive additional surface mining Permits or (B) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked”;

(iv) Parent and its Subsidiaries have posted all Surety Bonds required to be posted in connection with their operations and pursuant to the Permits of Parent and its Subsidiaries; and each of the Company and its Subsidiaries is in compliance with all Surety Bonds posted by each of Parent and its Subsidiaries in connection with its respective operations; and

(v) without limiting the generality of the foregoing, the operation of the coal mining and processing operations of Parent and its Subsidiaries and the state of reclamation with respect to each of their Permits is “current” with respect to the reclamation obligations required by such Permits and otherwise are in compliance with such Permits and all applicable mining, reclamation and other similar Laws.

This Section 3.02(k) does not relate to environmental matters, which are the subject of Section 3.02(l), employee benefit matters, which are the subject of Section 3.02(n), and Taxes, which are the subject of Section 3.02(o).

(l) Environmental Matters. Each of Parent and its Subsidiaries has been and is in compliance with all applicable Environmental Laws, and neither Parent nor any of its Subsidiaries has received any written communication alleging that Parent or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, except for such noncompliance, violations or liabilities that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each of Parent and its Subsidiaries possesses and has been and is in compliance with all Permits required under Environmental Laws for the conduct of its business and activities, all such Permits were validly issued and are in full force and effect, all applications, notices or other documents have been timely filed to effect renewal, issuance or reissuance of each such Permit, and each such Permit is transferable, as necessary, in the circumstances presented by the transactions contemplated by this Agreement;

(ii) there is no pending application for any Permit required under Environmental Law relating to the business as currently conducted with respect to which Parent or any of its Subsidiaries has received a written communication or otherwise has knowledge that it will not be granted on a timely basis;

(iii) there are no Environmental Claims pending or, to the Knowledge of the Buyer Entities, threatened against Parent or any of its Subsidiaries;

(iv) neither Parent nor any of its Subsidiaries has entered into, has agreed to, or has been issued, any order, decree or Judgment under any Environmental Law;

(v) neither Parent nor any of its Subsidiaries is a party, or is otherwise subject, to any agreement pursuant to which it has retained, assumed or agreed to indemnify any person with respect to known or unknown liabilities arising under Environmental Law;

(vi) none of Parent or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Parent Owned Real Property, the Parent Leased Real Property or any other property, to the Knowledge of the Buyer Entities no such Hazardous Materials are present at any such property, and to the Knowledge of the Buyer Entities neither Parent nor any of its Subsidiaries has disposed of, or arranged to dispose of, any Hazardous Materials; and

(vii) no lien pursuant to Environmental Law has been imposed on any of the Parent Owned Real Property or the Parent Leased Real Property, and no financial assurance obligation for mine reclamation or otherwise required by Environmental Law is unsatisfied.

Parent has made available to the Company copies of all material written environmental, health or safety assessments and audits, investigations in the possession of Parent or any of its Subsidiaries, including any such documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

(m) Labor and Employment Matters. As of the date of this Agreement, Section 3.01(m) of the Parent Disclosure Letter sets forth a true and complete list of all collective bargaining agreements or other labor union contracts applicable to any employees of Parent or any of its Subsidiaries. As of the date of this Agreement, none of Parent or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any employees of Parent or any of its Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) there is not any, and during the past one year there has not been any, labor strike, dispute, work stoppage or lockout pending or, to the Knowledge of the Buyer Entities, threatened against or affecting the Parent or any of its Subsidiaries, (ii) to the Knowledge of the Buyer Entities, no union organizational campaign is in progress or threatened with respect to the employees of the Parent or any of its Subsidiaries and no question concerning representation of such employees exists, (iii) there are no unfair labor practice charges or complaints against the Parent or any of its Subsidiaries pending or, to the Knowledge of the Buyer Entities, threatened and (iv) there are, as of the date of this Agreement, no written grievances or written complaints outstanding or, to the Knowledge of the Buyer Entities, threatened against Parent or any of its Subsidiaries.

(n) Employee Benefit Matters. (i) Section 3.02(n) of the Parent Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Parent Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Parent Pension Plan”), each material Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Parent Benefit Plans and all material Parent Benefit Agreements. Each Parent Benefit Plan and Parent Benefit Agreement has been administered in compliance with its terms and the terms of all applicable collective bargaining agreements and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of (A) each material Parent Benefit Plan and each material Parent Benefit Agreement, including all amendments thereto, other than any Parent Benefit Plan or Parent Benefit Agreement that Parent or any of its Subsidiaries is prohibited from making available to the Buyer Entities as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the IRS with respect to each Parent Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description and any summaries of material modification for each Parent Benefit Plan for which a summary plan description is either (x) required by applicable Law or (y) exists, (D) the most recent actuarial valuation report and audited financial statement with respect to each Parent Benefit Plan (to the extent an actuarial valuation report or audited financial statement was required to be prepared under applicable Law) and (E) to the extent applicable, the most recent IRS determination letter with respect to each Parent Benefit Plan.

(ii) Section 3.02(n)(ii) of the Parent Disclosure Letter sets forth a true and complete list of Multiemployer Plans in which Parent, any of its Subsidiaries or any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code (each such person or entity, a “Parent ERISA Affiliate”) participates in, or to which any Parent ERISA Affiliate is required to contribute. None of Parent, its Subsidiaries nor any of the Parent ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan.

(iii) None of Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC or the IRS under Title IV of ERISA or Section 412 of the Code and, to the Knowledge of the Buyer Entities, no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring such liability, except for any such liability that, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(iv) There are no pending or, to the Knowledge of the Buyer Entities, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any liability of Parent or any of its Subsidiaries other than any liability that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(v) Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan have been paid or accrued in accordance with the terms of such Parent Benefit Plan, GAAP and Section 412 of the Code. Except as fully accrued or reserved against on Parent’s financial statements in accordance with GAAP, there are no material unfunded liabilities with respect to any Parent Benefit Plan.

(vi) None of the execution and delivery of this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Parent or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or Parent Benefit Agreement or (C) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

(vii) The term “Parent Benefit Agreement” means each employment, consulting, indemnification, severance, change in control or termination agreement or arrangement between Parent or any of its Subsidiaries, on the one hand, and any current or former director, officer or employee of Parent or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law. The term “Parent Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity ownership, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, life insurance, welfare or other employee benefit plan, policy, program, arrangement or understanding, whether oral or written (but excluding any Parent Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, other than (A) any Multiemployer Plan or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

(o) Taxes.

(i) Each of Parent and its Subsidiaries has filed or has caused to be filed all material Tax Returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. Each of Parent and its Subsidiaries has either paid or caused to be paid all Taxes due and owing by Parent and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Parent Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes), if such a reserve is required by GAAP, for all Taxes payable by Parent and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries which have not been settled and paid. All assessments for Taxes due and owing by Parent or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to Parent or any of its Subsidiaries extending the period of assessment or collection of any material Taxes, no requests for waivers of the time to assess any such Taxes are pending, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).

(iii) Each of Parent and its Subsidiaries has complied with all applicable Laws relating to the withholding and paying over of Taxes.

(iv) Neither Parent nor any of its Subsidiaries has any material liability for Taxes of any other person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(v) Neither Parent nor any of its Subsidiaries is a party to, bound by any or currently has any liability under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes with any person other than Parent or a Subsidiary of Parent.

(vi) There are no material Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(vii) Neither Parent nor any of its Subsidiaries shall be required, as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date.

(viii) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) prepaid amount received on or prior to the Closing Date or (B) election under Code Section 108(i).

(ix) No “ownership change” (as described in Section 382(g) of the Code) has occurred with respect to Parent or any of its Subsidiaries that is a “loss corporation” (as described in Section 382(k) of the Code).

(x) Neither Parent nor any of its Subsidiaries are “passive foreign investment companies” within the meaning of Section 1297 of the Code and applicable Treasury Regulations thereunder.

(xi) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xii) None of Parent or any of its Subsidiaries has entered into any transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (including Treasury Regulation Section 1.6011-4) (or a similar provision of state law).

(xiii) The consolidated federal income Tax Returns of Parent have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2005.

(xiv) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(p) Title to Properties. (i) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent has good and valid fee title to each real property interest or estate (other than any leasehold interest or estate) owned by Parent or any of its Subsidiaries and reflected in the unaudited consolidated balance sheet of Parent as of September 30, 2010 (or the notes thereto) included in the Parent Filed SEC Documents (individually, a “Parent Owned Real Property”), in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, (B) Liens for Taxes, assessments and other governmental charges and levies that (x) are not due and payable or that may thereafter be paid without interest or penalty or (y) are being contested in good faith by appropriate proceedings and which have been paid, or for which any reserves required by GAAP have been established, (C) Liens affecting the interest of the grantor of any easements benefiting Parent Owned Real Property, (D) Liens (other than Liens securing Indebtedness), minor defects or irregularities in title, conditions that would be disclosed by a current, accurate survey or physical inspection, easements, rights-of-way, covenants, restrictions and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Parent Owned Real Property to which they relate in the business of Parent and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) Liens securing Indebtedness reflected in the unaudited consolidated balance sheet of Parent as of September 30, 2010 (or the notes thereto) included in the Parent Filed SEC Documents (collectively, “Parent Permitted Liens”).

(ii) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) all leases (each, a “Parent Real Property Lease”) of real property under which Parent or any of its Subsidiaries is a tenant or a subtenant (x) that are subject to an annual minimum royalty of $500,000 or more, (y) that had an annual production royalty of $750,000 or more in the immediately preceding fiscal year or (z) on which an active preparation plant site or active mine is located (each, a “Parent Leased Real Property”) are in full force and effect, (B) neither Parent nor any of its Subsidiaries that is party to a Parent Real Property Lease has received or given any written notice of any default thereunder, which default continues on the date of this Agreement, nor, to the Knowledge of the Buyer Entities, is there any default under any Parent Real Property Lease by Parent or any of its Subsidiaries or by any other party thereto and (C) Parent or a Subsidiary of Parent has a good and valid title to a leasehold estate in each Parent Leased Real Property, in each case free and clear of all Liens except for Parent Permitted Liens and other Liens affecting the interest of the landlords and subordination and similar agreements with respect thereto.

(iii) To the Knowledge of the Buyer Entities, Parent or its Subsidiaries have exercised all options, extensions and renewals under all Parent Real Property Leases except where the failure to so exercise such options, extensions or renewals is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iv) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Owned Real Property and the Parent Leased Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto reasonably necessary for the use by the Parent and its Subsidiaries in the conduct of their business as currently conducted.

(v) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of the Buyer Entities (A) the material coal reserves currently mined by the Parent and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other person with respect to such coal reserves and none of the Parent or its Subsidiaries has received a notice of claim to such effect and (B) the Parent and its Subsidiaries have sufficient rights to access and mine such coal reserves.

(q) Intellectual Property. (i) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all Intellectual Property Rights used in the conduct of the business of Parent or any of its Subsidiaries as currently conducted (the “Parent Intellectual Property”).

(ii) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) Parent has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Parent Intellectual Property owned by Parent or by a Subsidiary of Parent (“Parent Owned Intellectual Property”) and no such Parent Owned Intellectual Property is the subject of any pending or, to the Knowledge of the Buyer Entities, threatened interference, opposition or other Proceeding and (B) no person has given written notice to Parent or any Subsidiary of Parent that the use of any Parent Intellectual Property by Parent, any Subsidiary of Parent or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or Copyright or design right, or that Parent, any Subsidiary of Parent or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Parent Intellectual Property or impair the right of Parent or any of its Subsidiaries to use the Parent Owned Intellectual Property in the conduct of their businesses as currently conducted.

(r) Insurance. Parent and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent and its Subsidiaries that are customary and, in the reasonable judgment of senior management of Parent, adequate for companies of similar size in the industries and locales in which Parent and its Subsidiaries operate. Section 3.02(r) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of Parent, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each material insurance policy of Parent and its Subsidiaries, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Parent is not in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Buyer Entities, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and no notice of cancellation or termination has been received with respect to any such policy (other than in connection with normal renewals of any such insurance policy).

(s) Suppliers and Customers. Section 3.02(s) of the Parent Disclosure Letter sets forth the names of the 10 largest customers of Parent and its Subsidiaries (as measured by revenue for the twelve-month period ended on December 31, 2010) and the 10 largest suppliers of Parent and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on December 31, 2010). To the Knowledge of the Buyer Entities, neither Parent nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such customer or supplier that would be material and adverse to Parent and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with Parent or any of its Subsidiaries.

(t) Questionable Payments. Except as would not be material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries (nor, to the Knowledge of the Buyer Entities, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (ii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(u) Voting Requirements. The (i) approval of the Stock Issuance by the affirmative vote of holders of a majority of the shares of Parent Common Stock represented in person or by proxy and entitled to vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof), assuming a quorum is present and (ii) approval of the Charter Amendment by the affirmative vote of holders of a majority of the voting power of all outstanding Parent Common Stock entitled to vote thereon at the Parent Stockholders Meeting (or any adjournment or postponement thereof) ((i) and (ii) collectively, the “Parent Stockholder Approval”) are the only votes of the holders of any class or series of capital stock of Parent necessary under the Parent Certificate of Incorporation and Parent Bylaws and by Law (including the DGCL) for Parent to enter into this Agreement and consummate the transactions contemplated hereby (including the Merger).

(v) State Takeover Statutes; Etc. The approval of the Board of Directors of each of the Buyer Entities of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, nor any takeover-related provision in the Parent Certificate of Incorporation or Parent Bylaws, nor any stockholder rights plan or similar agreement is applicable to the Company, this Agreement or the Merger that would (i) prohibit or restrict the ability of the Buyer Entities to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

(w) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Buyer Entity. A Buyer Entity has made available to the Company complete and correct copies of the letter agreements between either Buyer Entity and Morgan Stanley & Co. Incorporated and between either Buyer Entity and Citigroup Global Markets Inc., pursuant to which such person could be entitled to any payment from Parent or any of its Subsidiaries in connection with the Merger.

(x) Available Funds. The financing of the transactions contemplated hereby will consist of debt financing provided to Parent (or loaned directly to the Company or one of its Subsidiaries) (the “Financing”). Parent has delivered to the Company true and complete copies of fully executed commitment letters pursuant to which the parties thereto (the “Financing Sources”) have committed to provide the Financing (such commitment letters, as modified to add additional Lenders and other parties thereto, as further modified pursuant to Section 5.09, the “Financing Commitment”). As of the date of this Agreement, the Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of the Buyer Entities, the other parties thereto, and the financing commitments thereunder have not been withdrawn or terminated. The Financing Commitment has not been amended, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 5.09(a). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Buyer Entity under any term of the Financing Commitment. Assuming the satisfaction of the conditions set forth in Section 6.02, (i) none of the Buyer Entities has any reason to believe that it or any of the other parties to the Financing Commitment will be unable to satisfy on a timely basis any term or condition of the Financing Commitment required to be satisfied by it and (ii) none of the Buyer Entities has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available to the applicable Buyer Entity, or the Surviving Corporation on a timely basis to consummate the Merger and the other transactions contemplated hereby. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. Assuming the satisfaction of the conditions set forth in

Section 6.02, the Financing, when funded in accordance with the Financing Commitment, together with the available cash, cash equivalents and marketable securities of Parent, will provide the Buyer Entities and the Surviving Corporation with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the aggregate Merger Consideration, the amounts pursuant to Sections 2.02(d) and 2.02(f) and all associated costs and expenses. The obligations of the Lenders to fund the full amount of the Financing to Parent, MergerCo or the Surviving Corporation pursuant to the terms of the Financing Commitment are not subject to any conditions other than the conditions set forth in the Financing Commitment. There are no side Contracts or understandings (other than for customary fee letters and engagement letters) related to the Financing other than as expressly set forth in the Financing Commitment. As of the Closing, the Buyer Entities will have readily available funds that are sufficient to effect the Closing on the terms contemplated hereby. The engagement letter and fee letter provide that a securities demand may be exercised for a sale of securities prior to the Closing Date and on or after the 270th day from the date hereof as well as on the closing date but otherwise do not contain any additional conditions to funding.

(y) Ownership of Company Common Stock. None of the Buyer Entities beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or are a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(z) MergerCo Capitalization, Operations and Assets. MergerCo is a wholly owned direct Subsidiary of Parent. The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock and 100 shares of preferred stock, par value $0.01. There are 100 shares of MergerCo Common Stock issued and outstanding and no shares of MergerCo preferred stock issued or outstanding. MergerCo has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Financing and the other transactions contemplated by this Agreement. Since its date of formation, MergerCo has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(aa) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02 or in any certificates delivered by either Buyer Entity in connection with the Closing, the Company acknowledges that neither Buyer Entity nor any person on behalf of either Buyer Entity makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement. Neither Buyer Entity nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.02 or in a certificate delivered by Parent in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve either Buyer Entity or any other person from liability for fraud.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business of the Company. Except as set forth in the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by either Buyer Entity (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, to preserve the goodwill of and maintain satisfactory relationships with those persons having business relationships with the Company or any of its Subsidiaries and keep in force the insurance policies and Permits of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by either Buyer Entity (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) solely with respect to the Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) solely with respect to the Company, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Common Stock in connection with the forfeiture of awards granted pursuant to the Company Stock Plans, (D) the acquisition by the trustee of the Company 401(k) Plan of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan and (E) the acquisition by the Company of shares of Company Common Stock pursuant to and in accordance with the November 2005 share repurchase program, each of (A) through (E), with respect to any awards under the Company Stock Plans, to the extent such awards are outstanding as of the date hereof or are otherwise granted as permitted by this Agreement and, with respect to the Company 401(k) Plan or the share repurchase program, in accordance with their terms in effect on the date of this Agreement or as amended as permitted by this Agreement;

(iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than, as applicable, (A) upon the exercise or vesting of awards under the Company Stock Plans or Director Fee Units, in each case, outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted as permitted by the provisions of this Section 4.01(a)(iv), (B) pursuant to the Deferred Directors’ Fee Program in accordance with its terms in effect on the date of this Agreement or as hereafter amended in order to comply with applicable Law, (C) pursuant to the Company 401(k) Plan in accordance with its terms in effect on the date of this Agreement or as hereafter amended in order to comply with applicable Law, (D) grants of awards under the Company Stock Plans or Director Fee Units, in each case under this clause (D) in the ordinary course of business consistent with past practice (I) to any officer or employee of the Company or any of its Subsidiaries in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, or (III) in connection with normal annual grants to any director, officer or employee of the Company or any of its Subsidiaries; provided, that in no event shall the number of shares of Company Common Stock underlying or delivered pursuant to such grants, whether paid in cash, shares or other property exceed, individually or in the aggregate, 100,000, (E) upon the conversion of Company Convertible Notes outstanding on the date of this Agreement and in accordance with the terms of the applicable Convertible Notes Indenture in effect on the date of this Agreement, (F) any such issuance, delivery or sale to the Company or a direct or indirect wholly owned Subsidiary of the Company, or (G) as permitted by Section 4.01(a)(xiv);

(v) amend the Company Certificate of Incorporation or the Company Bylaws, other than to (A) reduce the number of directors from time to time in connection with vacancies in the ordinary course of business, or (B) comply with SEC rules and regulations;

(vi) make any capital contributions to, or investments in, purchase an equity interest in or a substantial portion of the assets of any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $250 million or merge or consolidate with any person, in each case other than any such action solely between or among the Company and its wholly owned Subsidiaries; provided, however, that the Company or any of its Subsidiaries may enter into such a purchase, merger or consolidation only if each such purchase, merger or consolidation, and all such purchases, mergers and consolidations collectively, would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Merger;

(vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of coal and other minerals and other assets in the ordinary course of business, (B) leases and subleases by the Company or its Subsidiaries of Company Owned Real Properties and Company Leased Real Properties, and voluntary terminations or surrenders of Company Real Property Leases, in each case, if the value of expected lease payments under such lease, sublease or Company Real Property Lease for the next twelve months would not exceed $750,000, (C) sales, leases or other dispositions to the Company or any of its wholly owned Subsidiaries, (D) sales or dispositions in connection with sale-leaseback transactions relating to equipment purchased in compliance with clause (xi)(A) below, subject to the amount set forth in the equipment line-item in the capital expenditures budget and (E) other sales, leases or dispositions not to exceed $50 million in the aggregate;

(viii) pledge, encumber or otherwise subject to a Lien (other than a Company Permitted Lien) any of its material properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;

(ix) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively,

“Indebtedness”), other than (1) Indebtedness incurred in the ordinary course of business (including any borrowings under the Company’s existing revolving credit facilities and any letters of credit), (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and using commercially reasonable efforts to obtain favorable terms and conditions, so long as such Indebtedness can be repaid with no more than 30 days’ notice and with no premium or penalty or is otherwise permitted to remain outstanding pursuant to paragraph 4 of Exhibit A of the Financing Commitment, (3) Indebtedness owed to the Company or any of its wholly owned Subsidiaries and (4) other Indebtedness not in excess, at any one time outstanding, of $100 million, so long as such Indebtedness can be repaid with no more than 30 days’ notice and with no premium or penalty or is otherwise permitted to remain outstanding pursuant to paragraph 4 of Exhibit A of the Financing Commitment;

(x) make any loans or advances to any other person, other than (A) to the Company or any of its wholly owned Subsidiaries or (B) in the ordinary course of business consistent with past practice;

(xi) make any capital expenditures, other than (A) in accordance with the Company’s 2011 capital expenditures budget previously disclosed to the other party (with such budget rolled forward into 2012 on a pro rata basis to the extent the Closing has not occurred, and this Agreement has not terminated, prior to December 31, 2011), provided that any unused amounts in 2011 may be rolled over to 2012, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) in the Company’s commercially reasonable judgment and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $50 million per fiscal year;

(xii) settle any claim or litigation(in each case, other than any claim related to Taxes), in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed, for any such settlement individually, $5 million, net of applicable insurance proceeds and indemnification and (B) would not involve the imposition of injunctive or other non-monetary relief on the Company and its Subsidiaries that materially restricts them from operating their business in substantially the same manner as operated on the date of this Agreement;

(xiii) cancel any material Indebtedness of a third party to the Company or its Subsidiaries or waive any claims or rights of substantial value, in each case other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by clause (xii) above;

(xiv) except (A) in the ordinary course of business consistent with past practice, (B) in order to comply with applicable Law, (C) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, or (D) as permitted by Section 4.01(a)(iv), (1) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or any award thereunder), (2) grant to any director, officer or employee of the Company or any of its Subsidiaries any material increase in compensation, (3) grant to any director, officer or employee of the Company or any of its Subsidiaries any increase in severance, change in control, retention or termination pay, (4) enter into any employment, consulting, severance, retention, termination or similar agreement with any director, officer or employee of the Company or any of its Subsidiaries, other than any separation agreement or retention agreement pursuant to which the aggregate severance benefits or retention benefits (as applicable) do not exceed $250,000 with respect to any individual or $6 million in the aggregate with respect to all such individuals, (5) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, except to the extent required by GAAP or (6) change the amount of or manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined; provided, however, that the foregoing clauses (2), (3) and (4) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is, and terms that are, consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; and provided, further, that, except as otherwise expressly permitted in clause (iv) of this section, in no event shall the Company enter into any agreement or agreements or amend any existing agreement or agreements that would, individually or in the aggregate, result in the issuance of more than 100,000 shares of Company Common Stock or would have a value equal to 100,000 shares of Company Common Stock upon settlement in cash or other property;

(xv) except as required by applicable Law or Judgment, (A) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholder Meeting and the Company’s 2011 annual meeting (provided, that the actions to be considered by the Company’s stockholders at such 2011 annual meeting are limited to (1) the regularly scheduled election of directors (2) ratification of the Company’s auditors, (3) modification of Company Plans as otherwise permitted under this Section 4.01(a), and (4) stockholder proposals properly brought before such meeting), or (B) enter into any Contract or understanding or arrangement with respect to the voting or registration of capital stock of the Company or any of its Subsidiaries;

(xvi) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X under the Securities Act;

(xvii) (A) make, change or rescind any (1) material method of Tax accounting or (2) express or deemed election with respect to Taxes, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes, in each case other than in the ordinary course of business and (if the consequences of any proposed course of action are material) in consultation with Parent;

(xviii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xix) enter into any agreement that indemnifies or exculpates any director, officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors other than with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business of Parent. Except as set forth in the Parent Disclosure Letter, contemplated, required or permitted by this Agreement or the Financing Commitment, required by Law or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, to preserve the goodwill of and maintain satisfactory relationships with those persons having business relationships with the Parent or any of its Subsidiaries and keep in force the insurance policies and Permits of the Parent and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Parent Disclosure Letter, contemplated, required or permitted by this Agreement or the Financing Commitment, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent;

(ii) solely with respect to Parent, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) solely with respect to Parent, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of awards under Parent Stock Plans in order to pay the exercise price of such awards under Parent Stock Plans, (B) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (C) the acquisition by Parent of Parent Common Stock in connection with the forfeiture of awards granted pursuant to the Parent Stock Plans and (D) the acquisition by Parent of shares of Parent Common Stock pursuant to and in accordance with the May 2010 share repurchase program, each of (A) through (D), with respect to any awards under the Parent Stock Plans, to the extent such awards are outstanding as of the date hereof or are otherwise granted as permitted by this Agreement and, with respect to the share repurchase program, in accordance with its terms in effect on the date of this Agreement or as amended as permitted by this Agreement;

(iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than, as applicable, (A) upon the exercise or vesting of awards under Parent Stock Plans, in each case, outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted as permitted by the provisions of this Section 4.01(b)(iv), (B) grants of awards under Parent Stock Plans, in each case under this clause (B) in the ordinary course of business consistent with past practice (I) to any officer or employee of the Parent or any of its Subsidiaries in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, or (III) in connection with normal annual grants to any director, officer or employee of Parent or any of its Subsidiaries; provided, that in no event shall the number of shares of Parent Common Stock underlying or delivered pursuant to such grants, whether paid in cash, shares or other property, exceed, individually or in the aggregate, 100,000, (C) upon the conversion of Parent Convertible Notes outstanding on the date of this Agreement and in accordance with the terms of Parent Convertible Notes Indenture in effect on the date of this Agreement, (D) any such issuance, delivery or sale to Parent or a direct or indirect wholly owned Subsidiary of Parent, or (E) as permitted by Section 4.01(b)(xiv);

(v) amend the Parent Certificate of Incorporation or the Parent Bylaws or the similar organizational documents of MergerCo other than to (A) reduce the number of directors from time to time in connection with vacancies in the ordinary course of business, or (B) comply with SEC rules and regulations;

(vi) make any capital contributions to, or investments in, purchase an equity interest in or a substantial portion of the assets of any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by Parent and its Subsidiaries in connection with all such transactions would exceed $250 million or merge or consolidate with any person, in each case other than any such action solely between or among Parent and its wholly owned Subsidiaries; provided, however, that Parent or any of its Subsidiaries may enter into such a purchase, merger or consolidation only if each such purchase, merger or consolidation, and all such purchases, mergers and consolidations collectively, would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Merger;

(vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of Parent) that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of coal and other minerals and other assets in the ordinary course of business, (B) leases and subleases by Parent or its Subsidiaries of Parent Owned Real Properties and Parent Leased Real Properties, and voluntary terminations or surrenders of Parent Real Property Leases, in each case, if the value of expected lease payments under such lease, sublease or Parent Real Property Lease for the next twelve months would not exceed $750,000, (C) sales, leases or other dispositions to Parent or any of its wholly owned Subsidiaries, (D) sales or dispositions in connection with sale-leaseback transactions relating to equipment purchased in compliance with clause (xi)(A) below, subject to the amount set forth in the equipment line-item in the capital expenditures budget and (E) other sales, leases or dispositions not to exceed $50 million in the aggregate;

(viii) pledge, encumber or otherwise subject to a Lien (other than a Parent Permitted Lien) any of its material properties or assets (including capital stock of any Subsidiary of Parent), other than in the ordinary course of business consistent with past practice;

(ix) incur any Indebtedness, other than (1) Indebtedness incurred in the ordinary course of business (including any borrowings under Parent’s existing revolving credit facilities and any letters of credit), (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this

Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and using commercially reasonable efforts to obtain favorable terms and conditions, (3) Indebtedness owed to Parent or any of its wholly-owned Subsidiaries and (4) other Indebtedness not in excess, at any one time outstanding, of $100 million;

(x) make any loans or advances to any other person, other than (A) to Parent or any of its wholly-owned Subsidiaries or (B) in the ordinary course of business consistent with past practice;

(xi) make any capital expenditures, other than (A) in accordance with Parent’s 2011 capital expenditures budget previously disclosed to the other party (with such budget rolled forward into 2012 on a pro rata basis to the extent the Closing has not occurred, and this Agreement has not terminated, prior to December 31, 2011), provided that any unused amounts in 2011 may be rolled over to 2012, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) in Parent’s commercially reasonable judgment and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $50 million per fiscal year;

(xii) settle any claim or litigation (in each case, other than any claim related to Taxes), in each case made or pending against Parent or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed, for any such settlement individually, $5 million, net of applicable insurance proceeds and indemnification and (B) would not involve the imposition of injunctive or other non-monetary relief on Parent and its Subsidiaries that materially restricts them from operating their business in substantially the same manner as operated on the date of this Agreement;

(xiii) cancel any material Indebtedness of a third party to Parent or its Subsidiaries or waive any claims or rights of substantial value, in each case other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by clause (xii) above;

(xiv) except (A) in the ordinary course of business consistent with past practice, (B) in order to comply with applicable Law, (C) as required pursuant to the terms of any Parent Benefit Plan or Parent Benefit Agreement in effect on the date of this Agreement, or (D) as permitted by Section 4.01(b)(iv), (1) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement, Parent Benefit Plan or Parent Benefit Agreement (or any award thereunder), (2) grant to any director, officer or employee of Parent or any of its Subsidiaries any material increase in compensation, (3) grant to any director, officer or employee of Parent or any of its Subsidiaries any increase in severance, change in control, retention or termination pay, (4) enter into any employment, consulting, severance, retention, termination or similar agreement with any director, officer or employee of Parent or any of its Subsidiaries, other than any separation agreement or retention agreement pursuant to which the aggregate severance benefits or retention benefits (as applicable) do not exceed $250,000 with respect to any individual or $6 million in the aggregate with respect to all such individuals, (5) change any actuarial or other assumption used to calculate funding obligations with respect to any Parent Pension Plan, except to the extent required by GAAP or (6) change the amount of or manner in which contributions to any Parent Pension Plan are made or the basis on which such contributions are determined; provided, however, that the foregoing clauses (2), (3) and (4) shall not restrict Parent or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is, and terms that are, consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; and provided, further, that, except as otherwise expressly permitted in clause (iv) of this section, in no event shall Parent enter into any agreement or agreements or amend any existing agreement or agreements that would, individually or in the aggregate, result in the issuance of more than 100,000 shares of Parent Common Stock or would have a value equal to 100,000 shares of Parent Common Stock upon settlement in cash or other property;

(xv) except as required by applicable Law or Judgment, (A) convene any regular or special meeting (or any adjournment thereof) of the stockholders of Parent other than the Parent Stockholders Meeting and Parent’s 2011 annual meeting (provided, that the actions to be considered by Parent’s stockholders at such 2011 annual meeting are limited to (1) the regularly scheduled election of directors, (2) ratification of Parent’s auditors, (3) modification of Parent Plans as otherwise permitted by this Section 4.01(b), and (4) stockholder proposals properly brought before such meeting), or (B) enter into any Contract or understanding or arrangement with respect to the voting or registration of capital stock of Parent or any of its Subsidiaries;

(xvi) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X under the Securities Act;

(xvii) (A) make, change or rescind any (1) material method of Tax accounting or (2) express or deemed election with respect to Taxes, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes, in each case other than in the ordinary course of business and (if the consequences of any proposed course of action are material) in consultation with the Company;

(xviii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(xix) enter into any agreement that indemnifies or exculpates any director, officer, employee or agent of Parent, any of its Subsidiaries or any of their respective predecessors other than with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Advice of Changes. The Company and the Buyer Entities shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.02 (in the case of the Company) or Section 6.03 (in the case of the Buyer Entities).

SECTION 4.02. No Solicitation by the Company; Board of Directors of the Company Recommendation.

(a) The Company shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective representatives to, (i) directly or indirectly solicit, initiate, induce, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any Company Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person regarding or cooperate in any way with any person (whether or not a person making a Company Takeover Proposal) with respect to any Company Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any person (other than Parent), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Company Takeover Proposal.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide unsolicited written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) constitutes or is reasonably likely to lead to a Superior Company Proposal and (ii) that the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, and which Company Takeover Proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Section 4.02, the Company may, subject to compliance with this Section 4.02(b), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (including with respect to standstill provisions, provided that under no circumstances shall such standstill provisions expire earlier than the Outside Date), provided, further, that the Company may grant a limited waiver of such standstill provisions to the extent, and only to the extent reasonably necessary to permit the Board of Directors of the Company to engage in the activities expressly permitted by and in accordance with this Section 4.02(b) and Section 4.02(d) under the terms and conditions set forth in this Section 4.02(b) and Section 4.02(d) and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the person making such Company Takeover Proposal (and such person’s representatives); provided, that the Company shall give written notice to Parent after any such determination by the Board of Directors of the Company and prior to taking any of the actions described in the foregoing clauses (x) and (y). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.02 by any representative of the Company or any of its Affiliates shall constitute a breach of this Section 4.02 by the Company.

(c) Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), the Company Board Recommendation, (B) take any action to exempt any person (other than the Buyer Entities and their Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse

Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or cause or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 4.02(b)). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and other than in connection with a Company Takeover Proposal, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Company may make a Company Adverse Recommendation Change; provided, that the Company has provided Parent five business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (i) an unsolicited bona fide written Company Takeover Proposal made after the date of this Agreement and not the result of a breach of this Section 4.02 constitutes a Superior Company Proposal and (ii) the failure to approve or recommend such Superior Company Proposal would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Company may, subject to compliance with this Section 4.02(d), cause the Company to terminate this Agreement in order to enter into a definitive agreement relating to such Company Takeover Proposal that constitutes a Superior Company Proposal after paying the Company Termination Fee in accordance with Section 5.06(b). The Company shall provide Parent with five business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action (a “Notice of Superior Proposal”). A Notice of Superior Proposal shall advise Parent that the Board of Directors of the Company has received a Superior Company Proposal and shall include any information and materials required to be delivered under Section 4.02(e) that have not yet been provided to Parent (including the most recent version of any written agreement relating to the transaction that constitutes a Superior Company Proposal or, if no such written agreement exists, a written summary of the material terms and conditions of such Superior Company

Proposal). If Parent, within five business days following its receipt of a Notice of Superior Proposal (the “Notice Period”), makes an offer that, as determined in good faith by the Board of Directors of the Company (after consultation with outside counsel and a financial advisor of nationally recognized reputation) results in the applicable Company Takeover Proposal no longer being a Superior Company Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 7.01(g) as a result of such Company Takeover Proposal. If Parent shall not have made such an offer within the Notice Period, then, within five business days following the expiration of such Notice Period, the Board of Directors of the Company may cause the Company to terminate this Agreement pursuant to Section 7.01(g) in order to enter into a definitive agreement relating to such Company Takeover Proposal that constitutes a Superior Company Proposal after paying the Company Termination Fee in accordance with Section 5.06(b). During the Notice Period, the Company shall and shall cause its representatives, including its financial advisors and outside counsel, to negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to any offer from Parent. Any (A) material revisions to the terms of a Superior Company Proposal or (B) material revisions to a Company Takeover Proposal that the Board of Directors of the Company had determined no longer constitutes a Superior Company Proposal, shall constitute a new Company Takeover Proposal and shall require the Company to deliver to Parent a new Notice of Superior Proposal and a new Notice Period shall commence thereafter. Except after compliance with the procedures set forth in this Section 4.02(d), the Company shall have no right to terminate this Agreement pursuant to Section 7.01(g).

(e) In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, the Company shall promptly (and in any event within 48 hours) advise Parent orally and in writing of any Company Takeover Proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions thereof (including any changes thereto) and the identity of the person making any such inquiry, proposal, request for discussions or Company Takeover Proposal. The Company shall (i) keep Parent promptly informed in all material respects of the status and details (including any change to the terms thereof) of any inquiry, proposal, request for discussions or Company Takeover Proposal and (ii) provide to Parent as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of its Subsidiaries and any person that describes any of the terms or conditions of any inquiry, proposal, request for discussions or Company Takeover Proposal.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company or the Board of Directors of the Company or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(c).

(g) For the avoidance of doubt, the parties agree that none of the actions contemplated or permitted by this Agreement (including this Section 4.02) shall constitute a breach or violation of the Confidentiality Agreement by Parent, its Affiliates or representatives.

(h) For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer (whether or not in writing) from any person other than the Buyer Entities and their Affiliates, with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Company Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Stock or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (i) which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable, from a financial point of view, to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and the failure of the Board of Directors of the

Company to approve or recommend such Company Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, (ii) the financing of which is fully committed and (iii) that is reasonably likely to be completed on the terms set forth in such offer, taking into account all financial, regulatory, legal and other aspects of such proposal.

SECTION 4.03. No Solicitation by Parent; Board of Directors of Parent Recommendation.

(a) Parent shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective representatives to, (i) directly or indirectly solicit, initiate, induce, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any Parent Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Parent Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person regarding or cooperate in any way with any person (whether or not a person making a Parent Takeover Proposal) with respect to any Parent Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Parent Takeover Proposal. Parent shall, and shall cause its Affiliates and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Parent Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives. Parent shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Parent and any person (other than the Company), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Parent Takeover Proposal.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, in response to a bona fide unsolicited written Parent Takeover Proposal that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) constitutes or is reasonably likely to lead to a Superior Parent Proposal and (ii) that the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, and which Parent Takeover Proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Section 4.03, Parent may, subject to compliance with this Section 4.03(b), (x) furnish information with respect to Parent and its Subsidiaries to the person making such Parent Takeover Proposal (and its representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (including with respect to standstill provisions, provided that under no circumstances shall such standstill provisions expire earlier than the Outside Date) provided, further, that Parent may grant a limited waiver of such standstill provisions to the extent, and only to the extent reasonably necessary to permit the Board of Directors of Parent to engage in the activities expressly permitted by and in accordance with this Section 4.03(b) and Section 4.03(d) under the terms and conditions set forth in this Section 4.03(b) and Section 4.03(d) and (y) participate in discussions regarding the terms of such Parent Takeover Proposal and the negotiation of such terms with, and only with, the person making such Parent Takeover Proposal (and such person’s representatives); provided, that Parent shall give written notice to the Company after any such determination by the Board of Directors of Parent and prior to taking any of the actions described in the foregoing clauses (x) and (y). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.03 by any representative of Parent or any of its Affiliates shall constitute a breach of this Section 4.03 by Parent.

(c) Except as set forth below, neither the Board of Directors of Parent nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to the Company), or propose publicly to withdraw (or qualify or modify in any manner adverse to the Company), the Parent Board Recommendation, (B) take any action to exempt any person (other than the Buyer Entities and their Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute), or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Takeover Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or cause or allow Parent or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Parent Takeover Proposal, or requiring, or reasonably expected to cause, Parent to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Parent to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 4.03(b)). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval and other than in connection with a Parent Takeover Proposal, if the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Parent may make a Parent Adverse Recommendation Change; provided, that Parent has provided the Company five business days’ prior written notice advising the Company that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d) Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, if the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (i) an unsolicited bona fide written Parent Takeover Proposal made after the date of this Agreement and not the result of a breach of this Section 4.03 constitutes a Superior Parent Proposal and (ii) the failure to approve or recommend such Superior Parent Proposal would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Parent may, subject to compliance with this Section 4.03(d), cause Parent to terminate this Agreement in order to enter into a definitive agreement relating to such Parent Takeover Proposal that constitutes a Superior Parent Proposal after paying the Parent Termination Fee in accordance with Section 5.06(c). Parent shall provide the Company with five business days’ prior written notice in the form of a Notice of Superior Proposal. A Notice of Superior Proposal shall advise the Company that the Board of Directors of Parent has received a Superior Parent Proposal and shall include any information and materials required to be delivered under Section 4.03(e) that have not yet been provided to the Company (including the most recent version of any written agreement relating to the transaction that constitutes a Superior Parent Proposal or, if no such written agreement exists, a written summary of the material terms and conditions of such Superior Parent Proposal). If the Company, within the Notice Period, makes an offer that, as determined in good faith by the Board of Directors of Parent (after consultation with outside counsel and a financial advisor of nationally recognized reputation) results in the applicable Parent Takeover Proposal no longer being a Superior Parent Proposal, then Parent shall have no right to terminate this Agreement pursuant to Section 7.01(h) as a result of such Parent Takeover Proposal. If the Company shall not have made such an offer within the Notice Period, then, within five business days following the expiration of such Notice Period, the Board of Directors of Parent may cause Parent to terminate this Agreement pursuant to Section 7.01(h) in order to enter into a definitive agreement relating to such Parent Takeover Proposal that constitutes a Superior Parent Proposal after paying the Parent Termination Fee in accordance with Section 5.06(c). During the Notice Period, Parent shall and shall cause its representatives, including its financial advisors and outside counsel, to negotiate in good faith with the Company and its representatives (to the extent the Company desires to negotiate) with respect to any offer from the Company. Any (A) material revisions to the terms of a Superior Parent Proposal or (B) material revisions to a Parent Competing Proposal that the Board of Directors of Parent had determined no longer constitutes a Superior Parent Proposal, shall constitute a new Parent Competing Proposal and shall require Parent to deliver to the Company a new Notice of Superior Proposal and a new Notice Period shall commence thereafter. Except after compliance with the procedures set forth in this Section 4.03(d), Parent shall have no right to terminate this Agreement pursuant to Section 7.01(h).

(e) In addition to the obligations of Parent set forth in paragraphs (a), (b), (c) and (d) of this Section 4.03, Parent shall promptly (and in any event within 48 hours) advise the Company orally and in writing of any Parent Takeover Proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions thereof (including any changes thereto) and the identity of the person making any such inquiry, proposal, request for discussions or Parent Takeover Proposal. Parent shall (i) keep the Company promptly informed in all material respects of the status and details (including any change to the terms thereof) of any inquiry, proposal, request for discussions or Parent Takeover Proposal and (ii) provide to the Company as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all correspondence and other written material exchanged between Parent or any of its Subsidiaries and any person that describes any of the terms or conditions of any inquiry, proposal, request for discussions or Parent Takeover Proposal.

(f) Nothing contained in this Section 4.03 shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Board of Directors of Parent (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Parent or the Board of Directors of Parent or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.03(c).

(g) For the avoidance of doubt, the parties agree that none of the actions contemplated or permitted by this Agreement (including this Section 4.03) shall constitute a breach or violation of the Confidentiality Agreement by the Company, its Affiliates or representatives.

(h) For purposes of this Agreement:

“Parent Takeover Proposal” means any proposal or offer (whether or not in writing) from any person other than the Buyer Entities and their Affiliates, with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and Parent Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of Parent Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Parent Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of Parent Common Stock or substantially all of the assets of Parent and Parent Subsidiaries, taken as a whole, (i) which the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable, from a financial point of view, to the holders of Parent Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by the Company to the terms of this Agreement) and the failure of the Board of Directors of Parent to approve or recommend such Parent Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, (ii) the financing of which is fully committed and (iii) that is reasonably likely to be completed on the terms set forth in such offer, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meetings. (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of each of Parent and the Company relating to the Parent Stockholders Meeting and the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Parent and the Company shall furnish all information concerning such person and its Affiliates required to be included in the Joint Proxy Statement and Form S-4 and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. Each of Parent and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy

Statement and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Merger Consideration for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Parent and the Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the Stock Issuance.

(b) If, prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, on the one hand, or the Company or any of its Subsidiaries, on the other hand, or any change occurs with respect to other information supplied by Parent or the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent or the Company, as the case may be, shall promptly notify the other of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s stockholders. Nothing in this Section 5.01(b) shall limit the obligations of any party under Section 5.01(a).

(c) Subject to Section 5.01(e), the Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company shall (i) through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Joint Proxy Statement, (ii) use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as soon as practicable after the Form S-4 becomes effective, (iii) hold the Company Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (iv) use its reasonable best efforts to solicit the Company Stockholder Approval, subject, in the case of clauses (i) and (iv), to the ability of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to Section 4.02(c).

(d) Subject to Section 5.01(e), Parent shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval. Parent shall (i) through its Board of Directors, recommend to its stockholders approval of the Charter Amendment and the Stock Issuance and shall include such recommendation in the Joint Proxy Statement, (ii) use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as soon as practicable after the Form S-4 becomes effective, (iii) hold the Parent Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (iv) use its reasonable best efforts to solicit the Parent Stockholder Approval, subject, in the case of clauses (i) and (iv), to the ability of the Board of Directors of Parent to make a Parent Adverse Recommendation Change pursuant to Section 4.03(c).

(e) The Company and Parent shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting (i) on the same day at substantially the same time and (ii) unless otherwise mutually agreed by the Company and Parent, after entrance into a consent decree, or earlier expiration or termination of any waiting periods under the HSR Act.

SECTION 5.02. Access to Information; Confidentiality. Subject to applicable Law, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and to the other party’s officers, employees, accountants, counsel, consultants, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its and its Subsidiaries’ properties, books and records, financial and operating data and other information, and to its and its Subsidiaries’ officers and employees, and use its reasonable best efforts to cause its and its Subsidiaries’ accountants, counsel, consultants, financial advisors and other representatives to provide such access, in each case to whom such other party reasonably requests access, and, during such period, each of the Company and Parent shall, and shall cause its Subsidiaries to, furnish, as promptly as practicable, to the other party all information concerning its and its Subsidiaries’ business, properties and personnel as such other party may reasonably request and shall cause its and its Subsidiaries’ respective accountants, consultants and other representatives to provide access to its work papers (subject, in the case of work papers, to the execution of customary documentation reasonably requested by the auditors (it being agreed, however, that the foregoing shall not permit any party or any of its representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, none of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to or disclose information where such party reasonably determines that such access or disclosure would jeopardize the attorney-

client privilege of such party or any of its Subsidiaries or contravene any Law or any Contract to which such party or any of its Subsidiaries is a party; provided, that each party shall use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of January 3, 2011, between Parent and the Company (as such agreement may be amended from time to time, the “Confidentiality Agreement”) and except for disclosure by the Buyer Entities reasonably necessary to comply with customary practice in connection with obtaining the Financing, each of Parent and the Company shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, all information received, directly or indirectly, from the other party or its representatives in confidence in accordance with the Confidentiality Agreement.

SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to, consummate and make effective, as promptly as is reasonably practical under the circumstances, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as is reasonably practical under the circumstances provided, however, nothing herein shall limit the right of Parent to enter into Timing Agreements pursuant to Section 5.03(c), (ii) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary, proper or advisable registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Merger under the Company Material Contracts and Company Real Property Leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) In connection with and without limiting Section 5.03(a), each of Parent and the Company and their respective Boards of Directors shall (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated, as promptly as is reasonably practical under the circumstances.

(c) In connection with and without limiting Section 5.03(a), promptly following the execution and delivery by the parties to this Agreement, Parent and the Company shall enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger and the other transactions contemplated by this Agreement, so as to enable the Closing to occur as promptly as is reasonably practical under the circumstances, provided, however, nothing herein shall limit the right of Parent to enter into Timing Agreements pursuant to this Section 5.03(c). To the extent necessary in order to accomplish the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Parent, the Company or any of their respective Subsidiaries of any portion of their respective business, properties or assets; (a “Divestiture Action”); provided, however, notwithstanding the foregoing or anything herein to the contrary, the parties shall not have any obligation to propose, negotiate, commit to or effect any Divestiture Action that would have a material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (a “MAE Burdensome Condition”); provided further, however, that no party shall be required pursuant to this Section 5.03(c) to propose, commit to or effect any action that is not conditioned upon the consummation of the Merger. If the actions taken pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 6.01(b), 6.02(e) or 6.03(e) being satisfied, then each of Parent and the Company shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity or private party to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity or action by any private party to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or private party in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 6.01(b), 6.02(e) or 6.03(e) not to be satisfied. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right to determine and direct the strategy and process (including all timing, substantive matters and decisions to propose, negotiate, commit to or effect any Divestiture Action) by which the parties will seek required consents, approvals, clearances, waivers, waiting period expirations and terminations and removal of all impediments (including all elements of any suit, action or other legal proceeding and communications with Governmental Entities), in each case under the HSR Act or any other Antitrust Law, including the right to enter into reasonable timing agreements with Governmental Entities as customary in reviews under the HSR Act and other Antitrust Laws (“Timing Agreements”); provided, however that Parent shall use its reasonable best efforts to regularly consult with the Company and keep the Company reasonably informed of such strategy and process and the results thereof.

(d) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as reasonably practicable after the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary, proper or advisable registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other Antitrust Law;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing;

(iii) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 5.03(c)), and permit the other to review and discuss in advance, and consider in good faith the views of, and use its reasonable best efforts to secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act) and not enter into any agreement with such Governmental Entities or other authorities not to consummate the Merger or any of the other transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement), provided, however, nothing herein shall limit the right of Parent to enter into Timing Agreements pursuant to Section 5.03(c); and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 5.03(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, provided that such material may be redacted as necessary (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns and (3) to comply with applicable Law.

(e) Immediately following the execution and delivery of their Agreement by each of the parties hereto, Parent, as sole stockholder of MergerCo, will adopt this Agreement.

SECTION 5.04. Benefit Plans. (a) For a period commencing at the Effective Time and ending on December 31, 2012, Parent shall, and shall cause the Surviving Corporation to, provide employees of the Company and its Subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Company Employees”) with compensation and employee benefits that are no less favorable in the aggregate than the compensation and employment benefits provided to such Company Employees immediately prior to the Effective Time.

(b) Parent shall, and shall cause the Surviving Corporation to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder including any rights or benefits arising as a result of the transactions contemplated under this Agreement (either alone or in combination with any other event, including termination of employment), and Parent hereby agrees and acknowledges that the consummation of the Merger constitutes a “change of control” or a “change in control”, as the case may be, for all purposes under the Company Benefit Plans and Company Benefit Agreements.

(c) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall cause the Surviving Corporation to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) The provisions of this Section 5.04 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.04. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. No provision in this Agreement shall modify or amend any Company Benefit Plan or Company Benefit Agreement unless this Agreement explicitly states that the provision “amends” such Company Benefit Plan or Company Benefit Agreement. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan or Company Benefit Agreement. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan or Company Benefit Agreement and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is, or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or entered into after the date hereof (i) with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice or (ii) with Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement or indemnification provisions in any Benefit Agreements included as an exhibit in the Company Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party without the consent of such Indemnified Party.

(b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company is or is threatened to be, made a party in his or her capacity as a director or officer of the Company, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent the Company would have been permitted to do so under applicable Law (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL), each such Indemnified Party in his or her capacity as a director or officer of the Company or any of its Subsidiaries, or any of their respective predecessors, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Claim to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking in favor of Parent and the Surviving Corporation of a type contemplated by the Company Certificate of Incorporation), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, arising out of, or pertaining to (i) the fact that such an Indemnified Party was a director (including in a capacity as a member of any committee of the Board of Directors of the Company) or officer of the Company, any of its Subsidiaries or any of their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) Parent shall cause the Surviving Corporation to obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies, in a form reasonably acceptable to the Company, in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Parent shall not be required to pay an aggregate premium in excess of 200% of the annual premium paid as of the date hereof by the Company for such policies in effect on the date of this Agreement (the “Premium Cap”); provided, further, that if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate premium in excess of the Premium Cap, the Surviving Corporation shall only be required to obtain as much tail coverage as can be obtained by paying an aggregate premium equal to the Premium Cap.

(d) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or is dissolved, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.

(e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. This provision of this Section 5.05 shall survive the consummation of the Merger.

SECTION 5.06. Fees and Expenses. (a) Except as provided in Sections 5.06(b) through (e), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(g), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(i) or 7.01(k), or (iii) (A) after the date of this Agreement, and prior to the Company Stockholders Meeting, a Company Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholder Approval has not been obtained) or by Parent pursuant to Section 7.01(c) or 7.01(e) (to the extent such breach does not relate solely to a breach of any representation or warranty in this Agreement) and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement to consummate a Company Takeover Proposal, a Company Takeover Proposal is consummated or the Company’s Board of Directors recommends a Company Takeover Proposal, then the Company shall pay to the Buyer Entities an aggregate amount equal to $251 million (the “Company Termination Fee”) by wire transfer of same-day funds in the case of a payment required by (1) clause (i) above, concurrently with the termination of this Agreement, (2) clause (ii) above, on the business day following the date of termination of this Agreement and (3) clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C). For purposes of this Section 5.06(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(h), except that all references to 20% therein shall be deemed to be references to 50%. The parties understand and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(h), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(j) or Section 7.01(l) or (iii) (A) after the date of this Agreement and prior to the Parent Stockholders Meeting, a Parent Takeover Proposal shall have been made to Parent or shall have been made directly to the stockholders of Parent or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by either Parent or by the Company pursuant to Section 7.01(b)(i) (but only if the Parent Stockholder Approval has not been obtained) or by the Company pursuant to Section 7.01(d) or 7.01(f) (to the extent such breach does not relate solely to a breach of any representation or warranty in this Agreement) and (C) within 12 months after such termination, the Buyer Entities or any of their respective Subsidiaries enter into a definitive agreement to consummate a Parent Takeover Proposal, Parent Takeover Proposal is consummated or Parent’s Board of Directors recommends a Parent Takeover Proposal, then the Buyer Entities shall jointly and severally pay to the Company an aggregate amount equal to $252 million (the “Parent Termination Fee”)

by wire transfer of same-day funds in the case of a payment required by (1) clause (i) above, concurrently with the termination of this Agreement, (2) clause (ii) above, on the business day following the date of termination of this Agreement and (3) clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C). For purposes of this Section 5.06(c), the term “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 4.03(h), except that all references to 20% therein shall be deemed to be references to 50%. The parties understand and agree that (x) in no event shall the Buyer Entities be required to pay the Parent Termination Fee on more than one occasion, (y) in the event the Parent Vote Down Termination Fee has already been paid under Section 5.06(e), the Buyer Entities shall be entitled to credit the amount of the Parent Vote Down Termination Fee paid against the amount of the Parent Termination Fee it is required to pay under this Section 5.06(c), and (z) in no event shall the Buyer Entities be required to pay the Parent Termination Fee if the Funding Failure Termination Fee has already been paid.

(d) In the event that this Agreement has been terminated by the Company pursuant to Section 7.01(m), on the business day following such termination the Buyer Entities shall jointly and severally pay to the Company an aggregate amount equal to $360 million (the “Funding Failure Termination Fee”) by wire transfer of same-day funds. The parties understand and agree that (x) in no event shall the Buyer Entities be required to pay the Funding Failure Termination Fee on more than one occasion, and (y) in no event shall the Buyer Entities be required to pay the Funding Failure Termination Fee if the Parent Termination Fee or the Parent Vote Down Termination Fee has already been paid.

(e) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.01(d), then the Buyer Entities shall jointly and severally pay to the Company an aggregate amount equal to $72 million (the “Parent Vote Down Termination Fee”) by wire transfer of same-day funds on the business day following the date of termination of this Agreement. The parties understand and agree that (x) in no event shall the Buyer Entities be required to pay the Parent Vote Down Termination Fee on more than one occasion and (y) in no event shall the Buyer Entities be required to pay the Parent Vote Down Termination Fee if the Parent Termination Fee or the Funding Failure Termination Fee has already been paid.

(f) The parties hereto acknowledge and agree that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not have entered into this Agreement. If the Company fails to pay the Company Termination Fee pursuant to Section 5.06(b), or if Parent fails to pay the Parent Termination Fee pursuant to Section 5.06(c), the Funding Failure Termination Fee pursuant to Section 5.06(d) or the Parent Vote Down Termination Fee pursuant to Section 5.06(e), in each case pursuant to this Section 5.06 when due, and, in order to obtain such payment, any other party hereto commences a suit that results in a judgment against such party for the Company Termination Fee, the Parent Termination Fee, the Funding Failure Termination Fee or the Parent Vote Down Termination Fee,

as the case may be, such party shall pay to such other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee, the Parent Termination Fee, the Funding Failure Termination Fee or the Parent Vote Down Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

(g) Notwithstanding anything to the contrary in this Agreement, if the Buyer Entities fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a) (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) solely as a result of a breach by the Lenders of their obligation to make available to Parent and MergerCo the full amount of the Financing Commitment (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements), then the Company’s and its Affiliates’ (other than Parent and its Subsidiaries) sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Buyer Entities, their Affiliates, the Lenders and their respective assignees for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Funding Failure Termination Fee, in each case, only to the extent provided by Section 5.06(d), and none of the Buyer Parties, their Affiliates, the Lenders or their respective assignees will have any liability or obligation to the Company or any of its Affiliates (other than Parent and its Subsidiaries) relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The Lenders and their affiliates are express third party beneficiaries of this Section 5.06(g).

SECTION 5.07. Public Announcements. The Buyer Entities and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Stockholder Litigation. The Company shall give the Buyer Entities the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Buyer Entities (such consent not to be unreasonably withheld, conditioned or delayed). The Buyer Entities shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.09. Financing. (a) Each of the Buyer Entities shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment (or on other terms acceptable to Parent, provided such terms do not contain any conditions to funding on the Closing Date that are not set forth in the Financing Commitment and would not otherwise reasonably be expected to impair or delay the consummation of the Financing), (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions to obtaining the Financing set forth in the Financing Commitment and (iii) to consummate the Financing contemplated by the Financing Commitment at or prior to the Closing, including using its reasonable best efforts to cause the Lenders and the other persons providing such Financing to fund the Financing required to consummate the Merger at the Closing (including by taking enforcement action to cause such Lenders and other persons providing such Financing to fund such Financing). In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitment, Parent shall promptly notify the Company, and Parent shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable the Buyer Entities to consummate the transactions contemplated by this Agreement and that are approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Parent shall deliver to the Company true and complete copies of all agreements (other than any fee letters and engagement letters) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with any portion of the Financing. Each of the Buyer Entities shall refrain (and shall cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitment or in any definitive agreement related to the Financing. None of the Buyer Entities shall agree, without the Company’s prior written consent, to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Financing Commitment if such amendment, supplement, modification or waiver (x) reduces the aggregate amount of the Financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (III) adversely impact the ability of each of the Buyer Entities to enforce its rights against other parties to the Financing Commitment or the definitive agreements relating to the Financing. Parent shall keep the Company informed on a current basis of the status of its efforts to obtain the Financing, provide the Company copies of all documents related to the Financing and give the Company prompt notice of any material breach by any party to the Financing Commitment of which Parent becomes aware or any termination of the Financing Commitment. The parties shall use their respective reasonable best efforts to market the Financing concurrently with the solicitation of proxies in connection with the Company Stockholders Meeting and the Parent Stockholders Meeting, subject to the concurrence of the underwriters and lead arrangers that doing so will not adversely affect the marketing of the Financing or any debt tenders or consent solicitations, with the objective of completing the Merger as promptly as practicable after the date of the Company Stockholders Meeting and the Parent Stockholders Meeting.

(b) The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their representatives to provide such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence and sessions with the financing sources, investors and rating agencies, (ii) furnishing Parent and the financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Financing, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information) and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time or times the Financing is to be consummated, including all of the information and data related to the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraphs 2, 3, 5a and 5b of Exhibit D of the Financing Commitment and appropriate comparable information if a portion of the Financing is consummated prior to the Closing Date (information and data required to be delivered pursuant to this clause (ii) being referred to as the “Required Financial Information”), (iii) assisting Parent and its financing sources in the preparation of documents and materials (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and other informational and marketing materials and documents for any portion of the Financing, (B) documents relating to the redemption of or tender offer for the Company’s 6.875% Senior Notes due 2013 (the “6.875% Senior Notes”), (C) documents relating to the tender offer for the Company’s 3.25% Convertible Senior Notes due 2015 (the “3.25% Convertible Notes”), (D) documents relating to the redemption of or tender offer for the Company’s 2.25% Convertible Senior Notes due 2024 (the “2.25% Convertible Notes” and, together with the 3.25% Convertible Notes, the “Convertible Notes”), and (E) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and the financing sources for any portion of the Financing, (v) executing and delivering any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by the Parent; provided that no such pledge or security document shall be effective prior to the Effective Time, (vi) obtaining customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the Financing, (vii) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent and (viii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing; provided that (I) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with the Financing or any Alternative Financing prior to the Effective Time, (II) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (III) all non-public or otherwise confidential information regarding the Company obtained by the Buyer Entities or their representatives pursuant to this Section 5.09(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential syndicate members during syndication, other potential Lenders or potential participants, subject to customary confidentiality undertakings by such potential syndicate members, other potential Lenders or potential participants, and except as may be permitted by applicable securities and other laws (to the extent such party is advised by counsel that such disclosure is so required), and (IV) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent (x) shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorney’s fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation, (y) acknowledges and agrees that the Company, its Subsidiaries and their respective representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any Alternative Financing and (z) shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(c) For the avoidance of doubt, the Buyer Entities acknowledge that, subject to the conditions set forth herein and compliance by the Company with its obligations under Section 5.09(b), the Buyer Entities’ obligations to consummate the transactions contemplated by this Agreement on the terms set forth herein are not conditioned upon the availability or consummation of the Financing or receipt of the proceeds therefrom and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to Section 5.06(g), Section 8.10(b) and the applicable conditions set forth in Sections 6.01 and 6.02.

SECTION 5.10. Stock Exchange Listing. Parent shall take all actions necessary to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

SECTION 5.11. [Reserved].

SECTION 5.12. Certain Tax Matters. (a) The Company and the Buyer Entities shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that, except to the extent contemplated by Section 2.01(d), no party will be required to agree to any such amendment). The Company and the Buyer Entities will each report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

(b) The Company and the Buyer Entities shall each use its reasonable best efforts to obtain the tax opinions described in Sections 6.02(c) and 6.03(c), including by causing its officers to execute and deliver to the law firms delivering such tax opinion certificates substantially in the form attached hereto as Exhibit B at such time or times as may reasonably be requested by such law firms, including the date on which the Form S-4 is filed and the Closing Date. The Company and the Buyer Entities shall each use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 5.12(b).

SECTION 5.13. Actions with Respect to Certain Indebtedness. (a) The Company and Parent shall enter into a supplemental indenture in respect of the 3.25% Convertible Notes issued pursuant to the Indenture dated as of August 12, 2008, between the Company, the guarantors party thereto and Wilmington Trust Company, as trustee, as amended or supplemented to the date of this Agreement (the “3.25% Convertible Notes Indenture”) containing the provisions required by the 3.25% Convertible Notes Indenture, including a provision that, at the Effective Time, (i) each outstanding 3.25% Convertible Note shall no longer be convertible into shares of Company Common Stock and shall be convertible solely into the Merger Consideration and other payments under Article II that the holder of such 3.25% Convertible Note would have received pursuant to the Merger if such holder had converted such 3.25% Convertible Note immediately before the Effective Time into Company Common Stock, pursuant to a Collective Election (as defined in the 3.25% Convertible Notes Indenture in effect on the date hereof) and (ii) Parent assumes all the obligations of the Company under the 3.25% Convertible Notes, any coupons appertaining thereto and the 3.25% Convertible Notes Indenture.

(b) The Company and Parent shall enter into a supplemental indenture in respect of the 2.25% Convertible Notes (together with the 3.25% Convertible Notes, the “Company Convertible Notes”) issued pursuant to the Indenture dated as of May 29, 2003, between the Company, A.T. Massey Coal Company, Inc. and Wilmington Trust Company, as trustee, as amended or supplemented to the date of this Agreement

(the “2.25% Convertible Notes Indenture” and, together with the 3.25% Convertible Notes Indenture, the “Company Convertible Notes Indentures”) containing the provisions required by the 2.25% Convertible Notes Indenture, including a provision that, at the Effective Time, (i) each outstanding 2.25% Convertible Note shall no longer be convertible into shares of Company Common Stock and shall be convertible solely into the Merger Consideration and other payments under Article II that the holder of such 2.25% Convertible Note would have received pursuant to the Merger if such holder had converted such 2.25% Convertible Note immediately before the Effective Time into Company Common Stock and (ii) Parent assumes all the obligations of the Company under the 2.25% Convertible Notes, any coupons appertaining thereto and the 2.25% Convertible Notes Indenture.

SECTION 5.14. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or restraint issued by any Federal or state court of competent jurisdiction or Governmental Entity (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

(c) Listing. The shares of Parent Common Stock issuable as Stock Merger Consideration pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking any stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the Stock Issuance.

SECTION 6.02. Conditions to Obligations of the Buyer Entities. The obligations of the Buyer Entities to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent (on behalf of itself and MergerCo) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (except for the representations and warranties set forth in the first sentence of Section 3.01(a) (Organization) (solely with respect to the Company), Section 3.01(c) (Capital Structure), Section 3.01(d) (Authority), the first sentence of Section 3.01(h) (Absence of Certain Changes), Section 3.01(u) (Voting Requirements), Section 3.01(v) (State Takeover Statutes), Section 3.01(w) (Brokers and Other Advisors) and Section 3.01(x) (Opinions of Financial Advisors) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) the representations and warranties contained in the first sentence of Section 3.01(a) (Organization) (solely with respect to the Company), Section 3.01(d) (Authority), Section 3.01(u) (Voting Requirements), Section 3.01(v) (State Takeover Statutes), Section 3.01(w) (Brokers and Other Advisors) and Section 3.01(x) (Opinions of Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); (iii) the representations and warranties contained in Section 3.01(c) (Capital Structure), shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); and (iv) the representations and warranties contained in the first sentence of Section 3.01(h) (Absence of Certain Changes), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing.

(c) Tax Opinion. Parent shall have received the opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel to Parent, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the

Intended Tax Treatment. In rendering such opinion, counsel to Parent shall have received and may rely upon the certificates and representations referred to in Section 5.12(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(e) HSR Act and Other Antitrust Laws. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, or under any other applicable Antitrust Law, shall have been terminated or shall have expired without the imposition of a MAE Burdensome Condition.

(f) Officers Certificate. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(d).

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer Entities set forth in this Agreement (except for the representations and warranties set forth in the first sentence of Section 3.02(a) (Organization) (solely with respect to the Buyer Entities), Section 3.02(c) (Capital Structure), Section 3.02(d) (Authority), the first sentence of Section 3.02(h) (Absence of Certain Changes), Section 3.02(u) (Voting Requirements), Section 3.02(v) (State Takeover Statutes), Section 3.02(w) (Brokers and Other Advisors) and Section 3.02(x) (Available Funds) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect; (ii) the representations and warranties contained in the first sentence of Section 3.02(a) (Organization) (solely with respect to the Buyer Entities), Section 3.02(d) (Authority), Section 3.02(u) (Voting Requirements), Section 3.02(v) (State Takeover Statutes), Section 3.02(w) (Brokers and Other Advisors) and Section 3.02(x) (Available Funds) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); (iii) the representations and warranties contained in Section 3.02(c) (Capital Structure), shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); and (iv) the representations and warranties contained in the first sentence of Section 3.02(h) (Absence of Certain Changes), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Buyer Entities. The Buyer Entities shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by them or any of them under this Agreement by the time of the Closing.

(c) Tax Opinion. The Company shall have received the opinion of Cravath Swaine & Moore LLP, counsel to the Company, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, counsel to the Company shall have received and may rely upon the certificates and representations referred to in Section 5.12(b).

(d) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

(e) HSR Act and Other Antitrust Laws. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, or under any other applicable Antitrust Law, shall have been terminated or shall have expired without the imposition of a MAE Burdensome Condition.

(f) Officers Certificate. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(d).

SECTION 6.04. Frustration of Closing Conditions. None of the Company or the Buyer Entities may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or, in the case of either Buyer Entity, any other Buyer Entity) failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including, solely with respect to the Buyer Entities, the Financing, as required by and subject to Sections 5.03 and 5.09.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (with any termination by Parent constituting an effective termination by MergerCo):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of the Buyer Entities, either Buyer Entity) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii) if any Restraint having any of the effects set forth in Section 6.01(b) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to contest, resist or remove such Restraint in accordance with Section 5.03;

(c) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is not reasonably capable of being cured by the Outside Date or which the Company is not using its reasonable best efforts to cure (provided that no Buyer Entity is then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of either Buyer Entity contained herein that then fails to be true and correct such that the conditions set forth in Section 6.03(a) or 6.03(b) could not then be satisfied);

(f) by the Company, if either Buyer Entity breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of either Buyer Entity contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is not reasonably capable of being cured by the Outside Date or which the Buyer Entities are not using their respective reasonable best efforts to cure (provided that the Company is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Company contained herein that then fails to be true and correct such that the conditions set forth in Section 6.02(a) or 6.02(b) could not then be satisfied);

(g) by the Company, in accordance with Section 4.02(d);

(h) by Parent, in accordance with Section 4.03(d);

(i) by Parent (i) in the event that the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement distributed to its stockholders, (ii) during the ten business days following a Company Adverse Recommendation Change, or (iii) in the event that a tender offer or exchange offer that would, if consummated, constitute a Company Takeover Proposal shall have been commenced by a person unaffiliated with the Buyer Entities and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Board Recommendation, provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(i) if the Company Stockholder Approval is obtained at the Company Stockholders Meeting;

(j) by the Company (i) in the event that Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement distributed to its stockholders, (ii) during the ten business days following a Parent Adverse Recommendation Change, or (iii) in the event that a tender offer or exchange offer that would, if consummated, constitute a Parent Takeover Proposal shall have been commenced and Parent shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Parent Board Recommendation, provided that the Company shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(j) if the Parent Stockholder Approval is obtained at the Parent Stockholders Meeting;

(k) by Parent, in the event that the Company shall have committed a willful and material breach of its obligations or agreements contained in Section 4.02; or

(l) by the Company, in the event that either Buyer Entity shall have committed a willful and material breach of its obligations or agreements contained in Section 4.03; or

(m) by the Company, in the event that the Marketing Period has ended and all of the conditions set forth in Section 6.01 and 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and MergerCo have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a) as a result of a breach by the Lenders of their obligations to make available to Parent and MergerCo the full amount of the Financing Commitment (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements).

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, either Buyer Entity or the Lenders (or any of their respective Affiliates, officers, directors, employees or controlling persons), other than the provisions of Section 3.01(w) (Brokers and Other Advisors), Section 3.02(w) (Brokers and Other Advisors), the last sentence of Section 5.02 (Access to Information; Confidentiality), Section 5.06 (Fees and Expenses), clause (III) and the last sentence of Section 5.09(b) (Financing), this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, subject to such provisions, any such termination shall not relieve the Company or either Buyer Entity from liability for any willful and material breach hereof prior to such termination or relieve any Lenders from any liability to the Buyer Entities under the Financing Commitments. For purposes of this Agreement, “willful and material breach” shall mean a material breach or failure to perform an obligation or agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement. The Lenders and their Affiliates shall be express third party beneficiaries of this Section 7.02.

SECTION 7.03. Amendment. This Agreement may be amended by the Company and the Buyer Entities at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of MergerCo and the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by Law. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Buyer Entities, to:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 2345

Abingdon, Virginia 24212

Fax No.: (276) 623-4321

Attention: General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza

New York, New York 10006

Fax No.: (212) 225-3999

Attention: Jeffrey S. Lewis, Esq.

                 Matthew P. Salerno, Esq.

if to the Company, to:

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23621

Fax No.: (804) 788-1804

Attention: Richard R. Grinnan, Esq.

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Fax No.: (212) 474-3700

Attention: Minh Van Ngo, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

(c) “Code” means Internal Revenue Code of 1986, as amended;

(d) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Buyer Entities;

(e) “Company Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) relating to changes in Law or applicable accounting regulations or principles or authoritative interpretations thereof, (iii) relating to the coal mining industry generally, (iv) consisting of any change in the Company’s stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings projections, (v) relating to the suspension of trading generally on the New York Stock Exchange, (vi) relating to any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (vii) relating to the outcome of any litigation or other proceeding described in the Company Disclosure Letter or the Company Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Company Disclosure Letter or the Company Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature), (viii) relating to any outbreak or escalation of hostilities or war or any act of terrorism or (ix) relating to the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement; but only to the extent, in the case of clauses (i), (ii), (iii) or (viii), such change, effect, event, occurrence or state of fact does not materially, disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

(f) “Knowledge” means, with respect to any matter in question, (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 8.03(f) of the Company Disclosure Letter after due inquiry of the other executives and managers having primary responsibility for such matters and (ii) with respect to the Buyer Entities, the actual knowledge of any of the persons set forth in Section 8.03(f) of the Parent Disclosure Letter after due inquiry of the other executives and managers having primary responsibility for such matters;

(g) “Lenders” means the persons that have committed to provide or have otherwise entered into agreements in connection with the Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, together with their Affiliates, officers, directors, employees, agents and representatives and their successors and assigns;

(h) “Outside Date” means January 27, 2012; provided, that if on January 27, 2012, the condition set forth in Section 6.01(a) is not satisfied as a result of the requirements set forth in Section 5.01(e)(ii), but all other conditions set forth in Article VI are satisfied or would be satisfied if the Closing were to occur on such date, then Parent shall have the right, subject to the Company’s consent, not to be unreasonably withheld, to extend the Outside Date to April 30, 2012, so long as Parent provides written notice to the Company of its decision to exercise such right during the five business days preceding January 27, 2012 (it being understood that, in the event that the Outside Date is extended pursuant to this proviso, the parties will discuss in good faith appropriate adjustments to Section 4.01);

(i) “Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Buyer Entities to the Company;

(j) “Parent Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) relating to changes in Law or applicable accounting regulations or principles or authoritative interpretations thereof, (iii) relating to the coal mining industry generally, (iv) consisting of any change in Parent’s stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by Parent to meet published revenue or earnings projections, (v) relating to the suspension of trading generally on the New York Stock Exchange, (vi) relating to any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (vii) relating to the outcome of any litigation or other proceeding described in the Parent Disclosure Letter or the Parent Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Parent Disclosure Letter or the Parent Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature), (viii) relating to any outbreak or escalation of hostilities or war or any act of terrorism or (ix) relating to the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement; but only to the extent, in the case of clauses (i), (ii), (iii) or (viii), such change, effect, event, occurrence or state of fact does not materially, disproportionately impact Parent and its Subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

(k) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(l) a “Significant Subsidiary” means a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

(m) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person;

(n) “Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, elections and information returns and any amended Tax return relating to Taxes; and

(o) “Taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), unclaimed property, stamp, transfer (including real property transfer or gains), conveyance, severance, production, resource based, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”

and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever reference is made to “the transactions contemplated by this Agreement” such language shall be deemed to include, solely in the context of any representation, warranty, covenant, agreement or other obligation of either Buyer Entity hereunder, the Financing. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Any document, information or access provided or made available by or on behalf of the Company to one of the Buyer Entities shall be deemed, for purposes of this Agreement, to have been provided or made available to each of the Buyer Entities. The words “made available” shall mean made available in an electronic dataroom or website or in a physical dataroom, in each case to which the intended recipient or its representatives had access, or such item was otherwise available on the SEC’s public website (www.sec.gov).

SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement; Third-Party Beneficiaries. This Agreement (a) together with the Confidentiality Agreement (other than Sections 3, 8(a) (solely to the extent inconsistent with any provision of this Agreement, including Section 5.03 hereof) and 9 thereof), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreement (other than Sections 3, 8(a) (solely to the extent inconsistent with any provision of this Agreement, including Section 5.03 hereof) and 9 thereof) shall survive the execution and delivery of this Agreement, and (b) except, from and after the Effective Time, for Sections 2.02(c) and 5.05, is not intended to confer upon any person other than the parties hereto any legal or equitable rights. Notwithstanding the foregoing clause (b), the Lenders and their Affiliates shall be express third party beneficiaries of Sections 5.06(g), 7.02 and 8.12.

SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that the Buyer Entities may assign any or all of their rights and obligations under this Agreement to any wholly owned Subsidiary of Parent (except that no such assignment shall relieve either Buyer Entity of its obligations hereunder), provided further, that on and after the Closing Date, each of the Buyer Entities may assign all of its rights hereunder to its Lenders and debt providers for collateral security purposes only. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial. (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate the Merger and the Buyer Entities’ obligation to pay the aggregate Merger Consideration and enforce their rights under the Financing Commitment), in each case, in accordance with this Section 8.10 in the Delaware Court of Chancery or any Federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and MergerCo’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the Marketing Period has ended and all of the conditions set forth in Section 6.01 and 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) Parent and MergerCo fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a), (iii) the Lenders have not breached their obligations to make available to Parent and MergerCo the full amount of the Financing Commitment pursuant to the terms thereof (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements), and (iv) the Company has confirmed in a written notice delivered to Parent that if specific performance is granted and the Financing is funded, then the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 8.10 and the payment of the Funding Failure Termination Fee (only to the extent expressly permitted by Section 5.06), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Funding Failure Termination Fee.

(c) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

(d) EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12. Covered Claims. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any affiliate thereof arising out of or relating to (x) the Financing Commitment, any of the transactions contemplated by the Financing Commitment or the performance of services thereunder and (y) this Agreement or any of the transactions contemplated by this Agreement (each of the foregoing, a “Covered Claim”), shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) that it will not bring any Covered Claim, or permit any of its affiliates to bring any Covered Claim in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto agrees that, notwithstanding anything in this Agreement to the contrary, such party irrevocably waives any right to trial by jury in any Covered Claim. The Lenders and their affiliates are express third party beneficiaries of this Section 8.12.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, MergerCo, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MOUNTAIN MERGER SUB, INC.

by	/S/ KEVIN S. CRUTCHFIELD
Name: Kevin S. Crutchfield
Title: Chief Executive Officer

ALPHA NATURAL RESOURCES, INC.

by	/S/ KEVIN S. CRUTCHFIELD
Name: Kevin S. Crutchfield
Title: Chief Executive Officer

MASSEY ENERGY COMPANY

by	/S/ BAXTER F. PHILLIPS, JR.
Name: Baxter F. Phillips, Jr.
Title: Chief Executive Officer and President

ANNEX I

Index of Defined Terms

Term
2004 LTIP	Section 3.02(c)
2005 LTIP	Section 3.02(c)
2010 LTIP	Section 3.02(c)
2.25% Convertible Notes	Section 5.09(b)(iii)(D)
2.25% Convertible Notes Indenture	Section 5.13(b)
3.25% Convertible Notes	Section 5.09(b)(iii)(C)
3.25% Convertible Notes Indenture	Section 5.13(a)
6.875% Senior Notes	Section 5.09(b)(iii)(B)
Acquisition Agreement	Section 4.02(c)
Adjusted Option	Section 2.03(a)(i)
Affiliate	Section 8.03(a)
Agreement	Recitals
Alternative Financing	Section 5.09(a)
Antitrust Law	Section 3.01(e)
Appraisal Shares	Section 2.01(e)
Assumed Awards	Section 2.03(g)
business day	Section 8.03(b)
Buyer Entities	Recitals
Cash Merger Consideration	Section 2.01(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Charter Amendment	Section 3.02(d)
Claim	Section 5.05(b)
Closing	Section 1.02(a)
Closing Date	Section 1.02(a)
Code	Section 8.03(c)
Company	Recitals
Company 401(k) Plan	Section 3.01(c)
Company Adverse Recommendation Change	Section 4.02(c)
Company Benefit Agreement	Section 3.01(n)(vii)
Company Benefit Plan	Section 3.01(n)(vii)
Company Board Recommendation	Section 3.01(d)
Company Bylaws	Section 1.05(b)
Company Certificate of Incorporation	Section 1.05(a)
Company Common Stock	Section 2.01
Company Convertible Notes	Section 5.13(b)
Company Convertible Notes Indentures	Section 5.13(b)
Company Disclosure Letter	Section 8.03(d)
Company Employees	Section 5.04(a)
Company ERISA Affiliate	Section 3.01(n)(ii)
Company Filed SEC Documents	Section 3.01
Company Intellectual Property	Section 3.01(q)(i)

Term
Company Leased Real Property	Section 3.01	(p)(ii)(A)
Company Material Adverse Effect	Section 8.03	(e)
Company Material Contract	Section 3.01	(j)(vii)
Company Owned Intellectual Property	Section 3.01	(q)(ii)(A)
Company Owned Real Property	Section 3.01	(p)(i)
Company Pension Plan	Section 3.01	(n)(i)
Company Performance Restricted Cash Units	Section 3.01	(c)
Company Performance RSUs	Section 3.01	(c)
Company Performance Unit Award	Section 2.03	(i)(A)
Company Permitted Liens	Section 3.01	(p)(i)
Company Preferred Stock	Section 3.01	(c)
Company Real Property Lease	Section 3.01	(p)(ii)(A)
Company Restricted Cash Units	Section 3.01	(c)
Company Restricted Stock	Section 3.01	(c)
Company Restricted Stock Award	Section 2.03	(i)(B)
Company Restricted Unit Award	Section 2.03	(i)(C)
Company RSUs	Section 3.01	(c)
Company SEC Documents	Section 3.01	(f)(i)
Company Stock Awards	Section 3.01	(c)
Company Stock Options	Section 3.01	(c)
Company Stock Plans	Section 3.01	(c)
Company Stock Price	Section 2.03	(i)(D)
Company Stockholder Approval	Section 3.01	(a)
Company Stockholders Meeting	Section 5.01	(c)
Company Takeover Proposal	Section 4.02	(h)
Company Termination Fee	Section 5.06	(b)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01	(e)
Convertible Notes	Section 5.09	(b)(iii)(D)
Copyrights	Section 3.01	(q)(iii)
Covered Claim	Section 8.12
Deferred Directors’ Fees Program	Section 3.01	(c)
DGCL	Section 1.01
Director Fee Unit	Section 2.03	(i)(E)
Divestiture Action	Section 5.03	(c)
Effective Time	Section 1.03
Environmental Claims	Section 3.01	(l)
Environmental Law	Section 3.01	(l)
Equity Award Settlement Amount	Section 2.03	(i)(F)
ERISA	Section 3.01	(n)(vii)(A)
Exchange Act	Section 3.01	(e)
Exchange Agent	Section 2.02	(a)
Exchange Fund	Section 2.02	(a)
Exchange Ratio	Section 2.01	(c)

Term
Financing	Section 3.02(x)
Financing Commitment	Section 3.02(x)
Financing Sources	Section 3.02(x)
Form S-4	Section 3.01(e)
Funding Failure Termination Fee	Section 5.06(d)
GAAP	Section 3.01(f)(ii)
Governmental Entity	Section 3.01(e)
Hazardous Materials	Section 3.01(l)
HSR Act	Section 3.01(e)
Incentive Awards	Section 2.03(d)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(a)
Intellectual Property Rights	Section 3.01(q)(i)
Intended Tax Treatment	Recitals
IRS	Section 3.01(n)(i)
Joint Proxy Statement	Section 5.01(a)
Judgment	Section 3.01(e)
Knowledge	Section 8.03(f)
Law	Section 3.01(e)
Lenders	Section 8.03(g)
Liens	Section 3.01(b)
MAE Burdensome Condition	Section 5.03(c)
Marketing Period	Section 1.02(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCo	Recitals
MergerCo Common Stock	Section 2.01(a)
Multiemployer Plan	Section 3.01(n)(vii)(A)
Notice of Superior Proposal	Section 4.02(d)
Notice Period	Section 4.02(d)
Outside Date	Section 8.03(h)
Parent	Recitals
Parent Adverse Recommendation Change	Section 4.03(c)
Parent Benefit Agreement	Section 3.02(n)(vii)
Parent Benefit Plan	Section 3.02(n)(vii)
Parent Board Recommendation	Section 3.02(d)
Parent Bylaws	Section 3.02(e)
Parent Certificate of Incorporation	Section 3.02(e)
Parent Closing Price	Section 2.02(f)
Parent Common Stock	Recitals
Parent Convertible Notes	Section 3.02(c)
Parent Convertible Notes Indenture	Section 3.02(c)
Parent Disclosure Letter	Section 8.03(i)
Parent ERISA Affiliate	Section 3.02(n)(ii)

Term
Parent Filed SEC Documents	Section 3.02
Parent Intellectual Property	Section 3.02	(q)(i)
Parent Leased Real Property	Section 3.02	(p)(ii)
Parent Material Adverse Effect	Section 8.03	(j)
Parent Material Contract	Section 3.02	(j)(vii)
Parent Owned Intellectual Property	Section 3.02	(q)(ii)
Parent Owned Real Property	Section 3.02	(p)(i)
Parent Pension Plan	Section 3.02	(n)(i)
Parent Permitted Liens	Section 3.02	(p)(i)
Parent Preferred Stock	Section 3.02	(c)
Parent Real Property Lease	Section 3.02	(p)(ii)
Parent SEC Documents	Section 3.02	(f)(i)
Parent Stock Awards	Section 3.02	(c)
Parent Stock Plans	Section 3.02	(c)
Parent Stock Price	Section 2.03	(i)(G)
Parent Stockholder Approval	Section 3.02	(a)
Parent Stockholders Meeting	Section 5.01	(d)
Parent Takeover Proposal	Section 4.03	(h)
Parent Termination Fee	Section 5.06	(c)
Parent Vote Down Termination Fee	Section 5.06	(e)
PBGC	Section 3.01	(n)(iii)
Permits	Section 3.01	(k)(i)
person	Section 8.03	(k)
Post Signing Company Stock Option	Section 2.03	(b)(i)
Post Signing Company Unit Award	Section 2.03	(b)(ii)
Post Signing Performance Unit Award	Section 2.03	(b)(iii)
Premium Cap	Section 5.05	(c)
Proceeding	Section 3.01	(i)
Release	Section 3.01	(l)
Required Financial Information	Section 5.09	(b)
Restraints	Section 6.01	(b)
Rollover Exchange Ratio	Section 2.03	(i)(H)
Sarbanes-Oxley Act	Section 3.01	(f)(i)
SEC	Section 3.01
Section 262	Section 2.01	(e)
Securities Act	Section 3.01	(e)
Significant Subsidiary	Section 8.03	(l)
Stock Issuance	Section 3.02	(d)
Stock Merger Consideration	Section 2.01	(c)
Stock Plan	Section 3.02	(c)
Subsidiary	Section 8.03	(m)
Superior Company Proposal	Section 4.02	(h)
Superior Parent Proposal	Section 4.03	(h)
Surety Bonds	Section 3.01	(k)(iv)

Term
Surviving Corporation	Section 1.01
Taxes	Section 8.03	(o)
Tax Return	Section 8.03	(n)
Timing Agreement	Section 5.03	(c)
Voting Company Debt	Section 3.01	(c)
Voting Parent Debt	Section 3.02	(c)
willful and material breach	Section 7.02

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

MASSEY ENERGY COMPANY

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation is Massey Energy Company (hereinafter referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one thousand one hundred (1,100) shares of stock. One thousand (1000) shares shall be designated common stock (“Common Stock”). One hundred (100) shares shall be designated preferred stock (“Preferred Stock”), all of which are presently undesignated to a series. The Board of Directors of the Corporation is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto; including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.01.

FIFTH: The name and address of the incorporator is as follows:

Kenneth Blazejewski

c/o Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines,

ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (1) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(1) If a claim under the foregoing paragraph is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(2) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(3) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EXHIBIT B

Tax Certificate

[Letterhead of Parent]

[DATE]

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Representations Relating to the Tax Treatment of the Merger

Ladies and Gentlemen:

The undersigned, an officer of [Parent], a Delaware corporation (“Parent”), is making the representations in this letter on behalf of Parent in connection with the opinions to be delivered pursuant to Sections 6.02(c) and 6.03(c) of the Agreement and Plan of Merger dated as of [—], 2011 (the “Merger Agreement”), among Parent, [Company], a Delaware corporation (“Company”) and [MOUNTAIN MERGER SUB, INC.], a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”), and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 (the “Registration Statement”), each as amended or supplemented through the date hereof.

Pursuant to the Merger Agreement, MergerCo shall be merged with and into Company (the “Merger”) with Company surviving as a wholly owned subsidiary of Parent. Alternatively, if the direction of the Merger is reversed pursuant to section 2.01(d) of the Merger Agreement (the “Restructuring”), Company shall be merged with and into MergerCo with MergerCo continuing as the surviving entity, which may be a limited liability company if Parent so elects (such entity, “Surviving Entity”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

The undersigned, after due inquiry and investigation, hereby certifies and represents on behalf of Parent as follows:

1. The facts relating to the Merger as described in the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement are, insofar as those facts pertain to Parent and its subsidiaries, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement (without waiver or modification of any provisions thereof) and the descriptions contained in the Registration Statement. Other than those described or referenced in the Merger Agreement and the Registration Statement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of Parent, its affiliates or shareholders, on the one hand, and (b) any of Company, its affiliates or shareholders on the other hand, concerning the Merger or otherwise.

2. Unless a Restructuring occurs, shares of Company stock representing at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock will be exchanged solely for Parent voting stock pursuant to the Merger. For purposes of this representation, shares of Company stock exchanged for cash or other property provided, directly or indirectly, by Parent (including cash paid to dissenting stockholders) will be treated as outstanding Company stock on the Closing Date.

3. At least 40 percent of the aggregate consideration received by Company shareholders in the Merger will be comprised of Parent common stock (based on the fair market value of Parent common stock on the business day before the Merger Agreement was executed). For purposes of this representation, the aggregate consideration shall include payments, if any, made to dissenters in connection with the Merger.

4. Cash payments to be made to Company shareholders in lieu of fractional shares of Parent stock that would otherwise be issued to such holders in the Merger will be made solely for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent stock and will not represent separately bargained-for consideration. To the knowledge of Parent, the total cash consideration that will be paid in the Merger to holders of Company stock in lieu of fractional shares of Parent stock will not exceed one percent of the total consideration that will be issued in the Merger to Company shareholders. No Company shareholder, with the possible exception of shareholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in lieu of fractional shares of Parent stock in an amount equal to or greater than the value of one full share of Parent stock.

5. The fair market value of Parent stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of Company stock surrendered in the exchange, as determined by arm’s-length negotiations between the respective managements of Parent and Company.

6. None of the Parent stock that will be received in connection with the Merger by any Company employee or independent contractor who is also a shareholder of Company represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any Company employee or independent contractor who is also a shareholder of Company will be for services actually rendered (or to be rendered) and has been or will be determined by bargaining at arm’s length.

7. Except for expenses directly related to the Merger within the guidelines set forth in Revenue Ruling 73-54, 1973-1 C.B. 187, (i) Parent, MergerCo, Company and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the Merger, and (ii) neither Parent nor MergerCo has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any shareholder of Company, nor, for the avoidance of doubt, will Company stock be subject to any such liability.

8. To the knowledge of Parent, Company’s liabilities were incurred by Company in the ordinary course of its business.

9. Parent has no plan or intention to make any distributions after, but in connection with, the Merger to holders of Parent stock, other than dividends paid in the ordinary course of business.

10. Neither Parent nor, to the knowledge of Parent, any person related to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations has any plan or intention to reacquire or redeem any of its stock issued in the transaction, either directly or indirectly through any transaction, agreement or arrangement with any other person (including by derivative transactions such as equity swaps which would have the economic effect of an acquisition), except in connection with any plan or intention to purchase stock on the open market as part of a repurchase program consistent with Revenue Ruling 99-58, 1999-2 C.B. 701. For purposes of this representation, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

11. Following the Merger, Company (or Surviving Entity, as applicable) will continue to conduct Company’s coal business in a manner substantially similar to Company’s conduct of that business prior to the Merger.

12. At all times during MergerCo’s existence, Parent has directly owned all of the stock of MergerCo, and Parent will continue to own all such stock until the Merger. MergerCo is a direct, wholly owned subsidiary of Parent that was formed solely to effectuate the Merger. MergerCo (i) has not held and will not hold, at any time prior to the Merger, any assets (other than cash contributed by Parent upon incorporation) and (ii) has not conducted, and will not conduct at any time prior to the Merger, any business activities or other operations of any kind, other than any activities in connection with the Merger.

13. In the Merger, MergerCo will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities.

14. Parent will have control of Company immediately after the Merger. Parent has no plan or intention to, following the Merger, (i) cause or allow Company to issue additional shares of stock to any person other than Parent or (ii) take any other action (including issuing any rights to acquire stock in Company or transferring stock in Company to any other person) that could result in Parent losing control of Company. For purposes of this representation, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock. For purposes of this representation, all references to “Company” shall be deemed to refer to “Surviving Entity” in the case of a Restructuring.

15. After the Merger, Company will hold (i) to the knowledge of Parent, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to the Merger and (ii) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by MergerCo immediately prior to the Merger. Alternatively, if a Restructuring occurs, to the knowledge of Parent, MergerCo will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets of Company or MergerCo, as applicable, held immediately prior to the Merger: amounts, if any (i) used (or to be used) by Company or MergerCo to pay Merger expenses, (ii) paid (or to be paid) by Company or MergerCo to holders of shares of Company stock in lieu of fractional shares or pursuant to the exercise of dissenters’ rights under applicable laws, (iii) paid (or to be paid) by Company or MergerCo to redeem stock, securities, warrants, or options of Company as part of any overall plan of which the Merger is a part, and (iv) distributed (or to be distributed) by Company or MergerCo to the holders of Company stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Any dispositions of assets held by Company or MergerCo prior to the Merger which were made in contemplation of, or as part of, the Merger will be for fair market value, and the proceeds thereof will be retained by Company.

16. Parent has no plan or intention to (i) liquidate Company, (ii) merge Company with or into another corporation or other entity, (iii) otherwise dispose of the stock of Company, or (iv) cause Company to sell or otherwise dispose of any of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers permitted by both Section 368(a)(2)(C) and Section 1.368-2(k) of the Treasury Regulations. For purposes of this representation, all references to “Company” shall be deemed to refer to “Surviving Entity” in the case of a Restructuring.

17. At the Effective Time, the fair market value of the assets of Parent will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.

18. Neither Parent nor any of its subsidiaries owns or has owned within the last five years, directly or indirectly, more than 2,000 shares of stock or any debt securities of Company or any of its subsidiaries or any instrument giving the holder the right to acquire any such stock or debt securities.

19. The Merger is being undertaken for purposes of enhancing the business of Parent and for other good and valid business purposes of Parent.

20. There is no intercorporate indebtedness existing between Parent or any of its subsidiaries, on the one hand, and Company or any of its subsidiaries, on the other hand, that was issued, acquired, or will be settled at a discount.

21. Neither Parent nor MergerCo is under the jurisdiction of a court in a case under Title 11 of the United States Code or under any receivership, foreclosure or similar proceeding.

22. Neither Parent nor MergerCo is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv).

23. Neither Parent nor MergerCo has taken, agreed to take or failed to take any action, and does not know of any fact, agreement, plan or other circumstance the result of which is reasonably likely, in the aggregate, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a).

24. Neither Parent nor MergerCo (or Surviving Entity, as applicable) will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or any representations or certifications herein, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

25. The undersigned is authorized to make all the representations set forth herein on behalf of Parent, MergerCo and the management thereof.

The undersigned acknowledges that (i) your opinion will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. The undersigned further represents that, for purposes of rendering your opinion, you may consider each of the representations contained herein to be true, correct and complete without regard to any knowledge qualification.

Very truly yours,

Parent

By:
Title:

MergerCo

By:
Title

[Letterhead of Company]

[DATE]

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Representations Relating to the Tax Treatment of the Merger

Ladies and Gentlemen:

The undersigned, an officer of [Company], a Delaware corporation (“Company”), is making the representations in this letter on behalf of Company in connection with the opinions to be delivered pursuant to Sections 6.02(c) and 6.03(c) of the Agreement and Plan of Merger dated as of [—], 2011 (the “Merger Agreement”), among [Parent], a Delaware corporation (“Parent”), Company and [MOUNTAIN MERGER SUB, INC.], a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”), and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 (the “Registration Statement”), each as amended or supplemented through the date hereof.

Pursuant to the Merger Agreement, MergerCo shall be merged with and into Company (the “Merger”) with Company surviving as a wholly owned subsidiary of Parent. Alternatively, if the direction of the Merger is reversed pursuant to section 2.01(d) of the Merger Agreement (the “Restructuring”), Company shall be merged with and into MergerCo with MergerCo continuing as the surviving entity, which may be a limited liability company if Parent so elects (such entity, “Surviving Entity”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

The undersigned, after due inquiry and investigation, hereby certifies and represents on behalf of Company as follows:

1. The facts relating to the Merger as described in the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement are, insofar as those facts pertain to Company, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement (without waiver or modification of any provisions thereof) and the descriptions contained in the Registration Statement. Other than those described or referenced in the Merger Agreement and the Registration Statement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of Company, its affiliates or shareholders, on the one hand, and (b) any of Parent, its affiliates or shareholders on the other hand, concerning the Merger or otherwise.

2. All the outstanding shares of Company stock as of the date hereof consist of [103,300,348] shares of common stock, all of which are entitled to vote in elections of the Board of Directors. Company has not treated any other right or instrument, including any debt instrument, warrant, option or convertible security, as equity for U.S. Federal income tax purposes.

3. Unless a Restructuring occurs, shares of Company stock representing at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock will be exchanged solely for Parent voting stock pursuant to the Merger. For purposes of this representation, shares of Company stock exchanged for cash or other property provided, directly or indirectly, by Parent (including cash paid to dissenting stockholders) will be treated as outstanding Company stock on the Closing Date.

4. At least 40 percent of the aggregate consideration received by Company shareholders in the Merger will be comprised of Parent common stock (based on the fair market value of Parent common stock on the business day before the Merger Agreement was executed). For purposes of this representation, the aggregate consideration shall include payments, if any, made to dissenters in connection with the Merger.

5. Cash payments to be made to Company shareholders in lieu of fractional shares of Parent stock that would otherwise be issued to such holders in the Merger will be made solely for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent stock and will not represent separately bargained-for consideration. To the knowledge of Company, the total cash consideration that will be paid in the Merger to holders of Company stock in lieu of fractional shares of Parent stock will not exceed one percent of the total consideration that will be issued in the Merger to Company shareholders. No Company shareholder, with the possible exception of shareholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in lieu of fractional shares of Parent stock in an amount equal to or greater than the value of one full share of Parent stock.

6. The fair market value of Parent stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of Company stock surrendered in the exchange, as determined by arm’s-length negotiations between the respective managements of Parent and Company.

7. None of the compensation received (or to be received) by any Company employee or independent contractor who is also a shareholder of Company (including pursuant to any consulting agreement) represents separate consideration for, or is allocable to, any of their Company stock. None of the Parent stock that will be received in connection with the Merger by any Company employee or independent contractor who is also a shareholder of Company represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any Company employee or independent contractor who is also a shareholder of Company will be for services actually rendered (or to be rendered) and has been or will be determined by bargaining at arm’s length.

8. Except for expenses directly related to the Merger within the guidelines set forth in Revenue Ruling 73-54, 1973-1 C.B. 187, (i) Parent, MergerCo, Company and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the Merger, and (ii) to the knowledge of Company, neither Parent nor MergerCo has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any shareholder of Company, nor, for the avoidance of doubt, will Company stock be subject to any such liability.

9. Company’s liabilities were incurred by Company in the ordinary course of its business.

10. Company has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Merger to holders of Company’s stock, other than dividends paid in the ordinary course of business.

11. Neither Company nor, to the knowledge of Company, any person related to Company within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations has, either directly or indirectly through any transaction, agreement or arrangement with any other person (including by derivative transactions such as equity swaps which would have the economic effect of an acquisition), redeemed or acquired or has any plan or intention to redeem or acquire any Company stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

12. To the knowledge of Company, there is no plan or intention by the shareholders of Company to directly or indirectly sell (or otherwise transfer ownership) to Parent or any person related to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations any Parent stock received in the Merger. For purposes of this representation, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

13. Company has a “historic business” or significant “historic business assets”, in either case within the meaning of Section 1.368-1(d) of the Treasury Regulations. No assets of Company have been sold, transferred or otherwise disposed of that would prevent Parent from conducting Company’s coal business following the Merger.

14. At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent’s acquisition or retention of control of Company. For purposes of this representation, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock.

15. On the date of the Merger, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

16. After the Merger, Company will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to the Merger and (ii) to the knowledge of Company, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by MergerCo immediately prior to the Merger. Alternatively, if a Restructuring occurs, MergerCo will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets of Company or MergerCo, as applicable, held immediately prior to the Merger: amounts, if any (i) used (or to be used) by Company or MergerCo to pay Merger expenses, (ii) paid (or to be paid) by Company or MergerCo to holders of shares of Company stock in lieu of fractional shares or pursuant to the exercise of dissenters’ rights under applicable laws, (iii) paid (or to be paid) by Company or MergerCo to redeem stock, securities, warrants, or options of Company as part of any overall plan of which the Merger is a part, and (iv) distributed (or to be distributed) by Company or MergerCo to the holders of Company stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Any dispositions of assets held by Company or MergerCo prior to the Merger which were made in contemplation of, or as part of, the Merger will be for fair market value, and the proceeds thereof will be retained by Company.

17. There is no intercorporate indebtedness existing between Parent or any of its subsidiaries, on the one hand, and Company or any of its subsidiaries, on the other hand, that was issued, acquired, or will be settled at a discount.

18. Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code or under any receivership, foreclosure or similar proceeding.

19. Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv).

20. Company has not taken, agreed to take or failed to take any action, and does not know of any fact, agreement, plan or other circumstance the result of which is reasonably likely, in the aggregate, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a).

21. Company will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or any representations or certifications herein, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

22. The undersigned is authorized to make all the representations set forth herein on behalf of Company and the management thereof.

The undersigned acknowledges that (i) your opinion will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. The undersigned further represents that, for purposes of rendering your opinion, you may consider each of the representations contained herein to be true, correct and complete without regard to any knowledge qualification.

Very truly yours, Company
By:
Title

ANNEX B

FORM OF CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ALPHA NATURAL RESOURCES, INC.

The undersigned officer of Alpha Natural Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Alpha Natural Resources, Inc.

SECOND: Section (A) of Article IV: AUTHORIZED CAPITAL STOCK of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety:

A.	The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 410,000,000, which shall be divided into two classes as follows:

1.	400,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and

2.	10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the Delaware Code.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [            ] day of [            ], 2011.

ALPHA NATURAL RESOURCES, INC.

By:
Name:
Title:

B-1

ANNEX C

1585 Broadway 35th Floor New York, NY 10036

January 28, 2011

Board of Directors

Alpha Natural Resources, Inc.

One Alpha Place PO Box 2345

Abingdon, VA 24212

Members of the Board:

We understand that Massey Energy Company (“Massey” or the “Company”), Alpha Natural Resources, Inc. (the “Buyer”) and Mountain Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“MergerCo”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 28, 2011 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of MergerCo with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.625 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Company, MergerCo, the Buyer or any subsidiary of the Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) 1.025 shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”), and (ii) $10.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities:.

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

12)	Reviewed the Merger Agreement, the commitment letter from certain lenders dated January 28, 2011 (the “Commitment Letter”) and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance,: with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Company or the Buyer. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessments made by the Buyer and the Company and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have relied upon, without independent verification, the assessment by the management of the Buyer of the strategic rationale for the Merger. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities (including any potential liabilities resulting from any pending or potential litigation, for which we have assumed the accrued amounts provided by the Buyer are adequate) of the Company or the Buyer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley or one of its affiliates is providing or arranging financing for the Buyer in connection with the Merger and will receive fees in connection with such financing services upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer, and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage finds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Brian Healy

Brian Healy
Managing Director

ANNEX D

PERELLA WEINBERG PARTNERS
767 FIFTH AVENUE NEW YORK, NY 10153 PHONE: 212-287-3200 FAX:212-287-3201

January 28, 2011

The Board of Directors

Massey Energy Company

4 North 4th Street

Richmond, VA 23219

Members of the Board of Directors:

We understand that the Board of Directors of Massey Energy Company, a Delaware corporation (the “Company”), is considering a transaction whereby Alpha Natural Resources, Inc., a Delaware corporation (“Parent”), will acquire the Company by effecting a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (such Agreement and Plan of Merger, in the form of the draft referenced in numbered subparagraph 11 below, being referred to herein as the “Merger Agreement”), among Parent, Mountain Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“MergerCo”), and the Company, MergerCo will merge with and into the Company (the “Merger”) and as a result thereof (a) the Company will become a wholly-owned subsidiary of Parent, and (b) each outstanding share of the Company’s common stock, par value $0.625 per share (the “Company Common Stock”), other than Excluded Shares (as defined below), will be converted into the right to receive 1.025 fully paid and nonassessable shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock;” such number of shares, the “Stock Consideration”), and $10.00 in cash, without interest (together with the Stock Consideration, the “Merger Consideration”). As used herein, Excluded Shares mean Appraisal Shares (as defined in the Merger Agreement), and shares of Company Common Stock owned immediately prior to the effective time of the Merger by the Company, including as treasury stock, by Parent, MergerCo or any subsidiaries of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Director of the Company has requested our opinion as to the fairness, from a financial point of view, to the holders of the shares of Company Common Stock, other than holders of Excluded Shares (holders of shares of Company Common Stock other than holders of Excluded Shares, being the “Holders”), of the Merger Consideration to be received by such Holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company and Parent, including research analyst reports;

2.	reviewed certain internal financial statements, analyses and forecasts, and other financial data relating to the business of the Company, in each case, prepared by the Company’s management (the “Company Forecasts”);

3.	reviewed certain internal financial forecasts, and other financial data relating to the business of the Parent prepared by Parent and as provided by Parent to the Company (the “Internal Parent Forecasts”);

4.	reviewed certain publicly available forecasts prepared by Wall Street analysts relating to Parent (the “Parent Public Forecasts”);

5.	reviewed information relating to certain strategic, financial and operational benefits projected by management of the Company to result from the Merger, as approved for our use by the Company (“Synergies”);

6.	discussed the past and current business, operations, financial condition and prospects of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Parent;

7.	reviewed the pro forma financial impact of, among other things, the Merger on the future financial performance of Parent, including the potential impact on Parent’s estimated earnings per share;

8.	compared the financial performance of the Company and Parent with that of certain publicly-traded companies which we believe to be generally relevant;

9.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

10.	reviewed the historical trading prices and trading activity for the shares of Company Common Stock and Parent Common Stock, and compared such price and trading activity of the shares Company Common Stock and Parent Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

11.	reviewed the Cravath, Swaine & Moore LLP draft, dated January 28, 2011, of the Merger Agreement; and

12.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further assumed, with your consent, that information furnished by the Company for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts and Synergies, we have been advised by the management of the Company, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Parent Internal Forecasts and Parent Public Forecasts, we have assumed with your consent, that such forecasts are a reasonable basis upon which to evaluate the future financial performance of Parent and we have used both the Parent Internal Forecasts and Parent Public Forecasts in performing our analyses. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Parent, nor have we been furnished with any such valuations or appraisals. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification (including, without limitation, modification to the mix of Merger Consideration), waiver or delay and that the final executed Merger Agreement will not differ in any respect material to our analyses from the draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger.

We have also assumed that the Merger will receive the Intended Tax Treatment (as defined in the Merger Agreement). We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the Holders pursuant to the Merger Agreement. We have not been asked to offer, and we do not offer, any opinion as to any other term of the Merger Agreement or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. Except in connection with its engagement as financial advisor to the Company in connection with the process leading to the proposed Merger, during the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company or Parent or their respective affiliates for which they would expect to receive compensation. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Board of Directors of the Company acting in its capacity as such in connection with, and for the purposes of the Board of Directors’ evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any Holder or holder of shares of Parent Common Stock as to how to vote or otherwise act with respect to the proposed Merger or any other matter. This opinion does not in any manner address the prices at which the shares of Company Common Stock or Parent Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Merger Consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

ANNEX E

DGCL § 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Alpha is incorporated under the laws of the state of Delaware.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, Alpha’s restated certificate of incorporation in effect as of the date of this registration statement includes a provision eliminating the personal liability of Alpha’s directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions) or (iv) for transactions from which the director derives an improper personal benefit.

Pursuant to Section 145(a) of the DGCL, Delaware corporations may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable pursuant to Section 145(b) of the DGCL in the case of actions brought by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Additionally, the corporation must indemnify current or former officers or directors of the corporation if they are successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) or (b) of the DGCL.

Pursuant to Alpha’s restated certificate of incorporation and amended and restated bylaws in effect as of the date of this registration statement, Alpha must indemnify its directors and officers to the fullest extent permitted by Delaware law. Additionally, Alpha’s restated certificate of incorporation and amended and restated bylaws in effect as of the date of this registration statement provide that Alpha must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provided by Sections 145(a) and (b) of the DGCL is not exclusive of other indemnification that may be granted by a corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise, and Alpha’s restated certificate of incorporation and amended and restated bylaws in effect as of the date of this registration statement provide that the indemnification provisions in those governing documents are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Alpha has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements generally provide for Alpha to indemnify its directors and executive officers for expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed proceedings in which the person was involved by reason of the fact that he or she is or was an officer or director of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another entity, subject to certain terms, conditions and limitations set forth therein. In addition, Alpha maintains insurance on behalf of the directors and officers of Alpha insuring them against claims asserted against them in their capacities as directors or officers or arising out of such status.

Item 21.	Exhibits and Financial Statement Schedules

(a) See the Exhibit Index beginning on page II-[—] of this registration statement, which is incorporated herein by reference.

Item 22.	Undertakings

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) (ii) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the information statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, State of Virginia, on March 17, 2011.

ALPHA NATURAL RESOURCES, INC.

/s/ Kevin S. Crutchfield
By:	Kevin S. Crutchfield
Chief Executive Officer
Alpha Natural Resources, Inc.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin S. Crutchfield, Kurt D. Kost, Frank J. Wood and Vaughn R. Groves, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 17, 2011.

Signature	Title

/S/ KEVIN S. CRUTCHFIELD Kevin S. Crutchfield	Chief Executive Officer and Director (Principal Executive Officer)

/S/ FRANK J. WOOD Frank J. Wood	Executive Vice President and Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/S/ MICHAEL J. QUILLEN Michael J. Quillen	Chairman of the Board and Director

/S/ WILLIAM J. CROWLEY, JR. William J. Crowley, Jr.	Director

/S/ E. LINN DRAPER, JR. E. Linn Draper, Jr.	Director

/S/ GLENN A. EISENBERG Glenn A. Eisenberg	Director

/S/ P. MICHAEL GIFTOS P. Michael Giftos	Director

/S/ JOEL RICHARDS, III Joel Richards, III	Director

/S/ JAMES F. ROBERTS James F. Roberts	Director

/S/ TED G. WOOD Ted G. Wood	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of January 28, 2011, by and among Alpha Natural Resources, Inc., Mountain Merger Sub, Inc. and Massey Energy Company (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).#

3.1	Amended and Restated Certificate of Incorporation of Alpha (incorporated by reference to Exhibit 3.1 to Alpha’s Current Report on Form 8-K filed with the SEC on August 5, 2009, File No. 001-32331).

3.2	Amended and Restated Bylaws of Alpha (incorporated by reference to Exhibit 3.2 to Alpha’s Current Report on Form 8-K filed with the SEC on November 18, 2010, File No. 001-32331).

5.1	Opinion of Vaughn R. Groves, Esq., Executive Vice President, General Counsel and Secretary of Alpha, regarding the validity of the Alpha common stock being registered hereby.*

8.1	Form of opinion of Cleary Gottlieb Steen & Hamilton LLP regarding certain U.S. federal income tax aspects of the merger.

8.2	Form of opinion of Cravath, Swaine & Moore LLP regarding certain U.S. federal income tax aspects of the merger.

23.1	Consent of KPMG LLP, independent registered public accounting firm for Alpha.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Massey.

23.3	Consent of KPMG LLP, independent auditors for the Cumberland Resource Group.

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm for Foundation.

23.5	Consent of Vaughn R. Groves, Esq. (included in Exhibit 5.1 and incorporated herein by reference).*

23.6	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of its opinion filed as Exhibit 8.1).*

23.7	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 8.2).*

24.1	Power of Attorney (included on the signature pages hereto).

99.1	Form of Proxy Card for Alpha Special Meeting.*

99.2	Form of Proxy Card for Massey Special Meeting.*

99.3	Consent of Morgan Stanley & Co. Incorporated.

99.4	Consent of Perella Weinberg Partners LP.

99.5	Amended and Restated Commitment Letter, dated as of January 28, 2011, among Alpha Natural Resources, Inc., Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 99.1 to Alpha’s current report on Form 8-K filed with the SEC on February 25, 2011, File No. 001-32331).

#	Alpha agrees to furnish supplementally a copy of any omitted exhibits or schedules to the SEC upon request.
*	To be filed by Amendment.